Exhibit 99(a)-(1)

Siliconware Precision Industries Co., Ltd.

                , 2017

Shareholders of Siliconware Precision Industries Co., Ltd.

Re: Notice of Extraordinary General Meeting of Shareholders

Dear Shareholder:

You are cordially invited to attend an extraordinary general meeting of shareholders of Siliconware Precision Industries Co., Ltd. (the “Company”) to be held on                 , 2017 at          a.m. (Taipei time). The meeting will be held at Taichung Industrial Park Service Center Administrative Building, Floor 1, Conference Room 101, No. 2, Gongyecyu 5th Road, Situn District, Taichung City, Taiwan. The accompanying notice of the extraordinary general meeting and proxy statement provide information regarding the matters to be acted on at the extraordinary general meeting, including at any adjournment or postponement thereof.

At the extraordinary general meeting, you will be asked to consider and vote upon a proposal to approve the Joint Share Exchange Agreement dated June 30, 2016 (the “Joint Share Exchange Agreement”), between the Company and Advanced Semiconductor Engineering, Inc. (“ASE”) and to approve the transactions contemplated by the Joint Share Exchange Agreement. A copy of the English translation of the Joint Share Exchange Agreement is attached as Annex A to the accompanying proxy statement. Under the terms of the Joint Share Exchange Agreement, it is expected that ASE will incorporate ASE Industrial Holding Co., Ltd. (“HoldCo”), a holding company, which will (i) purchase the Company’s issued ordinary shares (the “Shares”) in cash and (ii) issue new shares to the shareholders of ASE (the “ASE Shareholders”) in exchange for the common shares of ASE (collectively, the “Share Purchase”). HoldCo will be a company incorporated in Taiwan, Republic of China (“Taiwan” or the “ROC”) which, upon the completion of the Share Purchase (the “Effective Time”), will be beneficially owned by the ASE Shareholders. If the Share Purchase is completed, the Company will continue its operations as a privately held company and will be beneficially owned by HoldCo. As the result of the Share Purchase, the Company’s American depositary shares (“ADSs”), each representing five Shares, will no longer be listed on the Nasdaq Global Market (“NASDAQ”) and the American depositary shares program for the ADSs will terminate.

If the Joint Share Exchange Agreement is approved by the requisite vote of the Company’s shareholders and the Share Purchase is completed:

•	each Share issued immediately prior to the Effective Time, including the treasury shares of the Company and the Shares beneficially owned by ASE, will be transferred to HoldCo in exchange for the right to receive New Taiwan dollars (“NT Dollars” or “NT$”) 51.2 (the “Final Per Share Consideration”), which represents NT$55.0, the original per Share consideration under the Joint Share Exchange Agreement, minus a cash dividend and a return of capital reserve of NT$3.8 per Share distributed by the Company on July 1, 2016. The Final Per Share Consideration will be paid to the holders of the Shares in NT dollars in cash, without interest and net of any applicable withholding taxes; and

•	each ADS, representing five Shares, including the ADSs beneficially owned by ASE, will be cancelled in exchange for the right to receive, through the ADS Depositary (as defined below), the U.S. dollar equivalent of NT$256 (representing five times the Final Per Share Consideration) minus the total of (A) all processing fees and expenses per ADS in relation to the conversion from NT dollars into U.S. dollars and (B) US$0.05 per ADS cancellation fees pursuant to the terms of the deposit agreement dated January 6, 2015 by and among the Company, JPMorgan Chase Bank, N.A. (the “ADS Depositary”) and the holders and beneficial owners from time to time of ADSs issued thereunder (the “Final Per ADS Consideration”). The Final Per ADS Consideration will be paid to the holders of ADSs in U.S. dollars in cash, without interest and net of any applicable withholding taxes.

The Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their appraisal rights (the “Dissenting Shares”) under the ROC Business Mergers and Acquisitions Act (the “ROC M&A Act”) will be purchased by the Company for their appraised value or other agreed value in accordance with Article 12 of the ROC M&A Act, without interest and net of any applicable withholding taxes, as described in more detail below.

An audit committee of the board of directors of the Company (the “Board”), acting as the special committee of the Company pursuant to the ROC M&A Act and composed solely of independent directors (the “Special Committee”), has reviewed and considered the terms and conditions of the Joint Share Exchange Agreement and the transactions contemplated by the Joint Share Exchange Agreement, including the Share Purchase. The Special Committee unanimously determined that the terms and conditions of the Joint Share Exchange Agreement are reasonable and fair to the Company and submitted its review minutes and conclusions to the Board for consideration. Having carefully considered all relevant factors, including the unanimous determination of the Special Committee, the Board (a) determined that it is fair to and in the best interests of the Company, and declared it advisable, that the Company should approve and, as the case may be, enter into the Joint Share Exchange Agreement and the Share Purchase, (b) approved the execution, delivery and performance by the Company of the Joint Share Exchange Agreement and the completion of the transactions contemplated thereby, including the Share Purchase, and (c) directed that the authorization and approval of the Joint Share Exchange Agreement be submitted to a vote at an extraordinary general meeting of the shareholders of the Company and recommended that the shareholders of the Company authorize and approve by way of a special resolution the Joint Share Exchange Agreement and the Share Purchase.

The Board recommends that you vote FOR the proposal to approve the Joint Share Exchange Agreement and the transactions contemplated by the Joint Share Exchange Agreement, including the Share Purchase and FOR the proposal to authorize the persons designated by the Board (including the chairman of the Board, the president of the Company and/or the persons designated by them) to do all things necessary to give effect to the Joint Share Exchange Agreement.

The accompanying proxy statement provides detailed information about the Share Purchase and the extraordinary general meeting. We encourage you to read the entire document and all of the attachments and other documents referred to or incorporated by reference herein carefully. You may also obtain more information about the Company from documents the Company has filed with the Securities and Exchange Commission (“SEC”), which are available for free at the SEC’s website: www.sec.gov.

The Share Purchase cannot be completed unless the Joint Share Exchange Agreement and the transactions contemplated by the Joint Share Exchange Agreement, including the Share Purchase, are approved by an affirmative vote of shareholders representing (a) a simple majority of the voting power of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting at which shareholders representing two-thirds or more of the total number of the issued and outstanding Shares are present, or (b) two-thirds or more of the voting power of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting of the Company at which shareholders representing less than two-thirds but more than a simple majority of the total number of the issued and outstanding Shares are present. Each Share is entitled to one (1) vote on all matters subject to shareholders’ vote.

Even if you plan to attend the extraordinary general meeting in person , we request that you either (i) complete the accompanying proxy card in accordance with the instructions provided on the proxy card, or (ii) vote electronically through a shareholder voting platform by accessing the following website: https://www.stockvote.com.tw/evote/login/shareholder.html, as promptly as possible. The deadline to lodge your proxy card is                 , 2017 at          a.m. (Taipei time) (being no later than five (5) days before the date of the extraordinary general meeting). The deadline to exercise your electronic vote is                 , 2017 at          a.m. (Taipei time) (being no later than two (2) days before the date of the extraordinary general meeting). Voting at the extraordinary general meeting will take place by poll voting as the chairman of the Board has undertaken to demand poll voting at such meeting. Each shareholder has one (1) vote for each Share held as of the close of business day in Taiwan on                  , 2017, the share record date (the “Share Record Date”).

The ADS Depositary, as the record holder of the Shares represented by ADSs, will NOT vote the Shares it holds on deposit at the extraordinary general meeting in accordance with the individual voting instructions it receives. Instead, the ADS Depositary will vote ALL the Shares it holds on deposit at the extraordinary general meeting as follows:

•	if holders of at least 51% of the ADSs outstanding at 12:00 p.m. in New York City on , 2017 (the “ADS Record Date”), instruct the ADS Depositary to vote in the same manner regarding a resolution, the ADS Depositary will appoint Mr. Bough Lin, the chairman of the Board, or his designee (the “Voting Representative”), as the voting representative to vote ALL the Shares represented by the ADSs outstanding in the manner so instructed.

•	if the ADS Depositary does not receive instructions from holders of at least 51% of the ADSs outstanding at the close of business in New York City on the ADS Record Date, to vote in the same manner regarding a resolution, the ADS Depositary itself will not provide any voting instruction and instead will appoint the Voting Representative to vote ALL the Shares represented by the ADSs outstanding as the Voting Representative deems appropriate, which may not be in your interest.

As a result, to the extent that you would like to ensure that the Shares underlying your ADSs are voted as you instructed, we urge you to consider whether you want to cancel your ADSs and become holders of Shares prior to the close of business in Taiwan on the Share Record Date, in accordance with the procedure described below.

As of the date hereof, the Company is not aware of any substantial opposition to any matter to be voted on at the extraordinary general meeting and does not believe that any such matter will have a material adverse impact on the rights of the Company’s shareholders. Holders of ADSs will not be able to attend the extraordinary general meeting unless they cancel their ADSs and become holders of Shares prior to the close of business in Taiwan on the Share Record Date. ADS holders who wish to cancel their ADSs need to make arrangements to deliver the ADSs to the ADS Depositary for cancellation before the close of business in New York City on                 , 2017 together with (a) delivery instructions for the corresponding Shares (name and address of the person who will be the registered holder of the Shares), and (b) payment of the ADS cancellation fees (US$0.05 per ADS to be cancelled) and any applicable taxes. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS Depositary will arrange for JPMorgan Chase Bank, N.A., Taipei Branch, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares to issue and mail a certificate to your attention.

Shareholders who elect to dissent from the Share Purchase will have the right to seek appraisal and payment of the fair value of their Shares if the Share Purchase is completed, but only if they deliver to the Company, before or during the extraordinary general meeting at which the vote is taken, a written objection or an oral objection that has been put into the record to the Share Purchase and subsequently comply with all procedures and requirements of Article 12 of the ROC M&A Act for the exercise of appraisal rights, the English translation of the relevant part of which is attached as Annex E to the accompanying proxy statement. The appraised value of your Shares as determined under that statute could be more than, the same as, or less than the Share Purchase consideration you would receive pursuant to the Joint Share Exchange Agreement if you do not exercise appraisal rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO SEEK APPRAISAL AND PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO PERFECT ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE APPRAISAL RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THE ADSs AND PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON                 , 2017, AND BECOME HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN TAIWAN ON THE SHARE RECORD DATE. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING APPRAISAL RIGHTS WITH RESPECT TO THE SHARES UNDER ARTICLE 12 OF THE ROC M&A ACT.

Neither the SEC nor any state securities regulatory agency has approved or disapproved the Share Purchase, passed upon the merits or fairness of the Share Purchase or passed upon the adequacy or accuracy of the disclosure in this letter or in the accompanying notice of the extraordinary general meeting or proxy statement. Any representation to the contrary is a criminal offense.

If you have any questions or need assistance voting your Shares or ADSs, please contact Eva Chen, the chief financial officer of the Company, via mail, email or telephone according to the details below:

Address: No. 123, Sec. 3, Da Fong Rd., Tantzu, Taichung, Taiwan 427, R.O.C.

Email: evachen@spil.com.tw

Tel: 886-4-2534-1525 (ext. 1528)

Thank you for your cooperation and continued support.

Sincerely,	Sincerely,

John Hsuan	Bough Lin
On behalf of the Special Committee	Chairman of the Board

The proxy statement is dated                  , 2017, and is first being mailed to the shareholders and to ADS holders on or about                  , 2017.

v

SILICONWARE PRECISION INDUSTRIES CO., LTD.

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON

                 , 2017

Dear Shareholder:

Notice is hereby given that an extraordinary general meeting of the shareholders of Siliconware Precision Industries Co., Ltd. (the “Company”) will be held on                  , 2017 at          a.m. (Taipei time) at Taichung Industrial Park Service Center Administrative Building, Floor 1, Conference Room 101, No. 2, Gongyecyu 5th Road, Situn District, Taichung City, Taiwan .

Only registered holders of common shares of the Company (the “Shares”) at the close of business on                  , 2017 or their proxy holders are entitled to vote at this extraordinary general meeting or any adjournment or postponement thereof. At the meeting, you will be asked to consider and vote upon the following resolutions:

•	as special resolutions:

THAT the Joint Share Exchange Agreement dated June 30, 2016 (the “Joint Share Exchange Agreement”), between Advanced Semiconductor Engineering, Inc. (“ASE”) and the Company (a copy of the English translation of which is attached as Annex A to the proxy statement accompanying this notice of the extraordinary general meeting and will be produced and made available for inspection at the extraordinary general meeting), and the transactions contemplated by the Joint Share Exchange Agreement, including the incorporation of ASE Industrial Holding Co., Ltd. (the “HoldCo”) and HoldCo’s purchase of the Shares in cash and issuance of new shares to the shareholders of ASE in exchange for the common shares of ASE (collectively, the “Share Purchase”), be and are hereby approved by the Company; and

THAT the persons designated by the board of directors of the Company (the “Board”) (including the chairman of Board, the president of the Company and/or the persons designated by them (the “Designated Persons”)) be and are hereby authorized to do all things necessary to give effect to the Joint Share Exchange Agreement.

A list of the shareholders of the Company will be available at its principal executive offices at No. 123, Sec. 3, Da Fong Road, Tantzu, Taichung, Taiwan, Republic of China, during ordinary business hours for the two business days immediately prior to the extraordinary general meeting.

If you own American depositary shares of the Company (“ADSs”), each representing five Shares, you cannot vote at the extraordinary general meeting directly, but you may instruct the JPMorgan Chase Bank, N.A. (as the holder of the Shares underlying the ADSs) (the “ADS Depositary”) how to vote the Shares underlying your ADSs. The ADS Depositary must receive such instructions no later than 12:00 p.m. (New York City time) on                  , 2017 in order to vote the underlying Shares at the extraordinary general meeting. However, please be aware that the ADS Depositary, as the record holder of the Shares represented by ADSs, will NOT vote the Shares it holds on deposit at the extraordinary general meeting in accordance with the individual voting instructions it receives. Instead, the ADS Depositary will vote ALL the Shares it holds on deposit at the extraordinary general meeting as follows:

•	if holders of at least 51% of the ADSs outstanding at the close of business in New York City on , 2017 (the “ADS Record Date”), instruct the ADS Depositary to vote in the same manner regarding a resolution, the ADS Depositary will appoint Mr. Bough Lin, the chairman of the Board (“Mr. Lin”), or his designee (the “Voting Representative”), as the voting representative to vote ALL the Shares represented by the ADSs outstanding in the manner so instructed.

•	if the ADS Depositary does not receive instructions from holders of at least 51% of the ADSs outstanding at the close of business in New York City on the ADS Record Date, to vote in the same manner regarding a resolution, the ADS Depositary itself will not provide any voting instruction and instead will appoint the Voting Representative to vote ALL the Shares represented by the ADSs outstanding as the Voting Representative deems appropriate, which may not be in your best interest.

As a result, to the extent that you would like to ensure that your Shares are voted as you instructed, we urge you to consider whether you want to cancel your ADSs and become holders of Shares prior to the close of business in the Republic of China (“Taiwan” or the “ROC”) on                 , 2017 (the “Share Record Date”) in accordance with the procedure described below.

Holders of ADSs will not be able to attend the extraordinary general meeting unless they cancel their ADSs and become holders of Shares prior to the close of business in Taiwan on the Share Record Date. ADS holders who wish to cancel their ADSs need to make arrangements to deliver the ADSs to the ADS Depositary for cancellation before the close of business in New York City on                 , 2017 together with (a) delivery instructions for the corresponding Shares (name and address of the person who will be the registered holder of the Shares), and (b) payment of the ADS cancellation fees (US$0.05 per ADS to be cancelled) and any applicable taxes. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS Depositary will arrange for JPMorgan Chase Bank, N.A., Taipei Branch, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares to issue and mail a certificate to your attention.

Having carefully considered all the relevant factors and upon the unanimous determination of the audit committee of the Company, acting as the special committee of the Company pursuant to the ROC Business Mergers and Acquisitions Act (the “ROC M&A Act”) and composed solely of independent directors unrelated to any of the management members of the Company (the “Special Committee”), the Board approved the Joint Share Exchange Agreement and recommends that you vote FOR the proposal to approve the Joint Share Exchange Agreement and the transactions contemplated by the Joint Share Exchange Agreement, including the Share Purchase and FOR the proposal to authorize the Designated Persons to do all things necessary to give effect to the Joint Share Exchange Agreement.

The Share Purchase cannot be completed unless the Joint Share Exchange Agreement and the transactions contemplated by the Joint Share Exchange Agreement, including the Share Purchase, are approved by an affirmative vote of shareholders representing (a) a simple majority of the voting power of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting at which shareholders representing two-thirds or more of the total number of the issued and outstanding Shares are present, or (b) two-thirds or more of the voting power of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting of the Company at which shareholders representing less than two-thirds but more than a simple majority of the total number of the issued and outstanding Shares are present. Each Share is entitled to one (1) vote on all matters subject to the shareholders’ vote.

Even if you plan to attend the extraordinary general meeting in person, we request that you either submit your proxy in accordance with the instructions set forth on the proxy card or vote electronically through a shareholder voting platform by accessing the following website: https://www.stockvote.com.tw/evote/login/shareholder.html, as promptly as possible. The deadline to lodge your proxy card is                 , 2017 at          a.m. (Taipei time) (being no later than five (5) days before the date of the extraordinary general meeting) and the deadline to exercise your electronic vote is                , 2017 at          a.m. (Taipei time) (being no later than two (2) days before the date of the extraordinary general meeting). The proxy card is the “instrument appointing a proxy” as referred to in the Company’s articles of association. Voting at the extraordinary general meeting will take place by poll voting as the chairman of the Board has undertaken to demand poll voting at such meeting. Each shareholder has one vote for each Share held as of the close of business on the Share Record Date.

Completing the proxy card in accordance with the instructions set forth on the proxy card or voting electronically will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person, provided that you file a proxy rescission notice with the Company or withdraw your electronic vote no later than two (2) days prior to the date of the extraordinary general meeting. Please note, however, that if your Shares are registered in the name of a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the record holder a proxy issued in your name.

If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, dealer, commercial bank, trust company or other nominee, your vote will not be counted. However, if you hold ADSs and do not give the ADS Depositary voting instructions in a timely manner, under the deposit agreement, the ADS Depositary will appoint the Voting Representative to vote ALL the Shares represented by the ADSs outstanding in the manner as instructed by at least 51% of the ADSs outstanding, or as the Voting Representative deems appropriate if the ADS Depositary does not receive instructions to vote in the same manner by at least 51% of the ADSs outstanding.

As of the date hereof, the Company is not aware of any substantial opposition to any matter to be voted on at the extraordinary general meeting and does not believe that any such matter will have a material adverse impact on the rights of the Company’s shareholders.

If you receive more than one proxy card because you own Shares that are registered in different names, please vote all of your Shares shown on each of your proxy cards in accordance with the instructions set forth on each such proxy card.

If you submit your proxy card without indicating how you wish to vote, the Shares represented by your proxy card will be voted FOR the approval of the Joint Share Exchange Agreement and the approval of the transactions contemplated by the Joint Share Exchange Agreement and FOR the authorization of the Designated Persons to do all things necessary to give effect to the Joint Share Exchange Agreement.

If you elect to dissent from the Share Purchase, you will have the right to seek appraisal and payment of the fair value of your Shares if the Share Purchase is completed, but only if you deliver to the Company, before or during the extraordinary general meeting at which the vote is taken, a written objection or an oral objection that has been put into the record to the Share Purchase and subsequently comply with all procedures and requirements of Articles 12 of the ROC M&A Act for the exercise of appraisal rights, the English translation of the relevant part of which is attached as Annex E to the accompanying proxy statement. The appraised fair value of your Shares as determined under that statute could be more than, the same as, or less than the Share Purchase consideration you would receive pursuant to the Joint Share Exchange Agreement if you do not exercise appraisal rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO SEEK APPRAISAL AND PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO PERFECT ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE APPRAISAL RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THE ADSs AND PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON                 , 2017, AND BECOME HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN TAIWAN ON THE SHARE RECORD DATE. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING APPRAISAL RIGHTS WITH RESPECT TO THE SHARES UNDER ARTICLE 12 OF THE ROC M&A ACT.

If you have any questions or need assistance voting your Shares, please contact Eva Chen, the chief financial officer of the Company, via mail, email or telephone according to the details below:

Address: No. 123, Sec. 3, Da Fong Rd., Tantzu, Taichung, Taiwan 427, R.O.C.

Email: evachen@spil.com.tw

Tel: 886-4-2534-1525 (ext. 1528).

The Joint Share Exchange Agreement and the Share Purchase are described in the accompanying proxy statement. A copy of the English translation of the Joint Share Exchange Agreement is included as Annex A to the accompanying proxy statement. We urge you to read the entire proxy statement carefully.

Notes:

1.	In the case of joint holders, the vote of the senior holder who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the votes of the joint holders. For this purpose, seniority will be determined by the order in which the names stand in the register of members of the Company.

2.	The instrument appointing a proxy must be in writing under the hand of the appointor or of his or her attorney duly authorized in writing or, if the appointor is a corporation, either under seal or under the hand of an officer or attorney duly authorized.

3.	A proxy need not be a member (registered shareholder) of the Company.

4.	The chairman of the meeting may at his discretion direct that a proxy card shall be deemed to have been duly deposited. A proxy card that is not deposited in the manner permitted shall be invalid.

5.	Votes given in accordance with the terms of a proxy card shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Shares in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

BY ORDER OF THE BOARD OF DIRECTORS,

[ ]

Director

, 2017

x

SUMMARY TERM SHEET

This “Summary Term Sheet,” together with the “Questions and Answers about the Extraordinary General Meeting and the Share Purchase,” highlights selected information contained in this proxy statement regarding the Share Purchase. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers for a more complete understanding of the matters being considered at the extraordinary general meeting. In addition, this proxy statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this proxy statement and you may obtain such information without charge by following the instructions in “Where You Can Find More Information” beginning on page 106. In this proxy statement, the terms “we,” “us,” “our,” and the “Company” refer to Siliconware Precision Industries Co., Ltd. and its subsidiaries. All references to “dollars,” “US$” and “$” in this proxy statement are to U.S. dollars. All references to “NT$” in this proxy statement are to the New Taiwan dollars.

The Parties Involved in the Share Purchase

The Company

The Company is one of the world’s leading independent providers of semiconductor packaging and testing services. The Company offers a full range of packaging and testing solutions, including advanced packages, substrate packages and lead-frame packages, as well as testing for logic and mixed signal devices. The Company also offers its customers turnkey service, from packaging and testing to shipment service.

The Company provides packaging and testing services to more than 100 customers worldwide. The Company currently targets customers in the personal computer, communications, consumer integrated circuits and non-commodity memory semiconductor markets. The Company strives to provide the highest level of customer service to meet and anticipate our customers’ current and future requirements.

The Company was incorporated under the ROC Company Act as a company limited by shares on May 17, 1984. The Company provides services in Taiwan through its facilities located in Taichung, Hsinchu and Changhua and in the People’s Republic of China through its facilities located in Suzhou. The principal executive offices of the Company are located at No. 123, Sec. 3, Da Fong Road, Tantzu, Taichung, Taiwan, Republic of China, and the telephone number is 886-4-2534-1525. The Shares were listed on the Taiwan Stock Exchange in 1993. The Company’s ADSs, each representing five Shares, have been listed on the NASDAQ National Market under the symbol “SPIL” since June 2, 2000. As of the date of this proxy statement, the Company has an aggregate of [3,116,361,139] Shares, par value NT$10 per share, including [193,389,945] Shares represented by the ADSs, issued and outstanding.

For a description of the Company’s history, development, business and organizational structure, see our Annual Report on Form 20-F for the year ended December 31, 2015, filed with the Securities and Exchange Commission (the “SEC”) on April 25, 2016, which are incorporated herein by reference. Please see “Where You Can Find More Information” beginning on page 106 for a description of how to obtain a copy of our Annual Report.

ASE

ASE is a company limited by shares incorporated under the laws of the ROC. ASE’s services include semiconductor packaging, production of interconnect materials, front-end engineering testing, wafer probing and final testing services, as well as integrated solutions for electronics manufacturing services in relation to computers, peripherals, communications, industrial, automotive, storage and server applications.

The common shares of ASE (the “ASE Shares”) are traded on the Taiwan Stock Exchange (the TWSE”) under the ticker “2311” and the American depositary shares of ASE (the “ASE ADSs”) are traded on the New York Stock Exchange under the symbol “ASX.” ASE’s principal executive offices are located at 26 Chin Third Road, Nantze Export Processing Zone, Nantze, Kaohsiung, Taiwan, Republic of China and the telephone number at the above address is +886-7-361-7131.

HoldCo

It is expected that HoldCo will be a company limited by shares incorporated under the laws of the ROC and will be formed at the Effective Time. HoldCo will serve exclusively as the holding company for the Company, ASE, as well as their subsidiaries and investees. HoldCo will not have substantive assets or operations.

It is expected that the common shares of HoldCo will be traded on the TWSE and the American depositary shares of HoldCo will be traded on the New York Stock Exchange. It is expected that HoldCo’s principal executive offices will be located at Room 1901, No. 333, Section 1 Keelung Rd. Taipei, Taiwan, Republic of China and its telephone number at the above address will be +886-2-6636-5678.

The Share Purchase

You are being asked to vote to approve the Share Purchase and the Joint Share Exchange Agreement, between the Company and ASE. Pursuant to the Joint Share Exchange Agreement, a holding company, HoldCo, will be formed at the Effective Time and the HoldCo will (i) acquire all Shares by paying the Share Purchase consideration in cash and (ii) issue new shares to the shareholders of ASE in exchange for the ASE Shares. Once the Joint Share Exchange Agreement is approved by the requisite vote of the shareholders of the Company and ASE and the other conditions to the completion of the transactions contemplated by the Joint Share Exchange Agreement are satisfied or waived in accordance with the terms of the Joint Share Exchange Agreement and upon the consummation of the Share Purchase, the Company will cease to be a publicly-traded company and will become a wholly-owned subsidiary of HoldCo. Following the completion of the Share Purchase, the Company will continue to do business under the name “Siliconware Precision Industries Co., Ltd.” A copy of the English translation of the Joint Share Exchange Agreement is attached as Annex A to this proxy statement. You should carefully read the Joint Share Exchange Agreement in its entirety because the Joint Share Exchange Agreement, not this proxy statement, is the legal document that governs the Share Purchase.

Share Purchase Consideration (Page 80)

Under the terms of the Joint Share Exchange Agreement, at the completion of the Share Purchase (the “Effective Time”):

•	each Share issued immediately prior to the Effective Time (including the Company’s treasury shares and the Shares beneficially owned by ASE) will be transferred to HoldCo in exchange for the right to receive NT$51.2 (the “Final Per Share Consideration”), which represents NT$55.0, the original per Share consideration under the Joint Share Exchange Agreement (the “Original Per Share Consideration”), minus a cash dividend and a return of capital reserve of NT$3.8 per Share distributed by the Company on July 1, 2016. The Final Per Share Consideration will be paid to the holders of the Shares in NT dollars in cash, without interest and net of any applicable withholding taxes; and

•	each ADS, representing five Shares, including the ADSs beneficially owned by ASE, will be cancelled in exchange for the right to receive, through the ADS Depositary, the US dollar equivalent of NT$256 (representing five times the Final Per Share Consideration) minus the total of (A) all processing fees and expenses per ADS in relation to the conversion from NT dollars into U.S. dollars and (B) US$0.05 per ADS cancellation fees pursuant to the terms of the Deposit Agreement (the “Final Per ADS Consideration”). The Final Per ADS Consideration will be paid to the holders of ADSs in U.S. dollars in cash, without interest and net of any applicable withholding taxes.

Please see “Dividend Policy” beginning on page 72 for additional information in respect of the cash distribution made by the Company on July 1, 2016. Each outstanding Dissenting Share will be purchased by the Company for its appraised value or other agreed value in accordance with the ROC M&A Act, without interest and net of any applicable withholding taxes.

The Company’s Zero Coupon Convertible Bonds due 2019

As of [                ] 2017, the Company had outstanding zero coupon convertible bonds due 2019 (the “Bonds”) in the aggregate principal amount of US$[            ] million. According to the terms and conditions included in the indenture related to the Bonds (the “Indenture”), bondholders may take the following actions in respect of the Share Purchase:

Conversion

Under the terms and conditions of the Bonds, holders of the Bonds can elect to convert their outstanding Bonds into Shares by                 , 2017, being the last business day before the 30-day period prior to the extraordinary general meeting. Holders of the Bonds will be permitted to convert each outstanding Bond (with a US$1,000,000 principal amount) at a conversion price of NT$[45.7579] per Share or [7.528] per ADS.

Under the terms and conditions of the Bonds, on the day that a holder of the Bonds properly deposits a conversion notice, the holder of such Bond will be deemed to be a holder of Shares he or she is entitled to receive upon conversion. Accordingly, a holder of Bonds who properly deposits a conversion notice prior to the Effective Time will be permitted, like all other shareholders of the Company, to receive the Share Purchase consideration.

Change of Control Repurchase

Under the terms and conditions of the Bonds, the completion of the Share Purchase is considered a “change of control” event, and the holders of the Bonds shall have the right to require the Company to repurchase, in whole or in part (being $250,000 in principal amount or an integral multiple thereof), such holder’s Bonds on the date set by the Company for such repurchase, which shall be less than 30 days but no more than 60 days following the date on which the Company notifies the trustee for the Bonds of the change of control event. The repurchase price for each Bond with a principal amount of US$1,000,000 is expected to be US$[1,020,150.52], US$[1,025,251.24] and US$[1,030,377.52] if the notice is given in the period of October 31, 2016, April 30, 2017 and October 31, 2017, respectively.

Delisting Repurchase

Under the terms and conditions of the Bonds, the completion of the Share Purchase is considered a “delisting” event, and the holders of the Bonds shall have the right to require the Company to repurchase, in whole or in part (being $250,000 in principal amount or an integral multiple thereof), such holder’s Bonds on the date set by the Company for such repurchase, which shall be less than 30 days but no more than 60 days following the date on which the holders of the Bonds are notified of the delisting event pursuant to the notice procedures set forth in the Indenture. The repurchase price for each Bond with a principal amount of US$1,000,000 is expected to be US$[1,025,251.24] and US$[1,030,377.52] if the notice is given in the six-month period ending April 30, 2017 and October 31, 2017, respectively.

Treatment of the Bonds under the Joint Share Exchange Agreement

If any of the Bonds have not been redeemed or repurchased by the Company and cancelled or converted by holders of the Bonds prior to the Effective Time, HoldCo, as co-obligors with the Company pursuant to a supplemental indenture to be entered into among HoldCo, the Company and the trustee of the Bonds, will pay the Final Per Share Consideration (subject to additional adjustments according to the terms of the Joint Share Exchange Agreement and applicable laws) to such holders of the Bonds for each Share they are entitled to receive if they exercise their conversion rights after the Effective Time.

Record Date and Voting Information (Page 74)

Before voting your Shares, we encourage you to read this proxy statement in its entirety, including all of the annexes, attachments, exhibits and materials incorporated by reference, and carefully consider how the Share Purchase will affect you. You are entitled to vote at the extraordinary general meeting if you have Shares registered in your name at the close of business in Taiwan on the Share Record Date. To ensure that your Shares can be voted at the extraordinary general meeting, please either submit your proxy in accordance with the instructions set forth on the proxy card or vote electronically through a shareholder voting platform by accessing the following website: https://www.stockvote.com.tw/evote/login/shareholder.html, as promptly as possible. The deadline to lodge your proxy card is                 , 2017 at          a.m. (Taipei time) (being no later than five (5) days before the date of the extraordinary general meeting) and the deadline to exercise your electronic vote is                 , 2017 at          a.m. (Taipei time) (being no later than two (2) days before the date of the extraordinary general meeting). Voting at the extraordinary general meeting will take place by poll voting as the chairman of the Board has undertaken to demand poll voting at such meeting. Each shareholder has one vote for each Share held as of the close of business on the Share Record Date.

If you own ADSs as of the close of business in New York City on                 , 2017, you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS Depositary (as the holder of the Shares underlying the ADSs) how to vote the Shares underlying your ADSs. The ADS Depositary must receive such instructions no later than 12:00 p.m. (New York City time) on                 , 2017 in order to ensure that the Shares underlying your ADSs are properly voted at the extraordinary general meeting. If you hold ADSs, please complete, sign, date and return the ADS voting instructions card to the ADS Depositary. If a broker holds your Shares or ADSs in “street name,” your broker should provide you with instructions on how to vote your Shares or ADSs.

However, please be aware that the ADS Depositary, as the record holder of the Shares represented by ADSs, will NOT vote the Shares it holds on deposit at the extraordinary general meeting in accordance with the individual voting instructions it receives. Instead, the ADS Depositary will vote ALL the Shares it holds on deposit at the extraordinary general meeting as follows:

•	if holders of at least 51% of the ADSs outstanding at the close of business in New York City on the ADS Record Date, instruct the ADS Depositary to vote in the same manner regarding a resolution, the ADS Depositary will appoint the Voting Representative to vote ALL the Shares represented by the ADSs outstanding in the manner so instructed.

•	if the ADS Depositary does not receive instructions from holders of at least 51% of the ADSs outstanding at the close of business in New York City on the ADS Record Date, to vote in the same manner regarding a resolution, the ADS Depositary itself will not provide any voting instruction and instead will appoint the Voting Representative to vote ALL the Shares represented by the ADSs outstanding as the Voting Representative deems appropriate, which may not be in your best interest.

As a result, to the extent that you would like to ensure that your Shares are voted as you instructed, we urge you to consider whether you want to cancel your ADSs and become holders of Shares prior to the close of business in Taiwan on the Share Record Date in accordance with the procedure described below.

Holders of ADSs will not be able to attend the extraordinary general meeting unless they cancel their ADSs and become holders of Shares prior to the close of business in Taiwan on the Share Record Date. ADS holders who wish to cancel their ADSs need to make arrangements to deliver the ADSs to the ADS Depositary for cancellation before the close of business in New York City on                 , 2017 together with (a) delivery instructions for the corresponding Shares (name and address of the person who will be the registered holder of the Shares), and (b) payment of the ADS cancellation fees (US$0.05 per ADS to be cancelled) and any applicable taxes. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS Depositary will arrange for JPMorgan Chase Bank, N.A., Taipei Branch, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares to issue and mail a certificate to your attention.

Each outstanding Share on the Share Record Date entitles the holder to one vote on each matter submitted to the shareholders for approval at the extraordinary general meeting and any adjournment thereof. We expect that, as of the Share Record Date, there would be [265,676,800] Shares entitled to be voted at the extraordinary general meeting. .

Shareholder Vote Required to Approve the Joint Share Exchange Agreement (Page 75)

Approval of the Joint Share Exchange Agreement requires the approval by an affirmative vote of shareholders representing (a) a simple majority of the voting power of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting at which shareholders representing two-thirds or more of the total number of the issued and outstanding Shares are present, or (b) two-thirds or more of the voting power of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting of the Company at which shareholders representing less than two-thirds but more than a simple majority of the total number of the issued and outstanding Shares are present. Each Share is entitled to one (1) vote on all matters subject to shareholders’ vote.

If your Shares are held in the name of a broker, bank or other nominee, your broker, bank or other nominee will not vote your Shares in the absence of specific instructions from you. These non-voted Shares are referred to as “broker non-votes.”

Appraisal Rights of Shareholders and ADS Holders (page 70)

Shareholders who elect to dissent from the Share Purchase will have the right to seek appraisal and payment of the fair value of their Shares if the Share Purchase is completed, but only if they deliver to the Company, before or during the extraordinary general meeting at which the vote is taken, a written objection or an oral objection that has been put into the record to the Share Purchase and subsequently comply with all procedures and requirements of Article 12 of the ROC M&A Act for the exercise of appraisal rights. The appraised fair value of your Shares as determined under that statute could be more than, the same as, or less than the Share Purchase consideration you would receive pursuant to the Joint Share Exchange Agreement if you do not exercise appraisal rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO SEEK APPRAISAL AND PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO PERFECT ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE APPRAISAL RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THE ADSs AND PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON                 , 2017, AND BECOME HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN TAIWAN ON THE SHARE RECORD DATE. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING APPRAISAL RIGHTS WITH RESPECT TO THE SHARES UNDER ARTICLE 12 OF THE ROC M&A ACT.

We encourage you to read the section of this proxy statement entitled “Dissenters’ Rights” as well as Annex E to this proxy statement carefully and to consult your Taiwan legal counsel if you desire to exercise your appraisal rights.

Purposes and Effects of the Share Purchase (page 38 and 63)

The purpose of the Share Purchase is to enable HoldCo to acquire 100% control of the Company in a transaction whereby the holders of the Shares and ADSs will exchange their Shares and ADSs for the Final Per Share Consideration and the Final Per ADS Consideration, respectively. Please see “Special Factors—ASE’s Purposes of and Reasons for the Share Purchase” beginning on page 38 for additional information.

The Shares are currently listed on the TWSE under the stock code “2325.” ADSs representing the Shares are currently listed on the Nasdaq Global Market (“NASDAQ”) under the symbol “SPIL.” It is expected that, following the completion of the Share Purchase, the Company will cease to be a publicly-traded company and will instead become a private company beneficially owned by HoldCo. Following the completion of the Share Purchase, our Shares and ADSs will no longer be listed on any securities exchange or quotation system, including the Taiwan Stock Exchange and NASDAQ, and price quotations with respect to sales of the Shares and the ADSs in the public market will no longer be available. Please see “Special Factors—Effects of the Share Purchase on the Company” beginning on page 63 for additional information.

Plans for the Company after the Share Purchase (Page 64)

Following the completion of the Share Purchase, it is anticipated that the Company will continue to conduct its operations substantially as they are currently being conducted, except that it will cease to be a publicly-traded company and will instead be a wholly-owned subsidiary of HoldCo. The Company will no longer be subject to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or NASDAQ compliance and reporting requirements and the related direct and indirect costs and expenses.

ASE has advised the Company that, except for the transactions contemplated by the Joint Share Exchange Agreement and transactions already under consideration by the Company, ASE does not have any current plans, proposals or negotiations that relate to or would result in any of the following:

•	an extraordinary corporate transaction, such as a merger, reorganization, liquidation or relocation of any material operations, involving the Company or any of its subsidiaries;

•	the sale or transfer of a material amount of the assets of the Company or any of its subsidiaries; or

•	any other material changes in the Company’s business, including with respect to the Company’s corporate structure or business.

Please see “Special Factors—Plans for the Company after the Share Purchase” beginning on page 64 for additional information.

Review Conclusion of the Special Committee and Recommendation of Our Board (Page 33)

The Special Committee unanimously determined that the terms and conditions of the Joint Share Exchange Agreement are reasonable and fair to the Company and submitted its review minutes and conclusions to the Board for consideration. Based in part on the unanimous determination of the Special Committee, our Board determined that it is fair to and in the best interests of the Company, and declared it advisable, that the Company should approve and, as the case may be, enter into the Joint Share Exchange Agreement and the Share Purchase, and approved the execution, delivery and performance by the Company of the Joint Share Exchange Agreement and the completion of the transactions contemplated thereby, including the Share Purchase. ACCORDINGLY, OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE JOINT SHARE EXCHANGE AGREEMENT AND THE APPROVAL OF THE TRANSACTIONS CONTEMPLATED BY THE JOINT SHARE EXCHANGE AGREEMENT, INCLUDING THE SHARE PURCHASE.

The primary benefits of the Share Purchase to the Company’s shareholders and ADS holders (other than ASE) include, without limitation, the following:

•	the Original Per Share Consideration (or the US Dollar equivalent of NT$275.0 per ADS (the “Original Per ADS Consideration”)). The Original Per Share Consideration and the Original Per ADS Consideration represent an 8.9% and 12.3% premium over the Company’s closing price of NT$50.5 per share and $7.52 per ADS, respectively, as quoted by the TWSE and NASDAQ, respectively, on May 25, 2016, the last trading day (the “Last Trading Day”) prior to the Company’s announcement on May 26, 2016 that a non-binding share purchase memorandum of understanding was entered into by and between the Company and ASE (the “Share Purchase MOU”). The Original Per Share Consideration and the Original Per ADS Consideration also represents a premium of 17.4% and 19.7% over the Company’s one-month volume-weighted average price of NT$46.86 per Share and $7.06 per ADS, respectively, and a premium of 10.3% and 11.6% over the Company’s three-month volume-weighted average price of NT$49.85 per Share and $7.57 per ADS, respectively, in each case as quoted by the TWSE and NASDAQ, respectively, on the Last Trading Day.

•	the all-cash Share Purchase consideration, which will allow our shareholders and ADS holders to promptly realize liquidity for their investment and provide them with certainty of the value of their Shares or ADSs.

The primary detriments of the Share Purchase to the Company’s shareholders and ADS holders (other than ASE) include, without limitation, the following:

•	the shareholders and ADS holders (other than ASE) will have no ongoing equity participation in the Company following the Share Purchase, and they will cease to participate in our future earnings or growth, if any, or to benefit from increases, if any, in the value of the Shares, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company, which could include a dividend to shareholders.

•	the inability to participate in any potential future sale of part or all of the Company following the Share Purchase to one or more purchasers at a valuation higher than that being paid in the Share Purchase.

•	the taxability of an all cash transaction to our shareholders and ADS holders who are U.S. Holders (as defined under “Material U.S. Federal Income Tax Considerations”) for U.S. federal income tax purposes.

The foregoing summary of information and factors considered by the Special Committee and our Board is not intended to be exhaustive. For a more detailed discussion of the material factors considered by the Special Committee in determining that the terms and conditions of the Joint Share Exchange Agreement are reasonable and fair to the Company and by our Board in determining to recommend the approval of the Joint Share Exchange Agreement and the approval of the transactions contemplated by the Joint Share Exchange Agreement and in determining that it is fair to and in the best interests of the Company that the Company should approve and, as the case may be, enter into the Joint Share Exchange Agreement and the Share Purchase, see “Special Factors—Reasons for the Share Purchase, Review Conclusion of the Special Committee and Recommendation of Our Board” beginning on page 33 and “Special Factors—Effects of the Share Purchase on the Company—Primary Benefits and Detriments of the Share Purchase” beginning on page 63 for additional information. The foregoing summary is qualified in its entirety by reference to these sections.

Position of ASE as to Fairness of the Share Purchase (Page 39)

ASE believes that the Share Purchase is substantively and procedurally fair to the Company’s other shareholders and ADS holders. Its belief is based upon the factors discussed under the caption “Special Factors—Position of ASE as to Fairness of the Share Purchase” beginning on page 39.

ASE is making the statements included in this paragraph solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of ASE as to the fairness of the merger are not intended to be and should not be construed as a recommendation to any shareholder of the Company as to how that shareholder should vote on the proposal to approve the Joint Share Exchange Agreement and the transactions contemplated by the Joint Share Exchange Agreement, including the Share Purchase.

Financing of the Share Purchase (Page 87)

HoldCo intends to fund the Share Purchase, which is an aggregate amount of approximately NT$173.16 billion, with a combination of ASE’s cash on hand and debt financing. Subject to the amount of cash on hand at the time when ASE arranges for financing, ASE may arrange bank loans up to NT$173 billion with a combination of a syndication loan of NT$120 billion and a short-term bridge loan of NT$53 billion. In a highly confident letter dated November 7, 2016 issued by Citibank Taiwan Limited (“Citibank”) to ASE, Citibank stated that it is highly confident of its ability to arrange debt facilities for the Share Purchase up to an amount of US$3.8 billion equivalent, subject to the terms and conditions set forth in that letter. In another highly confident letter dated November 16, 2016 issued by DBS Bank Ltd., Taipei Branch (“DBS”) to ASE, DBS stated that it is confident of its ability to arrange debt facilities for the Share Purchase up to an amount of NT$53 billion, subject to the terms and conditions set forth in that letter. In addition, ASE may enter into other arrangements or transactions, including through a capital increase in cash to reduce the amount of bank loans on or prior to the Effective Time.

Share Ownership of ASE (Page 67)

As of the date hereof, ASE beneficially owned approximately 33.29% of the total outstanding Shares (including the Shares represented by ADSs). Please see “Special Factors—Interests of Certain Persons in the Share Purchase—Interests of ASE” beginning on page 67 for additional information.

Opinion of the Board’s Financial Advisor (Page 44)

On June 30, 2016, J.P. Morgan Securities (Asia Pacific) Limited (“J.P. Morgan”) rendered an oral opinion to the Board (which was subsequently confirmed in writing by delivery of a written opinion by J.P. Morgan dated the same date), as to the fairness, from a financial point of view, of the Final Per Share Consideration (or the Final Per ADS Consideration) to be paid to the holders of the Shares (including the Shares represented by ADSs) in the Share Purchase, as of June 30, 2016, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by J.P. Morgan in preparing its opinion.

The opinion of J.P. Morgan was addressed to the Board and only addressed the fairness, from a financial point of view, to the holders of the Shares (including the Shares represented by the ADSs) of the consideration to be paid to such holders in the Share Purchase, and does not address any other aspect or implication of the Share Purchase. The summary of the opinion of J.P. Morgan in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by J.P. Morgan in preparing its opinion. We encourage you to read carefully the full text of the written opinion of J.P. Morgan. However, the opinion of J.P. Morgan, the summary of the opinion and the related analyses set forth in this proxy statement are not intended to be, and do not constitute advice or a recommendation to any shareholder, or holder of ADSs, of the Company as to how to act or vote with respect to the Share Purchase or any other matter. Please see “Special Factors—Opinion of the Board’s Financial Advisor” beginning on page 44 for additional information.

Opinions of the Special Committee’s Independent Expert (Page 51)

On May 25, 2016, Mr. Kun-Kuang Hsu (“Mr. Hsu”), CPA, of IP International CPAs Firm (“IP International”), an independent expert engaged by the Special Committee, delivered an opinion to the Special Committee as to the fairness, from a financial point of view, of the Original Per Share Consideration to be paid to the holders of the Shares (including the Shares represented by ADSs) pursuant to the Share Purchase, as of May 25, 2016 (the “First IP International Opinion”). On June 29, 2016, Mr. Hsu delivered a second opinion to the Special Committee as to the fairness, from a financial point of view, of the Original Per Share Consideration (prior to the dividend adjustment) to be paid to the holders of the Shares (including the Shares represented by ADSs) pursuant to the Share Purchase, as of June 29, 2016 (the “First IP International Opinion,” together with the First IP International Opinion, the “IP International Opinions”).

The summary of the IP International Opinions in this proxy statement is qualified in its entirety by reference to the full text of the written opinions, the English translation of which is included as Annex C to this proxy statement and sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Mr. Hsu in preparing the IP International Opinions. We encourage you to read carefully the full text of the IP International Opinions. However, the IP International Opinions, the summary and the related analyses set forth in this proxy statement are not intended to be, and do not constitute advice or a recommendation to any shareholder, or holder of ADSs, of the Company as to how to act or vote with respect to the Share Purchase or any other matter. Please see “Special Factors—Opinions of the Special Committee’s Independent Expert” beginning on page 51 for additional information.

Opinions of ASE’s Independent Expert (see page 56)

On May 25, 2016, Mr. Ji-Sheng Chiu, CPA, of Crowe Horwath (TW) CPAs Firm, an independent expert engaged by ASE, delivered to ASE its written opinion (the “First Crowe Horwath Opinion”) that the Original Per Share Consideration to be paid by HoldCo under the Share Purchase was reasonable and fair. On June 29, 2016, Mr. Ji-Sheng Chiu delivered to ASE an opinion that the Final Per Share Consideration and the Final Per ADS Consideration to be paid by HoldCo in the Share Purchase were reasonable and fair (the “Second Crowe Horwath Opinion,” and together with the First Crowe Horwath Opinion, the “Crowe Horwath Opinions”). Please see “Special Factors—Opinions of the Special Committee’s Independent Expert” beginning on page 56 for additional information.

The summary of the Crowe Horwath Opinions in this proxy statement is qualified in its entirety by reference to the full text of the written opinions, the English translation of which are included as Annex D-1 and Annex D-2 to this proxy statement and sets forth the procedures followed and matters considered by Mr. Ji-Sheng Chiu in preparing the Crowe Horwath Opinions. We encourage you to read carefully the full text of the Crowe Horwath Opinions. However, the Crowe Horwath Opinions, the summary and the related analyses set forth in this proxy statement are not intended to be, and do not constitute advice or a recommendation to any shareholder, or holder of ADSs, of the Company as to how to act or vote with respect to the Share Purchase or any other matter. Please see “Special Factors—Opinions of ASE’s Independent Expert” beginning on page 56 for additional information.

Interests of the Company’s Executive Officers and Directors in the Share Purchase (Page 68)

In considering the recommendations of the Board, the Company’s shareholders should be aware that certain of the Company’s directors and executive officers have interests in the transaction that are different from, and/or in addition to, the interests of the Company’s shareholders generally. These interests include, among others:

•	continuation of service of the directors and the executive officers of the Company in positions that are substantially similar to their current positions;

•	independent operations of the Company after the Effective Time: After the Share Purchase is completed, the Company will be allowed to continue to maintain its independent operations, including:

•	the Company’s entire operations shall be managed by the Board, which shall have independent decision power in respect of the Company’s organizational documents, personnel, payroll or welfare systems, financial budgets, audit, technology research and development, operations, marketing and other matters; and

•	any matter regarding the Company’s rights and obligations shall be conducted by its Board or under its authorization, and the operation of its businesses shall also be conducted by its Board or under its directions;

•	guarantee of the benefits and rights of the Company’s employees subsequent to the Effective Time:

•	the Company’s employees will be retained and the existing employee benefits, working conditions and personnel regulations as of the date of the Joint Share Exchange Agreement will continue to apply to the employees;

•	HoldCo will reserve a portion of its employee stock options for the Company’s employees when HoldCo issues new employee stock options, and the Board may reasonably adjust the Company’s employee compensation and benefits by reference to ASE’s employee compensation and benefits; and

•	HoldCo will determine the terms of the employee stock options plan and the portion to be reserved for the Company’s employees based on the number of employees, each employee’s contribution, performance results and profitability of HoldCo’s future subsidiaries.

As of the date of this proxy statement, the Company’s directors and executive officers (as set forth in “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 98), as a group, beneficially own an aggregate of [116,866,101] Shares, representing approximately [3.75]% of the total Shares that will be purchased as part of the Share Purchase. The maximum amount of cash payments our directors and executive officers may receive in respect of their Shares and options if the Share Purchase is consummated is approximately $[197.5] million. Please see “Special Factors—Interests of Certain Persons in the Share Purchase” beginning on page 67 for additional information.

The Special Committee and our Board were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the Joint Share Exchange Agreement and related matters. Please see “Special Factors—Interests of Certain Persons in the Share Purchase” beginning on page 67 for additional information.

No Solicitation by the Company of Acquisition Proposals (see page 85)

Under the terms of the Joint Share Exchange Agreement, the Company agreed not to offer, agree, enter into or sign with any third party any contract, agreement or other arrangements in respect to certain alternative transactions, subject to certain exceptions as described in the section entitled “The Joint Share Exchange Agreement — Pre-Closing Covenants of the Company — Superior Proposals.”

Conditions to Consummation of the Share Purchase (see page 87)

The obligations of ASE, the Company and HoldCo to consummate the Share Purchase are subject to the satisfaction of the following conditions:

•	ASE and the Company will each have obtained unconditional approval of the Share Purchase at their respective general shareholders’ meetings;

•	receipt of approvals from all relevant competent authorities, including, but not limited to, (i) the TWSE and the SEC, (ii) the Taiwan Fair Trade Commission (the “TFTC”) and Ministry of Commerce of the People’s Republic of China (“MOFCOM”) and (iii) the U.S. Federal Trade Commission (“FTC”) completing its investigation without seeking an injunction (in the case of (ii) and (iii), including approvals or consents of conditions imposed by such authorities that both ASE and the Company have agreed to accept); and

•	no order (or agreement with the FTC) is in effect and enforceable prohibiting, enjoining or rendering illegal the consummation of the Share Purchase, and no law shall have been enacted or enforced after the date the Joint Share Exchange Agreement was executed rendering illegal or prohibiting the consummation of the Share Purchase; provided that the enforcement of an order or law shall not include the decision by a governmental entity to extend the waiting period or initiate an investigation under antitrust laws or other applicable law.

In addition, ASE’s and HoldCo’s obligations to consummate the Share Purchase are subject to the satisfaction or waiver by ASE and HoldCo of the following additional conditions:

•	all representations and warranties of the Company are true and accurate as of the date the Joint Share Exchange Agreement was executed and as of the Effective Time, except to the extent that no material adverse effect on the Company has occurred;

•	the Company has performed in all material respects all obligations and undertakings required to be performed by it under the Joint Share Exchange Agreement prior to the Effective Time;

•	no material adverse effect to the Company shall have occurred prior to the Effective Time; and

•	prior to the Effective Time, no force majeure events will have occurred which, individually or in aggregate, result in a decrease in the Company’s consolidated net book value by 30% or more, relative to the Company’s net book value in its consolidated audited financial statements as of March 31, 2016.

In addition, the Company’s obligation to consummate the Share Purchase is subject to the satisfaction or waiver of the following additional conditions:

•	all representations and warranties of ASE are true and accurate as of the date the Joint Share Exchange Agreement was executed and as of the Effective Time, except to the extent that no material adverse effect on ASE has occurred;

•	all representations and warranties of HoldCo are true and accurate as of the Effective Time, except to the extent that no material adverse effect on HoldCo has occurred;

•	ASE and HoldCo have performed in all material respects all obligations and undertakings required to be performed by each of them under the Joint Share Exchange Agreement prior to the Effective Time;

•	no material adverse effect to ASE will have occurred prior to the Effective Time; and

•	prior to the Effective Time, no force majeure events will have occurred which, individually or in aggregate, result in a decrease in ASE’s consolidated net book value by 30% or more, relative to ASE’s net book value in its consolidated audited financial statements as of March 31, 2016.

The consummation of the Share Purchase is subject to the satisfaction or waiver of all the conditions set forth above on or prior to December 31, 2017 (the “Long Stop Date”). If the closing of the Share Purchase cannot be completed due to the failure to satisfy the conditions set forth above on or prior to the Long Stop Date, the Joint Share Exchange Agreement will automatically terminate at midnight on the day immediately following the Long Stop Date.

ASE Board does not intend to waive (where capable of waiver by ASE) any of these or any other conditions unless it determines that the Share Purchase is in the best interest of ASE and ASE shareholders despite the condition(s) not being satisfied in whole or in part.

In addition, the expected timing for the completion of the Share Purchase may be impacted by other conditions described in this proxy statement.

Termination of the Joint Share Exchange Agreement (see page 89)

The Joint Share Exchange Agreement may be terminated prior to the Effective Time by either ASE or the Company if any of the following occurs:

•	a law, judgment, court order or administrative decision issued by a competent authority restricts or prohibits the consummation of the Share Purchase, and such restriction or prohibition has been confirmed and cannot be remedied by amending the Joint Share Exchange Agreement; or

•	the Joint Share Exchange Agreement and Share Purchase are not approved by ASE’s shareholders or the Company’s shareholders at their respective shareholder meetings.

The Joint Share Exchange Agreement may also be terminated at any time prior to the Effective Time by ASE if the Company has breached or failed to perform any of its representations, warranties, undertakings or obligations under the Joint Share Exchange Agreement and such breach (i) leads to the failure to satisfy the conditions to the consummation of the Share Purchase, (ii)is by its nature not curable or is not cured by the Company within 30 business days of receiving written notice of such breach, and (iii) is not waived in writing by ASE.

The Joint Share Exchange Agreement may also be terminated at any time prior to the Effective Time by the Company if ASE has breached or failed to perform any of its representations, warranties, undertakings or obligations under the Joint Share Exchange Agreement and such breach (i) leads to the failure to satisfy the conditions to the consummation of the Share Purchase, (ii)is by its nature not curable or is not cured by ASE within 30 business days of receiving written notice of such breach, and (iii) is not waived in writing by the Company.

If the Share Purchase is not consummated on or before the Long Stop Date, the Joint Share Exchange Agreement will automatically terminate at midnight on the day immediately following the Long Stop Date.

Termination Fees Relating to the Share Purchase (see page 85)

The Company may be required to pay a termination fee of NT$17 billion if the Joint Share Exchange Agreement is terminated due to the Company’s acceptance of a Superior Proposal (as defined in the Joint Share Exchange Agreement and further explained under the section entitled “The Joint Share Exchange Agreement — Pre-Closing Covenants and Agreements — Superior Proposals” beginning on page 85). See the section entitled “The Joint Share Exchange Agreement — Pre-Closing Covenants of the Company — Superior Proposals” for a more complete description of the circumstances under which the Company may be required to pay ASE a termination fee.

Remedies and Liquidated Damages (see page 67)

Upon the occurrence of certain prescribed material events of default, in addition to any right of termination and claims for expenses, the non-defaulting party will also be entitled to liquidated damages in the amount of NT$8.5 billion from the defaulting party, subject to adjustments for contributory negligence by the non-defaulting party. Please see the section entitled “The Joint Share Exchange Agreement — Termination and Events of Default” for a more complete description of the circumstances under which ASE or the Company may be required to pay the other party liquidated damages.

Material U.S. Federal Income Tax Considerations (Page 99)

The receipt of cash pursuant to the Share Purchase or through the exercise of dissenters’ rights will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws. Please see “Material U.S. Federal Income Tax Considerations” beginning on page 99 for additional information. The tax consequences of the Share Purchase or the exercise of dissenters’ rights to you will depend upon your personal circumstances. You should consult your tax advisors for a full understanding of the U.S. federal, state, local, foreign and other tax consequences of the Share Purchase to you.

Material Taiwan Income Tax Considerations (Page 103)

Whether or not the receipt of cash pursuant to the Share Purchase or through the exercise of dissenters’ rights will be treated as a taxable transaction for ROC income tax purposes and/or ROC securities transaction tax purposes depends on your residency for tax purposes and the type of securities you are holding. For Non-ROC Holders (as defined in “Material Taiwan Tax Considerations” beginning on page 103), capital gains on transactions in common shares are currently exempt from income tax. Transfers of ADSs are not regarded as a sale of an ROC security and, as a result, any gains on such transactions are not subject to ROC income tax. In addition, a securities transaction tax, at a rate of 0.3% of the sale proceeds, will be withheld upon a sale of common shares in the ROC. However, transfers of ADSs are not subject to ROC securities transaction tax. Please see “Material Taiwan Income Tax Considerations” beginning on page 103 for additional information. The tax consequences of the Share Purchase will depend upon your personal circumstances. You should consult your tax advisors for a full understanding of the ROC tax and other tax consequences of the Share Purchase to you.

Regulatory Approvals Required to Complete the Share Purchase (Page 70)

The completion of the Share Purchase is subject to obtaining antitrust and other regulatory approvals in certain jurisdictions, as noted below. ASE and the Company submitted required materials to the TFTC on July 29, 2016 and TFTC issued a no objection letter in respect of the Share Purchase on November 16, 2016. In addition, the FTC has issued a subpoena and civil investigative demand relating to the proposed combination. ASE and the Company are fully cooperating with such investigation. There can be no assurance as to if and when regulatory approvals will be obtained in the PRC, if and when the FTC will complete its investigation without seeking an injunction, or the conditions or limitations that such regulatory authorities may seek to impose. Please see the section entitled “Special Factors — Regulatory Approvals Required to Complete the Share Purchase.”

Accounting Treatment of the Share Purchase (Page 69)

The Company will account for the Share Purchase as a transaction between the Company’s shareholders under the International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) or the International Financial Reporting Standards as adopted in Taiwan (“Taiwan-IFRS”). From the perspective of the Company’s consolidated financial statements, no special accounting treatment will be applied as a result of the Share Purchase.

Market Price of the Shares and the ADSs (Page 71)

The closing prices of the Shares and the ADSs on the TWSE and NASDAQ, respectively, on the Last Trading Day, were NT$50.5 per Share and US$7.52 per ADS. The Original Per Share Consideration (or the Original Per ADS Consideration) to be paid in the Share Purchase represents a premium of approximately 8.9% and 12.3% over the respective closing prices.

Fees and Expenses (Page 69)

Whether or not the Share Purchase is completed, all costs and expenses incurred in connection with the Joint Share Exchange Agreement and the transactions contemplated thereby will be paid by the party incurring such costs and expenses except as otherwise provided in the Joint Share Exchange Agreement.

QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL MEETING AND THE SHARE PURCHASE

The following questions and answers address briefly some questions you may have regarding the extraordinary general meeting and the Share Purchase. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	What is the proposed transaction?

A:	The Share Purchase is a transaction pursuant to which a holding company, HoldCo, will be formed at the Effective Time and HoldCo will acquire (i) all Shares of the Company and (ii) issue new shares to the shareholders of ASE in exchange for all the ASE Shares. Once the Joint Share Exchange Agreement is approved by the shareholders of the Company and the other closing conditions under the Joint Share Exchange Agreement have been satisfied or waived, HoldCo will acquire all the Shares of the Company, and the Company will continue its operations as a privately held company owned solely by HoldCo. As a result of the Share Purchase, the Shares will no longer be listed on the Taiwan Stock Exchange, the ADSs will no longer be listed on NASDAQ, and the Company will cease to be a publicly-traded company.

Q:	What will I receive in the Share Purchase?

A:	If you own Shares and the Share Purchase is completed, you will be entitled to the Final Per Share Consideration, without interest and net of any applicable taxes, for each Share you own as of the Effective Time (unless you validly exercise and have not effectively withdrawn or lost your appraisal rights under Article 12 of the ROC M&A Act with respect to the Share Purchase, in which case you will be entitled to the appraised fair value or other agreed value of each Share pursuant to Article 12 of the ROC M&A Act, without interest and net of any applicable withholding tax).

If you own ADSs and the Share Purchase is completed, you will be entitled to receive, through the ADS Depositary, the Final Per ADS Consideration, without interest and net of any applicable withholding taxes, for each ADS you own as of the Effective Time unless you (a) surrender your ADS to the ADS Depositary, pay the ADS Depositary’s fees required for the cancellation of ADSs and provide instructions for the registration of the corresponding Shares before the close of business in New York City on                 , 2017 and become a holder of Shares by the close of business in Taiwan on the Share Record Date and (b) comply with the procedures and requirements for exercising appraisal rights for the Shares under Article 12 of the ROC M&A Act.

Please see “Material U.S. Federal Income Tax Considerations” and “Material Taiwan Tax Considerations” beginning on page 99 for a more detailed description of the tax consequences of the Share Purchase. You should consult your own tax advisor for a full understanding of how the Share Purchase will affect your U.S. federal, state, local, foreign and other taxes.

Q:	After the Share Purchase is completed, how will I receive the Share Purchase consideration for my Shares (not including Shares represented by ADSs)?

A:	If you are a registered holder of Shares, within three (3) business days after the Effective Time, HoldCo will pay the Share Purchase consideration to the Company’s stock agent, who will send you, as soon as practicable but no later than [ ] business days after the Effective Time, the Final Per Share Consideration in cash, without interest and net of any applicable withholding taxes, for each Share you held according to the registration information in the shareholder roster of the Company immediately before the Effective Time, unless you validly exercised and have not effectively withdrawn or lost your appraisal rights in accordance with Article 12 of the ROC M&A Act.

Q:	After the Share Purchase is completed, how will I receive the cash for my ADSs?

A:	If your ADSs are represented by certificates, also referred to as American depositary receipts (“ADRs”), unless you have surrendered your ADRs to the ADS Depositary for cancellation prior to the Effective Time, upon your surrender of the ADRs (or an affidavit and indemnity of loss in lieu of the ADRs) together with a duly completed letter of transmittal (which will be supplied to you by the ADS Depositary after the effective time), the ADS Depositary will send you a check for the Final Per ADS Consideration, without interest and net of any applicable withholding taxes, for each ADS represented by the ADRs, in exchange for the cancellation of your ADRs after the completion of the Share Purchase. The per ADS exchange consideration may be subject to backup withholding taxes if the ADS Depositary has not received from you a properly completed and signed U.S. Internal Revenue Service Form W-8 or W-9.

In the event of a transfer of ownership of ADSs that is not registered in the register of ADS holders maintained by the ADS Depositary, the check for any cash to be exchanged upon cancellation of the ADSs will be issued to such transferee only if the ADRs, if applicable, are presented to the ADS Depositary, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable ADS transfer taxes have been paid or are not applicable. The per ADS exchange consideration may be subject to backup withholding taxes if the ADS Depositary has not received from the transferee a properly completed and signed U.S. Internal Revenue Service Form W-8 or W-9.

If your ADSs are held in “street name” by your broker, bank or other nominee, you will not be required to take any action to receive the Share Purchase consideration for your ADSs as the ADS Depositary will arrange for the surrender of the ADSs and the remittance of the per ADS exchange consideration with The Depository Trust Company (the clearance and settlement system for the ADSs) for distribution to your broker, bank or nominee on your behalf. If you have any questions concerning the receipt of the per ADS exchange consideration, please contact your broker, bank or nominee.

Q:	When and where will the extraordinary general meeting be held?

A:	The extraordinary general meeting will take place on , 2017, at a.m. (Taipei time) at Taichung Industrial Park Service Center Administrative Building, Floor 1, Conference Room 101, No. 2, Gongyecyu 5th Road, Situn District, Taichung City, Taiwan.

Q:	What matters will be voted on at the extraordinary general meeting?

A:	You will be asked to consider and vote on the following proposals:

•	to approve the Joint Share Exchange Agreement and the transactions contemplated by the Joint Share Exchange Agreement, including the Share Purchase; and

•	to authorize the Designated Persons to do all things necessary to give effect to the Joint Share Exchange Agreement.

Q:	What vote of our shareholders is required to approve the Joint Share Exchange Agreement?

A:	The only vote of the holders of any class or series of share capital of the Company necessary to approve and adopt the Joint Share Exchange Agreement is the affirmative vote of shareholders representing (a) a simple majority of the voting power of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting at which shareholders representing two-thirds or more of the total number of the issued and outstanding Shares are present, or (b) two-thirds or more of the voting power of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting of the Company at which shareholders representing less than two-thirds but more than a simple majority of the total number of the issued and outstanding Shares are present. Each Share is entitled to one (1) vote on all matters subject to the shareholders’ vote. At the close of business in Taiwan on the Share Record Date, [265,676,800] Shares are expected to be outstanding and entitled to vote at the extraordinary general meeting.

Q:	How does the Board recommend that I vote on the proposals?

A:	Having carefully considered all the relevant factors and upon the unanimous determination of the Special Committee, our Board unanimously recommends that you vote:

•	FOR the proposal to approve the Joint Share Exchange Agreement and the transactions contemplated by the Joint Share Exchange Agreement, including the Share Purchase; and

•	FOR the proposal to authorize the Designated Persons to do all things necessary to give effect to the Joint Share Exchange Agreement.

You should read “Special Factors—Reasons for the Share Purchase, Review Conclusion of the Special Committee and Recommendation of Our Board” beginning on page 33 for a discussion of the factors that the Special Committee considered in determining that the terms and conditions of the Joint Share Exchange Agreement are fair and reasonable and the Board considered in deciding to recommend the approval of the Joint Share Exchange Agreement. In addition, in considering the determination of the Special Committee and the recommendation of the Board with respect to the Joint Share Exchange Agreement, you should be aware that some of the Company’s directors and executive officers have interests in the Share Purchase that are different from, or in addition to, the interests of our shareholders generally. See “Special Factors—Interests of Certain Persons in the Share Purchase” beginning on page 67.

Q:	Who is entitled to vote at the extraordinary general meeting?

A:	The Share Record Date is , 2017. Only shareholders entered in the shareholder registry of the Company at the close of business in Taiwan on the Share Record Date or their proxy holders are entitled to vote at the extraordinary general meeting or any adjournment thereof. The ADS Record Date is , 2017. Only ADS holders of the Company at the close of business in New York City on the ADS Record Date are entitled to instruct the ADS Depositary to vote at the extraordinary general meeting. Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs by the close of business in New York City on , 2017 and become a holder of Shares by the close of business in Taiwan on the Share Record Date. If you wish to cancel your ADSs, please see below for additional information or see “The Extraordinary General Meeting—Procedures for Voting—ADSs” beginning on page 75.

Q:	What constitutes a quorum for the extraordinary general meeting?

A:	The presence, in person, by proxy or by corporate representative, of shareholders holding a simple majority of the issued and outstanding Shares that are entitled to vote on the record date will constitute a quorum for the extraordinary general meeting.

Q:	When do you expect the Share Purchase to be completed?

A:	We are working toward completing the Share Purchase as quickly as possible and currently expect the Share Purchase to close in the [second quarter of 2017]. In order to complete the Share Purchase, we must obtain shareholder approval of the Share Purchase at the extraordinary general meeting and the other closing conditions under the Joint Share Exchange Agreement, including, without limitation, approvals of or no objections to anti-trust approval authorities in Taiwan, the United States and the PRC, must be satisfied or waived in accordance with the Joint Share Exchange Agreement.

Q:	What happens if the Share Purchase is not completed?

A:	If the Joint Share Exchange Agreement is not approved by the shareholders or if the Share Purchase is not completed for any other reason, shareholders will not receive any payment for their Shares or ADSs in connection with the Share Purchase nor will the holders of any share options receive payment pursuant to the Joint Share Exchange Agreement. Instead, the Shares will continue to be listed and traded on the TWSE and the ADSs will continue to be listed and traded on NASDAQ, provided that the Company continues to meet the respective listing requirements of the stock exchanges, and the Company will remain subject to SEC reporting obligations. Therefore, the Company’s shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our Shares or ADSs. Accordingly, if the Share Purchase is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your Shares or ADSs, including the risk that the market price of the ADSs may decline to the extent that the current market price reflects a market assumption that the Share Purchase will be completed.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, exhibits, attachments and the other documents referred to or incorporated by reference herein and to consider how the Share Purchase affects you as a shareholder. After you have done so, please vote as soon as possible.

Q:	How do I vote if my Shares are registered in my name?

A:	If Shares are registered in your name (that is, you do not hold ADSs) as of the Share Record Date for shareholder voting, you should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the accompanying return envelope as soon as possible, but in any event no later than five (5) days before the date of the extraordinary general meeting, so that your Shares will be represented and may be voted at the extraordinary general meeting.

You may also vote electronically through the shareholder voting platform maintained by Taiwan Depository and Clearing Corporation (the “Electronic Voting Platform”) no later than two (2) days prior to the date of the extraordinary general meeting (the “Electronic Voting Period”) by accessing the following website: https://www.stockvote.com.tw/evote/login/shareholder.html. You can log into the Electronic Voting Platform with (i) your identity card number or your unified business number and (ii) an eligible electronic certificate, such as a securities firm online order placement certificate, natural person certificate or industrial and commercial certificate and proceed in accordance with the instructions provided therein. Voting electronically will not deprive you of your right to attend the extraordinary general meeting and vote in person, provided that you withdraw your electronic vote no later than two (2) days prior to the date of the extraordinary general meeting. If you do not withdraw your vote before such deadline and attend the extraordinary general meeting to vote in person, your vote exercised electronically will prevail.

Alternatively, if you do not submit a proxy card or vote electronically, you can attend the extraordinary general meeting and vote in person. If your Shares are held by your broker, bank or other nominee, please see below for additional information.

Q:	How do I vote if I own ADSs?

A:	If you own ADSs as of the close of business in New York City on the ADS Record Date, you cannot vote at the meeting directly, but you may instruct the ADS Depositary (as the holder of the Shares underlying your ADSs) how to vote the Shares underlying your ADSs by completing and signing the ADS voting instruction card and returning it in accordance with the instructions printed on it as soon as possible but, in any event, so as to be received by the ADS Depositary no later than 12:00 p.m. (New York City time) on , 2017. However, please be aware that the ADS Depositary, as the record holder of the Shares represented by ADSs, will NOT vote the Shares it holds on deposit at the extraordinary general meeting in accordance with the individual voting instructions it receives. Instead, the ADS Depositary will vote ALL the Shares it holds on deposit at the extraordinary general meeting as follows:

•	if holders of at least 51% of the ADSs outstanding at the close of business in New York City on the ADS Record Date, instruct the ADS Depositary to vote in the same manner regarding a resolution, the ADS Depositary will appoint the Voting Representative to vote ALL the Shares represented by the ADSs outstanding in the manner so instructed.

•	if the ADS Depositary does not receive instructions from holders of at least 51% of the ADSs outstanding at the close of business in New York City on the ADS Record Date, to vote in the same manner regarding a resolution, the ADS Depositary itself will not provide any voting instruction and instead will appoint the Voting Representative to vote ALL the Shares represented by the ADSs outstanding as the Voting Representative deems appropriate, which may not be in your best interest.

Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs prior to the close of business in New York City on                 , 2017 and become a holder of Shares by the close of business in Taiwan on the Share Record Date. If you hold your ADSs through a financial intermediary such as a broker, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote. If your ADSs are held by your broker, bank or other nominee, see below.

If you wish to cancel your ADSs, you need to make arrangements to deliver your ADSs to the ADS Depositary for cancellation prior to the close of business in New York City on                 , 2017 together with (a) delivery instructions for the corresponding Shares (name and address of the person who will be the registered holder of Shares), and (b) payment of the ADS cancellation fees (US$0.05 per ADS to be cancelled) and any applicable taxes. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS Depositary will arrange for JPMorgan Chase Bank, N.A., Taipei Branch, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder. If after registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares to issue and mail a certificate to your attention.

As of the date hereof, the Company is not aware of any substantial opposition to any matter to be voted on at the extraordinary general meeting and does not believe that any such matter will have a material adverse impact on the rights of the Company’s shareholders.

Q:	If my Shares or ADSs are held in a brokerage account, will my broker vote my Shares on my behalf?

A:	Your broker, bank or other nominee will only vote your Shares on your behalf or give voting instructions with respect to the Shares underlying your ADSs if you instruct it on how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank or nominee regarding how to instruct it to vote your Shares. If you do not instruct your broker, bank or other nominee how to vote your Shares that it holds, those Shares may not be voted.

Q:	What will happen if I abstain from voting or fail to vote on the proposal to approve the Joint Share Exchange Agreement?

A:	If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, dealer, commercial bank, trust company or other nominee, your vote will not be counted.

However, if you hold ADSs and do not give the ADS Depositary voting instructions in a timely manner, under the deposit agreement, the ADS Depositary will appoint the Voting Representative to vote ALL the Shares represented by the ADSs outstanding in the manner as instructed by at least 51% of the ADSs outstanding, or as the Voting Representative deems appropriate if the ADSs Depositary does not receive instructions to vote in the same manner by at least 51% of the ADS outstanding.

As of the date hereof, the Company is not aware of any substantial opposition to any matter to be voted on at the extraordinary general meeting and does not believe any such matter will have a material adverse impact on the rights of the Company’s shareholders.

Q:	May I change my vote?

A:	Yes.

If you previously delivered a valid proxy to the Company, you may change your vote in one of two ways:

•	first, you may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder files a written notice of revocation with the Company no later than two (2) days before the date of the extraordinary general meeting. Any written notice revoking a proxy should be sent to Siliconware Precision Industries Co., Ltd., No. 123, Sec. 3, Da Fong Road, Tantzu, Taichung, Taiwan, Republic of China, Attention: Eva Chen; or

•	second, you may complete, date and submit a new proxy card, which shall include an explicit statement revoking the previous proxy and bear a later date than the proxy card sought to be revoked to the Company no later than five (5) days prior to the date of the extraordinary general meeting.

If you previously exercised your vote electronically, you may change your vote in one of three ways:

•	first, you may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke an electronic vote. It will only be revoked if you withdraw your electronic vote through the Electronic Voting Platform no later than two (2) days before the date of the extraordinary general meeting;

•	second, you may change your vote by logging into the Electronic Voting Platform no later than two (2) days prior to the date of the extraordinary general meeting; or

•	third, you may complete, date and submit a new proxy card, which shall include an explicit statement revoking the previous electronic vote and bear a later date than the electronic vote sought to be revoked to the Company no later than five (5) days prior to the date of the extraordinary general meeting.

If you hold Shares through a broker, bank or other nominee and have instructed the broker, bank or other nominee to vote your Shares, you must follow directions received from the broker, bank or other nominee to change your instructions.

Holders of our ADSs may revoke their voting instructions by notification to the ADS Depositary in writing at any time prior to 12:00 p.m. (New York City time) on                 , 2017. A holder of ADSs can do this in one of two ways:

•	first, a holder of ADSs can revoke its voting instructions by written notice of revocation timely delivered to the ADS Depositary.

•	second, a holder of ADSs can complete, date and submit a new ADS voting instruction card to the ADS Depositary bearing a later date than the ADS voting instruction card sought to be revoked.

If you hold your ADSs through a broker, bank or nominee and you have instructed your broker, bank or nominee to give ADS voting instructions to the ADS Depositary, you must follow the directions of your broker, bank or nominee to change those instructions.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your Shares or ADSs in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold Shares or ADSs. If you are a holder of record and your Shares or ADSs are registered in more than one name, you will receive more than one proxy card. Please submit each proxy card that you receive.

Q:	Should I send in my share certificates or my ADRs now?

A:	No. After the Share Purchase is completed, you will be sent a form of letter of transmittal with detailed written instructions for exchanging your share certificates for the Share Purchase consideration. Please do not send in your certificates now. Similarly, you should not send in the ADRs that represent your ADSs at this time. Promptly after the Share Purchase is completed, the ADS Depositary will call for the surrender of all ADRs for delivery of the Share Purchase consideration. ADR holders will be receiving a similar form of letter of transmittal and written instructions from the ADS Depositary relating to the foregoing.

All holders of uncertificated Shares and uncertificated ADSs (i.e., holders whose Shares or ADSs are held in book entry) will automatically receive their cash consideration shortly after the Share Purchase is completed without any further action required on the part of such holders.

If your Shares or your ADSs are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your share certificates or ADRs in exchange for the Share Purchase consideration.

Q:	Am I entitled to appraisal rights?

A:	Yes. Shareholders electing to dissent from the Share Purchase will have the right to seek appraisal and payment of the fair value of their Shares if the Share Purchase is completed, but only if they deliver to the Company, before or during the extraordinary general meeting at which the vote is taken, a written objection or an oral objection that has been put into the record to the Share Purchase and they subsequently comply with all procedures and requirements of Article 12 of ROC M&A Act for the exercise of appraisal rights. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the Share Purchase consideration you would receive pursuant to the Joint Share Exchange Agreement if you did not exercise appraisal rights with respect to your Shares.

ADS holders will not have the right to seek appraisal and payment of the fair value of the Shares underlying their ADSs. The ADS Depositary will not attempt to perfect any dissenters’ rights with respect to any of the Shares that it holds, even if an ADS holder requests the ADS Depositary to do so. ADS holders wishing to exercise appraisal rights must surrender their ADSs to the ADS Depositary, pay the ADS Depositary’s fees required for such surrender and provide instructions for the registration of the corresponding Shares before the close of business in New York City on                 , 2017, and become registered holders of Shares by the close of business in Taiwan on the Share Record Date. Thereafter, such former ADS holders must comply with the procedures and requirements for exercising dissenter and appraisal rights with respect to the Shares under Article 12 of the ROC M&A Act.

We encourage you to read the section of this proxy statement entitled “Dissenters’ Rights” beginning on page 93 as well as “Annex E—ROC Business Mergers and Acquisitions Act —Article 12” to this proxy statement carefully and to consult your own Taiwan legal counsel if you desire to exercise your appraisal rights.

Q:	If I own ADSs and seek to perfect appraisal rights, how do I convert my ADSs to Shares, and when is the deadline for completing the conversion of ADSs to Shares?

A:	If you own ADSs and wish to exercise appraisal rights, you must surrender your ADSs at the ADS Depositary’s office at 270 Park Ave, New York, NY 10017. Upon your payment of its fees, including the applicable ADS surrender fee (US$0.05 per ADS being cancelled) and any applicable taxes, the ADS Depositary will transfer the Shares and any other deposited securities underlying the ADSs to such ADS holder or a person designated by such ADS holder.

The deadline for surrendering ADSs to the ADS Depositary for these purposes is the close of business in New York City on                 , 2017.

You must become a registered holder of your shares and lodge a written notice of objection to the Share Purchase prior to the extraordinary general meeting.

Q:	Will any proxy solicitors be used in connection with the extraordinary general meeting?

A:	No. The Company does not plan to engage a proxy solicitor to assist in the solicitation of proxies.

Q:	Do any of the Company’s directors or executive officers have interests in the Share Purchase that may differ from those of other shareholders?

Yes. Some of the Company’s directors or executive officers have interests in the Share Purchase that may differ from those of other shareholders, including the continuation of service of then directors and the executive officers of the Company in positions that are substantially similar to their current positions. Please see “Special Factors—Interests of Certain Persons in the Share Purchase” beginning on page 67 for a more detailed discussion of how some of the Company’s directors and executive officers have interests in the Share Purchase that are different from, or in addition to, the interests of our shareholders generally.

Q:	Who can help answer my questions?

A:	If you have any questions about the Share Purchase or if you need additional copies of this proxy statement or the accompanying proxy card, you should contact Eva Chen, the chief financial officer of the Company, via mail, email or telephone according to the details below:

Address: No. 123, Sec. 3, Da Fong Rd., Tantzu, Taichung, Taiwan 427, R.O.C.

Email: evachen@spil.com.tw

Tel: 886-4-2534-1525 (ext. 1528)

SPECIAL FACTORS

Effects of the Share Purchase

Upon the terms and subject to the conditions of the Joint Share Exchange Agreement, and in accordance with the applicable provisions of the Company Law of the ROC, at the Effective Time, HoldCo will acquire all issued shares of ASE and the Company, and ASE and the Company will become wholly owned subsidiaries of HoldCo concurrently.

The following chart depicts the organizational structure of each of ASE and the Company (“SPIL” stands for the Company for the purpose of the below chart) before the Share Purchase as of the date of this proxy statement and immediately after the Effective Time.

Before the Share Purchase as of the date of this proxy statement:

Immediately after the Effective Time:

Pursuant to the terms and subject to the conditions set forth in the Joint Share Exchange Agreement, at the Effective Time:

(i)	for the Company’s shareholders:

•	each Share, par value NT$10 per share, issued immediately prior to the Effective Time (including the Company’s treasury shares and the Shares beneficially owned by ASE), will be transferred to HoldCo in consideration for the right to the Final Per Share Consideration, payable by HoldCo in cash in NT dollars, without interest and net of any applicable withholding taxes; and

•	each ADS will be cancelled in exchange for the right to receive through ADS Depositary, the Final Per ADS Consideration, without interest and net of any applicable withholding taxes.

The Final Per Share Consideration and the Final Per ADS Consideration will be subject to adjustments if the Company issues shares or pays cash dividends from the date of this proxy statement to the Effective Time, provided, however, that the Final Per Share Consideration and the Final Per ADS Consideration shall not be subject to adjustment if the aggregate amount of the cash dividends distributed by the Company in fiscal year 2017 is less than 85% of its after-tax net profit for fiscal year 2016.

Upon consummation of the Share Purchase, the Company would become a privately held corporation. Accordingly, the Company’s former shareholders would not have the opportunity to participate in the earnings and growth of the Company after the Share Purchase and would not have any right to vote on corporate matters. Similarly, the Company’s former shareholders would not face the risk of losses generated by the Company’s operations or decline in the value of the Company after the Share Purchase. Further, the Shares would be delisted from the TWSE and the ADSs would be delisted from NASDAQ and would become eligible for deregistration under the Exchange Act.

(ii)	for ASE shareholders:

•	each ASE Share, par value NT$10 per share, issued immediately prior to the Effective Time (including ASE’s treasury shares), will be transferred to HoldCo in consideration for the right to receive 0.5 common shares of Holdco (“Holdco Common Share”); and

•	each ASE ADS, currently representing five ASE Shares, will, after the Effective Time, represent the right to receive 1.25 American depositary shares of HoldCo (“HoldCo ADSs”), each HoldCo ADS representing two HoldCo Common Shares, upon surrender for cancellation to Citibank, N.A. (the “ASE Depositary”) after the Effective Time.

At the Effective Time, HoldCo will acquire all issued shares of ASE. HoldCo would be entitled to all benefits resulting from its 100% ownership of ASE, including all of ASE’s net book value and net income or loss. Similarly, HoldCo would also bear all of the risk of losses generated by ASE’s operations and any decrease in the value of ASE after the Share Purchase. Upon consummation of the Share Purchase, ASE would become a privately held corporation. ASE Shares would be delisted from the TWSE and ASE ADSs would be delisted from NYSE and would become eligible for deregistration under the Exchange Act.

Background of the Share Purchase; Past Contacts; Negotiations

Events leading to the execution of the Joint Share Exchange Agreement described in this “Background of the Share Purchase; Past Contacts; Negotiations” section occurred in various locations that regularly included Taiwan, United States and Hong Kong. As a result, Taiwan Standard Time is used for all dates and times given.

The Board and senior management of the Company have periodically reviewed the Company’s long-term strategic plan with the goal of maximizing shareholder value. As part of this ongoing process, the Board and senior management of the Company also have periodically reviewed potential strategic alternatives that may be available to the Company.

On August 21, 2015, ASE announced that it planned to commence, on August 24, 2015, tender offers at a price of NT$45 per Share and NT$225 per ADS, respectively, for 779,000,000 Shares (including those represented by ADSs), which represented approximately 24.99% of the issued and outstanding share capital of the Company (the “Initial ASE Tender Offers”).

On August 24, 2015, ASE commenced the Initial ASE Tender Offers. On the same day, the Company announced that it had (i) formed a review committee (the “Review Committee”) consisting of its independent directors to evaluate the Initial ASE Tender Offers, and (ii) retained J.P. Morgan as its financial advisor, Simpson Thacher & Bartlett (“Simpson Thacher”) as its United States legal counsel and Jones Day as its Taiwan legal counsel.

On August 28, 2015, the Review Committee and the Board separately held a Review Committee meeting and a Board meeting to discuss and evaluate the Initial ASE Tender Offers. Prior to such meetings, J.P. Morgan provided an opinion to the Board, stating that the consideration of NT$45 per Share and NT$225 per ADS were inadequate from a financial point of view. Ding Shuo Certified Public Accountants (“Ding Shuo”) also delivered a fairness opinion to the Company, which valued the Shares and the ADSs at NT$48.91 to NT$60.58 per Share and NT$244.55 to NT$302.90 per ADS. Having considered all the relevant factors, including a review of the opinions of J.P. Morgan and Ding Shuo, both the Review Committee and the Board unanimously concluded that the Initial ASE Tender Offers were inadequate and determined to recommend that the holders of the Shares and ADSs reject the Initial ASE Tender Offers and not tender any Shares or ADSs pursuant to the Initial ASE Tender Offers (the “Company Recommendation to the Initial Tender Offers”).

On the same day, the Company entered into a letter of intent with Hon Hai Precision Industry Co., Ltd. (“Hon Hai”) pursuant to which (i) the Company would issue 840,600,000 Shares in exchange for 359,230,769 common shares issued by Hon Hai, representing approximately 21.24% and 2.20% of the issued and outstanding share capital of the Company and Hon Hai, respectively (the “Hon Hai Share Exchange”), and (ii) the Company and Hon Hai would cooperate on certain commercial matters specified in such letter of intent (the “Hon Hai Commercial Cooperation”).

On the same day, the Company issued a press release and filed a Solicitation/Recommendation Statement on Schedule 14D-9 (as amended, the “First Schedule 14D-9”) with the SEC announcing (i) the Company Recommendation to the Initial Tender Offers and (ii) the proposed Hon Hai Share Exchange and Hon Hai Commercial Cooperation.

The Hon Hai Share Exchange would have required an increase in the authorized but unissued capital of the Company (the “Capital Increase”) and amendments to the Company’s acquisition and disposition procedures (the “By-Law Amendments”), which would have required the approval of the Company’s shareholders at an extraordinary shareholders’ meeting (the “First EGM”). Later that date, the Company held a meeting of the Board, which approved the calling of the First EGM on October 15, 2015, and set a record date of September 15, 2015 for the First EGM, which date was prior to the expiration and closing of the Initial ASE Tender Offers. ASE was therefore not eligible to vote its Shares at the First EGM.

The Initial ASE Tender Offers expired on September 22, 2015. Pursuant to the Initial ASE Tender Offers, there were validly tendered and not validly withdrawn a number of Shares and ADSs representing approximately 36.83% of the issued and outstanding share capital of the Company. On September 23, 2015, ASE accepted for purchase Shares and ADSs representing approximately 24.99% of the issued and outstanding share capital of the Company.

On September 22, 2015, ASE filed an injunction with the Taichung District Court seeking to enjoin the First EGM.

On September 23, 2015 following the expiration of the Initial ASE Tender Offers, , ASE’s Chairman and Chief Executive Officer, Mr. Jason Chang (“Mr. Chang”) met with the Company’s Chairman, Mr. Lin, to express his regret that, due to certain legal limitations, ASE had not been able to discuss the Initial ASE Tender Offers with the Company prior to its commencement. Mr. Chang also stated that the purpose of ASE’s investment was to explore avenues of mutual cooperation in the face of intensifying global competition and industry consolidation and that ASE opposed the proposed Hon Hai Share Exchange.

On September 28, 2015 and October 1, 2015, ASE issued open letters to the Company’s shareholders urging them to vote against the proposals to be voted on at the First EGM in connection with the Hon Hai Share Exchange.

On October 1, 2015, pursuant to the Initial ASE Tender Offers, ASE closed its acquisition of, and paid for, 725,749,060 Shares and 10,650,188 ADSs, representing approximately 24.99% of the issued and outstanding share capital of the Company.

Also on October 1, 2015, ASE filed a suit in the Taichung District Court seeking the invalidation of the Board’s resolution convening the First EGM.

On October 2, 2015, the Company formally received a preliminary injunction petition from the Taichung District Court filed by ASE seeking to enjoin the First EGM. Following the receipt of such petition, the Company convened internal meetings and had discussions with its outside counsels.

On October 5, 2015, ASE issued a further open letter to the Company’s shareholders urging them to vote against the proposals to be voted on at the First EGM in connection with the Hon Hai Share Exchange, noting that two leading proxy advisors agreed with ASE’s position.

On October 13, 2015, the Taichung District Court denied ASE’s petition seeking an injunction to enjoin the First EGM.

On October 15, 2015, the Company’s Capital Increase and By-Law Amendments were not approved by its shareholders at the First EGM.

Also on October 15, 2015, the Company filed a suit in the Kaohsiung District Court (the “SPIL Kaohsiung Suit”) against ASE seeking the invalidation of the Initial ASE Tender Offers and the confirmation that ASE did not have the right to be registered as a shareholder in the Company’s shareholder register. On the same day, ASE withdrew its suit seeking the invalidation of the Board’s resolution convening the First EGM. Subsequently, the Kaohsiung District Court revoked the SPIL Kaohsiung Suit on June 27, 2016.

On October 22, 2015 and on November 2, 2015, Mr. Chang sent letters to Mr. Lin reiterating that the purpose of ASE’s investment in the Company was to establish a basis for possible future cooperation and that ASE hoped to discuss and establish specific plans for such cooperation.

On November 4, 2015, Mr. Lin sent a letter to Mr. Chang noting that the Company did not recognize ASE as a shareholder of the Company and requesting that ASE provided a written undertaking prior to any discussions with the Company. The undertaking shall specify that (i) if ASE became a shareholder of the Company, ASE would maintain its financial investor status, and would not intervene, participate in or interfere with the Company’s business operations, and would not nominate any person for appointment as a director of the Company, and (ii) ASE would treat the communications and discussions between both parties as confidential, and would not disclose such information externally without the Company’s consent.

On November 6, 2015, Mr. Chang sent a letter to Mr. Lin stating that ASE had lawfully acquired 779,000,000 Shares (including those represented by ADSs) upon completion of the Initial ASE Tender Offers and requesting a meeting before November 13, 2015 to discuss specific details of the undertaking proposed by Mr. Lin and plans for potential cooperation.

On November 16, 2015, ASE filed an amendment to its report on Schedule 13D indicating its concerns regarding the Company’s actions in response to ASE’s acquisition of the Shares.

On December 11, 2015, the Company announced a potential transaction with Tsinghua Unigroup Ltd. (“Tsinghua” and the “Tsinghua Transaction”). Pursuant to the Tsinghua Transaction, if approved by the shareholders of the Company, Tsinghua would purchase newly issued Shares by way of private placement at a price of NT$55 per Share. The Tsinghua Transaction would also have required the approval of the Company’s shareholders. On the same day, the Company announced that it planned to hold an extraordinary shareholders’ meeting on January 28, 2016 for shareholders to vote on the Tsinghua Transaction. Upon completion of the Tsinghua Transaction, Tsinghua would have owned 24.9% of the Company’s then-outstanding Shares and have the right to appoint one director to the Board.

On December 14, 2015, ASE submitted a written proposal to the Board proposing to acquire 100% of the remaining outstanding Shares of the Company for NT$55 per Share in cash and 100% of the remaining outstanding ADSs for NT$275 per ADS in cash (the “December 14, 2015 Proposal”). The December 14, 2015 Proposal was subject to execution and delivery of a mutually satisfactory definitive share exchange agreement containing customary terms and conditions, and was contingent on the termination or cancellation of the Tsinghua Transaction. ASE requested a written response from the Board by December 21, 2015 to confirm whether or not the Company was willing to discuss the December 14, 2015 Proposal.

On December 21, 2015, the Company issued a press release stating that it would assess the December 14, 2015 Proposal and that it would discuss the December 14, 2015 Proposal at a meeting of the Board to be held on December 28, 2015.

On December 22, 2015, ASE announced that it planned to commence, on December 29, 2015, tender offers in the ROC and the United States (the “Second ASE Tender Offers”) for up to 770,000,000 Shares, including those represented by ADSs, at a price of NT$55 per Share (and NT$275 per ADS), which represented approximately 24.71% of the issued and outstanding share capital of the Company. In addition, ASE disclosed that if the Second ASE Tender Offers were consummated, subject to either (i) the Company’s shareholders not approving the Tsinghua Transaction at the proposed extraordinary shareholders’ meeting on January 28, 2016 or (ii) the Company terminating the Tsinghua Transaction and cancelling the proposed extraordinary shareholders’ meeting, ASE would seek to cause the Company to enter into a share exchange or other similar business combination with ASE pursuant to which ASE would acquire 100% of the shares of the Company not owned by ASE (a “Proposed Combination”) for the consideration of NT$55 per Share and NT$275 per ADS (subject to adjustment if the Company issued shares or cash dividends prior to the closing of such Proposed Combination). After the Company learned about the Second ASE Tender Offers later that day, the Company contacted Simpson Thacher and Jones Day to act as its U.S. legal advisor and Taiwan legal advisor, respectively. On the same day, the Company issued a press release requesting that ASE cease its plan to commence the Second ASE Tender Offers and provide responses to certain questions as a precondition to any potential discussions on the December 14, 2015 Proposal. The Company also announced on the same day that it planned to postpone the proposed extraordinary general meeting that had been scheduled for January 28, 2016 to consider the Tsinghua Transaction.

On December 28, 2015, the Board held a meeting to discuss the December 14, 2015 Proposal and resolved that the Company would agree to initiate the evaluation of the December 14, 2015 Proposal if two conditions were met: (i) ASE immediately ceased its plan to commence the Second ASE Tender Offers and (ii) both parties started the negotiation based on mutually agreed foundations (the “Response”). On the same day, the Company issued a press release announcing the Response and also announced that it planned to postpone the proposed extraordinary shareholders’ meeting that had been scheduled for January 28, 2016 to discuss the Tsinghua Transaction.

On the same day, ASE announced that it intended, as previously announced, to commence the Second ASE Tender Offers on December 29, 2015 and that it believed that the Second ASE Tender Offers did not preclude any discussions with the Company with respect to the December 14, 2015 Proposal.

On December 29, 2015, ASE commenced the Second ASE Tender Offers.

On December 30, 2015, the Company received ASE’s prospectus in respect of the Second ASE Tender Offers. The Company then submitted such prospectus to the Review Committee and the Board to evaluate the Second ASE Tender Offers and engaged Ding Shuo and Diwan & Company Certified Public Accountants (“Diwan”) to separately conduct valuations of the Company and issue fairness opinions. On the same day, the Company announced that it would convene meetings of the Review Committee and the Board to discuss the Second ASE Tender Offers.

On January 7, 2016, the Review Committee and the Board separately held a review committee meeting and a board meeting to discuss and evaluate the Second ASE Tender Offers. Prior to such meetings, Ding Shuo and Diwan delivered fairness opinions, which valued the Shares at NT$56.33 to NT$68.60 per Share and at NT$58.32 to NT$63.44 per Share, respectively. Having considered all the relevant factors, including a review of the fairness opinions provided by Ding Shuo and Diwan, the Review Committee and the Board unanimously concluded that the Second ASE Tender Offers were inadequate and unanimously determined to recommend that holders of the Shares and ADRs consider the Review Committee and the Board’s reservations regarding the Second ASE Tender Offers and further review the relevant risks of the Second ASE Tender Offers before deciding individually whether or not to participate in the Second ASE Tender Offers (the “Company Recommendation to the Second Tender Offers”).

Later on the same day, the Company issued a press release and filed a Solicitation/Recommendation Statement on Schedule 14D-9 (as amended, the “Second Schedule 14D-9”) with the SEC announcing the Company Recommendation to the Second Tender Offers, which it subsequently amended, that shareholders of the Company consider the reservations of the Review Committee and the Board regarding the Second ASE Tender Offers, and further review the relevant risks before deciding individually whether or not to participate in the Second ASE Tender Offers.

On February 4, 2016, ASE extended the Second ASE Tender Offers until March 17, 2016 in order to permit the TFTC further time to review the Proposed Combination. The Second ASE Tender Offers had previously been scheduled to expire on February 16, 2016.

Between February 17, 2016 and March 9, 2016, the Company filed a number of amendments to the Second Schedule 14D-9 clarifying the scope of the Company Recommendation to the Second ASE Tender Offers. During this time, ASE published various advertisements in newspapers in the ROC and made various shareholder communications in connection with the Second ASE Tender Offers.

On March 17, 2016, ASE announced that the Second ASE Tender Offers were unsuccessful, as ASE had not received approval from the TFTC for the Proposed Combination between ASE and the Company prior to the expiration of the Second ASE Tender Offers. ASE further stated that it continued to seek to obtain control of the Company, with the purpose of effecting an acquisition of 100% of the Shares and ADSs that ASE did not already own. In addition, ASE stated that it would otherwise continue to seek opportunities for cooperation with the Company and would consider other possibilities, including further acquisitions of Shares. ASE also disclosed that the TFTC was still in the process of reviewing the Proposed Combination. If the TFTC approved the Proposed Combination, ASE expected to continue to seek the support of the shareholders of the Company in order to acquire 100% of the issued and outstanding share capital of the Company not owned by ASE. ASE further explained that, simultaneously with the acquisition of the Company, ASE planned to establish a holding company in Taiwan that would hold 100% of the equity interests of both ASE and the Company such that ASE and the Company would be wholly owned subsidiaries of such holding company, which would maintain all current operations of ASE and the Company in Taiwan.

Between March 24, 2016 and April 7, 2016, ASE acquired by way of market purchases additional Shares and ADSs amounting to an additional 8.29% of the issued and outstanding Shares (including those represented by ADSs) for an aggregate purchase price of NT$13.7 billion.

On April 17, 2016, Mr. Lin and Mr. Chang, together with representatives of ASE and the Company, had a meeting at which they discussed, among other things, the possibility of a combination transaction. During the meeting, Mr. Lin and Mr. Chang discussed whether it would be in the best interests of the two companies and their respective shareholders to explore the possibility of entering into a combination transaction.

Between April 25, 2016 and May 19, 2016, representatives of ASE and the Company, together with their respective legal and financial advisors, held a series of in-person meetings and conference calls to discuss a variety of issues, and explore whether it would be possible to develop the terms of a possible share purchase transaction by ASE of the Company (“Proposed Share Purchase”), including the structure, price, board composition of the new holding company after the Proposed Share Purchase, protection of the Company’s employee rights and the timing of any announcement. ASE furnished the Company with proposed draft transaction documents and presentation materials relating to the Proposed Share Purchase, which contemplated the Company and ASE entering into a share purchase transaction at a price of NT$55.0 per Share and set forth the other terms of such transaction. There was no agreement with respect to the Proposed Share Purchase by the end of these meetings.

On April 28, 2016, upon consideration of subjective and objective factors of the Company and Tsinghua, the Board resolved to terminate the Tsinghua Transaction (the “Tsinghua Transaction Termination”). On the same day, the Company issued a press release announcing the Tsinghua Transaction Termination.

On May 22, 2016, ASE furnished to the Company a draft of the Share Purchase MOU, which contemplated the Company and ASE entering into a share purchase transaction at a price of NT$55.0 per Share and set forth the other terms of such transaction. Prior to the execution thereof, Simpson Thacher and Jones Day, acting as the Company’s legal counsels, exchanged multiple drafts of the Share Purchase MOU with ASE’s legal counsels, Davis Polk and Baker & McKenzie.

On May 23, 2016, the audit committee of the Company held a meeting, at which members of the senior management of the Company participated. At the meeting, the audit committee discussed the background of the Share Purchase, the draft Share Purchase MOU and the engagement of IP International CPAs Firm (“IP International”) to evaluate the fairness of the transaction. Having considered the background of the transaction and all the relevant factors, the audit committee unanimously approved such engagement of IP International. In addition, the audit committee noted during the meeting that they would be acting as the Special Committee of the Company.

On May 25, 2016, Mr. Hsu of IP International provided the First IP International Opinion to the Special Committee, concluding that, taking into account various methods they applied in evaluating the share consideration, the consideration of NT$55.0 per Share falls within the range of the reasonable shareholders’ equity value between NT$40.45 and NT$58.98 and, therefore, is fair and reasonable.

On May 26, 2016, the Special Committee held a meeting to discuss the draft Share Purchase MOU, at which members of the senior management of the Company participated. Having considered all the relevant factors, including the First IP International Opinion, the Special Committee unanimously approved the execution of the Share Purchase MOU. Later that same day, the Board held a meeting to discuss the draft Share Purchase MOU, at which members of the senior management of the Company and representatives of the Company’s legal counsel and financial advisor participated. Having considered all the relevant factors, including the decision of the Special Committee, the Board unanimously approved the execution of the Share Purchase MOU and the engagement of J.P. Morgan to evaluate the fairness of this transaction.

On the same date, the board of directors of ASE (the “ASE Board”) held a meeting, at which members of ASE’s senior management participated, to discuss the draft Share Purchase MOU and review the conclusions of ASE’s legal and financial advisors. In connection with the deliberations of the ASE Board, Mr. Ji-Sheng Chiu, CPA of Crowe Horwath, an independent public accounting firm engaged by ASE, delivered to the ASE Board his oral opinion, which was confirmed by delivery of a written opinion dated May 25, 2016, that the cash consideration of NT$55.00 per Share and the exchange ratio pursuant to which ASE Shares would be exchanged for shares in the holding company, were reasonable and fair.

Later on the same day, ASE and the Company issued a joint press release announcing the execution of the Share Purchase MOU and setting a deadline for execution of a definitive Joint Share Exchange Agreement of June 25, 2016. Also on May 26 2016, Mr. Chang sent a letter to Mr. Lin reiterating his support for the proposed combination.

On May 27, 2016, ASE and the Company clarified by their respective press releases that the original per Share consideration of NT$55 per Share included the cash dividend and a returning of capital reserve of NT$3.8 per Share previously declared by the Company, and that the adjusted Final Per Share Consideration should be NT$51.2 per Share.

On June 3, 2016, Baker & McKenzie, ASE’s legal counsel, sent a proposed draft of the Joint Share Exchange Agreement to the Company’s legal counsel, Jones Day, which contemplated, among other things, that ASE would exchange all of ASE’s issued ASE Shares for shares in a newly formed holding company, and all issued Shares would be acquired for NT$55.00 per share in cash and NT$275 per ADS (prior to cash dividend and a returning of capital reserve adjustment).

Between June 3, 2016 and June 24, 2016, representatives of ASE and the Company, together with representatives of each of their legal and financial advisors, held a series of telephonic and in-person meetings to negotiate the terms of the draft Joint Share Exchange Agreement, including the post-closing commitments of the surviving company, the timetable for the transaction and the required regulatory approvals. During this period, ASE’s legal advisors Davis Polk and Baker & McKenzie exchanged multiple drafts of the draft Joint Share Exchange Agreement with the Company’s legal advisors Simpson Thacher and Jones Day.

On June 24, 2016, ASE and the Company executed a supplemental Share Purchase MOU, extending the deadline for ASE and the Company to execute a definitive agreement to June 30, 2016.

On June 29, 2016, Mr. Hsu of IP International provided the Second IP International Opinion to the Special Committee, concluding that taking into account various methods they applied in evaluating the share consideration, the consideration of NT$55 per Share (prior to the dividend adjustment) falls within the range of the reasonable shareholders’ equity value between NT$42.80 and NT$60.38 and therefore, is fair and reasonable.

On June 30, 2016, the Special Committee held a meeting to discuss the draft Joint Share Exchange Agreement, at which members of the senior management of the Company participated. Having considered all the relevant factors including the Second IP International Opinion, the Special Committee unanimously determined that the draft Joint Share Exchange Agreement and the transactions contemplated thereby were reasonable and fair to the Company and its shareholders and approved the execution of the Joint Share Exchange Agreement. Later that day, the Board held a meeting to discuss the draft Joint Share Exchange Agreement, at which members of the senior management of the Company and the representatives of the legal and financial counsel of the Company participated. In connection with the deliberations of the Board, J.P. Morgan provided an oral opinion on June 30, 2016 (which was subsequently confirmed by the delivery of a written opinion on the same date) to the Board, stating that the consideration of NT$51.2 per Share and NT$256 per ADS were fair and reasonable from a financial point of view. Having carefully considered all relevant factors, the Board approved the execution, delivery and performance by the Company of the Joint Share Exchange Agreement.

On June 30, 2016, the ASE audit committee unanimously determined that the draft Joint Share Exchange Agreement and the transactions contemplated thereby were advisable, fair to and in the best interests of ASE and its shareholders and approved the draft Joint Share Exchange Agreement and the other transactions contemplated therein. Later that same day, the ASE Board met to discuss the draft Joint Share Exchange Agreement, in which members of ASE senior management participated. Prior to the meeting, members of the ASE Board had been provided with a set of meeting materials, including the draft Joint Share Exchange Agreement and certain financial analyses. In connection with the deliberations of the ASE Board, an independent expert engaged by ASE, Mr. Ji-Sheng Chiu, CPA, delivered to the ASE Board his oral opinion, which was confirmed by delivery of a written opinion dated June 29, 2016, that the consideration in the draft Joint Share Exchange Agreement of NT$55.00 per Share and NT$275 per ADS (prior to cash dividend and a returning of capital reserve adjustment) and the exchange ratio pursuant to which ASE Shares would be exchanged for shares in the holding company, were reasonable and fair.

On June 30, 2016, ASE and the Company issued a joint press release announcing the execution of the Joint Share Exchange Agreement.

Reasons for the Share Purchase, Review Conclusion of the Special Committee and Recommendation of Our Board

Based on the foregoing considerations, the Board has concluded that it is more beneficial to the Company to undertake the Share Purchase and become a private company as a result of the Share Purchase than to remain a public company. In evaluating the Share Purchase, including the terms and conditions of the Joint Share Exchange Agreement, our Board consulted with the management team of the Company and the legal and financial advisors and acted upon the unanimous determination of the Special Committee.

At a meeting on June 30, 2016, the Special Committee, taking into account the conclusion of Mr. Hsu of IP International, an independent expert retained by the Special Committee, unanimously determined that the terms and conditions of the Joint Share Exchange Agreement are reasonable and fair to the Company and submitted its review minutes and conclusions to the Board for consideration.

At a meeting on June 30, 2016, having carefully considered all relevant factors, including the unanimous determination of the Special Committee, our Board adopted resolutions that:

•	determined that it is fair to and in the best interests of the Company, and declared it advisable, that the Company should approve and, as the case may be, enter into the Joint Share Exchange Agreement and the Share Purchase;

•	approved the execution, delivery and performance by the Company of the Joint Share Exchange Agreement and the completion of the transactions contemplated thereby, including the Share Purchase; and

•	directed that the authorization and approval of the Joint Share Exchange Agreement be submitted to a vote at an extraordinary general meeting of the shareholders of the Company and recommended that the shareholders of the Company authorize and approve by way of a special resolution the Joint Share Exchange Agreement and the Share Purchase.

In the course of reaching their respective determinations, the Special Committee and/or our Board considered the following substantive factors and potential benefits of the Share Purchase, each of which the Special Committee and our Board believed supported their respective decisions, but which are not listed in any relative order of importance:

•	our Board’s knowledge of our business, financial condition, results of operations, prospects and competitive position and its belief that the Share Purchase is more favorable to our shareholders than any other alternative reasonably available to the Company and our shareholders;

•	estimated forecasts of our future financial performance prepared by our management, together with our management’s view of our financial condition, results of operations, business, prospects and competitive position;

•	the belief of the Special Committee that the terms of the Joint Share Exchange Agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable;

•	the all-cash Share Purchase consideration, which will allow our shareholders and ADS holders to promptly realize liquidity for their investment and provide them with certainty of the value for their Shares or ADSs;

•	the current and historical market prices of our Shares and ADSs, including the fact that the Original Per Share Consideration and the Original Per ADS Consideration represent a premium of 8.9% and 12.3%, respectively, over the closing price of NT$50.5 per Share and $7.52 per ADS, respectively, on the Last Trading Day, and a premium of 17.4% and 10.3%, respectively, over the Company’s one-month and three-month volume-weighted average price of NT$46.86 and NT$49.85, respectively, as quoted by the Taiwan Stock Exchange on the Last Trading Day, and a premium of 19.7% and 11.6%, respectively, over the Company’s one-month and three-month volume-weighted average price of $7.06 and $7.57, respectively, as quoted by NASDAQ on the Last Trading Day;

•	the possibility that it could take a considerable period of time before the trading price of the Shares and the ADSs would reach and sustain at least the Share Purchase consideration of the Final Per Share Consideration or the Final Per ADS Consideration, as adjusted for present value;

•	the fact that the Company can independently conduct its business after the consummation of the Share Purchase;

•	the ability of the Company to terminate the Joint Share Exchange Agreement upon acceptance of a Superior Proposal (as defined in the section entitled “The Joint Share Exchange Agreement—Pre-Closing Covenants of the Company—Superior Proposals”), subject to compliance with the terms and conditions of the Joint Share Exchange Agreement;

•	the likelihood that the Share Purchase would be completed based on, among other things (not in any relative order of importance):

•	the absence of financing condition in the Joint Share Exchange Agreement; and

•	the likelihood and anticipated timing of completing the Share Purchase in light of the limited scope of the conditions to completion;

•	our ability, under certain circumstances, to change, withhold, withdraw, qualify or modify our recommendation that our shareholders vote to adopt the Joint Share Exchange Agreement;

•	the IP International Opinions rendered to the Special Committee on May 25, 2016 and June 29, 2016, respectively, as to the fairness, from a financial point of view, of the Original Per Share Consideration and the Original Per ADS Consideration;

•	the financial analysis reviewed and discussed with the Board by representatives of J.P. Morgan, as well as the opinion of J.P. Morgan rendered to the Board on June 30, 2016 as to the fairness, from a financial point of view, of the Final Per Share Consideration and the Final Per ADS Consideration to be paid to holders of Shares and ADSs in the Share Purchase, as of June 30, 2016, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by J.P. Morgan in preparing its opinion. Please see “—Opinion of the Board’s Financial Advisor” beginning on page 44 for additional information; and

•	since the announcement of the proposed transaction on May 26, 2016 and prior to the entry into the Joint Share Exchange Agreement, no party other than ASE had contacted the Company or the Special Committee expressing an interest in exploring an alternative transaction with the Company.

In addition, the Special Committee and our Board believed that sufficient procedural safeguards were and are present to ensure that the Share Purchase is procedurally fair to our shareholders and ADS holders and to permit the Special Committee and our Board to represent effectively the interests of such shareholders and ADS holders. These procedural safeguards, which are not listed in any relative order of importance, are discussed below:

•	the consideration of the Joint Share Exchange Agreement was conducted under the control and supervision of the Special Committee, which consists solely of independent directors, each of whom is an outside, non-employee director, and no limitations were placed on the Special Committee’s authority;

•	in considering the transaction with ASE, the Special Committee had independent judgment free from the influence of any interested parties;

•	all of the directors serving on the Special Committee during the entire process were and are independent directors and free from any affiliation with ASE. In addition, none of such directors is or ever was an employee of the Company or any of its subsidiaries or affiliates, and none of such directors has any financial interest in the Share Purchase that is different from that of the shareholders and ADS holders other than the members’ indemnification and liability insurance rights under the Joint Share Exchange Agreement;

•	the Special Committee was assisted in its evaluation of the Share Purchase by IP International’s fairness opinions;

•	the Special Committee and our Board were empowered to consider, attend to and take any and all actions in connection with the proposed Joint Share Exchange Agreement and the transactions contemplated thereby from the date the committee was established, and no evaluation, negotiation, or response regarding the transaction or any documentation in connection therewith from that date forward was considered by our Board for approval unless the Special Committee had recommended such action to our Board;

•	the terms and conditions of the Joint Share Exchange Agreement were the product of extensive negotiations between the authorized representatives of the Company and its advisors, under the supervision of the Special Committee, on the one hand, and ASE and its advisors, on the other hand;

•	the Special Committee was empowered to exercise any power or authority that the Special Committee determined was necessary or advisable in carrying out and fulfilling its duties and responsibilities;

•	the recognition by the Special Committee and our Board that they had no obligation to recommend the approval of the Share Purchase proposal from ASE or any other transaction;

•	the recognition by the Special Committee and our Board that, under the terms of the Joint Share Exchange Agreement, they have the ability to consider any acquisition proposal reasonably likely to lead to a Superior Proposal until the date our shareholders vote upon and approve the Joint Share Exchange Agreement;

•	the ability of the Company to terminate the Joint Share Exchange Agreement upon acceptance of a Superior Proposal, subject to compliance with the terms and conditions of the Joint Share Exchange Agreement; and

•	the availability of appraisal rights to the shareholders who comply with all of the required procedures under the ROC M&A Act for exercising dissenters’ and appraisal rights, which allow such shareholders to seek appraisal of the fair value of their Shares as determined by the court in Taiwan.

The Special Committee and/or the Board also considered a variety of potentially negative factors discussed below concerning the Joint Share Exchange Agreement and the Share Purchase, which are not listed in any relative order of importance:

•	the fact that the shareholders and ADS holders will have no ongoing equity participation in the Company following the Share Purchase, and that they will cease to participate in our future earnings or growth, if any, or to benefit from increases, if any, in the value of the Shares, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company which could include a dividend to shareholders;

•	the restrictions on the conduct of the Company’s business prior to the completion of the Share Purchase, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company pending completion of the Share Purchase;

•	the risks and costs to the Company if the Share Purchase does not close, including the diversion of management and employee attention, potential employee attrition, and the potential disruptive effect on business and customer relationships;

•	that the Company will be required to, in the event of the Company’s material breach of certain provisions of the Joint Share Exchange Agreement, pay liquidated damages to ASE in the amount of NT$8.5 billion, and reimburse ASE’s expenses, in connection with the termination of the Joint Share Exchange Agreement;

•	the fact that the Company’s remedy in the event of breach of the Joint Share Exchange Agreement by ASE is limited, under certain circumstances, to receipt of liquidated damages in the amount of NT$8.5 billion and reimbursement of the Company’s expenses, and under certain circumstances the Company may not be entitled to a liquidated damage or expenses at all;

•	the terms of ASE’s participation in the Share Purchase and the fact that ASE may have interests in the transaction that are different from, or in addition to, those of our shareholders and ADS holders (please see “—Interests of Certain Persons in the Share Purchase” beginning on page 67 for additional information);

•	the risk that the parties may fail to obtain the required approval from the shareholders of the Company or the shareholders of ASE or that completion may be unduly delayed for reasons beyond the control of the Company and/or ASE, including the potential length of the regulatory review process and the risk that applicable antitrust and competition authorities may prohibit or enjoin the Share Purchase or otherwise impose unanticipated conditions on the Company and/or ASE, in order to obtain clearance for the Share Purchase;

•	the possibility that the Share Purchase might not be completed and the negative impact of a public announcement of the Share Purchase on our sales and operating results and our ability to attract and retain key management, marketing and technical personnel;

•	the taxability of an all-cash transaction to our shareholders and ADS holders who are U.S. Holders (as defined under “Material U.S. Federal Income Tax Considerations”) for U.S. federal income tax purposes; and

•	the possibility that ASE and/or HoldCo may be unable or unwilling to complete the Share Purchase, including if ASE and/or HoldCo is unable to obtain sufficient financing to complete the Share Purchase despite their compliance with their financing obligations set forth in the Joint Share Exchange Agreement or if ASE chooses not to complete despite the availability of financing.

The foregoing discussion of information and factors considered by the Special Committee and/or our Board is not intended to be exhaustive, but includes a number of the factors considered by the Special Committee and/or our Board. In view of the wide variety of factors considered by the Special Committee and/or our Board, neither the Special Committee nor our Board found it practicable to quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusions. In addition, individual members of the Special Committee and/or our Board may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The Special Committee determined that the terms and conditions of the Joint Share Exchange Agreement are fair and reasonable, and our Board approved the Joint Share Exchange Agreement based upon the totality of the information presented to and considered by it.

Neither the Special Committee nor our Board considered the liquidation value of the Company’s assets because each considers the Company to be a viable-going concern business where value is derived from cash flows generated from its continuing operations. In addition, the Special Committee and the Board believe that the value of the Company’s assets that might be realized in liquidation would be significantly less than its going-concern value. Each of the Special Committee and the Board believes that the analyses and additional factors it reviewed provided an indication of our going-concern value. Each of the Special Committee and the Board also considered the historical market prices of our ADSs as described under the caption “Market Price of the Company’s ADSs, Dividends and Other Matters—Market Price of the ADSs” beginning on page 72. Neither the Special Committee nor our Board considered the Company’s net book value, which is defined as total assets minus total liabilities, attributable to the shareholders of the Company, as a factor. The Special Committee and the Board believe that net book value is not a material indicator of the value of the Company as a going concern. The Company’s net book value per Share as of December 31, 2015 was NT$22.31 (or NT$22.31 based on the weighted average number of outstanding Shares during 2015). Net book value does not take into account the future prospects of the Company, market conditions, trends in the industry related to the development, manufacturing and marketing of mobile communications devices and accessories or the business risks inherent in competing with larger companies in that industry.

In reaching its determination that the Joint Share Exchange Agreement and the transactions contemplated thereby, including the Share Purchase, are in the best interests of the Company and our shareholders and ADS holders and its decision to approve the Joint Share Exchange Agreement and recommend the approval of the Joint Share Exchange Agreement by our shareholders, our Board considered the analysis and conclusions of the Special Committee and the factors examined by the Special Committee as described above in this section and adopted such analysis and conclusions. For the foregoing reasons, our Board believes that the Joint Share Exchange Agreement and the transactions contemplated thereby are substantively and procedurally fair to our shareholders and ADS holders.

ASE’s Purposes of and Reasons for the Share Purchase

Under a possible interpretation of the SEC rules governing “going private” transactions, ASE may be deemed to be engaged in a “going private” transaction and, therefore, required to express its reasons for the Share Purchase to the Company’s unaffiliated security holders, as defined in Rule 13e-3 of the Exchange Act. ASE is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. For ASE, the purpose of the Share Purchase is to enable HoldCo to acquire 100% control of the Company, in a transaction in which all shareholders of the Company will be cashed out in exchange for the Final Per Share Consideration and Final Per ADS Consideration, as applicable, so that HoldCo will bear the rewards and risks of the sole ownership of the Company, including any increases in value of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses.

ASE believes that in light of the increase in competition and the consolidation trends in the global semiconductor industry, an investment in the Company would present attractive opportunities. ASE further believes that, as a privately held company, the Company will have greater flexibility to focus on addressing the challenges to the Company’s long-term profitability without the constraints caused by the public equity market’s valuation of the Company and emphasis on short-term period-to-period performance. Further, as a privately held company, the Company will be relieved of many of the expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the U.S. federal securities laws, including the Exchange Act and the Sarbanes-Oxley Act of 2002.

ASE decided to undertake the “going private” transaction at this time because it wants to take advantage of the benefits of the Company being a privately held company as described above.

Position of ASE as to Fairness of the Share Purchase

Although ASE has informed us that it does not believe at this time that it is an affiliate of the Company, pursuant to SEC rules ASE may be deemed to be an affiliate of the Company, and if so, pursuant to SEC rules, the Share Purchase may constitute a “going-private” transaction as defined in Rule 13e-3 under the Exchange Act. Under Rule 13e-3 under the Exchange Act, ASE is required to express its beliefs as to the fairness of the Share Purchase to the Company’s unaffiliated security holders, as defined in Rule 13e-3. ASE is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of ASE as to the fairness of the Share Purchase are not intended to be and should not be construed as a recommendation to any shareholder of the Company as to how to vote on the proposal to authorize and approve the Joint Share Exchange Agreement and the transactions contemplated by the Joint Share Exchange Agreement, including the Share Purchase.

ASE believes that the interests of the Company’s unaffiliated security holders were represented by the Board and Special Committee, which negotiated the terms and conditions of the Joint Share Exchange Agreement with the assistance of its legal and financial advisors. ASE did not participate in the deliberations of the Board and Special Committee regarding, and did not receive any advice from the Board’s or Special Committee’s advisors as to, the fairness of the Share Purchase to the Company’s unaffiliated security holders. ASE attempted to negotiate a transaction that would be most favorable to ASE and its shareholder, and not to the Company’s unaffiliated security holders and, accordingly, did not negotiate the Joint Share Exchange Agreement with a goal of obtaining terms that were substantively and procedurally fair to such holders. ASE agreed with the analyses and determinations as to the fairness reached by the Special Committee, based upon the reasonableness of the analyses and determinations, and their respective knowledge. ASE expressly adopted the analysis and conclusions reached by the Company that the Share Purchase is fair to the Company’s unaffiliated security holders.

Based on their knowledge and analysis of the Company, as well as discussions with the Company’s management regarding the Company and its business, and the factors considered by, and the conclusions of, the Board and the Special Committee discussed in “Reasons for the Share Purchase, Review Conclusion of the Special Committee and Recommendation of Our Board” beginning on page 33, ASE believes that the Share Purchase is both substantively and procedurally fair to the Company’s unaffiliated security holders based upon the following factors, which are not listed in any relative order of importance:

•	in considering the Share Purchase, the Special Committee, which consists solely of independent directors, acted solely to represent the interests of the Company and the Company’s shareholders, unanimously approved the Share Purchase, and had independent control of the negotiations with ASE on behalf of the Company and the shareholders of the Company;

•	despite holding a 33.29% equity interest in the Company, ASE did not, and currently does not, have any appointee on the Board. All of the directors serving on the Board during the entire process were and are free from any affiliation with ASE. In addition, none of the directors and executive officers involved in the process is or ever was an employee of ASE or any of its subsidiaries or affiliates and none of such directors or executive officers has any financial interest in the Share Purchase that is different from that of the unaffiliated security holders other than the director’s receipt of board compensation and executive officers’ salaries in the ordinary course;

•	the Special Committee retained and was advised by legal and independent experts experienced in assisting committees such as the Special Committee in similar transactions;

•	neither the Special Committee nor the Board had any obligation to recommend authorization or approval of the Joint Share Exchange Agreement and the transactions contemplated thereby, including the Share Purchase, or any other transaction;

•	the fact that the Special Committee received from its independent expert, Mr. Hsu of IP International, two opinions dated May 25, 2016 and June 29, 2016, and the Board received from its financial advisor, J.P. Morgan an opinion, dated June 30, 2016, in each case as to the fairness, from a financial point of view and as of their respective dates, of the consideration to be received by holders of the Shares in the Share Purchase;

•	the First Crowe Horwath Opinion, dated May 25, 2016, and the Second Crowe Horwath Opinion, dated June 29, 2016, to the ASE Board as to the fairness, from a financial point of view and as of the respective date of each opinion, to ASE, of the cash consideration to be paid by HoldCo to the Company shareholders and the Exchange Ratio pursuant to which ASE shareholders will exchange their shares for HoldCo Shares pursuant to the Joint Share Exchange Agreement;

•	the current and historical market prices of the Shares, including the fact that the Original Per Share Consideration represents a 9.0% premium to the closing price of Shares on the TWSE on the Last Trading Date, a 14% premium to the average closing price for the one week prior to the announcement of the Share Purchase MOU, and an 18% premium to the average closing price for the four weeks prior to the announcement of the Share Purchase MOU;

•	the current and historical market prices of ADSs, including the fact that the Cash Consideration of NT$275 in cash per ADS represents a 13% premium to the closing price of ADSs on NASDAQ on the Last Trading Date, a 19% premium to the average closing price for the one week prior to the announcement of the Share Purchase MOU, and a 21% premium to the average closing price for the four weeks prior to the announcement of the Share Purchase MOU;

•	the consideration payable to the shareholders of the Company in the Share Purchase will be paid in cash, which provides the shareholders of the Company certainty of value and immediate liquidity without exposure to longer-term business risks;

•	the Share Purchase provides shareholders the opportunity to liquidate their positions without a discount to reflect market conditions;

•	the Share Purchase provides the opportunity for the shareholders of the Company to sell their shares without incurring brokerage and other costs typically associated with market sales;

•	the fact that, under the terms of the Joint Share Exchange Agreement, the Company has the ability to consider any proposal regarding an alternative transaction that is a Superior Proposal subject to compliance with the terms and conditions of the Joint Share Exchange Agreement;

•	the ability of the Board, under certain circumstances, to choose to terminate the Joint Share Exchange Agreement in connection with a Superior Proposal, subject to compliance with the terms and conditions of the Joint Share Exchange Agreement;

•	the right of the Company to choose to accept a Superior Proposal from a third party the conditions of which, in the respective opinions of the Special Committee and the Board, are more favorable than those of the Share Purchase; and

•	the availability of dissenter rights to the shareholders of the Company who comply with all of the required procedures under the ROC M&A Act for exercising dissenter rights, which allow such holders to receive the fair value of their Shares.

ASE also considered the following factors, each of which they considered to be negative, in their deliberations concerning the fairness of the terms of the Share Purchase:

•	following the successful completion of the Share Purchase, shareholders of the Company would cease to participate in the future earnings or growth, if any, of the Company or benefit from increases, if any, in the value of their holdings of the Company;

•	as to the cash consideration paid to the shareholders of the Company in the Share Purchase, the financial interests of ASE are different from the financial interests of the shareholders of the Company;

•	the approval of a majority of the shareholders of the Company not affiliated with ASE will not be required to approve the Share Purchase; and

•	the receipt of cash proceeds by U.S. holders in the Share Purchase is taxable to certain shareholders.

In reaching its conclusion as to fairness, ASE did not consider the Company’s total enterprise value, or estimate the value of any of the Company’s assets, and ASE did not otherwise consider the liquidation value of the Company’s assets because ASE considers the Company to be a viable going concern. In addition, the liquidation of the Company’s assets was not considered to be a viable course of action based on ASE’s desire for the Company to continue to conduct its business. Therefore, no appraisal of liquidation value was sought for purposes of valuing the Shares and ADSs, and ASE believes that the liquidation value of the Company is irrelevant to a determination as to whether the Share Purchase is fair to the Company’s unaffiliated security holders.

In reaching its conclusion as to fairness, ASE considered the market prices for the Shares, including the average closing prices for the Shares over the 60, 90 and 180-business day periods prior to the announcement of the execution of the Share Purchase MOU and the execution of the Joint Share Exchange Agreement.

ASE did not consider net book value, which is an accounting concept, as a factor because ASE believes that net book value is not a material indicator of the value of the Company as a going concern, but rather is indicative of historical costs. Based on the Company’s financial statements as of and for the six months ended June 30, 2016, the Company’s net book value per share as of September 30, 2016, calculated by dividing total shareholders’ equity by the number of the Shares (including those represented by ADSs) outstanding, was NT$20.35 (US$0.65).

ASE is not aware of any firm offers made for the Company during the past two years and, in any event ASE has no current intention of selling the Shares and ADSs it owns, and therefore did not consider any such offers in reaching its conclusion as to fairness.

ASE’s consideration of the factors described above reflects its assessment of the fairness of the cash consideration offered to the Company’s unaffiliated security holders in relation to the going-concern value of the Company on a stand-alone basis.

Certain Financial Projections

The Company’s management does not, as a matter of course, make available to the public future financial projections. However, in connection with their financial analysis of the Share Purchase, our management provided certain financial projections for the fiscal year ending December 31, 2016 through the fiscal year ending December 31, 2025 to J.P. Morgan. Please see “—Background of the Share Purchase; Past Contacts; Negotiations” beginning on page 26 for additional information. These financial projections, which were based on our management’s projection of our future financial performance as of the date provided, were prepared by the Company’s management for internal use and for use by the Special Committee and J.P. Morgan in their financial analyses, and were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC regarding forward-looking information or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or U.S. generally accepted accounting principles (“U.S. GAAP”).

The financial projections are not a guarantee of performance and actual results may differ materially from those anticipated in the financial projections as a result of various factors including those set forth under “Item 3.D. Risk Factors” of the Company’s Annual Report on Form 20-F for the year ended December 31, 2015. They involve significant risks, uncertainties and assumptions. In compiling the projections, the Company’s management took into account historical performance, combined with estimates regarding revenues, operating income and operating expenses. Although the projections are presented with numerical specificity, they were based on numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the projections were prepared. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results and since our projections rely on the use of estimates and assumptions, actual results could differ from what we expect. This is especially true with some financial projections the accounting policies of which require higher degrees of judgment than others in their application. Significant accounting estimates include revenue recognition, allowance for doubtful accounts, income taxes, fair value and impairment of goodwill and intangible assets, business acquisition and share-based compensation. In addition, factors such as industry performance, the market for our existing and new products, the competitive environment, expectations regarding future acquisitions or any other transaction and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of our management, may cause actual future results to differ materially from the results forecasted in these financial projections. In addition, the projections do not take into account any circumstances or events occurring after the date that they were prepared. For instance, the projections do not give effect to the Share Purchase or any changes to our operations or strategy that may be implemented after the time the projections were prepared. There can be no assurance that the projections will be realized or that actual results will not be significantly different from those contained in the projections.

The prospective financial information included in this proxy statement has been prepared by, and is the responsibility of, the Company’s management. The Company and its management believe that the prospective financial information has been prepared on a reasonable basis, reflecting the best estimates and judgments, and represent, to the best of management’s knowledge and opinion, the Company’s expected course of action. However, because this information is highly subjective, it should not be relied on as necessarily indicative of future results. PricewaterhouseCoopers, Taiwan (“PwC Taiwan”) has neither examined, compiled, nor performed any procedures with respect to the prospective financial information contained herein and, accordingly, PwC Taiwan does not express an opinion or any other form of assurance on such information or its achievability. PwC Taiwan assumes no responsibility for and denies any association with the prospective financial information. PwC Taiwan’s report, incorporated herein by reference to the Company’s annual report on Form 20-F filed with the SEC on April 25, 2016, refers exclusively to the Company’s historical financial statements. It does not extend to the prospective financial information and should not be read to do so. The financial projections included in this proxy statement are included solely to give shareholders access to certain information that was made available to ASE and are not included for the purpose of influencing any shareholder to make any investment decision with respect to the Share Purchase, including whether or not to seek appraisal for his or her Shares.

The inclusion of the projections should not be regarded as an indication that the Company, ASE, the Special Committee, any of their respective financial advisors or anyone who received the projections then considered, or now considers, them a reliable prediction of future events, and the projections should not be relied upon as such. None of the Company, ASE, the Special Committee or any of their financial advisors or any of their affiliates assumes any responsibility for the validity, reasonableness, accuracy or completeness of the projections. None of the Company, ASE, the Special Committee or any of their financial advisors or any of their affiliates intends to, and each of them disclaims any obligation to, update, revise or correct the projections if they are or become inaccurate (even in the short term).

The inclusion of the projections in this proxy statement should not be deemed an admission or representation by the Company, ASE or the Special Committee that they are viewed by the Company, ASE or the Special Committee as material information of the Company, and in fact the Company, ASE and the Special Committee view the projections as non-material because of the inherent risks and uncertainties associated with such long-range forecasts. The projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding the Company contained in the Company’s public filings with the SEC. In light of the foregoing factors and the uncertainties inherent in the projections, shareholders are cautioned not to place undue, if any, reliance on the projections included in this proxy statement.

The following table summarizes the financial projections provided by our management to J.P. Morgan:

	Management projections Fiscal Year Ended December 31,
NT$ in millions	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E	2024E	2025E
Revenue	84,868	93,011	102,826	108,381	115,397	122,821	130,292	137,305	143,261	147,574
% Revenue growth	2.4%	9.6%	10.6%	5.4%	6.5%	6.4%	6.1%	5.4%	4.3%	3.0%

Gross profit	21,185	22,923	25,442	27,752	29,968	31,123	32,480	33,738	34,851	35,660
% margin	25.0%	24.6%	24.7%	25.6%	26.0%	25.3%	24.9%	24.6%	24.3%	24.2%

Operating expense	8,815	9,300	9,792	10,065	10,330	10,808	11,294	11,768	12,203	12,575
% of revenue	10.4%	10.0%	9.5%	9.3%	9.0%	8.8%	8.7%	8.6%	8.5%	8.5%

EBIT(1)	12,370	13,623	15,650	17,686	19,639	20,315	21,186	21,971	22,648	23,085
% margin	14.6%	14.6%	15.2%	16.3%	17.0%	16.5%	16.3%	16.0%	15.8%	15.6%

EBITDA(2)	25,162	28,152	31,025	32,511	34,296	35,751	37,215	38,623	39,892	40,925
% margin	29.6%	30.3%	30.2%	30.0%	29.7%	29.1%	28.6%	28.1%	27.8%	27.7%

Capex	16,696	14,874	16,099	16,338	17,844	18,538	19,446	20,298	21,030	21,582
% of revenue	19.7%	16.0%	15.7%	15.1%	15.5%	15.1%	14.9%	14.8%	14.7%	14.6%

(1)	Earnings before interest and tax.
(2)	Earnings before interest, tax, depreciation and amortization.

Source: Company filings and management projections as of June 23, 2016.

NONE OF THE COMPANY OR OUR AFFILIATES, ADVISORS, OFFICERS, DIRECTORS OR REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY SHAREHOLDER OR OTHER PERSON REGARDING THE ULTIMATE PERFORMANCE OF THE COMPANY COMPARED TO THE INFORMATION CONTAINED IN THE PROJECTIONS OR THAT PROJECTED RESULTS WILL BE ACHIEVED.

BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF ITS INTERNAL FINANCIAL PROJECTIONS, THE COMPANY UNDERTAKES NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAW.

The financial projections are forward-looking statements. For information on factors which may cause our future financial results to materially vary, please see “Cautionary Note Regarding Forward-Looking Statements” beginning on page 104 and “Item 3. Key Information — D. Risk Factors” included in our Annual Report on Form 20-F for the fiscal year ended December 31, 2015, incorporated by reference into this proxy statement.

Opinion of the Board’s Financial Advisor

Pursuant to an engagement letter dated May 26, 2016, the Board retained J.P. Morgan as its financial advisor to deliver a fairness opinion in connection with the Joint Share Exchange Agreement. J.P. Morgan is an internationally recognized financial services firm that, among other things, is regularly engaged in the investment banking business, including the valuation of businesses and securities in connection with mergers and acquisitions, underwritings and private placements of securities, and other investment banking services.

At the meeting of the Board on June 30, 2016, J.P. Morgan rendered its oral opinion to the Board that, as of such date and based upon and subject to the factors, assumptions and limitations set forth in its opinion, the consideration to be paid to the holders of the Shares, including the Shares represented by ADSs in the proposed Share Purchase, was fair, from a financial point of view, to such holders. J.P. Morgan has confirmed its oral opinion rendered on June 30, 2016 by delivering its written opinion to the Board, dated as of the same date, that, as of such date, the consideration to be paid to the holders of the Shares, including the Shares represented by ADSs in the proposed Share Purchase, was fair, from a financial point of view, to such holders. No limitations were imposed by the Board upon J.P. Morgan with respect to the investigations made or procedures followed by it in rendering its opinions.

The full text of the written opinion of J.P. Morgan dated June 30, 2016, which sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The shareholders of the Company are urged to read the opinion in its entirety. J.P. Morgan’s written opinion is addressed to the Board (in its capacity as such), is directed only to the consideration to be paid to the holders of the Shares, including the Shares represented by ADSs in the proposed Share Purchase and does not constitute a recommendation to any shareholder of the Company, or holder of ADSs, as to how such shareholder or holder of ADSs should vote with respect to the Share Purchase or any other matter.

In connection with preparing its opinion, J.P. Morgan, among other things:

•	reviewed a draft of the Joint Share Exchange Agreement dated June 30, 2016;

•	reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates;

•	compared the proposed financial terms of the Share Purchase with the publicly available financial terms of certain transactions involving companies that J.P. Morgan deemed relevant, and the consideration paid for such companies;

•	compared the financial and operating performance of the Company with publicly available information concerning certain other companies that J.P. Morgan deemed relevant and reviewed the current and historical market prices of the Shares and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by or at the direction of the management of the Company relating to its business; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

J.P. Morgan also held discussions with certain members of the management of the Company with respect to certain aspects of the Share Purchase, the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by the Company or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify (nor did J.P. Morgan assume responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of the Company under any applicable laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to it or derived therefrom, J.P. Morgan assumed that they had been reasonably prepared based on assumptions reflecting the best then-available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the Share Purchase and the other transactions contemplated by the Joint Share Exchange Agreement will be consummated as described in the draft Joint Share Exchange Agreement, and that the definitive Joint Share Exchange Agreement will not differ in any material respects from the draft furnished to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by the Company and ASE in the Joint Share Exchange Agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan did not act as legal, regulatory or tax experts and relied on the assessments made by advisors to the Company with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Share Purchase will be obtained without any adverse effect on the Company or on the contemplated benefits of the Share Purchase.

The financial projections furnished to J.P. Morgan for the Company and used in connection with J.P. Morgan’s analysis of the Share Purchase were prepared by or at the direction of the management of the Company and approved for use by J.P. Morgan by the Company. The Company informed J.P. Morgan that it does not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the Share Purchase, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

J.P. Morgan’s opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of June 30, 2016 (being the date of such opinion). It should be understood that subsequent developments may affect J.P. Morgan’s opinion, and J.P. Morgan does not have any obligation to update, revise or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the consideration to be paid to the holders of the Shares, including the Shares represented by ADSs in the proposed Share Purchase, and J.P. Morgan expressed no opinion as to the fairness of any consideration paid in connection with the Share Purchase to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Share Purchase. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of any party to the Share Purchase, or any class of such persons relative to the consideration to be paid to the holders of the Shares, including the Shares represented by ADSs in the Share Purchase or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion with respect to the value of the common shares of Holdco when issued or the prices at which such common shares will trade at any time.

J.P. Morgan noted that, prior to June 30, 2016, the date on which J.P. Morgan delivered the written opinion to the Board, it was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction in connection with the Share Purchase.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodologies in reaching its opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its opinion. J.P. Morgan has consented to the inclusion and disclosure of its financial analyses in this proxy statement. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone. In order to fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s financial analyses. All values in the Company’s historical financial statements and management projections used in connection with J.P. Morgan’s analyses were prepared by the management and presented in accordance with Taiwan IFRS.

All values in the sections “Discounted Cash Flow Analysis” and “Public Trading Multiples Analysis” below are presented on an equity value per common share basis. In arriving at equity value per common share for the Company, the analysis started with the determination of enterprise value, or “EV, ” for the Company. Enterprise value was then adjusted by subtracting total debt outstanding as of March 31, 2016 (excluding the Company’s US$400 million convertible bonds from total debt if the implied per share price under respective methodologies is higher than the estimated conversion price of NT$45.75 per share), subtracting total unconsolidated investments as of March 31, 2016 (including the total available-for-sale financial assets and long-term investments under equity method), and adding pro-forma cash and cash equivalents (cash and cash equivalents as of March 31, 2016 adjusted by subtracting dividends payable of NT$11.8 billion for the dividends announced on May 16, 2016) to arrive at an equity value for the Company. Equity value was then divided by the diluted share count to arrive at equity value per share. All market data used by J.P. Morgan in its analyses was as of June 28, 2016. Accordingly, this information may not reflect current or future market conditions. In addition, as each ADS represents five underlying Shares, all calculations of equity value per common share or implied equity value per common share below represent the value attributable to 0.2 ADSs.

Discounted Cash Flow Analysis

J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the [diluted] equity value per share. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by the asset and taking into consideration the time value of money with respect to those future cash flows by calculating their “present value.” “Present value” refers to the current value of one or more future cash payments from the asset, which is referred to as that asset’s cash flows, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, capitalized returns and other appropriate factors. “Terminal value” refers to the capitalized value of all cash flows from an asset for periods beyond the final forecast period.

J.P. Morgan calculated the unlevered free cash flows that the Company is expected to generate during fiscal years 2016 to 2025 based upon financial projections prepared by the management of the Company. See “Special Factors—Certain Financial Projections” beginning on page 42 for additional information.

J.P. Morgan also calculated a range of terminal asset values of the Company at the end of the projection period ended 2025 by applying a perpetual growth rate ranging from 1.25% to 1.75%. The perpetual growth rate range was selected based on a combination of macro-economic factors, such as general industry trends and expected inflation rates, and the professional judgment of J.P. Morgan. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of discount rates from 9.0% to 10.0%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of the Company. The present value of the unlevered free cash flows and the range of terminal asset values were then adjusted by subtracting total debt outstanding as of March 31, 2016 (excluding the Company’s US$400 million convertible bonds from total debt if the implied per share price under respective methodologies is higher than the estimated conversion price of NT$45.75 per share), subtracting total unconsolidated investments as of March 31, 2016 (including the total available-for-sale financial assets and long-term investments under equity method), and adding pro-forma cash and cash equivalents (cash and cash equivalents as of March 31, 2016 adjusted by subtracting dividend payable for the dividends announced on May 16, 2016) to arrive at equity value for the Company. Based on these assumptions, the discounted cash flow analysis indicated a range of per share equity values of between NT$46.20 and NT$54.41.

Public Trading Multiples Analysis

Using publicly available information, J.P. Morgan compared selected financial data of the Company with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be most similar to the Company. The companies selected by J.P. Morgan were:

Advanced Semiconductor Engineering, Inc.

Powertech Technology, Inc.

Amkor Technology, Inc.

Chipbond Technology Corporation

These companies were selected, among other reasons, because they represent the main publicly traded peers in the Outsourced Semiconductor Assembly and Test industry with operations and businesses that, for purpose of J.P. Morgan’s analysis, may be considered similar to that of the Company. However, none of the selected companies reviewed is identical to the Company. Accordingly, a complete analysis of the results of the following calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning the differences in the financial and operating characteristics of the selected companies compared to the Company’s and other factors that could affect the public trading value of the selected companies and the Company.

In all instances, multiples were based on closing share prices on June 28, 2016. For each of the following analyses performed by J.P. Morgan, estimated financial data for the selected companies were based on the selected companies’ filings with the SEC and any other relevant stock exchanges as well as the publicly available consensus estimates of Wall Street analysts, and estimated financial data for the Company was based on the financial projections prepared by the management of the Company. See “Special Factors—Certain Financial Projections” beginning on page 42 for additional information.

In conducting its analyses, J.P. Morgan reviewed the selected companies’ trading multiples based on (1) the ratio of EV to estimated earnings before interest, taxes, depreciation and amortization (“EBITDA”) for calendar year 2016, (2) the ratio of EV to estimated EBITDA for calendar year 2017 and (3) the ratio of equity value to book value as of March 31, 2016, referred to as the P/B multiple. Results of the analyses were presented for the selected companies, as indicated in the following table:

EV/EBITDA
	CY 2016E	CY 2017E	P/B
Advanced Semiconductor Engineering, Inc.	5.6x	5.3x	1.8x
Powertech Technology, Inc.	3.6x	3.3x	1.6x
Amkor Technology, Inc.	3.4x	2.8x	1.1x
Chipbond Technology Corporation	5.2x	4.6x	1.1x

Based on the above analyses, J.P. Morgan applied a multiple reference range of (1) 1.1x to 1.8x for equity value to the Company’s book value, which is based on the Company’s book value as of March 31, 2016 adjusted by (i) including the Company’s US$400 million convertible bonds as part of equity if the implied per share price is higher than the estimated conversion price of NT$45.75 per share and (ii) subtracting dividends payable of NT$11.8 billion for the dividends announced on May 16, 2016, (2) 3.4x to 5.6x for EV to the Company’s estimated EBITDA for calendar year 2016 based on management estimates, and (3) 2.8x to 5.3x for EV to the company’s estimated EBITDA for calendar year 2017 based on management estimates. In comparison to the per common share consideration, the analyses indicated the following equity values per common share:

P/B	EV/EBITDA 2016E	EV/EBITDA 2017E
NT$21.38 to NT$34.98	NT$25.80 to NT$43.57	NT$23.65 to NT$46.28

Other Analysis for Information Purpose Only

J.P. Morgan noted that historical stock trading and precedent transaction multiple analyses are not valuation methodologies but were presented merely for informational purposes.

The closing price of the Company on May 13, 2016 was NT$44.85 per share. The trading range of closing prices for the Company for the 52-week period ended May 13, 2016 was between NT$33.10 and NT$52.70 per share. May 13, 2016 was the last trading date immediately prior to May 16, 2016, on which date Taiwan local media reported that recent communications between ASE and the Company prompted speculation that ASE’s tender offer on the Company’s remaining shares could be revived.

J.P. Morgan also conducted an analysis of selected transactions in the Asia Outsourced Semiconductor Assembly and Test industry. For each of the selected transactions, J.P. Morgan calculated, to the extent information was publicly available, (1) the enterprise value of the target company divided by the target company’s EBITDA for the 12 months ended the last financial reporting date prior to the announcement of the respective transactions, or “LTM EV/EBITDA, ” and (2) equity value divided by book value as of the last financial reporting date prior to the announcement of the respective transaction, or “P/B”. The transaction reviewed, the date each transaction was announced, and the resulting LTM EV/EBITDA and P/B are as follows:

Announcement Date	Target	Acquiror	Stake Acquired	Equity Value	Enterprise Value	LTM EV / EBITDA	P / B
Sept 4, 2007	ASE Test	Advanced Semi-conductor Engineering	53.5%	1,538	1,225	6.1x	1.7x
June 26, 2007	UTAC	Affinity Partners	100.0%	1,417	1,452	5.7x	1.7x

Based on the result of this analysis, J.P. Morgan observed a range of 5.7x to 6.1x LTM EV/ EBITDA and 1.7x P/B, which imply an equity value per share of NT$44.30 to NT$44.47 and NT$33.04, respectively, when applied to the LTM EBITDA and book value of the Company as of March 31, 2016. In comparison, at the Final Per Share Consideration, the implied LTM EV/EBITDA and implied P/B are 6.6x and 2.4x, respectively. Adjustments were made for (1) the Company’s US$400 million convertible bond converting to equity at an estimated conversion price of NT$45.75 per share if the implied per share price is higher than the estimated conversion price and (2) dividends payable of NT$11.8 billion for the dividends announced on May 16, 2016.

In addition, J.P. Morgan observed that on August 21, 2015, ASE announced a tender offer to purchase up to approximately 24.99% of the outstanding share capital of the Company for NT$45 per Share or NT$225 per ADS, which implies an LTM EV/EBITDA of 5.1x and P/B of 2.2x. Adjustments were made for dividends payable of NT$9.3 billion for the dividends announced on June 16, 2015.

When conducting a fairness analysis, it is J.P. Morgan’s standard practice to review various potential valuation methodologies and select those valuation methodologies that are most suitable for the transaction in question. J.P. Morgan believes that such review not only could enhance the quality of the valuation analysis but is also necessary and advisable given the wide range of valuation methodologies that are available. Such review and analyses and any determination to select certain but not other valuation methodologies necessarily involve complex considerations and judgments concerning differences in the theoretical basis and characteristics of the valuation methodologies, financial and operational characteristics of the companies involved, the history and background of the transaction in question, the identity of the parties involved and other factors that could affect the accuracy or suitability of the valuation methodologies. For example, the multiples applied in precedent transactions as a valuation methodology may be subject to distortion by factors including (without limitation) the competitive dynamic in the precedent transaction, the conditions and prospects of the industries and geographical regions in which companies involved in the precedent transactions operate, and the specific circumstances and growth prospects of such companies, and therefore may or may not produce reliable reference points for the transaction currently being analyzed. Similarly, historical stock prices of the subject company may also be subject to distortion by factors including (without limitation) historical events that may no longer be relevant to the company’s current value, as well as various other factors that could affect the stock prices of publicly traded companies.

However, J.P. Morgan presented certain data relevant to certain valuation methodologies for informational purposes only even though such methodologies were not selected as valuation methodologies in its fairness analysis, because, among other reasons, (i) such presentation demonstrates the scope of J.P. Morgan’s analysis and that it considered these valuation methodologies, which could be useful to the Board’s evaluation of J.P. Morgan’s advice and (ii) J.P. Morgan recognizes that the Board’s determination on whether or not to pursue any particular strategic alternative of the Company necessarily takes into account various factors beyond just the fairness, from a financial point of view, of the consideration payable in any transaction being evaluated, and therefore, although the data presented were not directly used as the basis of J.P. Morgan’s fairness analysis, such data could nonetheless be useful to the Board’s decision-making process.

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results or, should the Share Purchase fail to be consummated, the future value of the shares, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to the Company. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of the Company. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to the Company.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected to deliver an opinion to the Board with respect to the Share Purchase on the basis of such experience and its familiarity with the Company.

Under the terms of J.P. Morgan’s engagement and for its service, the Company has agreed to pay J.P. Morgan (1) a fee of $3.0 million upon public announcement of the Share Purchase and (2) an additional fee of $2.0 million, payable upon the consummation of the Share Purchase. In addition, the Company has agreed to reimburse J.P. Morgan for its reasonable expenses incurred in connection with its services, including the reasonable fees and expenses of outside legal counsel engaged by J.P. Morgan in connection with its performance of services hereunder. The Company has also agreed to indemnify J.P. Morgan for certain liabilities arising out of J.P. Morgan’s engagement.

In addition, during the two years preceding June 30, 2016 (being the date of its opinion), J.P. Morgan and its affiliates have had, and may continue to have in the future, commercial and/or investment banking relationships with the Company, for which J.P. Morgan and such affiliates have received and may in the future receive customary compensation. Such services during such period have included acting as bookrunner for the Company’s convertible bond offering completed in October 2014 and acting as financial advisor for the Company in connection with ASE’s tender offer for the Company announced in August 2015. As of June 28, 2016 (being the date of its opinion), J.P. Morgan and/or its affiliates own, on a proprietary basis, approximately 0.11% of the outstanding shares of the Company. In the ordinary course of its businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of the Company and ASE for its own account or for the accounts of customers and, accordingly, J.P. Morgan and its affiliates may at any time hold long or short positions in such securities.

Opinions of the Special Committee’s Independent Expert

On May 25, 2016, Mr. Hsu, CPA, of IP International, an independent expert engaged by the Special Committee, delivered to the Special Committee the First IP International Opinion that, from a financial point of view, the Original Per Share Consideration to be paid to the holders of the Shares (including the Shares represented by the ADSs) in the Share Purchase, as of May 25, 2016, was fair and reasonable. On June 29, 2016, Mr. Hsu delivered to the Special Committee the Second IP International Opinion that, from a financial point of view, the Original Per Share Consideration (prior to the dividend adjustment) to be paid to the holders of the Shares (including the Shares represented by the ADSs) in the Share Purchase, as of June 29, 2016, was fair and reasonable.

The Special Committee selected Mr. Hsu of IP International to act as an independent expert to provide the IP International Opinions in connection with the Share Purchase based on Mr. Hsu’s reputation and experience in the Taiwan market. No material limitations were imposed by the Special Committee on Mr. Hsu’s work in connection with the Share Purchase.

The full text of the English translation of the IP International Opinions has been included in Annex C to this proxy statement. The IP International Opinions outline the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Mr. Hsu in rendering the IP International Opinions. The descriptions of the IP International Opinions set forth below are qualified in their entirety by reference to the full text of such opinions. You are urged to read the entire opinion carefully in connection with your consideration of the Share Purchase.

The IP International Opinions speak only as of the date of each such opinion. The IP International Opinions were directed to the Special Committee and are directed only to the fairness of the Original Per Share Consideration. They do not address the underlying business decision of the Company to engage in the Share Purchase and do not constitute advice or a recommendation to any shareholder, or holder of ADSs, of the Company as to how to act or vote with respect to the Share Purchase or any other matter.

In connection with rendering the IP International Opinions, Mr. Hsu reviewed and considered the audited or unaudited financial statements of the Company for the years 2014, 2015 and the first quarter of 2016, relevant business overviews, financial statements, and other materials Mr. Hsu deemed relevant and available to the public from, among other sources, the Market Observation Post System of TWSE, the TWSE and the Taipei Exchange. In performing its review, Mr. Hsu relied upon the accuracy and completeness of all of the financial and other information that was available to Mr. Hsu from public sources or that was otherwise reviewed by Mr. Hsu, and Mr. Hsu assumed such accuracy and completeness for purposes of preparing the IP International Opinions.

Mr. Hsu expressed no opinion as to the trading values of the Shares after the date of each respective IP International Opinion or what the value of the Shares will be upon consummation of the Share Purchase. Mr. Hsu expressed no opinion as to any of the legal, accounting, and tax matters relating to the Share Purchase. The IP International Opinions were necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Mr. Hsu as of, the date of the respective IP International Opinions. Events occurring after the date thereof could materially affect the IP International Opinions. Mr. Hsu has not undertaken to update, revise, reaffirm or withdraw the IP International Opinions or otherwise comment upon events occurring after the date of the IP International Opinions.

In rendering the IP International Opinions, Mr. Hsu performed a variety of financial analyses. The following is a summary of the material analyses performed by Mr. Hsu in each Opinion, but it is not a complete description of all the analyses underlying each Opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Mr. Hsu believes that his analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses could create an incomplete view of the evaluation process underlying his opinion. Also, no company included in Mr. Hsu’s comparative analyses described below is identical to the Company and no transaction is identical to the Share Purchase. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of the Company and the companies to which they are being compared.

First IP International Opinion

Mr. Hsu elected for a market-based approach as the primary evaluation method while taking into account other non-quantitative factors to evaluate the reasonableness of the Original Per Share Consideration. Under the market-based approach, Mr. Hsu adopted a (i) market price method (the “Market Value Method”) that analyzed historical market prices of the Shares; (ii) a price-earnings ratio method (the “P/E Ratio Method”) that applied the average price to earnings per share ratios of the Comparable Companies (as defined below) to the Company’s earnings per share as of March 31, 2016; and (iii) a price-book ratio method (the “P/B Ratio Method”) that applied the average price-to-book value ratios of the Comparable Companies to the Company’s net book value for the quarter ended March 31, 2016. Mr. Hsu determined not to use an income-based approach, which requires using a company’s estimates of future cash flows, because such an approach involves multiple assumptions and has a relatively higher level of uncertainty and lesser objectivity as compared to other valuation methods. In addition, Mr. Hsu determined that an asset-based approach was not appropriate for evaluation in light of the Company’s asset composition and revenue stability, and therefore did not use such an approach.

Of the semiconductor manufacturing companies listed on the TWSE, four industry peers (collectively, the “Comparable Companies”) set forth in the following table were selected for comparison based on relative similarities in customer attributes, business activities and business mode:

Quoted Entity	No. of the stock
Advanced Semiconductor Engineering, Inc. (“ASE”)	2311
Powertech Technology Inc. (“PTI”)	6239
ChipMOS Technologies Inc. (“CMOS”)	8150
King Yuan Electronics Co. (“KYEC”)	2449

In applying the Market Value Method, Mr. Hsu used the Company’s recent public trading prices for the Shares to evaluate the average market closing price for 30, 60 and 90 business days up to, and including, May 25, 2016 to calculate a range of the estimated fair market value per Share as follows:

Item	Average per Share price (NT$)
30-Day Average Closing Price	47.93
60-Day Average Closing Price	49.18
90-Day Average Closing Price	50.04

As shown in the table above, based on the Market Value Method, the estimated fair market value per Share falls in the range of NT$47.93 to NT$50.04, without taking any adjusting factors into account.

In applying the P/E Ratio Method, Mr. Hsu applied the average price to earnings per share ratios of the Comparable Companies (based on earnings per share for the four quarters ended March 31, 2016) to the Company’s earnings per share for the four quarters ended March 31, 2016 to calculate the estimated fair market value per Share, as set forth in the following table.

In applying the P/B Ratio Method, Mr. Hsu applied the average price to book value per share ratios of the Comparable Companies (based on net value per share as of March 31, 2016) to the Company’s net book value per Share as of March 31, 2016 to calculate the estimated fair market value per Share, as set forth in the following table.

Stock No.	Comparable Companies	P/E ratio	P/B ratio
2311	ASE	13.17	1.60
6239	PTI	12.53	1.51
8150	CMOS	15.33	1.51
2449	KYEC	14.31	1.43
Average ratio of the Comparable Companies (A)		13.84	1.51
Earnings per Share/Net book value per Share (B)		2.48	23.23
Fair market value per Share (C=A*B) (NT$)		34.32	35.08

As shown in the table above, based on the P/E Ratio Method, the estimated fair market value per Share is NT$34.32, without taking any adjusting factors into account; based on the P/B Ratio Method, the estimated fair market value per Share is NT$35.08, without taking any adjusting factors into account.

Based on the Market Price Method, the P/E Ratio Method and the P/B Ratio Method, Mr. Hsu concluded that the reasonable range of the fair market value per Share is as set forth in the following table:

Valuation Method	Fair market value per Share	Reasonable range of the fair market value per Share prior to the control premium adjustment
Market Value Method (NT$)	47.93~50.04	34.32~50.04
P/E Ratio Method (NT$)	34.32
P/B Ratio Method (NT$)	35.08

Mr. Hsu then applied an adjustment of 17.87% to account for the average control premium. The adjusted fair price range per Share is presented in the table below:

Valuation Method	Fair market value per Share	Reasonable range of the fair market value per Share after the control premium adjustment
Market Value Method (NT$)	56.50~58.98	40.45~58.98
P/E Ratio Method (NT$)	40.45
P/B Ratio Method (NT$)	41.35

On the basis of this analysis, Mr. Hsu concluded that, as of May 25, 2016, the reasonable price range per Share should be between NT$40.45 and NT$58.98 and the Original Per Share Consideration was fair and reasonable.

Second IP International Opinion

Mr. Hsu elected for a market-based approach as the primary evaluation method while taking into account other non-quantitative factors to evaluate the reasonableness of the Original Per Share Consideration. Under the market-based approach, Mr. Hsu adopted a (i) market price method (the “Market Value Method”) that analyzed historical market prices of the Shares; (ii) a price-earnings ratio method (the “P/E Ratio Method”) that applied the average price to earnings per share ratios of the Comparable Companies to the Company’s earnings per share as of March 31, 2016; and (iii) a price-book ratio method (the “P/B Ratio Method”) that applied the average price-to-book value ratios of the Comparable Companies to the Company’s net book value for the quarter ended March 31, 2016. Mr. Hsu determined not to use an income-based approach, which requires using a company’s estimates of future cash flows, because such an approach involves multiple assumptions and has a relatively higher level of uncertainty and lesser objectivity as compared to other valuation methods. In addition, Mr. Hsu determined that an asset-based approach was not appropriate for evaluation in light of the Company’s asset composition and revenue stability, and therefore did not use such an approach.

Of the semiconductor manufacturing companies listed on the TWSE, four industry peers were selected for comparison based on relative similarities in customer attributes, business activities and business mode: ASE, CMOS, PTI and KYEC.

In applying the Market Value Method, Mr. Hsu used the Company’s recent public trading prices for the Shares to evaluate the average market closing price for 30, 60 and 90 business days up to, and including, June 29, 2016 to calculate a range of the estimated fair market value per Share as follows:

Item	Average per Share price (NT$)
Average Price of 30 Days	51.23
Average Price of 60 Days	49.94
Average Price of 90 Days	50.14

As shown in the table above, based on the Market Value Method, the estimated fair market value per Share falls in the range of NT$49.94 to NT$51.23, without taking any adjusting factors into account.

In applying the P/E Ratio Method, Mr. Hsu applied the average price to earnings per share ratios of the Comparable Companies (based on earnings per share for the four quarters ended March 31, 2016) to the Company’s earnings per share for the four quarters ended March 31, 2016 to calculate the estimated fair market value per Share, as set forth in the following table.

In applying the P/B Ratio Method, Mr. Hsu applied the average price to book value per share ratios of the Comparable Companies (based on net value per share as of March 31, 2016) to the Company’s net book value per Share as of March 31, 2016 to calculate the estimated fair market value per Share, as set forth in the following table.

Stock No.	Comparable Companies	P/E ratio	P/B ratio
2311	ASE	14.28	1.72
6239	PTI	13.75	1.67
8150	CMOS	16.06	1.58
2449	KYEC	14.48	1.46
Average ratio of the Comparable Companies (A)		14.64	1.61
Earnings per Share/Net book value per Share (B)		2.48	23.23
Fair market value per Share (C=A*B) (NT$)		36.31	37.40

As shown in the table above, based on the P/E Ratio Method, the estimated fair market value per Share is NT$36.31, without taking any adjusting factors into account; based on the P/B Ratio Method, the estimated fair market value per Share is NT$37.40, without taking any adjusting factors into account.

Based on the Market Price Method, the P/E Ratio Method and the P/B Ratio Method, Mr. Hsu concluded that the reasonable range of the fair market value per Share is as set forth in the following table:

Valuation Method	Fair market value per Share	Reasonable range of the fair market value per Share prior to the control premium adjustment
Market Value Method (NT$)	49.94~51.23	36.31~51.23
P/E Ratio Method (NT$)	36.31
P/B Ratio Method (NT$)	37.40

Mr. Hsu then applied an adjustment of 17.87% to account for the average control premium. The adjusted fair price range per Share is presented in the table below:

Valuation Method	Fair market value per Share	Reasonable range of the fair market value per Share prior to the control premium adjustment
Market Value Method (NT$)	58.86~60.38	42.80~60.38
P/E Ratio Method (NT$)	42.80
P/B Ratio Method (NT$)	44.08

On the basis of this analysis, Mr. Hsu concluded that, as of June 29, 2016, the reasonable price range per Share should be between NT$42.80 and NT$60.38 and the Original Per Share Consideration was fair and reasonable.

Opinions of ASE’s Independent Expert

Crowe Horwath Opinions

On May 25, 2016, Mr. Ji-Sheng Chiu, CPA, of Crowe Horwath (TW) CPAs, an independent expert engaged by ASE, delivered to ASE its written opinion that the proposed exchange of each ASE Share for 0.5 HoldCo Common Shares and each Share for NT$55 in cash pursuant to the Share Purchase was fair and reasonable. On June 29, 2016, Mr. Ji-Sheng Chiu delivered to ASE another written opinion that the proposed exchange of each ASE Share for 0.5 HoldCo Common Shares and each Share for NT$55 in cash pursuant to the Share Purchase was fair and reasonable.

ASE selected Mr. Ji-Sheng Chiu of Crowe Horwath (TW) CPAs to act as an independent expert to provide the Crowe Horwath Opinions in connection with the Share Purchase based on Mr. Ji-Sheng Chiu’s reputation, experience in the Taiwan market and familiarity with ASE and its business. Mr. Ji-Sheng Chiu is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and related financings and valuations for corporate and other purposes for ROC corporations. Mr. Ji-Sheng Chiu in the past has delivered opinions to ASE during the two-year period prior to date of the First Crowe Horwath Opinion in connection with (i) a spin-off transaction involving Universal Scientific Industrial Co., Ltd., a subsidiary of ASE, (ii) the Initial ASE Tender Offers, (iii) a private placement under which ASE sold its shareholdings in Universal Scientific Industrial Co., Ltd. to another subsidiary of ASE for corporate restructuring proposes, (iv) the proposal to the Company to acquire 100% of its outstanding shares not owned by ASE in cash dated December 14, 2015 and (v) the Second ASE Tender Offers. Mr. Ji-Sheng Chiu received aggregate compensation of NT$300,000 (US$9,593.9) in connection with these prior opinions and was paid an opinion fee of NT$60,000 (US$1,918.8) for each of the First Crowe Horwath Opinion and the Second Crowe Horwath Opinion. Mr. Ji-Sheng Chiu may in the future deliver opinions to ASE, for which services Mr. Ji-Sheng Chiu may receive compensation. No material limitations were imposed by ASE on Mr. Ji-Sheng Chiu’s work in connection with the Share Purchase.

The full text of the English translation of the Crowe Horwath Opinions have been included in Annex D to this proxy statement (“Share Purchase” in this section “Opinions of ASE’s Independent Expert” stands for “Share Exchange” in Annex D). The Crowe Horwath Opinions will also be available for any interested ASE shareholder (or any representative of an ASE shareholder who has been so designated in writing) to inspect and copy at ASE’s principal executive offices during regular business hours. The Crowe Horwath Opinions outline the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Mr. Ji-Sheng Chiu in rendering the Crowe Horwath Opinions. The descriptions of the Crowe Horwath Opinions set forth below are qualified in their entirety by reference to the full text of such opinions. Holders of ASE Shares or the Company Shares are urged to read the entire opinion carefully in connection with their consideration of the Share Purchase.

The Crowe Horwath Opinions speak only as of the date of each such opinion. The Crowe Horwath Opinions were directed to ASE Board and are directed only to the fairness of the proposed exchange of each ASE Share for 0.5 HoldCo Common Shares and each Share for NT$55 in cash pursuant to the Share Purchase. They do not address the underlying business decision of ASE or the Company to engage in the Share Purchase and do not constitute recommendation as to whether or not any holder of Common Shares should vote in favor of the Share Purchase at any shareholder meeting, or at all.

In connection with rendering the Crowe Horwath Opinions, Mr. Ji-Sheng Chiu reviewed and considered the audited or unaudited financial statements of ASE and the Company for the years 2014, 2015 and the first quarter of 2016, relevant business overviews, financial statements, and other materials Mr. Ji-Sheng Chiu deemed relevant and available to the public from, among other sources, the TWSE’s Market Observation Post System, the website of the TWSE, the website of the Taipei Exchange (GreTai Securities Market), the Commerce and Industry Registration Enquiry System of the Department of Commerce, Ministry of Economic Affairs, Taiwan, the Taiwan Economic Journal (TEJ) Database, and comparison, analysis and historical stock price data of ASE, the Company, and their peers compiled by Bloomberg. In performing its review, Mr. Ji-Sheng Chiu relied upon the accuracy and completeness of all of the financial and other information that was available to Mr. Ji-Sheng Chiu from public sources or that was otherwise reviewed by Mr. Ji-Sheng Chiu, and Mr. Ji-Sheng Chiu assumed such accuracy and completeness for purposes of preparing the Crowe Horwath Opinions.

Mr. Ji-Sheng Chiu expressed no opinion as to the trading values of ASE Shares or the Company Shares after the date of each respective Opinion or what the value of ASE Shares or Shares will be upon consummation of the Share Purchase. Mr. Ji-Sheng Chiu expressed no opinion as to any of the legal, accounting, and tax matters relating to the Share Purchase. The Crowe Horwath Opinions were necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Mr. Ji-Sheng Chiu as of, the date of the respective Crowe Horwath Opinions. Events occurring after the date thereof could materially affect the Crowe Horwath Opinions. Mr. Ji-Sheng Chiu has not undertaken to update, revise, reaffirm or withdraw the Crowe Horwath Opinions or otherwise comment upon events occurring after the date of the Crowe Horwath Opinions.

In rendering the Crowe Horwath Opinions, Mr. Ji-Sheng Chiu performed a variety of financial analyses. The following is a summary of the material analyses performed by Mr. Ji-Sheng Chiu in each Opinion, but it is not a complete description of all the analyses underlying each Opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Mr. Ji-Sheng Chiu believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Mr. Ji-Sheng Chiu’s comparative analyses described below is identical to the Company and no transaction is identical to the Share Purchase. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of the Company and the companies to which they are being compared.

First Crowe Horwath Opinion

Consideration for ASE Shares

Mr. Ji-Sheng Chiu evaluated the proposed exchange of each ASE Share for 0.5 HoldCo Common Shares pursuant to Share Purchase. Mr. Ji-Sheng Chiu used the equity attributable to owners of parent of ASE based on the audited or unaudited consolidated financial statements of ASE (NT$158,016,614,000 as of March 31, 2016) and the total issued ASE Shares based on the latest update from the Commerce and Industry Registration Enquiry System of Department of Commerce, Ministry of Economic Affairs, Taiwan (7,918,272,896 as of April 26, 2016) to calculate a net book value per share of NT$19.956. Under the Share Purchase, 7,918,272,892 ASE Shares would result in 3,959,136,448 as of the Effective Time. The net book value per HoldCo Common Share was calculated based on ASE’s equity attributable to owners of parent as of March 31, 2016 to be NT$39.912 per share. Mr. Ji-Sheng Chiu concluded that the shareholders’ equity for the holders of HoldCo Common Shares would not be impaired in any way by the exchange ratio of 0.5 HoldCo Common Shares for each ASE Share.

The fact that the net value of ASE’s equity attributable to owners of parent as of the Effective Time may vary from that as of March 31, 2016 was also considered. However, since the shareholders of ASE will contribute will contribute all the ASE Shares as of the Effective Time in exchange for all the HoldCo Common Shares, Mr. Ji-Sheng Chiu concluded that the shareholders’ equity for the holders of HoldCo Common Shares will not be affected as a result of the Share Purchase.

Based on this analysis, Mr. Ji-Sheng Chiu concluded that, as of May 25, 2016, the proposed exchange of each ASE Share for 0.5 HoldCo Common Shares pursuant to the Share Purchase was fair and reasonable.

Consideration for Shares

Mr. Ji-Sheng Chiu elected for a market approach as the primary evaluation method while taking into account other non-quantitative factors to evaluate the reasonableness of the proposed exchange of each Share for NT$55 in cash pursuant to the Share Purchase. Under the market approach, Mr. Ji-Sheng Chiu adopted a (i) market price method that analyzed historical market prices of the Shares; (ii) a price-book ratio method that applied the average price-to-book value ratios of the Comparison Group (as defined below) to the Company’s book value for the quarter ended March 31, 2016; and (iii) a price-earnings ratio method that applied the average price to earnings per share ratios of the Comparison Group to the Company’s earnings per share for the four quarters ended March 31, 2016. Mr. Ji-Sheng Chiu determined not to use an income approach, which requires using a company’s estimates for future cash flows, because such an approach involves multiple assumptions and has a relatively higher level of uncertainty and lesser objectivity as compared to other valuation methods. In addition, Mr. Ji-Sheng Chiu determined that a cost approach was not appropriate for evaluation in light of the Company’s operating model and capital structure, and therefore did not use such an approach.

Of the semiconductor manufacturing companies listed on the TWSE, three industry peers were selected for comparison based on relative similarities in customer attributes, business activities and business mode: ChipMOS TECHNOLOGIES (Bermuda) LTD. (“ChipMOS”); Chipbond Technology Corporation (“Chipbond”); and Powertech Technology Inc. (“Powertech,” and together with ChipMOS and Chipbond, the “Comparison Group”).

In applying the market price method, Mr. Ji-Sheng Chiu used the Company’s recent public trading prices for Shares to evaluate the average market closing price for 60, 90 and 180 business days up to, and including, May 25, 2016 to calculate a range of theoretical values for Shares as follows:

Items	Average closing price	Theoretical price range
		Prices in NT$
Latest 60 business days	49.18	47.13 - 50.04
Latest 90 business days	50.04
Latest 180 business days	47.13

Note:	Sources of ex-rights/ex-dividend adjusted closing prices are from compilations of Taiwan Economic Journal (2015/8/28 - 2016/5/25); all average prices are calculated by simple arithmetic averaging.

As shown in the table above, based on the market price method, the theoretical value per Share falls in the range of NT$47.13 to NT$50.04, without taking any adjusting factors into account.

In applying the price-book ratio method, Mr. Ji-Sheng Chiu used the book value per Share and the average price-to-book value ratios of the Comparison Group along with average closing prices for 180 days up to, and including, May 25, 2016 to calculate price-to-book value ratios of the Comparison Group and to calculate a range of values for Shares as follows:

Comparing to peer companies	Average closing prices in latest 180 business days	Net value per share for the first half of 2016	Price-book value ratio
	Prices in NT$
ChipMOS	32.53	21.20	1.53
Chipbond	47.86	36.31	1.32
Powertech	66.98	44.48	1.51

Note:	Sources of ex-rights/ex-dividend adjusted closing prices are from compilations of Taiwan Economic Journal (2015/8/28 - 2016/5/25); all average prices are calculated by simple arithmetic averaging.

Items	Descriptions
Prices in NT$
Range of multipliers	1.32 - 1.53 times
Net value per Share for the first quarter of 2016	23.23
Theoretical price range	30.66 - 35.54

As shown in the table above, based on the price-to-book value ratio method, the theoretical price per Share falls in the range of NT$30.66 to NT$35.54, without taking any adjusting factors into account.

In applying the price-earnings ratio method, Mr. Ji-Sheng Chiu applied the price to earnings per share ratios of the Comparison Group (based on earnings per share for the four quarters ended March 31, 2016 and the average closing prices for 180 days up to, and including, May 25, 2016) to the Company’s earnings per share for the four quarters ended March 31, 2016 to calculate a range of values for Shares as follows:

Comparing to peer companies	Average closing prices in latest 180 business days	Earnings per share in the four quarters ended March 31, 2016	Price-earnings ratio
	Prices in NT$
ChipMOS	32.53	2.09	15.56
Chipbond	47.86	2.64	18.13
Powertech	66.98	5.37	12.47

Note:	Sources of ex-rights/ex-dividend adjusted closing prices are from compilations of Taiwan Economic Journal (2015/8/28 - 2016/5/25); all average prices are calculated by simple arithmetic averaging.

Items	Descriptions
Prices in NT$
Range of multipliers	12.47 – 18.13 times
Consolidated earnings per Share	2.49
Theoretical price range	31.05 – 45.14

As shown in the table above, based on the price to earnings per share ratio method, the theoretical price range per Share falls in the range of NT$31.05 to NT$45.14, without taking any adjusting factors into account.

Mr. Ji-Sheng Chiu, after taking into account certain non-quantitative key factors, weighted each of the three methods described above equally to obtain a theoretical price per Share, as set forth below:

Evaluation Method	Price range per Share	Weight	Theoretical price range per Share
	Prices in NT$
Market Price Method	47.13 - 50.04	33.3%	36.28 - 43.57
Price-book Ratio Method	30.66 - 35.54	33.3%
Price-earnings Ratio Method	31.05 - 45.14	33.3%

Mr. Ji-Sheng Chiu then applied an adjustment of 33.24% to account for the average premium paid in mergers involving the global semiconductor industry since the third quarter of 2015. The adjusted price range per Share is presented in the table below:

Evaluation Method	Price range per Share	Adjusted price range per Share
Prices in NT$
The weighted average of the results under the Market Price, Price-to-book and the Price to Earnings Methods	36.28 - 43.57	48.34 - 58.05

On the basis of this analysis, Mr. Ji-Sheng Chiu concluded that, as of May 25, 2016, the reasonable price range per Share should be between NT$48.34 and NT$58.05 and the proposed exchange of each Share for NT$55 in cash pursuant to the Share Purchase was fair and reasonable.

Second Crowe Horwath Opinion

Consideration for ASE Shares

Mr. Ji-Sheng Chiu evaluated the proposed exchange of each ASE Share for 0.5 HoldCo Common Shares pursuant to Share Purchase. Mr. Ji-Sheng Chiu used the equity attributable to owners of parent of ASE based on the audited or reviewed consolidated financial statements of ASE (NT$158,016,614,000 as of March 31, 2016) and the total issued ASE Shares based on the latest update from the Commerce and Industry Registration Enquiry System of Department of Commerce, Ministry of Economic Affairs, Taiwan (7,918,272,896 as of April 26, 2016) to calculate a net book value per share of NT$19.956. Under the Share Purchase, 7,918,272,892 ASE Shares would result in 3,959,136,448 as of the Effective Time. The net book value per HoldCo Common Share was calculated based on ASE’s equity attributable to owners of parent as of March 31, 2016 to be NT$39.912 per share. Mr. Ji-Sheng Chiu concluded that the shareholders’ equity for the holders of HoldCo Common Shares would not be impaired in any way by the exchange ratio of 0.5 HoldCo Common Shares for each ASE Share.

The fact that the net value of ASE’s equity attributable to owners of parent as of the Effective Time may vary from that as of March 31, 2016 was also considered. However, since the shareholders of ASE will contribute all the ASE Shares as of the Effective Time in exchange for all the HoldCo Common Shares, Mr. Ji-Sheng Chiu concluded that the shareholders’ equity for the holders of HoldCo Common Shares will not be affected as a result of the Share Purchase.

Based on this analysis, Mr. Ji-Sheng Chiu concluded that, as of June 29, 2016, the proposed exchange of each ASE Share for 0.5 HoldCo Common Shares pursuant to the Share Purchase was fair and reasonable.

Consideration for Shares

Mr. Ji-Sheng Chiu elected for a market approach as the primary evaluation method while taking into account other non-quantitative factors to evaluate the reasonableness of the proposed exchange of each Share for the Final Per Share Consideration pursuant to the Share Purchase. Under the market approach, Mr. Ji-Sheng Chiu adopted a (i) market price method that analyzed historical market prices of the Shares; (ii) a price-book ratio method that applied the average price-to-book value ratios of the Comparison Group (as defined below) to the Company’s book value for the quarter ended March 31, 2016; and (iii) a price-earnings ratio method that applied the average price to earnings per share ratios of the Comparison Group to the Company’s earnings per share for the four quarters ended March 31, 2016. Mr. Ji-Sheng Chiu determined not to use an income approach, which requires using a company’s estimates for future cash flows, because such an approach involves multiple assumptions and has a relatively higher level of uncertainty and lesser objectivity as compared to other valuation methods. In addition, Mr. Ji-Sheng Chiu determined that a cost approach was not appropriate for evaluation in light of the Company’s operating model and capital structure, and therefore did not use such an approach.

Of the semiconductor manufacturing companies listed on the TWSE, Mr. Ji-Sheng Chiu selected the Comparison Group for comparison based on relative similarities customer attributes, business activities and business model.

In applying the market price method, Mr. Ji-Sheng Chiu used the Company’s recent public trading prices for Shares to evaluate the average market closing price for 60, 90 and 180 business days up to, and including, June 29, 2016 to calculate a range of theoretical values for Shares as follows:

Items	Average closing price	Theoretical price range
	Prices in NT$
Latest 60 business days	46.25	45.05 – 46.45
Latest 90 business days	46.45
Latest 180 business days	45.05

Note:	Sources of ex-rights/ex-dividend adjusted closing prices are from compilations of Taiwan Economic Journal (2015/10/5 - 2016/6/29); all average prices are calculated by simple arithmetic averaging.

As shown in the table above, based on the market price method, the theoretical value per Share falls in the range of NT$45.05 to NT$46.45, without taking any adjusting factors into account.

In applying the price-book ratio method, Mr. Ji-Sheng Chiu used the book value per Share and the average price-to-book value ratios of the Comparison Group along with average closing prices for 180 days up to, and including, June 29, 2016 to calculate price-to-book value ratios of the Comparison Group and to calculate a range of values for Shares as follows:

Comparing to peer companies	Average closing prices in latest 180 business days	Net value per share for the first half of 2016	Price-book value ratio
	Prices in NT$
ChipMOS	32.53	21.20	1.53
Chipbond	46.86	36.31	1.29
Powertech	65.31	44.48	1.47

Note:	Sources of ex-rights/ex-dividend adjusted closing prices are from compilations of Taiwan Economic Journal (2015/10/5 - 2016/6/29); all average prices are calculated by simple arithmetic averaging.

Items	Descriptions
Prices in NT$
Range of multipliers	1.29 – 1.53 times
Net value per Share for the first quarter of 2016	23.23
Theoretical price range	29.97 – 35.54

As shown in the table above, based on the price-to-book value ratio method, the theoretical price per Share falls in the range of NT$29.97 to NT$35.54, without taking any adjusting factors into account.

In applying the price-earnings ratio method, Mr. Ji-Sheng Chiu applied the price to earnings per share ratios of the Comparison Group (based on earnings per share for the four quarters ended March 31, 2016 and the average closing prices for 180 days up to, and including, June 29, 2016) to the Company’s earnings per share for the four quarters ended March 31, 2016 to calculate a range of values for Shares as follows:

Comparing to peer companies	Average closing prices in latest 180 business days	Earnings per share in the four quarters ended March 31, 2016	Price-earnings ratio
	Prices in NT$
ChipMOS	32.53	2.09	15.56
Chipbond	46.86	2.64	17.75
Powertech	65.31	5.37	12.16

Note:	Sources of ex-rights/ex-dividend adjusted closing prices are from compilations of Taiwan Economic Journal (2015/10/5 - 2016/6/29); all average prices are calculated by simple arithmetic averaging.

Items	Descriptions
Prices in NT$
Range of multipliers	12.16 – 17.75 times
Consolidated earnings per Share	2.49
Theoretical price range	30.28 – 44.20

As shown in the table above, based on the price to earnings per share ratio method, the theoretical price range per Share falls in the range of NT$30.28 to NT$44.20, without taking any adjusting factors into account.

Mr. Ji-Sheng Chiu, after taking into account certain non-quantitative key factors, weighted each of the three methods described above equally to obtain a theoretical price per Share, as set forth below:

Evaluation Method	Price range per Share	Weight	Theoretical price range per Share
	Prices in NT$
Market Price Method	45.05 – 46.45	33.3%	35.10 – 42.06
Price-book Ratio Method	29.97 – 35.54	33.3%
Price-earnings Ratio Method	30.28 – 44.20	33.3%

Mr. Ji-Sheng Chiu then applied an adjustment of 33.86% to account for the average premium paid in mergers involving the global semiconductor industry since the third quarter of 2015. The adjusted price range per Share is presented in the table below:

Evaluation Method	Price range per Share	Adjusted price range per Share
Prices in NT$
The weighted average of the results under the Market Price, Price-to-book and the Price to Earnings Methods	35.10 – 42.06	46.98 – 56.30

On the basis of this analysis, Mr. Ji-Sheng Chiu concluded that, as of June 29, 2016, the reasonable price range per Share should be between NT$46.98 and NT$56.30 and the proposed exchange of each Share for the Final Per Share Consideration pursuant to the Share Purchase was fair and reasonable.

Effects of the Share Purchase on the Company

Private Ownership

The Company’s ADSs are currently listed on NASDAQ under the symbol “SPIL.” It is expected that, immediately following the completion of the Share Purchase, the Company will cease to be a publicly-traded company and will instead become a privately held company owned directly by HoldCo. Following the completion of the Share Purchase, the ADSs will cease to be listed on NASDAQ, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, registration of the Company’s ADSs and the underlying Shares under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated. After the Effective Time, the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the U.S. federal securities laws, including the Sarbanes-Oxley Act, applicable to public companies. After the completion of the Share Purchase, our shareholders will no longer enjoy the rights or protections that the U.S. federal securities laws provide.

Upon completion of the Share Purchase, each Share issued immediately prior to the effective time, including the Shares beneficially owned by ASE and the treasury shares, but other than the Dissenting Shares (please see “Dissenter’s Rights” beginning on page 93), will be transferred to HoldCo in exchange for the right to receive the Final Per Share Consideration, and each ADS, representing five Shares, including the ADSs beneficially owned by ASE, will represent the right to receive, through the ADS Depositary, the Final Per ADS Consideration, respectively, without interest and net of any applicable withholding taxes. As a result, current shareholders and ADS holders of the Company will no longer have any equity interest in, or be shareholders or ADS holders of, the Company upon completion of the Share Purchase. As a result, our shareholders and ADS holders will not have the opportunity to participate in the earnings and growth of the Company and they will not have the right to vote on corporate matters following the completion of the Share Purchase. Similarly, our current shareholders and ADS holders will not be exposed to the risk of loss in relation to their investment in the Company.

Directors and Management of the Surviving Company

Upon completion of the Share Purchase, the directors of the Company will continue to serve as directors for their respective terms, and ASE has undertaken to reelect or appoint the directors whose terms end in June 2017, if they have not been found to violate their respective fiduciary duties. Mr. Lin, the Company’s chairman, and Mr. Chi-Wen Tsai, the Company’s president, are expected to serve as directors of the HoldCo. The directors of the Company are also authorized to retain the executive officers of the Company as long as the fiduciary duties of the directors can be discharged.

Primary Benefits and Detriments of the Share Purchase

The primary benefits of the Share Purchase to the Company’s shareholders and ADS holders include, without limitation, the following:

•	the Original Per Share Consideration and the Original Per ADS Consideration offered to the holders of Shares and ADSs represent a premium of 8.9% and 12.3%, respectively, over the closing price of NT$50.5 per Share and $7.52 per ADS, respectively, on the Last Trading Day, and a premium of 17.4% and 10.3%, respectively, over the Company’s one-month and three-month volume-weighted average price of NT$46.86 and NT$49.85, respectively, as quoted by the TWSE on the Last Trading Day, and a premium of 19.7% and 11.6%, respectively, over the Company’s one-month and three-month volume-weighted average price of $7.06 and $7.57, respectively, as quoted by NASDAQ on the Last Trading Day; and

•	the all-cash Share Purchase consideration, which will allow our shareholders and ADS holders to immediately realize liquidity for their investment and provide them with certainty of the value of their Shares or ADSs.

The primary detriments of the Share Purchase to the Company’s shareholders and ADS holders include, without limitation, the following:

•	the shareholders and ADS holders will have no ongoing equity participation in the Company following the Share Purchase, and they will cease to participate in our future earnings or growth, if any, or to benefit from increases, if any, in the value of the Shares, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company which could include a dividend to shareholders;

•	the inability to participate in any potential future sale of part or all of the Company following the Share Purchase to one or more purchasers at a valuation higher than that being paid in the Share Purchase; and

•	the taxability of an all-cash transaction to our shareholders and ADS holders who are U.S. Holders (as defined under “Material U.S. Federal Income Tax Considerations”) for U.S. federal income tax purposes.

The Company’s Net Book Value and Net Earnings

The table below sets out the indirect interest in the Company’s net book value and net earnings for ASE before and after the Share Purchase, based on the historical net book value and net earnings of the Company as of and for the year ended December 31, 2015.

Name	Ownership Prior to the Share Purchase						Ownership After the Share Purchase
	Net Book Value			Earnings			Net Book Value			Earnings
	(in millions)%			(in millions)%			(in millions)%			(in millions)%
	NT$	US$		NT$	US$		NT$	US$		NT$	US$
ASE	21,113.2	675.2	33.29	2,414.7	77.2	33.29	63,422.0	2,028.2	100.00	7,253.5	232.0	100.00

Plans for the Company after the Share Purchase

Following the completion of the Share Purchase, HoldCo will own 100% of the equity interest in the Company. ASE anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that it will cease to be a publicly-traded company and will instead be a wholly-owned subsidiary of HoldCo.

Subsequent to the completion of the Share Purchase, the Company will no longer be subject to the Exchange Act and NASDAQ compliance and reporting requirements and the related direct and indirect costs and expenses, and may experience positive effects on profitability as a result of the elimination of such costs and expenses.

Except as set forth in this proxy statement and transactions already under consideration by the Company, ASE does not have any current plans, proposals or negotiations that relate to or would result in any of the following:

•	an extraordinary corporate transaction, such as a merger, reorganization, liquidation or relocation of any material operations, involving the Company or any of its subsidiaries;

•	the sale or transfer of a material amount of the assets of the Company or any of its subsidiaries; or

•	any other material changes in the Company’s business, including with respect to the Company’s corporate structure or business.

However, the board of directors of HoldCo will continue to evaluate the Company’s entire business and operations from time to time, and may propose or develop plans and proposals which they consider to be in the best interests of the Company and its equity holders, including the disposition or acquisition of material assets, alliances, joint ventures, and other forms of cooperation with third parties or other extraordinary transactions.

Alternatives to the Share Purchase

Alternatives considered by the Company

Following the First ASE Tender Offers, the Company considered a number of alternative transactions to ASE’s proposed acquisition of the Company. The Company entered into a letter of intent with Hon Hai on August 28, 2015, pursuant to which the Hon Hai Share Exchange and Hon Hai Commercial Cooperation were proposed. However, the Capital Increase and By-Law Amendment required for the Hon Hai Exchange and Hon Hai Commercial Cooperation were not approved at the First EGM on October 15, 2015. The Company also proposed to enter into the Tsinghua Transaction with Tsinghua on December 11, 2015, which was terminated after the Board’s consideration on April 28, 2016.

In addition, the Board did not independently determine to initiate a process for the sale of the Company. The Special Committee was engaged in response to the execution of the Share Purchase MOU on May 23, 2016. Since the execution of the Share Purchase MOU on May 26, 2016, the Company has not received any actionable offer from any third party for (a) a merger or consolidation of the Company with another company, (b) the sale or transfer of all or substantially all of the Company’s assets or (c) the purchase of all or a substantial portion of the Shares that would enable such person to exercise control of or significant influence over the Company.

The Special Committee and the Board also took into account that, prior to the consummation of the Share Purchase, if the Company received a bona fide, unsolicited written proposal regarding a competing transaction, and if the Special Committee and the Board both have determined that such acquisition proposal constitutes a Superior Proposal, subject to certain conditions set forth in the Joint Share Exchange Agreement, the Company has certain flexibility to respond to a Superior Proposal, including the ability to negotiate with, propose to, inquire, deliberate with, contact, discuss, offer or consult with such third party, and the Board may change, withhold, withdraw, qualify, amend or modify its recommendation of the Share Purchase to the shareholders of the Company.

Alternatives considered by ASE

Following the concerns reflected in ASE’s November 16, 2015 amendment to its report on Schedule 13D, ASE considered a number of alternative structures and approaches in order to maximize the value of its investment in the Company. These alternatives involved launching the Second ASE Tender Offers or acquiring additional Shares through one or more market purchases or through one or more further tender offers. In addition, had the Second ASE Tender Offers been successfully consummated, ASE had intended to seek to discharge the Board at one or more shareholders’ meetings or await the expiration of the current Board’s term and elect new nominees to the Board, and to subsequently cause the Board to resolve in favor of a transaction proposed by ASE.

Following the commencement of discussions and negotiations between ASE and the Company in April 2016, the boards and senior management of ASE and the Company and their respective advisors considered alternative ways of structuring the transaction, including a direct acquisition by ASE of all Shares and ADSs. However, the boards and senior management of each of ASE and the Company concluded that the Share Purchase and establishment of HoldCo was the best way to incentivize healthy internal competition and promote cooperation, improve each company’s operating efficiency, economies of scale as well as research and development and innovation results, and thereby create an environment of mutual assistance and win-win mentality, strengthening competitiveness and improving the performance of HoldCo, with the main goals of improving the quality of customer service, creating shareholders’ value and benefiting the employees.

Effects on the Company If the Share Purchase Is Not Completed

If the Joint Share Exchange Agreement is not approved by the shareholders or if the Share Purchase is not completed for any other reason, shareholders will not receive any payment for their Shares or ADSs in connection with the Share Purchase nor will the holders of any share options receive payment pursuant to the Joint Share Exchange Agreement. Instead, the Company will remain a publicly-traded company with ASE being the largest shareholder, the Shares will continue to be listed and traded on the Taiwan Stock Exchange and the ADSs will continue to be listed and traded on NASDAQ, provided that the Company continues to meet the respective listing requirements of the stock exchanges, and the Company will remain subject to SEC reporting obligations. Therefore, the Company’s shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our Shares or ADSs. Accordingly, if the Share Purchase is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your Shares or ADSs, including the risk that the market price of the ADSs may decline to the extent that the current market price reflects a market assumption that the Share Purchase will be completed.

Under specified circumstances in which the Joint Share Exchange Agreement is terminated, the Company may be required to pay a termination fee of NT$17.0 billion. In the event of material defaults by the Company, the Company may be required to pay ASE liquidated damages in the amount of NT$8.5 billion and reimburse ASE and its affiliates for their expenses in connection with the Share Purchase; and in the event of material defaults by ASE, ASE may be required to pay the Company and its affiliates liquidated damages in the amount of NT$8.5 billion and reimburse the Company and its affiliates for their expenses in connection with the Share Purchase, in each case, as described under the caption “The Joint Share Exchange Agreement—Remedies and Liquidated Damages” beginning on page 67.

If the Share Purchase is not completed, from time to time, the Board will evaluate and review, among other things, the business, operations, dividend policy and capitalization of the Company and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the Joint Share Exchange Agreement is not approved by the shareholders or if the Share Purchase is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Company will be offered, or that the business, prospects or results of operations of the Company will not be adversely impacted.

Financing

The Company and ASE estimate that the total amount of funds necessary to complete the Share Purchase and the related transactions is anticipated to be approximately NT$173.16 billion, assuming no exercise of dissenters’ rights by shareholders of the Company and ASE. This amount includes the cash to be paid to the Company’s shareholders and holders of ADSs, as well as the related costs and expenses, in connection with the Share Purchase and the related transactions.

The Share Purchase and the related transactions are expected to be funded through a combination of ASE’s cash on hand and debt financing. Subject to the amount of cash on hand at the time when ASE arranges for financing, ASE may arrange bank loans up to NT$173 billion with a combination of a syndication loan of NT$120 billion and a short-term bridge loan of NT$53 billion. In a highly confident letter dated November 7, 2016 issued by Citibank to ASE, Citibank stated that it is highly confident of its ability to arrange debt facilities for the Share Purchase up to an amount of US$3.8 billion equivalent, subject to the terms and conditions set forth in that letter. In another highly confident letter dated November 16, 2016 issued by DBS to ASE, DBS stated that it is confident of its ability to arrange debt facilities for the Share Purchase up to an amount of NT$53 billion, subject to the terms and conditions set forth in that letter. In addition, ASE may enter into other arrangements or transactions, including through a capital increase in cash to reduce the amount of bank loans on or prior to the Effective Time.

Remedies and Liquidated Damage

Upon the occurrence of certain prescribed material events of default, in addition to any right of termination and claims for expenses, the non-defaulting party will also be entitled to liquidated damages in the amount of NT$8.5 billion from the defaulting party, subject to adjustments for contributory negligence by the non-defaulting party. Please see the section entitled “The Joint Share Exchange Agreement—Event of Default, Remedies and Liquidated Damages” for a more complete description of the circumstances under which the Company or ASE may be required to pay liquidated damages to the other party.

Interests of Certain Persons in the Share Purchase

In considering the review conclusions of the Special Committee and the recommendations of our Board with respect to the Share Purchase, you should be aware that ASE has interests in the transaction that are different from, and/or in addition to, the interests of our shareholders generally. The Board and Special Committee were aware of such interests and considered them, among other matters, in reaching their decisions to approve the Joint Share Exchange Agreement and the transactions contemplated by the Joint Share Exchange Agreement, including the Share Purchase, and recommend that our shareholders vote in favor of approving the Joint Share Exchange Agreement and the transactions contemplated by the Joint Share Exchange Agreement, including the Share Purchase.

Interests of ASE

On October 1, 2015, ASE closed its acquisition of, and paid for, 779,000,000 Shares (including those represented by ADSs) at a price of NT$45 per Share and NT$225 per ADS pursuant to the tender offers in the U.S. and in the ROC.

In March and April 2016, ASE acquired an additional 258,300,000 Shares (including those represented by ADSs) through open market purchases. The following table sets forth certain information relating to the aforesaid ASE’s open market purchases:

Period	Total Number of Shares Purchased	The Average Price Paid Per Share (in NT$)		The Range of Price Paid Per Share (in NT$)
March 24, 2016-March 30, 2016	201,547,740	[53.16	]	51.80-54.00
April 1, 2016-April 7, 2016	8,300,000	[52.91	]	50.64-53.00
Total	209,847,740	—		—

Period	Total Number of ADSs Purchased	The Average Price Paid Per ADS (in US$)		The Range of Price Paid Per ADS (in US$)

March 24, 2016-March 30, 2016	9,690,452	[8.14	]	7.91-8.26
Total	9,690,452	—		—

As of the date of this proxy statement, (a) the Company has an aggregate of [3,116,361,139] Shares, including [193,389,945] Shares represented by ADSs, issued and outstanding; and (b) ASE held 988,847,740 Shares and 9,690,452 ADSs.

Except as set forth elsewhere in this proxy statement: (a) none of ASE and, to ASE’s knowledge, any associate or majority-owned subsidiary of ASE beneficially owns or has a right to acquire any Shares, ADSs or other equity securities of the Company; (b) none of ASE and, to ASE’s knowledge, any associate or majority-owned subsidiary of ASE has effected any transaction in Shares, ADSs or other equity securities of the Company during the past 60 days; and (c) during the two years before the date of this proxy statement, there have been no transactions between ASE, its subsidiaries, on the one hand, and the Company or any of its executive officers, directors, controlling shareholders or affiliates, on the other hand, that would require reporting under SEC rules and regulations.

Shares Held by Directors and Executive Officers

As of the date of this proxy statement, our directors and executive officers (as set forth in “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 98), as a group, beneficially own an aggregate of [116,866,101] Shares.

After the completion of the Share Purchase, the maximum amount of cash payments our directors and executive officers may receive in respect of their Shares is approximately $[5,984] million.

The Special Committee

On May 23, 2016, a Special Committee was engaged to consider the proposal from ASE and to take any actions it deems appropriate to assess the fairness and viability of such proposal. The Special Committee was composed of John Hsuan, Tsai-Ding Lin and William W. Sheng. Other than their indemnification and liability insurance rights under the Joint Share Exchange Agreement, none of the members of the Special Committee has a financial interest in the Share Purchase or any of transactions contemplated thereby and none of them is related to ASE. Our Board did not place any limitations on the authority of the Special Committee regarding its investigation and evaluation of the Share Purchase.

Position with the Surviving Company

Upon completion of the Share Purchase, the directors of the Company will continue to serve as directors for their respective terms, and ASE has undertaken to reelect or appoint the directors whose terms end in June 2017, if they have not been found to violate their respective fiduciary duties. Mr. Lin, the Company’s chairman, and Mr. Chi-Wen Tsai, the Company’s president, are expected to serve as directors of the HoldCo. The directors of the Company are also authorized to retain the executive officers of the Company as long as the fiduciary duties of the directors can be discharged.

Related Party Transactions

The Company’s audit committee is required to review and approve all related party transactions as defined in Item 404 of Regulation S-K on an ongoing basis. For the years ended December 31, 2014 and 2015, the Company has entered into certain related party transactions, which are further detailed in “Item 7. Major Shareholders and Related Party Transactions,” included in the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2015, incorporated by reference into this proxy statement. Please see “Where You Can Find More Information” beginning on page 106 for a description of how to obtain a copy of our Annual Report.

Fees and Expenses

Fees and expenses incurred or to be incurred by the Company and ASE in connection with the Share Purchase are estimated at the date of this proxy statement to be as follows:

Description	Amount
Financing fees and expenses and other professional fees	$	[	]
Legal fees and expenses	$	[	]
Miscellaneous (including filing fees, printing fees, proxy solicitation fees and mailing costs)	$	[	]

Total	$	[	]

These expenses will not reduce the Share Purchase consideration to be received by the shareholders of the Company. If the Share Purchase is completed, the party incurring any costs and expenses in connection with the Share Purchase and the Joint Share Exchange Agreement will be responsible for such costs and expenses, except as otherwise provided in the Joint Share Exchange Agreement.

Voting by ASE at the Extraordinary General Meeting

ASE has expressed its intention to vote (or cause to be voted) all of the Shares that it owns to approve the Joint Share Exchange Agreement and the transactions contemplated by the Joint Share Exchange Agreement, including the Share Purchase, and has agreed not to in any manner impede, frustrate or prevent the Share Purchase or any other transactions contemplated by the Joint Share Exchange Agreement. ASE owns 988,847,740 Shares and 9,690,452 ADSs, which represent approximately 33.29% of the total voting power of the Company.

Litigation Related to the Share Purchase

We are not aware of any lawsuit that challenges the Share Purchase, the Joint Share Exchange Agreement or any of the transactions contemplated thereby.

Accounting Treatment of the Share Purchase

The Company will account for the Share Purchase as a transaction between the Company’s shareholders under Taiwan-IFRS or IFRS. From the perspective of the Company’s consolidated financial statements, no special accounting treatment will be applied as a result of the Share Purchase.

Regulatory Approvals Required to Complete the Share Purchase

ASE and the Company have each agreed to use their reasonable efforts to obtain all necessary governmental approvals required to complete the Share Purchase. The following is a summary of the regulatory approvals required for the completion of the Share Purchase. As of the date of this proxy statement, TFTC has issued a no objection letter in respect of the Share Purchase. However, there can be no assurance as to if and when regulatory approvals will be obtained in the PRC, if and when the FTC will complete its investigation without seeking an injunction, or the conditions or limitations that such regulatory authorities may seek to impose.

Taiwan Fair Trade Commission Approval

Both ASE and the Company operate in the ROC. Under the ROC Fair Trade Act, transactions involving parties with revenues above certain thresholds cannot be completed until they are reviewed and approved by the TFTC. ASE and the Company submitted the required materials to TFTC on July 29, 2016. TFTC formally accepted the parties’ notification materials on September 19, 2016 and issued a no objection letter in respect of the Share Purchase on November 16, 2016.

United States Antitrust Review

On October 26, 2016, the FTC issued a subpoena and civil investigative demand to ASE and the Company with respect to the transaction contemplated under the Joint Share Exchange Agreement. ASE and the Company are in the process of responding to these requests and fully cooperating with the investigation.

The Ministry of Commerce of the People’s Republic of China

Under the Anti-Monopoly Law of 2008 of the PRC, transactions involving parties with revenues above certain thresholds cannot be completed until they are reviewed and approved by the MOFCOM. ASE and the Company have sufficient revenues in China to exceed the statutory thresholds, and completion of the Share Purchase is therefore conditioned upon MOFCOM’s approval. ASE and the Company submitted the required materials to MOFCOM on August 25, 2016. ASE and the Company are waiting for MOFCOM to formally accept the parties’ notification materials and start Phase I of the review process.

Other Jurisdictions

ASE and the Company derive revenues in other jurisdictions where merger or acquisition control filings or clearances are or may be required. ASE and the Company have sufficient revenues in South Korea and Germany that exceed the statutory thresholds, and completion of the Share Purchase is therefore conditioned upon the approval of the Korea Fair Trade Commission (“KFTC”) and the German Federal Cartel Office (“FCO”). The KFTC cleared the Initial ASE Tender Offers on November 18, 2015. Under the laws of South Korea, the clearance on the Initial ASE Tender Offers extends to the Share Purchase and no additional filing is required. The FCO cleared the Initial ASE Tender Offers on February 1, 2016 and subsequently confirmed that its February 1, 2016 clearance extends to the Share Purchase on July 26, 2016.

Appraisal Rights

Please see “Dissenters’ Rights—Requirements for Exercising Dissenters’ Rights” beginning on page 93.

Certain Material U.S. Federal Income Tax Considerations

Please see “Material U.S. Federal Income Tax Considerations” beginning on page 99.

Material Taiwan Income Tax Considerations

Please see “Material Taiwan Income Tax Considerations” starting on page 103.

MARKET PRICE OF THE COMPANY’S ADSs, DIVIDENDS AND OTHER MATTERS

Market Price of the Shares

The following table provides the high and low sales prices for our Shares on the Taiwan Stock Exchange under the stock code “2325,” for each quarter during the past two years:

	Sales Price per Share (in $)
	High	Low
Quarterly:
2014
First quarter	41.85	35.40
Second quarter	50.80	41.20
Third quarter	55.30	41.00
Fourth quarter	48.65	39.05
2015
First quarter	56.20	47.20
Second quarter	52.40	45.00
Third quarter	47.45	33.10
Fourth quarter	52.40	39.65
2016
First quarter	52.70	48.35
Second quarter	53.4	43.3
Third quarter	48.55	46.3

On the Last Trading Day, the reported closing price of our Shares on the Taiwan Stock Exchange was NT$50.5 per Share. The Original Per Share Consideration represent a premium of 8.9% over the closing price of NT$50.5 per Share on the Last Trading Day, and a premium of 17.4% and 10.3%, respectively, over the Company’s one-month and three-month volume-weighted average price of NT$46.86 and NT$49.85, respectively, as quoted by the Taiwan Stock Exchange on the Last Trading Day. On [                ], 2017, the most recent practicable date before the printing of this proxy statement, the high and low reported sales prices of our ADSs were $[        ] and $[        ], respectively. You are urged to obtain a current market price quotation for your Shares in connection with voting your Shares.

Market Price of the ADSs

The following table provides the high and low sales prices for our ADSs on the Nasdaq Global Market (“NASDAQ”) under the symbol “SPIL,” for each quarter during the past two years:

	Sales Price per ADS (in $)
	High	Low
Quarterly:
2014
First quarter	6.89	5.62
Second quarter	8.44	6.78
Third quarter	8.88	6.65
Fourth quarter	7.69	6.41
2015
First quarter	9.09	7.46
Second quarter	8.49	7.30
Third quarter	7.55	5.06
Fourth quarter	8.05	6.16
2016
First quarter	8.21	7.16
Second quarter	8.27	6.62
Third quarter	7.68	7.19

On the Last Trading Day, the reported closing price of our ADSs on NASDAQ was $7.52 per ADS. The Original Per ADS Consideration represents a premium of 12.3% over the closing price of $7.52 per ADS on the Last Trading Day, and a premium of 19.7% and 11.6%, respectively, over the Company’s one-month and three-month volume-weighted average price of $7.06 and $7.57, respectively, as quoted by NASDAQ on the Last Trading Day. On [                ], 2017, the most recent practicable date before the printing of this proxy statement, the high and low reported sales prices of our ADSs were $[        ] and $[        ], respectively. You are urged to obtain a current market price quotation for your Shares in connection with voting your Shares.

Dividend Policy

The Company may distribute dividends in any year in which the Company has current or retained earnings (excluding reserves). The Company has historically paid dividends on the Shares with respect to the results of the preceding year following approval by our shareholders at the annual general meeting of shareholders. The Company has paid annual dividends on its Shares since 1995, except in 2002 and 2003 when it did not pay any dividend because it incurred losses in 2001 and the shareholders did not resolve to declare a dividend in 2002, respectively. The Company may also make distributions to its shareholders by capitalizing reserves, including the legal reserve and capital surplus if it does not have losses.

The Company paid cash dividends of NT$1.80 and NT$3.00 per Share in 2014 and 2015. As approved by a meeting of the Board on February 24, 2016 and a general shareholders’ meeting on May 16, 2016, the Company distributed a cash dividend of NT$2.8 per Share and a return of capital reserves of NT$1.0 to its shareholders on July 1, 2016.

THE EXTRAORDINARY GENERAL MEETING

We are furnishing this proxy statement to you, as a holder of our Shares, as part of the solicitation of proxies by the Board for use at the extraordinary general meeting described below.

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will be held on                 , 2017, at          a.m. (Taipei time) at Taichung Industrial Park Service Center Administrative Building, Floor 1, Conference Room 101, No. 2, Gongyecyu 5th Road, Situn District, Taichung City, Taiwan.

Proposals to be Considered at the Extraordinary General Meeting

At the meeting, you will be asked to consider and vote upon:

•	as special resolutions:

THAT the Joint Share Exchange Agreement dated June 30, 2016, between the Company and ASE (a copy of the English Translation of which is attached as Annex A to this proxy statement and will be produced and made available for inspection at the extraordinary general meeting), and the transactions contemplated by the Joint Share Exchange Agreement, including the Share Purchase, be and are hereby approved by the Company; and

THAT the Designated Persons be and are hereby authorized to do all things necessary to give effect to the Joint Share Exchange Agreement.

At the Effective Time, all of the Shares will be held by HoldCo. If the Share Purchase is completed, each issued Share (including the treasury shares and the Shares beneficially owned by ASE) will be transferred to HoldCo in exchange for the right to receive the Final Per Share Consideration, and each ADS will be cancelled in exchange for the right to receive the Final Per ADS Consideration through the ADS Depositary, respectively, without interest and net of any applicable withholding taxes, in accordance with the terms and conditions set forth in the Joint Share Exchange Agreement. Each Dissenting Share will represent the right to receive the appraised fair value of such Share as determined under the ROC M&A Act, without interest and net of any applicable withholding taxes.

Our Board’s Recommendation

Our Board, acting upon the unanimous determination of the Special Committee:

•	determined that it is fair to and in the best interests of the Company, and declares it advisable that the Company should approve and, as the case may be, enter into the Joint Share Exchange Agreement and the Share Purchase;

•	approved the Joint Share Exchange Agreement and the transactions contemplated by the Joint Share Exchange Agreement, including the Share Purchase; and

•	recommends that the Company’s shareholders vote FOR the approval of the Joint Share Exchange Agreement and the approval of the transactions contemplated by the Joint Share Exchange Agreement.

Record Date; Shares and ADSs Entitled to Vote

You are entitled to vote at the extraordinary general meeting if you own Shares at the close of business in Taiwan on the Share Record Date for voting at the extraordinary general meeting. On the Share Record Date, [265,676,800] Shares are expected to be issued and outstanding. If you own Shares at the close of business in Taiwan on the Share Record Date, the deadline to lodge your proxy card is                 , 2017 at          a.m. (Taipei time) (being no later than five (5) days before the date of the extraordinary general meeting) and the deadline to exercise your electronic vote is                 , 2017 at          a.m. (Taipei time) (being no later than two (2) days before the date of the extraordinary general meeting). If you own ADSs at the close of business in New York City on the ADS Record Date, you cannot attend or vote at the extraordinary general meeting directly, but you may instruct the ADS Depositary (as the holder of the Shares underlying the ADSs) on how to vote the Shares underlying your ADSs. The ADS Depositary must receive your instructions no later than 5:00 p.m. (New York City time) on                 , 2017 in order to ensure your Shares are properly voted at the extraordinary general meeting.

However, please be aware that the ADS Depositary, as the record holder of the Shares represented by ADSs, will NOT vote the Shares it holds on deposit at the extraordinary general meeting in accordance with the individual voting instructions it receives. Instead, the ADS Depositary will vote ALL the Shares it holds on deposit at the extraordinary general meeting as follows:

•	if holders of at least 51% of the ADSs outstanding at the close of business in New York City on the ADS Record Date instruct the ADS Depositary to vote in the same manner regarding a resolution, the ADS Depositary will appoint the Voting Representative to vote ALL the Shares represented by the ADSs outstanding in the manner so instructed; and

•	if the ADS Depositary does not receive instructions from holders of at least 51% of the ADSs outstanding at the close of business in New York City on the ADS Record Date, to vote in the same manner regarding a resolution, the ADS Depositary itself will not provide any voting instruction and instead will appoint the Voting Representative to vote ALL the Shares represented by the ADSs outstanding as the Voting Representative deems appropriate, which may not be in your interest.

Alternatively, you may vote at the extraordinary general meeting if you held ADSs as of the ADS Record Date, you cancel your ADSs and you certify that you have not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled by the close of business in New York City on                 , 2017, and become a holder of Shares by the close of business in Taiwan on the Share Record Date. Each outstanding Share on the Share Record Date entitles the holder to one vote on each matter submitted to the shareholders for approval at the extraordinary general meeting and any adjournment thereof. See “—Procedures for Voting” below.

Quorum

A quorum of our shareholders is necessary to have a valid shareholders’ meeting. The required quorum for the transaction of business at the extraordinary general meeting is the presence, in person or by proxy, of shareholders holding a simple majority of the issued and outstanding Shares that are entitled to vote on the record date. We expect, as of Share Record Date, there will be [265,676,800] Shares entitled to be voted at the extraordinary general meeting. In the event that a quorum is not present at the extraordinary general meeting, we currently expect that we will adjourn the extraordinary general meeting to solicit additional proxies in favor of the approval of the Joint Share Exchange Agreement.

Vote Required

Under the ROC M&A Act and the Joint Share Exchange Agreement, we cannot complete the Share Purchase unless the Joint Share Exchange Agreement is approved by an affirmative vote of shareholders representing (a) a simple majority of the voting power of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting at which shareholders representing two-thirds or more of the total number of the issued and outstanding Shares are present or (b) two-thirds or more of the voting power of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting of the Company at which shareholders representing less than two-thirds but more than a simple majority of the total number of the issued and outstanding Shares are present. Each Share is entitled to one (1) vote on all matters subject to shareholders’ vote. To the extent known by the Company after making reasonable inquiry, except as set forth under the caption “Security Ownership of Certain Beneficial Owners and Management of the Company,” no executive officer, director or affiliate of the Company currently holds any securities of the Company.

Procedures for Voting

Shares

Holders of record of our Shares may vote their Shares by attending the extraordinary general meeting and voting their Shares in person, through the Electronic Voting Platform or by completing the accompanying proxy card in accordance with the instructions set forth on the proxy card. The deadline to lodge your proxy card is                 , 2017 at          a.m. (Taipei time) (being no later than five (5) days before the date of the extraordinary general meeting). The deadline to exercise your electronic vote is                 , 2017 at          a.m. (Taipei time) (being no later than two (2) days before the date of the extraordinary general meeting).

Shareholders who hold their Shares in “street name,” meaning in the name of a bank, broker or other person who is the record holder, must either direct the record holder of their Shares how to vote their Shares or obtain a proxy from the record holder to vote their Shares at the extraordinary general meeting.

Shareholders who have questions or requests for assistance in completing and submitting proxy cards should contact Eva Chen, the chief financial officer of the Company, via mail, email or telephone according to the details below:

Address: No. 123, Sec. 3, Da Fong Rd., Tantzu, Taichung, Taiwan 427, R.O.C.

Email: evachen@spil.com.tw

Tel: 886-4-2534-1525 (ext. 1528).

ADSs

If you own ADSs as of the close of business in New York City on the ADS Record Date, you cannot attend or vote at the extraordinary general meeting directly, but you may instruct the ADS Depositary (as the holder of the Shares underlying the ADSs) how to vote the Shares underlying your ADSs by completing and signing the ADS voting instruction card and returning it in accordance with the instructions printed on it as soon as possible but, in any event, so as to be received by the ADS Depositary no later than 12:00 p.m. (New York City time) on                 , 2017. However, please be aware that the ADS Depositary, as the record holder of the Shares represented by ADSs, will NOT vote the Shares it holds on deposit at the extraordinary general meeting in accordance with the individual voting instructions it receives. Instead, the ADS Depositary will vote ALL the Shares it holds on deposit at the extraordinary general meeting as follows:

•	if holders of at least 51% of the ADSs outstanding at the close of business in New York City on the ADS Record Date instruct the ADS Depositary to vote in the same manner regarding a resolution, the ADS Depositary will appoint the Voting Representative to vote ALL the Shares represented by the ADSs outstanding in the manner so instructed; and

•	if the ADS Depositary does not receive instructions from holders of at least 51% of the ADSs outstanding at the close of business in New York City on the ADS Record Date to vote in the same manner regarding a resolution, the ADS Depositary itself will not provide any voting instruction and instead will appoint the Voting Representative to vote ALL the Shares represented by the ADSs outstanding as the Voting Representative deems appropriate, which may not be in your interest.

Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs by the close of business in New York City on                 , 2017 and become a holder of Shares by the close of business in Taiwan on the Share Record Date. If you hold your ADSs through a financial intermediary such as a broker, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote.

If you wish to cancel your ADSs, you need to make arrangements to deliver your ADSs to the ADS Depositary for cancellation together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of Shares) and (b) payment of the ADS cancellation fees (US$0.05 per ADS to be cancelled) and any applicable taxes. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS Depositary will arrange for JPMorgan Chase Bank, N.A., Taipei Branch, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). In order to be a shareholder on the Share Record Date, you need to provide your ADSs and all applicable documentation and payments to the ADS Depositary by the close of business in New York City on                 , 2017. If after registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares to issue and mail a certificate to your attention.

If the ADS Depositary timely receives valid voting instructions from an ADS owner that fail to specify the manner in which the ADS Depositary is to vote the Shares represented by ADSs held by such ADS owner, such ADS owner is deemed to have instructed the ADS Depositary to vote in favor of the items set forth in the voting instructions.

As of the date hereof, the Company is not aware of any substantial opposition to any matter to be voted on at the extraordinary general meeting and does not believe that any such matter will have a material adverse impact on the rights of the Company’s shareholders.

Voting of Proxies and Failure to Vote

All Shares represented by valid proxies will be voted at the extraordinary general meeting in the manner specified by the holder. If a shareholder returns a properly signed proxy card but does not indicate how to vote, Shares represented by that proxy card will be voted FOR the proposal to approve the Share Exchange Agreement and the transactions contemplated by the Share Exchange Agreement, including the Share Purchase and FOR the proposal to authorize the Designated Persons to do all things necessary to give effect to the Share Exchange Agreement unless the shareholder appoints a person other than the chairman of the meeting as proxy, in which case the Shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines.

Brokers or other nominees who hold our Shares in “street name” for customers who are the beneficial owners of such Shares may not give a proxy to vote those customers’ Shares in the absence of specific instructions from those customers. Broker non-votes will be counted toward a quorum but will not be treated as voted at the extraordinary general meeting.

Revocability of Proxies

If you previously delivered a valid proxy to the Company, you may change your vote in one of two ways:

•	first, you may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder files a written notice of revocation with the Company no later than two (2) days before the date of the extraordinary general meeting. Any written notice revoking a proxy should be sent to Siliconware Precision Industries Co., Ltd., No. 123, Sec. 3, Da Fong Road, Tantzu, Taichung, Taiwan, Republic of China, Attention: Eva Chen; or

•	second, you may complete, date and submit a new proxy card, which shall include an explicit statement revoking the previous proxy and bear a later date than the proxy card sought to be revoked to the Company no later than five (5) days prior to the date of the extraordinary general meeting.

If you previously exercised your vote electronically, you may change your vote in one of three ways:

•	first, you may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke an electronic vote. It will only be revoked if you withdraw your electronic vote through the Electronic Voting Platform no later than two (2) days before the date of the extraordinary general meeting;

•	second, you may change your voting by logging into the Electronic Voting Platform no later than two (2) days prior to the date of the extraordinary general meeting; or

•	third, you may complete, date and submit a new proxy card, which shall include an explicit statement revoking the previous electronic vote and bear a later date than the electronic vote sought to be revoked to the Company no later than five (5) days prior to the date of the extraordinary general meeting.

If a shareholder holds Shares through a broker and has instructed the broker to vote the shareholder’s Shares, the shareholder must follow directions received from the broker to change those instructions.

Holders of our ADSs may revoke their voting instructions by notification to the ADS Depositary in writing at any time prior to 12:00 p.m. (New York City time) on                 , 2017. A holder of ADSs can do this in one of two ways:

•	first, a holder of ADSs can revoke its voting instruction by written notice of revocation timely delivered to the ADS Depositary; or

•	second, a holder of ADSs can complete, date and submit a new ADS voting instruction card to the ADS Depositary bearing a later date than the ADS voting instruction card sought to be revoked to the ADS Depositary.

If you hold your ADSs through a broker, bank or nominee and you have instructed your broker, bank or nominee to give ADS voting instructions to the ADS Depositary, you must follow the directions of your broker, bank or nominee to change those instructions.

Rights of Shareholders Who Object to the Share Purchase

Shareholders who elect to dissent from the Share Purchase will have the right to seek appraisal and payment of the fair value of their Shares if the Share Purchase is completed, but only if they deliver to the Company, before or during the extraordinary general meeting at which the vote is taken, a written objection or an oral objection that has been put into record to the Share Purchase and subsequently comply with all procedures and requirements of Article 12 of the M&A Act for the exercise of appraisal rights, which is attached as Annex E to this proxy statement. The appraised fair value of your Shares as determined under that statute could be more than, the same as or less than the Share Purchase consideration you would receive pursuant to the Joint Share Exchange Agreement if you do not exercise appraisal rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO SEEK APPRAISAL AND PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO PERFECT ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE APPRAISAL RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THE ADSs AND PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON                 , 2017, AND BECOME HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN TAIWAN ON THE SHARE RECORD DATE. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING APPRAISAL RIGHTS WITH RESPECT TO THE SHARES UNDER ARTICLE 12 OF THE ROC M&A ACT.

Whom to Call for Assistance

If you need assistance, including help in changing or revoking your proxy, please contact Eva Chen, the chief financial officer of the Company, via mail, email or telephone according to the details below:

Address: No. 123, Sec. 3, Da Fong Rd., Tantzu, Taichung, Taiwan 427, R.O.C.

Email: evachen@spil.com.tw

Tel: 886-4-2534-1525 (ext. 1528).

Solicitation of Proxies

Under ROC law, the Company is not permitted to solicit proxies, consents or authorizations at its shareholders’ meetings, including the extraordinary general meeting of the Company’s shareholders to approve the Share Purchase. The Company does not plan to engage a proxy solicitor to assist in the solicitation of proxies. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of our Shares and in obtaining voting instructions from those owners. We will pay all expenses of filing, printing and mailing this proxy statement.

Other Business

We are not currently aware of any business to be acted upon at the extraordinary general meeting other than the matters discussed in this proxy statement.

SUMMARY OF THE JOINT SHARE EXCHANGE AGREEMENT

The following section contains a summary of certain provisions of the Joint Share Exchange Agreement. The following summary is qualified in its entirety by reference to the Joint Share Exchange Agreement itself, which is incorporated herein by reference and included in this proxy statement as Annex A. We encourage you to read the Joint Share Exchange Agreement carefully and in its entirety, as it is the legal document governing the Share Purchase.

Structure of the Share Purchase

Pursuant to the Joint Share Exchange Agreement, all of the issued and outstanding shares of the Company and ASE will be transferred to a newly formed holding company, HoldCo, incorporated by ASE. HoldCo will issue new shares to ASE shareholders and pay the cash consideration to the Company’s shareholders, each as described below. At the Effective Time, the Company and ASE will become wholly owned subsidiaries of HoldCo, retaining their respective legal personalities, and the Company will cease to be a publicly traded company.

Directors and Officers of the Company

Upon completion of the Share Purchase, the directors of the Company will continue to serve as directors for their respective terms, and ASE has undertaken to reelect or appoint the directors whose terms end in June 2017, if they have not been found to violate their respective fiduciary duties. Mr. Lin, the Company’s chairman, and Mr. Chi-Wen Tsai, the Company’s president, are expected to serve as directors of the HoldCo. The directors of the Company are also authorized to retain the executive officers of the Company as long as the fiduciary duties of the directors can be discharged.

Consideration

At the Effective Time: (i) each issued Share immediately prior to the Effective Time (including the Company’s treasury shares), will automatically be transferred to HoldCo and converted into the right to receive the Original Per Share Consideration; and (ii) each ADS issued and outstanding immediately prior to the Effective Time, will be surrendered and converted into the right to receive the Original Per ADS Consideration.

In addition, at the Effective Time: (i) each issued ASE Share (including ASE’s treasury shares) immediately prior to the Effective Time, will be exchanged, in accordance with the exchange ratio, for 0.5 HoldCo Common Shares; and (ii) each ASE ADS issued and outstanding immediately prior to the Effective Time, will be surrendered in exchange for, in accordance with the exchange ratio, 1.25 HoldCo ADSs (following the Share Purchase, 1 HoldCo ADS will represent 2 HoldCo Common Shares, in contrast to the current ASE ADS, which represents 5 ASE Shares).

Treatment of Treasury Shares and Equity-Linked Securities

At the Effective Time, HoldCo shall become the successor to ASE under ASE’s US$200,000,000 Currency Linked Zero Coupon Convertible Bonds due 2018 (the “2015 CBs”) and US$400,000,000 Zero Coupon Convertible Bonds due 2018 (the “2013 CBs”, and together with the 2015 CBs, “ASE’s convertible bonds”) each pursuant to a supplemental indenture to be entered into among ASE, HoldCo and the trustee for such series of bonds. HoldCo shall assume all rights and obligations of ASE under ASE’s convertible bonds and holders of the 2015 CBs and the 2013 CBs to have the right convert each US$200,000,000 principal amount of such bond into approximately [●] and [●] shares of HoldCo, respectively. After the Effective time, ASE shall continue to serve as an obligor under ASE’s convertible bonds.

Treatment of the Bonds

If any of the Bonds have not been redeemed or repurchased by the Company and cancelled or converted by holders of the Bonds prior to the Effective Time, ASE and HoldCo jointly warrant to the Company that HoldCo, as co-obligors with the Company pursuant to a supplemental indenture to be entered into among the Company, HoldCo and the trustee of the Bonds, will pay the Final Per Share Consideration (subject to additional adjustments according to the terms of the Joint Share Exchange Agreement and applicable laws) to such holders of the Bonds for each Share they are entitled to receive if they exercise their conversion rights after the Effective Time.

Treatment of Fractional Shares

HoldCo will not issue any fractional shares of HoldCo Common Shares or HoldCo ADSs pursuant to the Share Purchase. Instead, ASE will aggregate the fractional entitlements and sell the aggregated ASE Shares using the closing price of ASE Shares on the TWSE on the trading day immediately preceding the Effective Time. Each holder of ASE Shares who otherwise would have received a fraction of a share of HoldCo Common Shares, will be entitled to receive, on a proportionate basis, the cash proceeds from the sale of such fractional shares.

Adjustments to the Consideration

The Original Per Share Consideration and the Original Per ADS Consideration will be adjusted if the Company issues any shares or cash dividends between the date of the Joint Share Exchange Agreement and the Effective Time, provided, that the cash consideration will not be so adjusted if the Company’s cash dividends in 2017, in aggregate, are less than 85% of the Company’s after-tax net profit for the year 2016.

ASE and the Company will negotiate changes to the cash consideration in good faith as a result of the occurrence of the events set forth below to the extent such events occur prior to the Effective Time and result in a reduction, individually or in aggregate, in the Company’s consolidated net book value by 10% or more compared to the Company’s net book value in its consolidated audited financial statements as of March 31, 2016 (excluding any such decrease resulting from dividends distributed by the Company):

•	issuance of equity-linked securities by the Company (except for any Shares issued as a result of the exercise of conversion rights by the holders of the Bonds);

•	disposal of material assets by the Company;

•	occurrence of a major disaster causing a material adverse effect to the Company, material technical changes or other circumstances affecting the shareholders’ interests or the share price of Shares; and

•	repurchase of treasury shares by the Company, except for the repurchase of Shares following the exercise of appraisal rights by the Company’s shareholders in connection with the Share Purchase.

Appraisal Rights

Without prejudice to the appraisal rights described below in the section entitled “Rights of Dissenting Shareholders,” if a shareholder of the Company or ASE shareholder exercises its appraisal rights, the Company or ASE, respectively, will repurchase such shares in accordance with applicable law and regulations.

Closing of the Share Purchase

Subject to the satisfaction or waiver (as applicable) of the conditions to closing of the Share Purchase, the Share Purchase is expected to occur on a date to be agreed by HoldCo’s board of directors, the Board and the ASE Board, which date will be agreed upon and approved by such parties within 10 days of receipt of the approvals of their respective general shareholders’ meetings to effect the Share Purchase.

Within three (3) business days after the Effective Time, ASE and HoldCo will pay the full Share Purchase consideration to a dedicated capital account opened by the Company’s stock agent. ASE and HoldCo shall be jointly and severally liable for such payment obligation.

Representations and Warranties

The Share Exchange Agreement contains representations and warranties made by the Company to ASE and representations and warranties made by ASE to the Company, in each case as of specific dates. The statements embodied in those representations and warranties were made for purposes of the Share Exchange Agreement and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Share Exchange Agreement. In addition, some of those representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from that generally applicable to shareholders and may have been made for the principal purpose of establishing circumstances in which a party to the Share Exchange Agreement may have the right not to close the Share Purchase if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risk between the parties to the Share Exchange Agreement rather than establishing matters as facts. Moreover, information concerning the subject matter of the representations and warranties, which does not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Share Exchange Agreement, and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

The Joint Share Exchange Agreement contains various customary representations and warranties that the Company makes to ASE relating to, among other things:

•	the Company’s due incorporation, valid existence and authority to carry on its business operations;

•	capitalization of the Company;

•	absence of violations of: (i) current laws or regulations of the ROC, (ii) judgments, orders or dispositions by courts, (iii) organizational documents, or (iv) contracts, representations, warranties or other obligations of the Company, in each case as a result of entry into the Joint Share Exchange Agreement;

•	authority to enter into the Joint Share Exchange Agreement;

•	enforceability of the Joint Share Exchange Agreement;

•	approval of the Board and/or shareholders’ meeting in connection with the Share Purchase;

•	financial statements;

•	taxes;

•	the absence of litigation;

•	the absence of undisclosed liabilities;

•	title to assets;

•	absence of new material debts since December 31, 2015;

•	intellectual property;

•	labor matters;

•	environmental matters;

•	material contracts;

•	absence of default under contracts;

•	compliance with laws; and

•	accuracy of materials provided to prepare and file this proxy statement/prospectus.

The Joint Share Exchange Agreement contains various customary representations and warranties that ASE makes to the Company relating to, among other things:

•	ASE’s due incorporation, valid existence and authority to carry on its business operations;

•	capitalization of ASE;

•	absence of violations of: (i) current laws or regulations of the ROC, (ii) judgments, orders or dispositions by courts, (iii) organizational documents, or (iv) contracts, representations, warranties or other obligations of ASE, in each case as a result of entry into the Joint Share Exchange Agreement;

•	authority to enter into the Joint Share Exchange Agreement;

•	enforceability of the Joint Share Exchange Agreement; and

•	approval of the ASE Board and/or meeting of ASE’s shareholders in connection with the Share Purchase.

The Joint Share Exchange Agreement contains various customary representations and warranties that ASE agrees to cause HoldCo to make to the Company relating to, among other things:

•	HoldCo’s due incorporation, valid existence and authority to carry on its business operations;

•	absence of violations of: (i) current laws or regulations of the ROC, (ii) judgments, orders or dispositions by courts, (iii) organizational documents, or (iv) contracts, representations, warranties or other obligations of HoldCo, in each case as a result of entry into the Joint Share Exchange Agreement; and

•	approval of HoldCo’s promoters’ meeting in connection with the Share Purchase.

Many of the representations and warranties of each party in the Joint Share Exchange Agreement are qualified by knowledge, materiality thresholds or “material adverse effect.” The Company’s representations and warranties are also qualified by information in disclosure schedules and its publicly available disclosures filed with the Taiwan Financial Supervisory Commission, the TWSE and the SEC.

For purposes of the Joint Share Exchange Agreement, a “material adverse effect” to ASE or the Company means any change, development, incident, matter, effect or fact that, individually or in aggregate, results in a material adverse effect on the Company and its subsidiaries, or ASE and its subsidiaries, as applicable, taken as a whole, where “material” means the occurrence of such events that, individually or in the aggregate, result in a decrease in the consolidated net book value of the Company, or ASE, as applicable, by 10% or more, compared to the Company’s or ASE’s, as applicable, consolidated audited financial statements as of March 31, 2016; provided that, for the purposes of this definition, in no event will any of the following, individually or in the aggregate, be regarded as having or be taken into account in determining whether there has been a material adverse effect:

•	a change in capital market conditions or general economic conditions;

•	a change in geopolitical conditions occurring after the date the Joint Share Exchange Agreement was executed, or outbreak or escalation of any conflict, or any acts of terrorism or war;

•	a force majeure event occurring after the date the Joint Share Exchange Agreement was executed;

•	any change in applicable law after the date the Joint Share Exchange Agreement was executed;

•	any change of the industry in which the party or its subsidiaries operate;

•	the failure, in and of itself, to meet any predictions, forecasts, projections or estimates of revenue, profits or other financial or operational targets, or a change of market price, credit rating or trading volume of the party’s securities, provided that the directors of the party have met their duties of care and loyalty;

•	the announcement of the execution of the Joint Share Exchange Agreement or the consummation of the Share Purchase, including any transaction-related litigation, any actions required by the covenants in the Joint Share Exchange Agreement, any loss of or change of relationship with any customer, supplier, distributor or other business partners of the party or its subsidiaries, or any loss of any employees or senior management, provided that the directors of the party have met their duties of care and loyalty; and

•	in the case of ASE only, any internal restructuring of ASE and/or its subsidiaries.

The representations and warranties of each of the parties to the Joint Share Exchange Agreement will terminate upon the Effective Time or termination of the Joint Share Exchange Agreement in accordance with its terms

Pre-Closing Covenants of the Company

Conduct of Business of the Company

From the date of execution of the Joint Share Exchange Agreement until the Effective Time, the Company will not, and will not procure its subsidiaries to, among other matters:

•	issue any equity-linked securities (other than shares issued as a result of the exercise of conversion rights by holders of the Bonds); or

•	directly or indirectly repurchase, individually or through any third party, any shares or equity-linked securities, or reduce its share capital or enter into any plan of dissolution, or make any filings in connection with restructuring, settlement or bankruptcy, except for the repurchase of shares from shareholders exercising appraisal rights or in connection with the redemption of the Company’s foreign convertible bonds.

Superior Proposals

Except (i) if required by a court judgment, arbitral award, approval or order, administrative decision or burden/condition approved by both ASE and the Company by competent authorities (including the TWSE, TFTC, FTC, the MOFCOM or the SEC), or (ii) if the Company receives a Superior Proposal (as described below), the Company has agreed that between the date of the Joint Share Exchange Agreement and the Effective Time, it will not, and it will not procure its subsidiaries to, and none of its directors, managers, employees, agents or representatives may, offer or agree to enter into, or execute, any contract, agreement or other arrangement with any third party in respect of any of the following transactions (an “Alternate Transaction”):

•	any transaction that may involve a spin-off, purchase or sale of the Company or any other company’s shares of a non-financial investment nature;

•	a lease of all the Company’s businesses to a third party, a joint operation with a third party, or the acquisition of the entire business or assets from a third party (except for the acquisition of the entire business or assets from a third party in an aggregate amount less than NT$500,000,000);

•	any merger or acquisition that does not involve the issue of shares in HoldCo;

•	any sale of any or all material assets or businesses of the Company’s wholly owned subsidiaries; and

•	any disposal of any interest in any material assets or businesses, or exclusive licenses of material patents or technologies, in each case of the Company’s wholly owned subsidiaries.

For purposes of the Joint Share Exchange Agreement, “Superior Proposal” means a bona fide, unsolicited written offer to the Company to enter into any Alternate Transaction, made by a party other than ASE, the Company or any of the Company’s directors, managers, employees, agents or representatives, where the terms and conditions of such an offer are considered to be more favorable to the Company and the Company’s shareholders than the terms and conditions of the Share Purchase, as evidenced by opinions separately issued by a renowned investment bank and law firm appointed by the Company’s audit committee. If the Company receives a Superior Proposal from a third party the conditions of which, in the respective opinions of the Company’s audit committee and the Board, are more favorable than those of the Share Purchase, the Company will notify ASE in writing of such superior proposal and furnish ASE with details of the entire Superior Proposal. From the fifth business day following the delivery of such notice to ASE, the Company will be permitted to negotiate with, propose to, inquire with, deliberate with, contact, discuss with, offer to or consult with such third party. ASE and the Company agree that if the Company does not consummate the Share Purchase due to its acceptance of a Superior Proposal, the Company will pay to ASE a termination fee in the amount of NT$17 billion.

Other Pre-closing Covenant of the Company

After ASE issues to the Company, in connection with the payment of entire amount of the cash consideration under the Joint Share Exchange Agreement, the financing plan and a highly confident letter in respect of the financing of the Transaction issued by banks conforming to the market practice, the Company shall in its SEC filings recommend to its shareholders to vote in favor of approving the Joint Share Exchange Agreement and the Transaction.

Pre-Closing Covenants of ASE

Except (i) if the Company has materially breached any of its representations, warranties or covenants under the Joint Share Exchange Agreement, (ii) if there is any action taken by the Company that would prevent the consummation of the Share Purchase without just cause, or (iii) where the Company’s directors have breached their duty of care or loyalty in relation to the Share Purchase, in each case during the period from the execution of the Joint Share Exchange Agreement to the Effective Time, ASE (and, if applicable, HoldCo) have agreed to:

•	support the candidates for the Company’s 13th board of directors nominated by the Board when the Company re-elects its board of directors in June 2017;

•	not intervene in the operation of the Company and to support the motions put forward by the Board at the Company’s shareholders’ meeting, including by abstaining from voting on any motion that threatens the Company’s interests and to not solicit proxies or seek to replace the Company’s directors, including by convening an extraordinary general meeting of the Company shareholders, and no current or former director of ASE or any of its subsidiaries, or their spouses, other relatives and certain other persons may serve as a director of the Company;

•	maintain the competition between, and the respective independence of, ASE and the Company, without the hiring of any of the Company’s employees by ASE; and

•	not purchase or acquire shares in the Company or increase its interest in the Company in any manner that violates applicable law; provided that, for any shares in the Company acquired by ASE in accordance with applicable law between the date the Joint Share Exchange Agreement was executed and the Effective Time, (i) ASE may dispose of such shares freely for financial purposes, provided that the disposed shares are in aggregate less than 10% of the total issued and outstanding share capital of the Company, and (ii) ASE may transfer shares of the Company to persons who do not operate any businesses in the integrated circuit packaging industry; provided that if the transferred shares are in aggregate more than 10% of the total issued and outstanding share capital of the Company, ASE will obtain the Company’s prior written consent to such a transfer.

(collectively, the “ASE Surviving Covenants”)

Shareholders’ Meeting

The Company and ASE, respectively, will cause an extraordinary general meeting of its shareholders to be duly called and held, on the same date, to approve the Share Exchange Agreement and the Share Purchase. The Company and ASE will jointly determine the date of such extraordinary general meetings upon receiving antitrust clearance or approvals from any two of the TFTC, MOFCOM and FTC. Such date shall be no later than seventy (70) calendar days after antitrust clearance or approvals from each of the TFTC, MOFCOM and FTC have been obtained.

In addition, from the business day immediately following the date on which the SEC confirms that it has no further comments on the respective SEC filing documents required for the Company and ASE, each of the Company and ASE will take all necessary action to call an extraordinary general meeting of its shareholders. The date of such extraordinary general meetings shall be no later than seventy (70) calendar days after the date on which the SEC confirms that it has no further comments on the respective SEC filings documents required for the Company and ASE.

Regulatory Approvals

ASE and HoldCo have agreed to use commercially reasonable efforts to, and the Company has agreed to use reasonable efforts to, in each case, obtain all approvals relating to the Share Purchase from competent authorities. The Company has agreed to use commercially reasonable efforts to assist ASE and HoldCo in making all filings and notifications and providing all information to competent authorities, including making all required filings with the TFTC, MOFCOM and the FTC. In addition, the Company, ASE and HoldCo have agreed to comply with the Taiwan Fair Trade Act and all relevant laws.

ASE, HoldCo and the Company have agreed to act in good faith and with goodwill in deciding, jointly, whether to accept any conditions or burdens imposed by any of the TFTC, the FTC or MOFCOM as a condition to obtaining approvals or avoiding a legal challenge from such authorities. ASE and the Company have agreed to comply with any such conditions or burdens agreed by ASE and the Company. Following the Effective Time, ASE, HoldCo and the Company will comply with any conditions or burdens imposed by the TFTC, the FTC or MOFCOM, which ASE and the Company have agreed to.

Financing of the Share Purchase

ASE shall, before the Company’s submission of Schedule 13E-3 to the SEC, confirm with the Company the types and composition of ASE’s and HoldCo’s funding sources and present documents evidencing the funding sources (including, but not limited to, the financing plan and a highly confident letter conforming to the market practice and issued by bank(s) financing the Share Purchase) that can demonstrate ASE’s and HoldCo’s ability to fully pay for the consideration of the Share Purchase.

Conditions to Consummation of the Share Purchase

The obligations of ASE, the Company and HoldCo to consummate the Share Purchase are subject to the satisfaction of the following conditions:

•	the unconditional approval of the Share Purchase at their respective general shareholders’ meetings;

•	receipt of approvals from all relevant competent authorities, including, but not limited to, (i) the TWSE and the SEC, (ii) the TFTC and MOFCOM and (iii) the FTC completing its investigation without seeking an injunction (in the case of (ii) and (iii), including approvals or consents of conditions imposed by such authorities that both ASE and the Company have agreed to accept); and

•	no order (or agreement with the FTC) is in effect and enforceable prohibiting, enjoining or rendering illegal the consummation of the Share Purchase, and no law shall have been enacted or enforced after the date the Joint Share Exchange Agreement was executed rendering illegal or prohibiting the consummation of the Share Purchase; provided that the enforcement of an order or law shall not include the decision by a governmental entity to extend the waiting period or initiate an investigation under antitrust laws or other applicable law.

In addition, ASE’s and HoldCo’s obligations to consummate the Share Purchase are subject to the satisfaction or waiver by ASE and HoldCo of the following additional conditions:

•	all representations and warranties of the Company are true and accurate as of the date the Joint Share Exchange Agreement was executed and as of the Effective Time, except to the extent no material adverse effect on the Company has occurred;

•	the Company has performed in all material respects all obligations and undertakings required to be performed by it under the Joint Share Exchange Agreement prior to the Effective Time;

•	no material adverse effect to the Company shall have occurred prior to the Effective Time; and

•	prior to the Effective Time, no force majeure events will have occurred which, individually or in aggregate, result in a decrease in the Company’s consolidated net book value by 30% or more, relative to the Company’s net book value in its consolidated audited financial statements as of March 31, 2016.

In addition, the Company’s obligation to consummate the Share Purchase is subject to the satisfaction or waiver of the following additional conditions:

•	all representations and warranties of ASE are true and accurate as of the date the Joint Share Exchange Agreement was executed and as of the Effective Time, except to the extent no material adverse effect on ASE has occurred;

•	all representations and warranties of HoldCo are true and accurate as of the Effective Time, except to the extent no material adverse effect on HoldCo has occurred;

•	ASE and HoldCo have performed in all material respects all obligations and undertakings required to be performed by each of them under the Joint Share Exchange Agreement prior to the Effective Time;

•	no material adverse effect to ASE will have occurred prior to the Effective Time; and

•	prior to the Effective Time, no force majeure events will have occurred which, individually or in aggregate, result in a decrease in ASE’s consolidated net book value by 30% or more, relative to ASE’s net book value in its consolidated audited financial statements as of March 31, 2016.

The consummation of the Share Purchase is subject to the satisfaction or waiver of all the conditions set forth above on or prior to the Long Stop Date. If the closing of the Share Purchase cannot be completed due to the failure to satisfy the conditions set forth above on or prior to the Long Stop Date, the Joint Share Exchange Agreement will automatically terminate at midnight on the day immediately following the Long Stop Date.

Termination and Events of Default

Termination of Joint Share Exchange Agreement

The Joint Share Exchange Agreement may be terminated prior to the Effective Time by either ASE or the Company if any of the following occurs:

•	a law, judgment, court order or administrative decision issued by a competent authority restricts or prohibits the consummation of the Share Purchase, and such restriction or prohibition has been confirmed and cannot be remedied by amending the Joint Share Exchange Agreement; or

•	the Joint Share Exchange Agreement and Share Purchase are not approved by ASE’s shareholders or the Company’s shareholders at their respective shareholder meetings.

The Joint Share Exchange Agreement may also be terminated at any time prior to the Effective Time by ASE if the Company has breached or failed to perform any of its representations, warranties, undertakings or obligations under the Joint Share Exchange Agreement and such breach leads to the failure to satisfy the conditions to the consummation and is by its nature not capable of being cured, or is not cured by the Company within 30 business days of receiving written notice of such breach, and is not waived in writing by ASE.

The Joint Share Exchange Agreement may also be terminated at any time prior to the Effective Time by the Company if ASE has breached or failed to perform any of its representations, warranties, undertakings or obligations under the Joint Share Exchange Agreement and such breach leads to the failure to satisfy the conditions to the consummation and is by its nature not capable of being cured, or is not cured by ASE within 30 business days of receiving written notice of such breach, and is not waived in writing by the Company.

If the Share Purchase is not consummated on or before the Long Stop Date, the Joint Share Exchange Agreement will automatically terminate at midnight on the day immediately following the Long Stop Date.

Events of Default, Remedies and Liquidated Damages

An event of default will occur if ASE, HoldCo or the Company breach any of their obligations, undertakings, representations or warranties under the Joint Share Exchange Agreement, and such breach is by its nature not capable of being cured or, if such breach is by its nature capable of being cured, the non-defaulting party requests the defaulting party cure such breach within 15 days and such breach is not cured within 15 days; provided that HoldCo and ASE are jointly and severally liable for breaches committed by either party, and a breach of any representation or warranty made prior to the Effective Time will no longer constitute an event of default as of the Effective Time.

Upon the occurrence of an event of default that prevents the consummation of the Share Purchase on or prior to the Long Stop Date, the non-defaulting Party will be entitled to terminate the Joint Share Exchange Agreement and claim from the defaulting party all necessary expenses incurred in connection with entering into the Joint Share Exchange Agreement and the performance of the obligations thereunder, in addition to any rights, remedies and damages under applicable law, subject to any adjustments for the contributory negligence of the non-defaulting party. The percentage of such contributory negligence may be determined by an expert appraiser appointed by both ASE and the Company without being determined by arbitration. In addition to any right of termination and claims for expenses, upon the occurrence of certain prescribed material events of default, the non-defaulting party will also be entitled to liquidated damages in the amount of NT$8.5 billion from the defaulting party, subject to adjustments for contributory negligence by the non-defaulting party.

Post-Termination Obligations

Unless ASE terminates the Joint Share Exchange Agreement due to the breach by the Company, ASE has agreed to comply with the ASE Surviving Covenants and the Company has agreed to be bound by the provisions relating to a Superior Proposal, and the payment of the break fee, in each case for six (6) months from the date of termination of the Joint Share Exchange Agreement. In addition, ASE has agreed to maintain its position as solely a financial investor in the Company without intervening with the Company’s independent operations during such six (6) month period.

Post-Closing Operation and Corporate Governance

Board and Management of HoldCo

The directors of HoldCo will be comprised of nine to thirteen non-independent directors, appointed at a meeting of HoldCo’s incorporators, and three supervisors, who will be future independent directors. The Chairman of the Company and President of the Company will each be appointed (non-independent) directors of HoldCo. ASE and the Company will jointly nominate one independent director, when HoldCo appoints independent directors.

Independent Operation of the Company

ASE and the Company have agreed to comply with certain post-closing covenants to ensure the continued independence of the Company following the consummation of the Share Purchase, including that the Company will become a wholly owned subsidiary of HoldCo but its independent operations and the competition between ASE and the Company will be maintained. In addition, subject to applicable law, the duties of the Company’s directors and the interests of HoldCo, HoldCo agrees to comply with the following covenants:

•	the operations of the Company will be managed by the Board, who will maintain control over the Company’s organizational documents, personnel, payroll or welfare systems, financial budgets, audit, technology research and development, operations and marketing; and other matters, in each case so as to maintain the Company’s independent operations;

•	any matter relating to the Company’s rights and obligations will be controlled by the Board or under its authorization, and the operation of the Company’s businesses will be conducted by the Board or under its direction;

•	HoldCo will, to the extent that it is capable, provide guaranties, funding or other support sufficient to enable the Company to obtain financing from third parties (including, but not limited to, guarantee documentation acceptable to financing parties), in order to meet the Company’s funding needs, including but not limited to capital expenditure and working capital;

•	the Company’s management, employees, current organizational structure, compensation and relevant benefits as of the date of execution of the Joint Share Exchange Agreement will be maintained;

•	for so long as the Company is a subsidiary of HoldCo, the Board will nominate and appoint directors and supervisors of the Company in its sole discretion (and HoldCo will appoint such candidates), and such directors will not be replaced or otherwise removed without the consent of the Board; and the compensation and benefits of the Company’s directors as of the date of execution of the Joint Share Exchange Agreement will be maintained; and

•	HoldCo may not dispose of any shares in the Company without the Company’s consent.

ASE, HoldCo and the Company have agreed that, following the Effective Time, none of ASE, the Company or any of the other wholly owned subsidiaries of HoldCo, or any of their directors, managers or agents, without the consent of HoldCo, will offer, agree or enter into any agreement with any third party regarding an Alternate Transaction.

In addition, HoldCo and its subsidiaries (other than ASE and the Company) will not provide ASE with customer details or competitively sensitive information obtained from the Company, including but not limited to production and sales costs, product price/quantity and details of suppliers, without the consent of the Company and in accordance with applicable antitrust laws.

The Company has the right to initiate arbitration against HoldCo or its subsidiaries if ASE commits an event of default under the Joint Share Exchange Agreement.

Employee Benefits and Rights

HoldCo has agreed that, for all employees of the Company as of the Effective Time, HoldCo will ensure that, subject to certain exceptions set forth in the Joint Share Exchange Agreement, they continue to receive existing employee benefits, work under the conditions and be subject to the same personnel regulations. The employment rights for employees of the Company will be protected, except where such employee committed a material breach of applicable law or the personnel regulations of the Company.

In addition, HoldCo will reserve a portion of HoldCo’s employee stock options for the Company’s management and employees. HoldCo will determine the plan and terms for the issue of employee stock options and the proportion to be reserved for employees of the Company based on the number of employees; each employee’s contribution and performance results, and the profitability of HoldCo’s future subsidiaries. The Company will determine, in accordance with its personnel regulations, the proportion of such HoldCo’s employee stock options to be distributed to the Company’s management and its other employees.

ASE and HoldCo have agreed that the Company’s management team may, in its sole discretion and within three months after the completion of the Share Purchase, implement reasonable and appropriate one-off plans to retain members of the Company’s management and/or determine whether or not to accept resignations from the Company’s employees who choose to resign after the Effective Time and the terms of such resignations; provided that the Company’s management team does not violate its duty of loyalty or duty of care.

Expenses

Except as otherwise explicitly provided for in the Joint Share Exchange Agreement, all costs and expenses incurred by the parties in connection with the Share Purchase will be paid by the party incurring such costs and expenses.

Governing Law and Jurisdiction

The Joint Share Exchange Agreement is governed by and is to be construed, in all respects, with the law of ROC, including as to interpretation, effectiveness and performance. The parties have agreed to submit disputes arising out of the Joint Share Exchange Agreement to the Chinese Arbitration Association in Taipei.

PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS

No provision has been made to (a) grant the Company’s shareholders or ADS holders access to corporate files of the Company and other parties to the Share Purchase or any of their respective affiliates or (b) to obtain counsel or appraisal services at the expense of the Company or any other such party or affiliate

DISSENTERS’ RIGHTS

The following is a brief summary of the rights of holders of the Shares to object to the Share Purchase and receive cash equal to the appraised fair value of their Shares, net of any applicable withholding taxes (“dissenters’ rights”). This summary is not a complete statement of the law, and is qualified in its entirety by the complete text of Article 12 of the ROC M&A Act, a copy of which is attached as Annex E to this proxy statement. If you are contemplating the possibility of objecting to the Share Purchase, you should carefully review the text of Annex E particularly the procedural steps required to perfect your dissenters’ rights. These procedures are complex and you should consult your Taiwan legal counsel. If you do not fully and precisely satisfy the procedural requirements of the ROC M&A Act, you will lose your dissenters’ rights.

Requirements for Exercising Dissenters’ Rights

Any registered holder of the Shares may object to the Share Purchase and request the Company to repurchase its, his or her Shares at the fair value of such Shares.

If you elect to exercise your dissenters’ rights, you will be precluded from exercising any other rights as a shareholder of the Company in connection with the Share Purchase, except for the right to participate fully in proceedings to determine the fair value of the Shares held by you and to seek relief on the grounds that the Share Purchase is void or unlawful. To exercise your dissenters’ rights, the following procedures must be followed:

•	you must deliver a written objection or an oral objection that has been put into record to the Share Purchase and waive your voting right before or during the extraordinary general meeting;

•	within 20 days immediately following the date on which the resolutions approving the Share Purchase are passed (the “Voting Date”), any dissenting shareholder who elects to dissent must deliver a written request to the Company, which shall specify the requested price for purchasing its, his or her Shares (the “Requested Repurchase Price”), and deposit the certificates of its, his or her Shares with an institution appointed by the Company and permitted by law to provided corporate action services;

•	if the Company and a dissenting shareholder reach an agreement with respect to the repurchase price of such dissenting shareholder’s Shares, the Company will pay such agreed repurchase price to the dissenting shareholder within 90 days immediately following the Voting Date;

•	if, within 60 days immediately following the Voting Date (the “Negotiation Period”), the Company fails to reach an agreement with respect to the repurchase price with any dissenting shareholder (the “Disputing Shareholder”), the Company shall, within 30 days immediately following the expiry of the Negotiation Period, file a petition with a competent court in the ROC for determination of the fair value of all the outstanding Dissenting Shares against all the Disputing Shareholders as the opposing parties. If the Company fails to file such petition, or such petition is voluntarily withdrawn by the Company or dismissed by the court, or the Company fails to list any Disputing Shareholder as the opposing party to such petition, the Company will be deemed as having agreed to the respective Requested Repurchase Price proposed by the relevant Disputing Shareholders. The Company shall bear all the costs of such proceeding;

•	if, within 90 days immediately following the Voting Date, the Company fails to reach an agreement with respect to the repurchase price with any Disputing Shareholder, the Company shall pay for such Disputing Shareholder’s Shares at a price determined by the Company as the fair value of such Shares. If the Company fails to make such payment, it shall be deemed as agreeing to the Requested Repurchase Price proposed by such Disputing Shareholder; and

•	before making a ruling on the fair price of the Shares (the “Appraised Price”), the court will allow the Company and the Disputing Shareholders to have a chance to present their positions in the court. After a final ruling is made, the Company shall, within 30 days thereafter, pay each Disputing Shareholder the Appraised Price for its, his or her Shares, deducting any previous payment and interest accrued (calculated based on a 5% annual rate) since the expiry of the 90-day period immediately following the Voting Date.

The provisions of Article 12 of the ROC M&A Act are technical and complex. If you fail to comply strictly with the procedures set forth in Article 12, you will lose your dissenters’ rights. You should consult your Taiwan legal counsel if you wish to exercise dissenters’ rights.

FINANCIAL INFORMATION

Selected Historical Financial Information

The following sets forth summary historical consolidated financial information of the Company for each of the two (2) years ended December 31, 2014 and 2015 and for each of the nine-month periods ended September 30, 2015 and 2016. The selected historical consolidated financial information of the Company as of December 31, 2014 and 2015 and for the two years ended December 31, 2014 and 2015 has been derived from the Company’s audited consolidated financial statements, prepared in conformity with IFRS, included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2015, at pages F-1 through F-54, which are incorporated into this proxy statement by reference. The information set forth below is not necessarily indicative of future results and should be read in conjunction with “Item 5. Operating and Financial Review and Prospects” and the consolidated financial statements, related notes and other financial information included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2015, which are incorporated into this proxy statement by reference. Please see “Where You Can Find More Information” for a description of how to obtain a copy of such Annual Report.

The selected historical consolidated financial information of the Company as of September 30, 2016 and for each of the nine-month periods ended September 30, 2015 and 2016 has been derived from the Company’s unaudited consolidated financial statements, prepared in accordance with IFRS and contained in the Company’s interim report on Form 6-K filed with the SEC on November 22, 2016, which is incorporated into this proxy statement by reference. Please see “Where You Can Find More Information” for a description of how to obtain a copy of such Form 6-K.

	Year Ended December 31,			Nine Months Ended September 30,
	2014	2015		2015	2016
	NT$	NT$	US$(2)	NT$	NT$	US$(2)
	(audited) (in millions, except earnings or dividends per share and per ADS data)			(unaudited) (in millions, except earnings or dividends per share and per ADS data)
Consolidated Statement of Comprehensive Income Data:
Net operating revenues	83,071	82,840	2,649.2	62,075	62,934	2,012.6
Operating costs	(62,081)	(61,231)	(1,958.1)	(45,908)	(48,812)	(1,561.0)

Gross Profit	20,990	21,609	691.1	16,167	14,122	451.6
Operating expenses	(7,169)	(8,355)	(267.2)	(6,173)	(6,377)	(203.9)

Other income and expenses	284	(256)	(8.2)	(254)	(185)	(5.9)

Operating profit	14,105	12,998	415.7	9,740	7,560	241.8
Equity investment Gains (losses)	(172)	(184)	(5.9)	(34)	48	1.6
Interest income	156	155	5.0	116	111	3.5
Other gains and losses	483	58	1.9	(67)	(337)	(10.8)
Finance costs	(403)	(565)	(18.1)	(427)	(416)	(13.3)
Impairment loss	(442)	(1,856)	(59.4)	—	—	—
Gains (losses) on disposal of investments	639	127	4.1	—	217	6.9
Losses on financial liabilities at fair value through profit or loss	(321)	(703)	(22.5)	722	844	27.0
Dividends income	223	347	11.1	347	265	8.5

Income before tax	14,268	10,377	331.9	10,397	8,292	265.2
Income tax expense	(3,050)	(1,366)	(43.7)	(1,181)	(1,039)	(33.2)

Net income	11,218	9,011	288.2	9,216	7,253	232.0

Earning per share
Basic	3.60	2.89	0.09	2.96	2.33	0.07
Diluted	3.57	2.86	0.09	2.70	1.84	0.06
Shares used in per share calculation (average)
Basic	3,116	3,116	3,116	3,116	3,116	3,116
Diluted	3,139	3,150	3,150	3,407	3,404	3,404
Dividends per share	3.00	3.80 (1)	0.12	—	—	—
Earnings per ADS
Basic	18.00	14.46	0.46	14.80	11.65	0.37
Diluted	17.87	14.30	0.46	13.50	9.20	0.29
ADS used in per ADS calculation (average)
Basic	623	623	623	623	623	623
Diluted	628	630	630	681	681	681

	As of December 31,			As of September 30,
	2014	2015		2016
	NT$	NT$	US$(2)	NT$	US$
	(audited) (in millions, except earnings or dividends per share and per ADS data)			(unaudited) (in millions, except earnings or dividends per share and per ADS data)
Consolidated Statement of Financial Position Data:
Cash and cash equivalents	30,155	25,191	805.6	19,177	613.3
Working capital	23,632	18,108	579.1	14,483	463.2
Total assets	129,752	123,209	3,940.2	120,193	3,843.7
Short-term debt and current portion of long-term debt	9,660	8,781	280.8	7,638	244.3
Long-term debt	24,670	20,485	655.1	24,045	768.9
Total liabilities	58,979	53,680	1,716.7	56,771	1,815.5
Capital stock	31,164	31,164	996.6	31,164	996.6
Total stockholders’ equity	70,774	69,529	2,223.5	63,422	2,028.2

Notes:

(1)	Cash dividends include distributions from earnings and capital surplus.
(2)	Amounts translated for convenience at NT$31.27to US$1.00, which was the noon buying rate as certified for customs purposes by the Federal Reserve Bank of New York on September 30, 2016.

Ratio of Earnings to Fixed Charges

	As of December 31,		As of September 30,
	2014	2015	2016
	(unaudited)	(unaudited)	(unaudited)
Ratio of earnings to fixed charges (1)	24.70	15.49	15.36

Notes:

(1)	For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income tax expenses from continuing operations before adjustment for equity in losses of affiliated companies adding fixed charges and subtracting preference security dividend requirements of consolidated subsidiaries. Fixed charges consist of interest expensed, amortized discounts related to indebtedness, an estimate of the interest within rental expense and preference security dividend requirements of consolidated subsidiaries. The ratio of earnings to fixed charges should be read in conjunction with “Item 5. Operating and Financial Review and Prospects” and the consolidated financial statements, related notes and other financial information included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2015, which are incorporated into this proxy statement by reference. Please see “Where You Can Find More Information” for a description of how to obtain a copy of such Annual Report.

Net Book Value per Share of Our Shares

The net book value per Share as of September 30, 2015 and September 30, 2016 was NT$22.31 and NT$20.35, respectively, based on the weighted average number of outstanding Shares during 2015 and 2016.

TRANSACTIONS IN THE SHARES AND ADSs

Prior Public Offerings

In June 2000, we completed our initial public offering of ADSs. We did not make any underwritten public offering of our securities during the past three years. On October 31, 2014, the Company completed an offering of US$400 million zero coupon convertible bonds due 2019 to qualified institutional buyers pursuant to Rule 144A to non-U.S. persons in offshore transactions in compliance with Regulation S of the Securities Act.

Purchases by the Company

The Company does not have a share repurchase program.

Transactions in Prior 60 Days

There was no transaction in the Company’s Shares during the past 60 days by the Company or ASE, or any of their respective executive officers, directors, associates or majority-owned subsidiaries.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF THE COMPANY

The following table sets forth information with respect to the beneficial ownership of our Shares, as of the date of this proxy statement, by:

•	each of our directors and executive officers;

•	our directors and executive officers as a group; and

•	each person known to us to beneficially own more than 5.0% of the total outstanding Shares.(1)(2)

	Ordinary Shares Beneficially Owned
Name	Number	%
Directors and Executive Officers:
Bough Lin	64,674,075	2.08
Chi-Wen Tsai	24,775,555		*
Wen-Lung Lin	13,154,751		*
Yen-Chun Chang	6,663,417		*
Randy Hsiao-Yu Lo	472		*
Teresa Wang(3)	6,200,000		*
John Hsuan	0		*
Tsai-Ding Lin	0		*
William W. Sheng	0		*
Kun-Yi Chien	290,029		*
Chien-Hua Chen	0		*
C.S Hsiao	90,408		*
John Yu	219,894		*
Eric Wu	32,737		*
Mike Ma	18,000		*
Ching-Yu Hsu	0		*
Patrick Lin	125,039		*
Eva Chen	600,164		*
River Gu	21,000		*
David Tseng	0		*
Rick Lee	0
Michael Chang	560		*
All directors and executive officers as a group	116,866,101	3.75
Other Principal Shareholders:
ASE	1,037,300,000	33.29
Depositary(4)	204,520,945	6.56

*	The person beneficially owns less than 1.0% of the total outstanding Shares.
(1)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and includes voting or investment power with respect to the securities and outstanding share options exercisable within 60 days from the date of this proxy statement.
(2)	For each person or group listed in the above table, the percentage of beneficial ownership is calculated by dividing the number of Shares beneficially owned by such person or group (including Shares underlying any options held by such person or group that are exercisable within 60 days from the date of this proxy statement) by the sum of (a) the number of total outstanding Shares as of the date of this proxy statement and (b) the number of Shares underlying any options held by such person or group that are exercisable within 60 days from the date of this proxy statement.
(3)	Represents shares held by Yang Fong Investment Co., Ltd.
(4)	As record owner of our ADSs. Before January 6, 2015, Citibank, N.A. acted as ADS Depositary. With effect from January 6, 2015, JPMorgan Chase Bank, N.A. is acting as ADS Depositary.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of material U.S. federal income tax consequences to U.S. Holders (as defined below of the exchange of Shares or ADSs for cash pursuant to the Joint Share Exchange Agreement. This discussion only applies to U.S. Holders who hold their Shares or ADSs as capital assets for U.S. federal income tax purposes and does not describe all of the tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, including alternative minimum tax consequences and tax consequences applicable to U.S. Holders subject to special rules, such as:

•	certain financial institutions;

•	dealers or traders in securities or currencies;

•	a regulated investment company;

•	a real estate investment trust;

•	an insurance company;

•	a trader in securities that has elected the mark-to-market method of accounting for such securities;

•	persons holding Shares or ADSs as part of a hedge, straddle, integrated transaction, or similar transaction;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	entities classified as partnerships or other pass-through entity for U.S. federal income tax purposes;

•	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs”;

•	persons that own, or have owned, directly, indirectly or constructively, 10% or more of the total voting power of the Company;

•	persons who received or acquired Shares or ADSs pursuant to the exercise of any employee stock option or otherwise as compensation;

•	persons that continue to own after the Share Purchase, indirectly or constructively, shares of the Company; or

•	persons holding Shares or ADSs in connection with a trade or business conducted outside the United States.

If an entity that is classified as a partnership for U.S. federal income tax purposes owns Shares or ADSs, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships owning Shares or ADSs and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of the disposition of the Company’s Shares or ADSs.

This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”) administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof. These laws are subject to change, possibly with retroactive effect. U.S. Holders should consult their tax advisers to determine the particular U.S. federal income tax consequences to them of the transactions contemplated by the Joint Share Exchange Agreement, as well as the consequences under any applicable U.S. state, local and non-U.S. tax laws.

As used herein, the term “U.S. Holder” means a beneficial owner of Shares or ADSs that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (i) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This discussion does not contain a detailed description of all the United States federal income tax consequences to you in light of your particular circumstances or the effects of any state, local or non-United States tax laws. You are urged to consult your own tax advisor as to the particular tax consequences of the Share Purchase, including the effect of any federal, state, local, non-U.S. and other tax laws.

Exchange of Shares or ADSs for Cash. The exchange of the Company’s Shares or ADSs for cash will be a taxable transaction to a U.S. Holder for U.S. federal income tax purposes. Subject to the discussion in “—Passive Foreign Investment Company Rules” below, (i) an exchanging or dissenting U.S. Holder will generally recognize gain or loss on the disposition of Shares or ADSs equal to the difference between the amount of cash received and the U.S. Holder’s tax basis in the Shares or ADSs surrendered, and (ii) any gain or loss recognized will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the Shares or ADSs for more than one year.

Passive Foreign Investment Company Rules. In general, a non-U.S. corporation will be considered a “passive foreign investment company” or “PFIC” for any taxable year in which (i) 75% or more of its gross income consists of passive income (the “income test”) or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income (the “asset test”). Passive income is any income that would be foreign personal holding company income under the Code, including, without limitation, dividends, interest, rents, royalties and capital gains. For purposes of the asset test, cash, cash equivalents, securities held for investment purposes and other similar assets are generally categorized as passive assets. If a non-U.S. corporation is a PFIC for any year during which a holder owns Shares or ADSs of that corporation, it generally will continue to be treated as a PFIC with respect to such holder for all succeeding years during which the holder holds the securities.

Based on the past and projected composition of our income and valuation of our assets, including goodwill, we do not believe we were a PFIC for our taxable year ended December 31, 2015 and we do not expect to become one in the current year, although there can be no assurance in this regard. As the determination of PFIC status requires extensive factual investigation, and because the Internal Revenue Service does not issue rulings with respect to PFIC status, there can be no assurance that we are not or will not become a PFIC. Accordingly, U.S. Holders are urged to consult their tax advisors with regard to the potential application of the tax consequences to them if we are a PFIC.

If we are a PFIC for the current taxable year, or was a PFIC during any prior year in which a U.S. Holder held Shares or ADSs and the U.S. Holder has not made a “deemed sale” election or mark-to-market election, any gain recognized by such U.S. Holder on the disposition of Shares or ADSs generally would be allocated ratably over such U.S. Holder’s holding period for the Shares or ADSs. The amount allocated to the taxable year of the disposition and to any year before we became a PFIC would be treated as ordinary income and could not be offset by any net operating losses. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for that year, and such amount would be increased by an additional tax equal to interest on the resulting tax deemed deferred with respect to such years. If we are a PFIC in a U.S. Holder’s taxable year of sale and a U.S. Holder has made a valid mark-to-market election with respect to its Shares or ADSs, any gain such U.S. Holder recognizes would be treated as ordinary income and any loss would be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election.

We did not and do not intend to provide the information U.S. Holders would need to make a qualified election fund election for the current taxable year, and as such the qualified election fund election has not been and will not be available to U.S. Holders.

Information Reporting and Backup Withholding. A U.S. Holder may be subject, under certain circumstances, to information reporting and backup withholding with respect to the amount of cash received in the Share Purchase. Under the backup withholding rules, a U.S. Holder may be subject to backup withholding unless the U.S. Holder is an exempt recipient and, when required, demonstrates this fact or provides a taxpayer identification number, makes certain certifications on IRS Form W-9, and otherwise complies with the applicable requirements. A U.S. Holder that does not provide its correct taxpayer identification number may also be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. Holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

Certain U.S. Holders who hold Shares or ADSs in physical form may be required to report the disposition of such Shares or ADSs on IRS Form 8938. Each U.S. Holder should consult its tax advisor concerning its reporting obligations with respect to a disposal of Shares or ADSs.

MATERIAL TAIWAN INCOME TAX CONSIDERATIONS

The following is a summary of material ROC tax consequences to the shareholders and ADS holders of the Company of the exchange of Shares or ADSs for cash pursuant to the Share Exchange Agreement.

For the purpose of this summary and/or the other relevant parts of this proxy statement, a “Non-ROC Holder” shall mean:

•	an individual who is not an ROC citizen, who owns ADSs or Shares of the Company and who is not physically present in the ROC for 183 days or more during any calendar year; or

•	a corporation or a non-corporate body that is organized under the laws of a jurisdiction other than the ROC for profit-making purposes and has no fixed place of business or other permanent establishment in the ROC.

The statements regarding ROC tax laws set forth below are based on the laws in force and applicable as of the date hereof, which are subject to change, possibly on a retroactive basis. This summary is not exhaustive of all tax considerations which may apply to a particular Non-ROC Holder and potential Non-ROC Holders are advised to consult their own tax advisors as to the overall tax consequences arising out of the Share Purchase.

Tax Consequences arising from the Share Purchase

Common shares

Capital gains

Capital gains obtained by Non-ROC Holders on transactions in the common shares are exempt from income tax.

Securities transaction tax

A securities transaction tax, at a rate of 0.3% of the sale proceeds, will be withheld upon a sale of common shares in the ROC.

ADSs

Capital gains

Capital gains obtained by holders of the ADSs arising out of a transaction such as the Share Purchase are not subject to ROC income tax. According to Article 8 of the Directions for Determination of ROC Sourced Income, adopted on September 3, 2009, any securities that are approved by competent ROC securities authorities and actually traded outside the ROC are outside the scope of ROC taxable income, and thus any income received by Non-ROC Holders from the sale of ADSs issued by ROC companies is not subject to ROC income tax.

Securities transaction tax

According to a letter issued by the ROC Ministry of Finance on March 23, 2010, no securities transaction tax will be imposed on transfer of the ADSs.

FUTURE SHAREHOLDER PROPOSALS

If the Share Purchase is completed, we will not have public shareholders and there will be no public participants in any future shareholders’ meeting. However, if the Share Purchase is not completed, an annual general meeting is expected to be held in [                ] 2017.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement, the documents attached hereto and the documents incorporated by reference in this proxy statement are forward-looking statements based on estimates and assumptions. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the Share Purchase. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the Share Purchase, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “predicts,” “projects,” “will,” “would” and similar expressions, or the negative of these words. These statements are not guarantees of the underlying expectations or future performance and involve risks and uncertainties that are difficult to predict. Readers of this proxy statement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.

The following factors, among others, could cause actual results or matters related to the Share Purchase to differ materially from what is expressed or forecasted in the forward-looking statements:

•	the satisfaction of the conditions to completion of the Share Purchase, including the approval of the Joint Share Exchange Agreement by our shareholders;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Joint Share Exchange Agreement;

•	the cash position of the Company and its subsidiaries at the effective time;

•	debt financing may not be funded at the effective time because of the failure of ASE to meet the closing conditions or for other reasons, which may result in the Share Purchase not being completed promptly or at all;

•	the effect of the announcement or pendency of the Share Purchase on our business relationships, operating results and business generally;

•	the risk that the Share Purchase may not be completed in a timely manner or at all, which may adversely affect our business and the prices of our Shares;

•	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the Joint Share Exchange Agreement;

•	diversion of our management’s attention from our ongoing business operations;

•	the amount of the costs, fees, expenses and charges related to the Share Purchase and the actual terms of the financings that will be obtained for the Share Purchase;

•	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the Share Purchase; and

•	other risks detailed in our filings with the SEC, including the information set forth under the caption “Item 3D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2015. Please see “Where You Can Find More Information” beginning on page 106 for additional information.

Furthermore, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, dividends or investments made by the parties. We believe that the assumptions on which our forward-looking statements are based are reasonable. However, many of the factors that will determine our future results are beyond our ability to control or predict and we cannot guarantee any future results, levels of activity, performance or achievements. We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the Share Purchase or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made and, except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect future events or circumstances.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act applicable to foreign private issuers and we file or furnish our annual and current reports and other information with the SEC. You may read and copy these reports and other information at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information we file or furnish is also available free of charge at the SEC’s website at http://www.sec.gov.

You also may obtain free copies of the documents the Company files with the SEC by going to the “Investor Relations” section of our website at http://www.spil.com.tw/ir/. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Because the Share Purchase is a going private transaction, the Company and ASE have filed with the SEC their respective Transaction Statements on Schedule 13E-3 with respect to the Share Purchase. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

Statements contained in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit hereto. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. The Company’s annual report on Form 20-F filed with the SEC on April 25, 2016 is incorporated herein by reference. The Company’s reports on Form 6-K furnished to the SEC since April 25, 2016 are incorporated herein by reference.

We undertake to provide you without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

Requests for copies of our filings should be directed to Eva Chen, at the address, email address and phone numbers provided in this proxy statement.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE EXTRAORDINARY GENERAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.

THIS PROXY STATEMENT IS DATED [                ], 2017. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A: JOINT SHARE EXCHANGE AGREEMENT (ENGLISH TRANSLATION)

JOINT SHARE EXCHANGE AGREEMENT

PREAMBLE

This Joint Share Exchange Agreement (this “Agreement”) is entered into on June 30, 2016 (the “Execution Date”) by and between:

(1)	Advanced Semiconductor Engineering, Inc. (“ASE”), a company incorporated under Republic of China (“ROC”) laws, with its address at No. 26, Jingsan Rd, Nanzi District, Kaohsiung City, Taiwan; and

(2)	Siliconware Precision Industries Co., Ltd. (“SPIL” or the “Company”), a company incorporated under ROC laws, with its address at No. 123, Section 3, Da Fong Road, Tantzu District, Taichung City, Taiwan.

WHEREAS ASE and SPIL (each a “Party” and collectively the “Parties”) agree for ASE to file an application to establish HoldCo (as defined below) by means of a statutory share exchange, and HoldCo will acquire all issued and outstanding shares of both ASE and SPIL. After the closing of the share exchange, ASE and SPIL will become wholly-owned subsidiaries of HoldCo concurrently (the “Share Exchange” or “Transaction”); and

WHEREAS each Party’s board of directors has passed a resolution approving the Share Exchange.

NOW THEREFORE, IN WITNESS WHEREOF, the Parties have entered into this Agreement as follows:

DEFINITIONS

Save for the definitions set forth in the Preamble, in this Agreement:

“HoldCo” means (temporary English name: ASE Industrial Holding Co., Ltd.) to be established by ASE pursuant to Article 1.1 hereof.

“SPIL Foreign Convertible Bonds” means US$400,000,000 unsecured foreign convertible bonds issued by SPIL on October 31, 2014, due on October 31, 2019, with an outstanding balance of US$400,000,000, convertible into SPIL’s new common shares, with the final conversion date at October 21, 2019. As the Execution Date occurs during the suspension period for conversion of SPIL Foreign Convertible Bonds, the conversion price per share shall be referred to the conversion price thereof announced by SPIL on July 1, 2016.

“Exchange Ratio” means the exchange of each ordinary share of ASE for 0.5 ordinary share of HoldCo (1 ASE’s American depositary share each representing five ASE common shares to be exchanged for 1.25 HoldCo’s American depositary shares each representing two HoldCo common shares).

“Cash Consideration” means Initial Cash Consideration or Adjusted Cash Consideration, as applicable.

“Initial Cash Consideration” means NT$55 in cash to be exchanged for each SPIL common share.

“Adjusted Cash Consideration” means the cash consideration adjusted according to Article 3.2 and Article 4.2 hereof.

“SEC” means United States Securities and Exchange Commission.

“Antitrust Law” means (1) the ROC Fair Trade Act and laws relating thereto, (2) the U.S. Sherman Act, as amended, the U.S. Clayton Act, as amended, the U.S. Hart-Scott-Rodino Antitrust Improvements Act, as amended, and the U.S. Federal Trade Commission Act, as amended, (3) the Anti-monopoly Law of People’s Republic of China with effectiveness from August 1, 2008, and (4) all other applicable laws issued by government entities for the purposes of prohibiting, restricting or regulating conducts with the purpose or effect of monopolizing, restricting trade or reducing competition through mergers or acquisitions.

“SPIL Material Adverse Effect Event” means any changes, developments, incidents, matters, effects or facts, which, individually or in combination with all other such changes, developments, incidents, matters, effects or facts, result in material adverse effects on SPIL and SPIL Subsidiaries, operating as a whole (for the purpose of this definition, “material” shall mean that the occurrence of said events or circumstances, individually or in aggregate, results in a decrease in the consolidated net book value of SPIL by 10% or more as compared to the net book value stated in SPIL’s consolidated audited financial statements as of March 31, 2016); provided that the following changes, developments, incidents, matters, effects or facts shall not, individually or in aggregate, be regarded as having a material adverse effect on SPIL, or be taken into account in determining whether there has been a SPIL Material Adverse Effect, if they are induced or caused by: (1) any change of capital market conditions or economic condition, including a change pertaining to interest rate or exchange rate; (2) any change of geopolitical conditions occurring after the date hereof, or outbreak or escalation of any conflict, or any war or terrorism actions; (3) force majeure occurring after the date hereof; (4) any change of applicable law, regulation or accounting standards (or any official interpretation thereof) proposed, approved or promulgated on or after the date hereof; (5) any change of the industry in which SPIL or a SPIL Subsidiary operates; (6) underperformance in and of itself by SPIL or SPIL Subsidiaries of any internal or public predictions, forecasts, projections or estimates relevant to income, profits or other financial or operational targets before, on or after the date hereof, or change of market price, credit rating or trading volume of its securities, provided that SPIL’s directors have met their duty of care and duty of loyalty; and (7) announcement and contingency of this Agreement or transactions contemplated hereunder (including any transaction-related litigation) of this Agreement, any adoption of actions required or expressly required in the covenants specified in this Agreement, including any loss of or change of relationship with any customer, supplier, distributor or other business partners of SPIL or SPIL Subsidiaries, or departure of any employee or senior management, resulting from or relevant to the announcement and contingency of this Agreement or transactions contemplated hereunder, provided that SPIL’s directors have met their duty of care and duty of loyalty.

“ASE Material Adverse Effect Event” means any changes, developments, incidents, matters, effects or facts which, individually or in combination with all other such changes, developments, incidents, matters, effects or facts, result in material adverse effects on ASE and ASE’s subsidiaries, operating as a whole (for the purposes of this definition, “material” means that the occurrence of said events or circumstances, individually or in aggregate, results in a decrease in the consolidated net book value of ASE by 10% or more as compared to the net book value stated in ASE’s consolidated audited financial statements as of March 31, 2016); provided that the following changes, developments, incidents, matters, effects or facts shall not, individually or in aggregate, be regarded as having a material adverse effect on ASE, or be taken into account in determining whether there has been an ASE Material Adverse Effect, if they are induced or caused by: (1) any change of capital market conditions or economic condition, including a change pertaining to interest rate or exchange rate; (2) any change of geopolitical conditions occurring after the date hereof, or outbreak or escalation of any conflict, or any war or terrorism actions; (3) force majeure occurring after the date hereof; (4) any change of applicable law, regulation or accounting standards (or any official interpretation thereof) proposed, approved or promulgated on or after the date hereof; (5) any change of the industry in which ASE or an ASE’s subsidiary operates; (6) underperformance in and of itself by ASE or ASE’s subsidiaries of any internal or public predictions, forecasts, projections or estimates relevant to income, profits or other financial or operational targets before, on or after the date hereof, or change of market price, credit rating or trading volume of its securities, provided that ASE’s directors have met their duty of care and duty of loyalty; (7) announcement and contingency of this Agreement or transactions contemplated hereunder (including any transaction-related litigation) of this Agreement, any adoption of actions required or expressly required in the covenants specified in this Agreement, including any loss of or change of relationship with any customer, supplier, distributor or other business partners of ASE or ASE’s subsidiaries, or departure of any employee or senior management, resulting from or relevant to the announcement and contingency of this Agreement or transactions contemplated hereunder, provided that ASE’s directors have met their duty of care and duty of loyalty; and (8) internal organizational restructuring of ASE and/or ASE’s subsidiaries.

“Long Stop Date” means the expiry day of 18 months after the Execution Date (i.e., December 31, 2017) or a later date otherwise agreed in writing by both Parties.

“Share Exchange Record Date” means the date on which the exchanges of shares shall be completed as contemplated by the boards of directors of HoldCo and both Parties in accordance with the provisions of laws and Article 6.5 of this Agreement.

“Relevant Securities Regulators” means the Taiwan Financial Supervisory Commission, the Taiwan Stock Exchange and the SEC.

“Antitrust Law Enforcement Authorities of Relevant Countries or Regions” means the Taiwan Fair Trade Commission, the United States Federal Trade Commission and the Ministry of Commerce of the People’s Republic of China.

“SPIL Subsidiaries” means subsidiaries listed in SPIL’s audited consolidated financial statements as of March 31, 2016.

“Intellectual Property Rights” means publicly registered patents, trademarks, copyrights and other intellectual property rights.

“Material Contracts” means all material agreements, contracts, representations, covenants, commitments, warranties, guarantees or other obligations that SPIL and SPIL Subsidiaries have entered into or undertaken.

“Superior Proposal” means a bona fide, unsolicited written offer for an Alternate Transaction (as defined below) to SPIL made by a party other than ASE, SPIL or any of SPIL’s directors, managers, employees, agents or representatives; and the terms and conditions of such an offer are considered to be more favorable to SPIL and all shareholders of SPIL than the terms and conditions of this Transaction by opinions separately issued by a renowned investment bank and law firm appointed by the SPIL’s audit committee.

“SPIL Employees” means all employees (including all appointed managers) of SPIL and SPIL Subsidiaries.

“100% Subsidiaries” means wholly-owned subsidiaries of HoldCo.

“Alternate Transaction” means (1) any transaction that may involve a spin-off, a purchase or sale of shares of non-financial investment nature, or any other transaction of similar nature; (2) a lease of all businesses or an entrustment, a joint operation or an assumption of the entire business or assets from others (except for an assumption of the entire business or assets from others in an aggregated transaction amount of less than NT$500,000,000); or (3) any merger and acquisition without issuing HoldCo’s shares, any sale of all or material assets or businesses of 100% Subsidiaries, any disposal of interest in material assets or businesses of 100% Subsidiaries, or exclusive licensing of all or material patents or technologies of 100% Subsidiaries.

“Force Majeure Events” means judgments or orders of courts, orders or dispositions of relevant competent authorities, wars, hostility, blockade, riots, revolutions, strikes, work suspension, financial crisis, nuclear disasters, fires, hurricanes, earthquakes, tsunamis, plagues or floods, etc., which are not attributable to the Parties, or force majeure or equivalent events.

1.	SHARE EXCHANGE

1.1	ASE and SPIL agree that ASE shall file an application to establish HoldCo and effect, jointly with SPIL, the Share Exchange in accordance with the Republic of China Enterprise Mergers and Acquisitions Act and relevant laws and regulations. The general shareholders’ meetings of both Parties will consider resolutions to approve the transfer of all the issued and outstanding shares of both Parties to HoldCo, and HoldCo will issue new shares to ASE’s shareholders, and pay the Cash Consideration to SPIL’s shareholders as consideration, based on the Exchange Ratio and Cash Consideration provided under Article 3 hereof.

1.2	ASE and SPIL agree that, upon the completion of the Share Exchange, ASE and SPIL shall each maintain its separate legal entity status and shall each retain its respective legal entity name, and that ASE and SPIL will become wholly-owned subsidiaries of HoldCo concurrently. HoldCo’s Articles of Association is attached hereto as Appendix 1.

2.	ASE’S AND SPIL’S CAPITAL STRUCTURES AS OF EXECUTION DATE

2.1	ASE represents to SPIL that its capital structure as of the Execution Date is as follows:

2.1.1	ASE’s paid-in share capital amounts to NT$79,236,225,960 million, with a total of 7,923,622,596 issued and outstanding common shares (including 5,349,700 shares which remain to be registered for change).

2.1.2	ASE has 120,000,000 treasury shares.

2.1.3	It has a total of US$600,000,000 issued and outstanding unsecured foreign convertible bonds, specifically:

(1)	US$400,000,000 unsecured foreign convertible bonds issued by ASE on September 5, 2013, with outstanding balance of US$400,000,000, convertible into ASE’s new common shares, due on August 26, 2018, and the conversion price per share as of the Execution Date is NT$31.93.

(2)	US$200,000,000 unsecured foreign convertible bonds issued by ASE on July 2, 2015, with outstanding balance of US$200,000,000, convertible into ASE’s treasury shares as described under Article 2.1.2 hereof, due on March 17, 2017, and the conversion price per share as of the Execution Date is NT$54.5465.

2.1.4	ASE has a total of 236,676,850 units of issued but not vested employee stock options, specifically:

(1)	185,806,000 units of employee stock options issued by ASE on December 19, 2007, due on December 18, 2017, each unit exercisable for 1 common share, and its exercise price per share as of the Execution Date is NT$21.10, with the balance of the issued but not vested employee stock options amounting to 53,938,500 units.

(2)	187,719,500 units of employee stock options issued by ASE on May 6, 2010, due on May 5, 2020, each unit exercisable for 1 common share, and its exercise price per share as of the Execution Date is NT$20.4, with the balance of the issued but not vested employee stock options amounting to 84,056,850 units.

(3)	12,280,000 units of employee stock options issued by ASE on April 15, 2011, due on April 14, 2021, each unit exercisable for 1 common share, and its exercise price per share as of the Execution Date is NT$22.6, with the balance of the issued but not vested employee stock options amounting to 7,731,500 units.

(4)	94,270,000 units of ASE’s employee stock options issued on September 10, 2015, due on September 9, 2025, each unit exercisable for 1 common share, and its exercise price per share as of the Execution Date is NT$36.5, with the balance of the issued but not vested employee stock options amounting to 90,950,000 units.

2.1.5	Except as set forth in Article 2.1.1 through Article 2.1.4, ASE has no other issued and outstanding equity-linked securities or other treasury shares.

2.2	SPIL represents to ASE that its capital structure as of the Execution Date is as follows:

2.2.1	Its paid-in share capital amounts to NT$31,163,611,390, with a total of 3,116,361,139 issued and outstanding common shares:

2.2.2	US$400,000,000 SPIL Foreign Convertible Bonds issued by SPIL on October 31, 2014, with an outstanding balance of US$400,000,000, convertible into SPIL’s newly issued common shares prior to October 21, 2019. As the Execution Date occurs during the suspension period for conversion of SPIL Foreign Convertible Bonds, the conversion price for each share shall be referred to the conversion price thereof announced by SPIL on July 1, 2016.

2.2.3	Except as set forth in Article 2.2.1 and Article 2.2.2, SPIL has no other issued and outstanding equity-linked securities or other treasury shares.

2.3	The number of total shares as agreed by HoldCo to acquire from each of ASE and SPIL on the Share Exchange Record Date will be based on the actual total number of shares issued by ASE and SPIL, respectively, as of the Share Exchange Record Date.

3.	SHARE EXCHANGE CONSIDERATION

3.1	The Transaction will result in the exchange of all of ASE’s issued and outstanding shares in consideration for newly issued common shares of HoldCo, at an exchange ratio of 1 ASE common share for 0.5 HoldCo common share (the “Exchange Ratio”) (1 ASE American depositary share (each ASE American depositary share currently represents five ASE common shares) shall be exchanged for 1.25 Holdco American depositary shares (each HoldCo American depositary share will represent two HoldCo common shares)). The actual number of ASE’s shares expected to be exchanged under this Transaction will be based on the total number of shares issued by ASE as of the Share Exchange Record Date.

3.2	The Transaction will result in the exchange of each of SPIL’s issued and outstanding shares for the Cash Consideration payable by HoldCo. The actual number of SPIL’s shares to be exchanged under the Transaction will be based on the total amount of shares issued by SPIL and outstanding as of the Share Exchange Record Date. The Cash Consideration will be subject to adjustments if SPIL issues shares or cash dividends during the period from the Execution Date to the Share Exchange Record Date, provided, however, the Cash Consideration shall not be subject to adjustment if the cash dividends distributed by SPIL in 2017 is less than 85% of its after-tax net profit for the year 2016.

3.3	ASE shall, before SPIL’s submission of Schedule 13E-3 to the SEC, confirm with SPIL the types and their composition of ASE’s and HoldCo’s funding sources, and present proof documentation in respect of sources of funding (including, but not limited to, the financing plan and a highly confident letter conforming to market practice issued by bank(s) on the financing of the Transaction) that can demonstrate ASE’s and HoldCo’s abilities to fully pay the Cash Consideration. In addition, ASE and HoldCo shall, no later than three business days after the Share Exchange Record Date, transfer the entire amount of the Cash Consideration to a dedicated capital account opened by SPIL’s stock transfer agency for the purposes of the closing of the Transaction. ASE and HoldCo shall be jointly and severally liable to the foregoing.

3.4	The total registered capital of HoldCo is contemplated to be NT$50,000,000,000, divided into 5,000,000,000 common shares, with a par value of NT$10, to be issued in installments; the total paid-in share capital of HoldCo as of the Share Exchange Record Date upon initial issuance is temporarily contemplated to be NT$39,618,112,980 million, divided into 3,961,811,298 shares. Prior to the Share Exchange Record Date, the amount of HoldCo’s new shares to be issued upon the Share Exchange shall be adjusted to take into account any increase or decrease in the amount of ASE’s issued shares arising from any capital increase, capital decrease or issuance of new shares on vesting, exchange or conversion of equity-linked securities.

3.5	Any fractional shares resulting from HoldCo issuing new HoldCo shares to ASE shareholders based on the Exchange Ratio will be subscribed by a person designated by HoldCo’s chairman based on ASE’s closing price on the trading day immediately before the Share Exchange Record Date on the Taiwan Stock Exchange, calculated based on the Exchange Ratio and such person will pay cash in lieu to such ASE shareholders (rounded down to the nearest NT dollar). HoldCo’s board of directors has the sole discretion to implement any changes to the foregoing provisions relating to treatment of fractional shares so long as changes are necessary under relevant laws or regulations, or are required for processing purposes.

4.	ADJUSTMENT TO CONSIDERATION OF SHARE EXCHANGE

4.1	Both Parties agree that the Exchange Ratio as agreed hereunder shall not be changed unless approved by the competent authority and agreed by the resolutions of the boards of directors of HoldCo and both Parties; and except under the circumstances set forth in Article 4.2 hereof, the Cash Consideration as agreed herein cannot be changed.

4.2	The Parties agree that they shall cause their respective extraordinary general shareholders’ meeting (ASE’s extraordinary general shareholders’ meeting shall be Holdco’s promoters’ meeting) to adopt a resolution authorizing each Party’s and HoldCo’s (if applicable) respective board of directors to effect a reasonable adjustment of the Cash Consideration in good faith and by mutual agreement as soon as possible, without the need for a resolution for adjustment at a separately convened general shareholders’ meeting (unless as otherwise agreed herein), if any of the events described below occurs during the period from the Execution Date until the Share Exchange Record Date:

4.2.1	Issuance of SPIL’s equity-linked securities of any nature (except for any share(s) newly issued as a result of the exercise of conversion rights by holders of SPIL Foreign Convertible Bonds) or other securities convertible into SPIL shares;

4.2.2	SPIL’s disposal of material assets;

4.2.3	Occurrence of major disasters causing a SPIL Material Adverse Effect Event, material technical changes or other circumstances affecting SPIL’s shareholders’ interests or its share prices; or

4.2.4	SPIL’s repurchase of treasury shares (except for the repurchase of shares by SPIL subsequent to SPIL shareholders’ exercising appraisal rights under law in connection with the Share Exchange).

4.3	For the purposes of Article 4.2.2 and Article 4.23 hereof, “material” shall mean that the occurrence of said events or circumstances, individually or in aggregate, results in an increase or decrease of SPIL’s consolidated net book value by 10% or more as compared to the net book value in SPIL’s consolidated audited financial statements as of March 31, 2016 (for the avoidance of doubt, excluding a decrease in the net book value in SPIL’s consolidated audited financial statements resulted from dividends distributed by SPIL).

4.4	Following the adjustment to the Cash Consideration pursuant to the terms of Article 4 hereof, both Parties shall apply with, notify to or change with the competent authority in accordance with the laws and regulations for the required permission or approval.

5.	SHAREHOLDERS’ RESOLUTIONS APPROVING THE SHARE EXCHANGE

5.1	Both Parties shall each prepare relevant documents subject to the procedures and schedules as agreed under Appendix 2 hereto, and hold an extraordinary general shareholders’ meeting to approve this Agreement and the Transaction in a share exchange resolution based on the terms of this Agreement on the same date to be jointly agreed upon by both Parties in good faith and goodwill following clearance by two Antitrust Law Enforcement Authorities of Relevant Countries or Regions (but not later than the 70th calendar day following clearance and approval obtained by both Parties from each of the Antitrust Law Enforcement Authorities of Relevant Countries or Regions).

5.2	The non-independent directors and supervisors (future independent directors) of HoldCo shall be elected at ASE Extraordinary Shareholders’ Meeting (i.e., Holdco’s promoters’ meeting) in accordance with the arrangements set forth in Article 9 of this Agreement.

6.	CONDITIONS PRECEDENT TO SHARE EXCHANGE

6.1	HoldCo and both Parties shall effect the Share Exchange to complete the Transaction pursuant to this Agreement if all the conditions precedent below are satisfied:

6.1.1	The unconditional approval of the Transaction at each Party’s respective general shareholders’ meeting; and

6.1.2	The approvals or consents (including, but not limited to, approvals or consents of conditions and/or burdens imposed by Antitrust Law Enforcement Authorities of Relevant Countries and Regions that both Parties agree to accept) to consummate the Transaction from all relevant competent authorities (including, but not limited to: the Taiwan Stock Exchange, the SEC, and Antitrust Law Enforcement Authorities of Relevant Countries and Regions) shall have been received.

6.1.3	No governmental entity having competent jurisdiction over the Transaction shall have enacted or enforced any order (whether temporary, preliminary or permanent) that is in effect and enforceable prohibiting, enjoining or rendering illegal the consummation of the Transaction, and no law shall have enacted or enforced after the Execution Date rendering illegal or otherwise prohibiting the consummation of the Transaction. For the avoidance of doubt, the enactment or enforcement of an “order” or “law” shall not include the making of a decision by any governmental entity to extend the waiting period or initiate an investigation pursuant to any Antitrust Law or any law of relevant jurisdictions.

6.2	The obligations of each of HoldCo and ASE to complete the Transaction is subject to the satisfaction of (or HoldCo’s and ASE’s consent to the waiver of) all the conditions below:

6.2.1	All of SPIL’s representations and warranties contained within this Agreement are true and accurate as of the Execution Date and as of the Share Exchange Record Date, except to the extent that no SPIL Material Adverse Effect Event shall have occurred.

6.2.2	SPIL has fulfilled the undertakings and obligations that SPIL is obliged to fulfill in all material respects prior to the Share Exchange Record Date pursuant to this Agreement.

6.2.3	No SPIL Material Adverse Effect Event shall have occurred by the Share Exchange Record Date.

6.2.4	Before the Share Exchange Record Date, no Force Majeure Events shall have occurred which, individually or in aggregate, result in a decrease of SPIL’s consolidated net book value by 30% or more as compared to the net book value in SPIL’s consolidated audited financial statements as of March 31, 2016.

6.3	SPIL’s obligation to complete this Transaction is subject to the satisfaction of (or SPIL’s consent to waive) all the conditions below:

6.3.1	All of ASE’s representations and warranties contained within this Agreement are true and accurate as of the Execution Date and as of the Share Exchange Record Date, except to the extent that no ASE Material Adverse Effect Event shall have occurred; all of HoldCo’s representations and warranties contained within this Agreement are true and accurate as of the Share Exchange Record Date, except to the extent that no HoldCo’s material adverse effect event shall have occurred.

6.3.2	ASE and/or HoldCo have fulfilled the undertakings and obligations that ASE and/or HoldCo are obliged to fulfill in all material respects prior to the Share Exchange Record Date pursuant to this Agreement.

6.3.3	No ASE Material Adverse Effect Event shall have occurred by the Share Exchange Record Date.

6.3.4	No Force Majeure Events shall have occurred by the Share Exchange Record Date which, individually or in aggregate, result in a decrease in ASE’s consolidated net book value by 30% or more as compared to the net book value in ASE’s consolidated audited financial statements as of March 31, 2016.

6.4	The completion of this Transaction is subject to satisfaction or waiver of all the conditions precedent as set forth in Article 6.1 through 6.3 on or before the Long Stop Date. ASE or SPIL shall not prevent the consummation of this Transaction for any other improper reason. If the closing of the Transaction cannot be completed due to the failure of the conditions precedent as set forth in Article 6.1 through 6.3 hereof to be satisfied on or before the Long Stop Date, this Agreement shall be terminated automatically at 0:00am on the day immediately following the Long Stop Date.

6.5	If all the conditions precedent as set forth in Article 6.1 through 6.3 hereof have been satisfied or waived, the Share Exchange shall be completed on the share exchange record date as agreed by HoldCo’s and both Parties’ boards of directors in accordance with the laws and regulations and Article 6.5 hereof (“Share Exchange Record Date”). Each Party’s and HoldCo’s (if applicable) boards of directors shall jointly agree upon and respectively resolve to approve the Share Exchange Record Date within 10 days following the date of approval of their respective general shareholders’ meeting to effect the Transaction under Article 5.1 hereof.

7.	REPRESENTATIONS AND WARRANTIES

7.1	ASE represents and warrants to SPIL that the following terms shall be true and correct as of the Execution Date and as of the Share Exchange Record Date:

7.1.1	Valid establishment and existence of the company: ASE is a company limited by shares duly incorporated and validly existing under the ROC Company Act and has obtained all necessary licenses, approvals, permits and other relevant licenses in order to carry on its business operations, except to the extent that failure to obtain such licenses, approvals, permits and other relevant licenses would not give rise to an ASE Material Adverse Effect Event. All the shares issued by ASE have been legally authorized, issued and fully paid.

7.1.2	Validity and effectiveness of this Agreement: the execution and implementation of this Agreement, shall not violate (1) current laws or regulations of the ROC; (2) judgments, orders or dispositions by courts or relevant competent authorities; (3) the articles of incorporation, board resolutions or shareholders’ resolutions of ASE; or (4) contracts, agreements, representations, warranties, promises, guarantees, arrangements or other obligations with which ASE shall comply, except to the extent that, in case of (1), (2), (3) or (4), no ASE Material Adverse Effect Event shall have occurred or ASE’s ability to fulfill this Agreement is not affected.

As of the Execution Date, subject to (a) pre-merger notification requirements under the Hart–Scott–Rodino Antitrust Improvements Act of 1976 (as amended) and regulations or rules promulgated thereunder (the “HSR Act”), (b) filing and/or notification under the Antitrust Laws of any jurisdiction outside the United States, (c) approval necessary to be obtained from the SEC for the proxy statement, (d) requirements for the purposes of compliance with state or other local securities, acquisitions and “blue sky” laws, and (e) in addition to other authorizations, consents, approvals, orders, permits, notices, reports, notifications, registrations, qualifications and waivers, ASE’s execution hereof, and fulfillment of obligations hereunder, and consummation of the Transaction and other transactions contemplated hereunder have been authorized by the valid and effective resolution of ASE, and this Agreement constitutes a valid and legally binding obligation of ASE, enforceable against ASE in accordance with its terms.

7.1.3	Resolution and authorization by board of directors and/ or shareholders’ meeting: ASE’s board of directors and/or (before the Share Exchange Record Date) shareholders’ meeting have passed resolution(s) approving this Agreement and the Share Exchange and authorized the chairman of ASE or his appointed representative to execute, amend or change this Agreement on behalf of ASE.

7.1.4	All of ASE’s representations in Article 2.1 hereof are true and correct as of the Execution Date.

7.2	ASE causes HoldCo to represent and warrant, and represents and warrants jointly and severally with HoldCo, that the following terms shall be true and correct as of the Share Exchange Record Date:

7.2.1	Valid establishment and existence of the company: HoldCo is a company limited by shares duly incorporated and validly existing under the ROC Company Act and has obtained all necessary licenses, approvals, permits and other relevant licenses in order to carry on its business operations, except to the extent that failure to obtain such licenses, approvals, permits and other relevant licenses would not give rise to an material adverse effect event. All the shares issued by HoldCo have been legally authorized, issued and fully paid.

7.2.2	Validity and effectiveness of this Agreement: the execution and implementation of this Agreement, shall not violate (1) current laws or regulations of the ROC; (2) judgments, orders or dispositions by courts or relevant competent authorities; (3) the articles of incorporation, board resolutions or shareholders’ resolutions of HoldCo; or (4) contracts, agreements, representations, warranties, promises, guarantees, arrangements or other obligations with which ASE shall comply, except to the extent that, in case of (1), (2), (3) or (4), HoldCo’s ability to fulfill this Agreement is not affected. The performance of this Agreement has been authorized by the valid and effective resolution of HoldCo, and this Agreement constitutes a valid and legally binding obligation of HoldCo, enforceable against HoldCo in accordance with its terms.

7.2.3	Resolution and authorization by board of directors and/or general shareholders’ meeting: HoldCo’s promoters meeting (if applicable) has passed a resolution approving this Agreement and the Share Exchange.

7.3	Except for (i) the information set forth in Appendix 3 (SPIL Disclosure Letter) and (ii) publicly available information disclosed in accordance with the regulations of the Relevant Securities Regulators, SPIL represents and warrants to ASE that the following terms shall be true and correct as of the Execution Date and as of Share Exchange Record Date (except to the extent that a representation or warranty is by its terms made as of a specified date, in which case such representation or warranty shall be true and correct only as of such date):

7.3.1	Valid establishment and existence of the company: SPIL is a company limited by shares duly incorporated and validly existing under the ROC Company Act and has obtained all necessary licenses, approvals, permits and other relevant licenses in order to carry on its business operations, except to the extent that the failure to obtain such licenses, approvals, permits and other relevant licenses would not cause a SPIL Material Adverse Effect Event to occur. All the shares issued by SPIL have been legally authorized, issued and fully paid.

7.3.2	Validity and effectiveness of this Agreement: the execution and implementation of this Agreement, shall not violate (1) current laws or regulations of the ROC; (2) judgments, orders or dispositions by courts or relevant competent authorities; (3) articles of incorporation, board resolutions or shareholders’ resolutions of SPIL; or (4) contracts, agreements, representations, warranties, promises, guarantees, arrangements or other obligations with which SPIL shall comply, except to the extent that, in case of (1), (2), (3) or (4), no SPIL Material Adverse Effect Event shall have occurred or SPIL’s ability to fulfill this Agreement is not affected.

As of the Execution Date, subject to (a) pre-merger notification requirements under the Hart–Scott–Rodino Antitrust Improvements Act of 1976 (as amended) and regulations or rules promulgated thereunder (the “HSR Act”), (b) filing and/or notification under the Antitrust Laws of any jurisdiction outside the United States, (c) approval necessary to be obtained from the SEC for the proxy statement, (d) requirements for the purposes of compliance with state or other local securities, acquisitions and “blue sky” laws, and (e) in addition to other authorizations, consents, approvals, orders, permits, notices, reports, notifications, registrations, qualifications and waivers, SPIL’s execution hereof, and fulfillment of obligations hereunder, and consummation of the Transaction and other transactions contemplated hereunder have been authorized by the valid and effective resolution of SPIL, and this Agreement constitutes a valid and legally binding obligation of SPIL, enforceable against SPIL in accordance with its terms.

7.3.3	Resolution and authorization by board of directors and/ or shareholders’ meeting: SPIL’s board of directors and/or (before the Share Exchange Record Date) shareholders’ meeting have passed resolution(s) approving this Agreement and the Share Exchange and authorized the chairman of SPIL or his appointed representative to execute, amend or change this Agreement on behalf of SPIL.

7.3.4	All of SPIL’s representations in Article 2.2 hereof are true and correct as of the Execution Date.

7.3.5	Financial statements and information: the audited and publicly available financial statements and any other financial statements provided to ASE were prepared in accordance with the applicable international financial reporting standards (Taiwan-IFRSs), and all material issues relating to SPIL and SPIL Subsidiaries were fairly presented, and do not have any fabrications, mistakes or concealments in their content that would cause a SPIL Material Adverse Effect Event to occur. Except as disclosed to ASE in writing, SPIL does not have any debts or other contingent liabilities that would cause a SPIL Material Adverse Effect Event to occur.

7.3.6	Declaration and payment of taxes and charges: except as publicly disclosed in accordance with applicable laws or disclosed in SPIL’s audited financial statements as of December 31, 2015, all taxes and charges to be lawfully declared (except for those legally subject to litigation or relief proceedings) have been declared and paid in full within the legally allotted time period without any delays, omissions, fabrications, tax evasions or other violations of relevant tax laws and regulations, orders or explanatory letters that would cause a SPIL Material Adverse Effect Event to occur.

7.3.7	Litigation or contentious matters: except as publicly disclosed in accordance with applicable laws or disclosed in SPIL’s audited financial statements as of December 31, 2015, there are no on-going or potential litigation or contentious matters, which is likely to cause a SPIL Material Adverse Effect Event to occur.

7.3.8	Assets and liabilities: SPIL’s assets and liabilities of operation have been listed in the financial statements provided to ASE. SPIL has lawful and valid rights over the assets it uses and except as publicly disclosed in accordance with applicable laws or disclosed in SPIL’s audited financial statements as of December 31, 2015, its utilization, benefits and disposition are not restrained or limited that would cause a SPIL Material Adverse Effect Event to occur.

7.3.9	No new material debts: except as publicly disclosed in accordance with applicable laws or disclosed in SPIL’s audited financial statements as of December 31, 2015 or incurred in the ordinary course of operations, from December 31, 2015 to the Execution Date and the Share Exchange Record Date, no new indebtedness, obligations, burdens or contingent liabilities have been incurred that would cause a SPIL Material Adverse Effect Event to occur.

7.3.10	Intellectual property rights: except to the extent that a SPIL Material Adverse Effect Event would be caused to occur, the information contained in SPIL’s public filings regarding Intellectual Property Rights is true, accurate and complete, does not contain any concealments or omissions and such Intellectual Property Rights are not subject to mortgages, pledges or other liens or burdens. Except as publicly disclosed in accordance with applicable laws or disclosed in SPIL’s audited financial statements as of December 31, 2015, SPIL and SPIL Subsidiaries own valid Intellectual Property Rights for use in their daily major operations and have valid ownership or use right over the Intellectual Property Rights required for their operations. To SPIL’s knowledge, SPIL and SPIL Subsidiaries have not infringed upon, and have not been notified in writing or accused of infringing, upon the intellectual property rights of others, and the validity and/or feasibility of the major Intellectual Property Rights owned by SPIL or SPIL Subsidiaries have not been questioned or objected to by others that would cause a SPIL Material Adverse Effect Event to occur.

7.3.11	Labor relations: except as publicly disclosed in accordance with applicable laws or disclosed in SPIL’s audited financial statements as of December 31, 2015, there are no material labor disputes or any matters as of the Share Exchange Record Date which are in material violation of relevant labor laws subject to dispositions imposed by labor authorities, which would cause a SPIL Material Adverse Effect Event to occur.

7.3.12	Environmental events: If in accordance with the relevant rules and regulations, SPIL and SPIL Subsidiaries shall apply for relevant pollution treatment facility permits and pollution discharge permits, pay pollution prevention fees or set up professional staff to manage pollution, SPIL and SPIL Subsidiaries have complied with such requirements, and SPIL and SPIL Subsidiaries are not involved in any material environment pollution disputes or subject to dispositions imposed by environmental authorities for material violation of relevant environmental laws that would cause a SPIL Material Adverse Effect Event to occur.

7.3.13	Material contracts: All Material Contracts have been provided in writing or orally disclosed to ASE and are without any fabrications, concealments or mistakes, and, except as otherwise disclosed, such Material Contracts will not be invalid, terminated, dismissed, or claimed to be in breach as a result of the Transaction that would cause a SPIL Material Adverse Effect Event to occur.

7.3.14	No breach of contract: except as publicly disclosed in accordance with applicable laws or disclosed in SPIL’s audited financial statements as of December 31, 2015, SPIL and SPIL Subsidiaries are not in breach of any material entrustment agreement, mortgage, trust, loan or other contracts to which they are parties, which are binding on them, or under which their properties are subject matters; except that any such breach does not cause a SPIL Material Adverse Effect Event to occur or affect the fulfillment of this Agreement by SPIL and SPIL Subsidiaries.

7.3.15	Materials of this Agreement: All or any part of information required in order to prepare and file the Registration Statement (as defined in Appendix 2) and documents provided by SPIL to ASE are true and correct in all material respects and do not contain any fabrications, mistakes or concealments that would cause a SPIL Material Adverse Effect Event to occur.

7.3.16	Compliance with Laws. SPIL and SPIL Subsidiaries are in compliance with all applicable laws in all material respects without violations that would cause a SPIL Material Adverse Effect Event to occur.

8.	COVENANTS

8.1	ASE and/or HoldCo (if applicable) covenant to SPIL that, from the Execution Date until Share Exchange Record Date:

8.1.1	Except to the extent that SPIL has materially breached any of its obligations, undertakings or representations and warranties under this Agreement, or SPIL has any circumstances that would unreasonably prevent the completion of the Share Exchange or where SPIL’s directors have breached their duty of care or duty of royalty in respect of the Transaction, the ASE covenants to SPIL that:

(1)	ASE shall support the candidates nominated by SPIL’s board of directors to be elected to serve on SPIL’s 13th board of directors when SPIL re-elects its board of directors (including independent directors) in June 2017.

(2)	ASE shall not intervene SPIL’s operation. It shall support the motions put forward by SPIL’s board of directors at SPIL’s general shareholders’ meeting (ASE shall abstain from so acting if ASE has an interest in the motion to SPIL’s general shareholders’ meeting that threatens SPIL’s interest), and shall not solicit proxy forms or replace SPIL’s directors in any way including, but not limited to, acting on its own or causing any other party to convene an extraordinary general shareholders’ meeting; and unless with SPIL’s consent and in compliance with non-compete rules, ASE, ASE’s subsidiaries and their current or former directors, supervisors, managers, and/or the spouses and second-degree relatives and other related parties of such directors, supervisors, managers shall not serve as a director of SPIL.

(3)	ASE and SPIL will maintain their competition and respective independence without poaching SPIL’s employees.

(4)	ASE shall not purchase or acquire SPIL’s shares or increase its shares held in SPIL in any manner violating the laws or regulations of relevant countries or regions; for the shares legally increased by ASE in SPIL from the Execution Date to the Share Exchange Record Date, ASE may dispose of them freely for financial purposes, provided that the shares subject to disposal shall be in aggregate less than 10% of the total issued and outstanding SPIL shares; ASE may transfer shares held in SPIL to designated persons who shall not in the integrated circuit packaging industry; if ASE transfers shares held in SPIL in the amount that is in aggregate more than 10% of the total issued and outstanding SPIL shares, ASE shall have firstly obtained SPIL’s consent or transfer the shares to SPIL’s designated persons.

8.1.2	Provided it is permissible by laws and regulations, ASE and HoldCo shall use its commercially reasonable efforts to assist in obtaining all approvals relating to the Transaction from competent authorities.

8.1.3	ASE and HoldCo shall comply with the Taiwan Fair Trade Act and all relevant laws to the extent they are applicable to the Transaction.

8.1.4	In its SEC Filings (as defined in Appendix 2 hereto), it will recommend ASE’s shareholders to vote in favor of this Agreement and the Share Exchange.

8.1.5	If an Antitrust Law Enforcement Authority of Relevant Country or Region puts forward or proposes during its review of the Transaction to impose any addition conditions and/or burdens on ASE, SPIL and/or HoldCo in its clearance/approval of the Transaction, ASE shall, without breaching the principles of SPIL’s independent operations set forth hereunder, act in good faith and goodwill to jointly decide with SPIL on whether or not to accept such conditions and/or burdens, or consult with such Antitrust Law Enforcement Authority of Relevant Country or Region on such conditions and/or burdens.

8.1.6	ASE and HoldCo shall nominate and elect HoldCo’s directors and supervisors (future independent directors) pursuant to Article 9 hereof.

8.2	SPIL covenants to ASE that, from the Execution Date until the Share Exchange Record Date:

8.2.1	To the extent permissible under laws and regulations, SPIL shall use its reasonable efforts to assist in obtaining all approvals relating to the Transaction from competent authorities.

8.2.2	Based on the consensus and premises that the laws and regulations will not be violated and ASE and HoldCo will maintain SPIL’s independent operations pursuant to this Agreement, SPIL shall use its commercially reasonable efforts, to the extent that the law and regulations of relevant countries or regions are not violated, to provide assistance and support to ASE in filing explanations, information and/or notifications to competent authorities (including, but not limited to, filing on a several or joint basis of the relevant documentation to the Taiwan Fair Trade Commission or the Ministry of Commerce of the People’s Republic of China, and filing of the relevant documentation on a several basis to the United States Federal Trade Commission), in order for HoldCo and both Parties to receive approval or consent from all relevant competent authorities required to complete the Share Exchange as soon as possible.

8.2.3	SPIL shall comply with the Taiwan Fair Trade Act and all relevant laws to the extent they are applicable to the Transaction.

8.2.4	After ASE issues to SPIL, in connection with the payment of entire amount of Cash Consideration hereunder, the financing plan and a highly confident letter in respect of the financing of the Transaction issued by banks conforming to the market practice, SPIL shall in its SEC Filings (as defined in Appendix 2) recommend to SPIL’s shareholders to vote in favor of approving this Agreement and the Share Exchange.

8.2.5	Without the prior written consent of ASE, SPIL shall not nor procure SPIL Subsidiaries to:

(1)	Issue any equity-linked securities (except for any share(s) newly issued as a result of the exercise of conversion rights by holders of SPIL Foreign Convertible Bonds).

(2)	Except for the repurchase of shares from the shareholders exercising appraisal rights in connection with this Transaction in accordance with laws and regulations and Article 13 hereof or redemption of SPIL Foreign Convertible Bonds as contractually agreed, directly or indirectly repurchase, individually or through any third party, its issued and outstanding shares or equity-linked securities, decrease capital, resolve for dissolution, or file for restructuring, settlement or bankruptcy.

(3)	Except subject to affirmative court judgments, arbitration awards or approvals, orders, administrative decisions or approved conditions/burdens or other requirements imposed by competent authorities (including, but not limited to, the Taiwan Stock Exchange, the Taiwan Fair Trade Commission, the United States Federal Trade Commission, the SEC, and the Antitrust Law Enforcement Authorities of Relevant Countries and Regions), none of SPIL or any of its directors, managers, employees, agents or representatives may offer, agree, enter into or sign with any third party any contract, agreement or other arrangements in respect of any following matter: (a) any transaction that may involve a spin-off, a purchase or a sale of shares of non-financial investment nature, or any other transaction of similar nature; (b) a lease of all businesses or an entrustment, a joint operation, or an assumption of the entire business or assets from others (except for an assumption of the entire business or assets from others in an aggregated transaction amount less than NT$500,000,000); or (c) any merger and acquisition without issuing HoldCo’s shares, any sale of all or material assets or businesses of 100% Subsidiaries, any disposal of interest in material assets or businesses of 100% Subsidiaries, or exclusive licensing of all or material patents or technologies of 100% Subsidiaries, provided, however, if SPIL receives a Superior Proposal from a third party the conditions of which, in the respective opinions of SPIL’s audit committee and board of directors, are more favorable than those of this Transaction, SPIL shall notify ASE in writing the entire content of such Superior Proposal, and from the fifth business day following the delivery of notice to ASE, negotiate with, propose to, inquire, deliberate with, contact, discuss, offer or consult with such third party. Both Parties agree that, if SPIL cannot complete the Share Exchange under this Agreement due to its acceptance of a Superior Proposal as set forth above, SPIL shall pay to ASE the amount of NT$17 billion as a termination fee for the Transaction.

8.2.6	If Antitrust Law Enforcement Authorities of Relevant Countries or Regions put forward or propose during their review of the Transaction to impose any conditions and/or burdens on ASE, SPIL and/or HoldCo in the clearance/approval of the Transaction, SPIL shall, without breaching the principles of SPIL’s independent operations set forth hereunder, act in good faith and goodwill to jointly decide with ASE on whether or not to accept such conditions and/or burdens, or consult with such Antitrust Law Enforcement Authority of Relevant Countries or Regions on such conditions and/or burdens.

8.3	Special Covenants Applicable Subsequent to the Share Exchange Record Date: ASE, HoldCo and SPIL shall accept, comply with and fulfill the conditions and burdens agreed by both Parties and imposed by Antitrust Law Enforcement Authorities of Relevant Countries.

9.	DIRECTORS OF THE HOLDCO

9.1	HoldCo’s promoters’ meeting shall elect nine to thirteen seats of non-independent directors and three seats of supervisors (future independent directors).

9.2	Two seats of the non-independent directors of HoldCo shall include SPIL’s chairman and president, respectively (and their successors (if any)). Both Parties will jointly determine in writing, with the utmost good faith and sincerity, the nominee for one independent director of HoldCo’s board when HoldCo appoints independent directors.

10.	GUARANTEE OF THE BENEFITS AND RIGHTS OF SPIL’S EMPLOYEES

10.1	HoldCo shall retain all SPIL Employees as of the Share Exchange Record Date. SPIL Employees to be retained after the completion of the Share Exchange will continue to enjoy the existing employee benefits, working conditions and personnel regulations as of the Execution Date. SPIL Employees’ rights to employment shall be duly protected, save for where a SPIL Employee commits a material breach of laws or the personnel regulations of SPIL or SPIL Subsidiaries due to matters that are attributable to him/her and must be handled by SPIL in accordance with the relevant personnel regulation. HoldCo shall reserve a portion of its employee stock options for SPIL’s employees when HoldCo issues new employee stock options. SPIL’s board of directors may reasonably adjust SPIL’s employee compensation and benefits by reference to ASE’s employee compensation and benefits.

10.2	HoldCo shall set forth the methods to issue its employee stock options and the portion to be reserved for SPIL Employees based on the number of employees and employee’s contribution, performance results and profitability of HoldCo’s future subsidiaries; and SPIL will determine, in accordance with its personnel regulations, the proportion of such HoldCo’s employee stock options to be distributed to SPIL’s management and its other employees.

10.3	ASE and HoldCo agree that SPIL’s management team may, based on its own discretion and within three months after the completion of the Share Exchange, implement reasonable and appropriate one-off plans to: (1) retain certain management team members of SPIL and/or (2) handle resignation requests from SPIL Employees who choose to terminate employment after the Share Exchange Record Date, provided that the SPIL management team does not violate its duty of loyalty or duty of care.

10.4	HoldCo and both Parties agree to waive the legal liability of each Party’s staff (including, but not limited to, directors, managers and employees) in connection with the Transaction that may be incurred prior to the Share Exchange Date, and each Party agrees to mutually exempt, forego, waive all of its recourses in law against the other Party’s staff as set forth above in connection with the Transaction that may be incurred prior to the Share Exchange Record Date. HoldCo and both Parties agree to waive the liability of any intermediary, its owner or employee arising from its engagement in the Transaction or provision of advisory and other services to the Parties; provided, however, this Article does not extend to the criminal liability, or legal liability arising from willful misconduct or gross negligence, of any of legal or natural persons as set forth above.

11.	INDEPENDENT OPERATION OF SPIL

11.1	Before the completion of the Share Exchange, ASE and SPIL are companies independent from each other, operate independently and, through healthy competition, improve their individual operating efficiencies and economies of scale as well as research innovation achievements, thereby providing customers with more complete services and alleviate concerns of order transfers from customers due to concentration risk. As a result of such independent operation model, the competition restriction concerns or disadvantages to overall economic interests arising from the publicity and consummation of the Transaction can be avoided. Therefore, on the basis that SPIL’s independent operation and concurrence of competition and cooperation between both Parties shall be maintained, both Parties agree to file explanations on the arrangement of the Transaction to relevant Antitrust Law Enforcement Authorities of Relevant Countries or Regions, to enable them to approve the Transaction.

11.2	After the Share Exchange is completed, HoldCo will become a parent company holding one hundred percent SPIL shares and continue to maintain the independent operation of, and concurrence of competition and cooperation between, both Parties, and SPIL shall retain its legal entity name; provided that the relevant laws and regulations are not violated, and no duty of care or duty of royalty of SPIL’s directors to SPIL is breached, and without violating the interest of HoldCo, HoldCo agrees:

(1)	All of SPIL’s operations shall be resolved by SPIL’s board of directors. SPIL’s board of directors shall have independent decision power on SPIL’s organizational documents, personnel, payroll or welfare systems, financial budgets, audit, technology research and development, operations and marketing and other matters so as to maintain SPIL’s independent operation;

(2)	any matter regarding SPIL’s rights and obligations shall be completed by SPIL’s board of directors or under its authorization, and the operation of SPIL’s businesses shall also be conducted by SPIL’s board of directors or under its directions;

(3)	Based on the principle of reciprocity, HoldCo will, as long as allowed by its capability, provide guarantees, fundings or supports sufficient to cause other financing parties to provide fundings (including, but not limited to, repayment guarantee documentation acceptable to other financing parties) whenever SPIL has funding needs (including, but not limited to, the needs for capital expenditure and working capital in its annual budget/annual plans) in order to meet the financing needs of SPIL; and

(4)	HoldCo shall agree that SPIL retain the management team and employees of SPIL and maintain their current organizational structure, compensation and relevant benefits as of the Execution Date. During the existence of SPIL as a subsidiary of HoldCo, SPIL’s board of directors shall have full autonomy in deciding and nominating future candidates for directors and supervisors of SPIL (and HoldCo shall appoint such candidates thereupon) (who shall not be replaced or otherwise removed without consent of SPIL’s board of directors), and maintain the current compensation and relevant benefits of SPIL’s directors as of the Execution Date. In addition, HoldCo may in no way dispose of its shares in SPIL without SPIL’s consent (including, but not limited to, sale, pledge, or otherwise encumbrance), and SPIL’s board of directors may continue to operate independently and determine the organizational structure, compensation and relevant benefits of SPIL, in order to facilitate the maintenance of SPIL’s current and future independent business and operation model after the completion of the Share Exchange.

For the avoidance of doubt, upon resolution of each Party’s board of directors and general shareholders’ meeting (including HoldCo’s promoters’ meeting) approving this Agreement, the provisions of this Agreement regarding SPIL’s independent operation are deemed to comply with the laws and regulations set forth in Article 11.2 hereof without violating the interest of HoldCo.

11.3	Based on the principle of reciprocity, SPIL will, as long as allowed by its capability, provide guarantees, fundings or supports sufficient to cause other financing parties to provide fundings (including, but not limited to, repayment guarantee documentation acceptable to other financing parties) whenever HoldCo has the funding needs (including, but not limited to, the needs for capital expenditure and working capital in the annual budget/annual plan) in order to meet the financing needs of HoldCo.

11.4	The major organizational structure of HoldCo and major subsidiaries operated by HoldCo after completion of the Share Exchange is shown in Appendix 4 hereto.

11.5	After the completion of the Share Exchange, none of 100% Subsidiaries (including, but not limited to, ASE and SPIL) or any of their directors, managers or agents may, before discussion and consensus reached with HoldCo, offer, agree to, reach or enter into any agreement with any third party that is not a Party regarding an Alternate Transaction. Upon instruction, if any, of a competent authority regarding restrictions on 100% Subsidiaries entering into Alternate Transactions, Article 11.5 hereof shall be subject to adjustment as per such instruction.

11.6	HoldCo and its subsidiaries (other than SPIL) shall not provide to ASE with customers and competition information obtained from SPIL, including, but not limited to, production and sales costs, product price/quantity, suppliers and other information, unless otherwise agreed by SPIL and in compliance with Antitrust Law.

11.7	Except as set forth herein, in managing SPIL or handling SPIL matters, SPIL directors and/or managers shall not violate their duty of loyalty or duty of care to SPIL, and shall protect SPIL without violating the interest of HoldCo.

11.8	Where SPIL exercises its rights under Article 14.2, Article 14.3, Article 17.4 or other relevant provisions herein, it has the rights to initiate arbitration against HoldCo or its subsidiaries (other than SPIL) for dispute settlement.

12.	PRINCIPLES IN DEALING WITH TREASURY SHARES AND EQUITY-LINKED SECURITIES

12.1	ASE has repurchased treasury shares before the Share Exchange Record Date for the purpose of Share Exchange in cooperation with ASE’s issuance of US$200,000,000 unsecured foreign convertible bonds on July 2, 2015. However, the shares that have not been converted will continue to be owned by ASE and will be converted to the shares of HoldCo as of the Share Exchange Record Date in accordance with the Exchange Ratio for processing afterwards under the original purpose for repurchase of treasury shares or in accordance with relevant laws and regulations. The terms and conditions for conversion shall remain the same as original terms and conditions, except that the conversion price of the unsecured foreign convertible bonds shall be adjusted in accordance with Exchange Ratio.

12.2	For the outstanding balance of US$400,000,000 unsecured foreign convertible bonds issued by ASE on September 5, 2013, except where the bonds have been redeemed or repurchased and cancelled or converted by the holders by exercising their conversion rights before Share Exchange Record Date, the holders of such unsecured foreign convertible bonds may, after ASE obtains approval from all relevant competent authorities and after Share Exchange Record Date, convert such outstanding balance into newly issued HoldCo common shares. The conversion shall be subject to applicable laws and the indenture of such unsecured foreign convertible bonds and the Exchange Ratio. The conversion of the unsecured foreign convertible bonds into HoldCo common shares does not require separate approval from ASE’s board meeting or shareholders’ meeting or HoldCo’s shareholders’ meeting.

12.3	For the stock options issued by ASE upon the approval from relevant competent authorities before the execution of this Agreement, HoldCo will assume ASE’s obligations under the stock options as of the Share Exchange Record Date. Except that the exercise price and amount shall be adjusted in accordance with Exchange Ratio herein and that the shares subject to exercise shall be converted into HoldCo’s newly issued common shares, all other terms and conditions for issuance will remain the same. The final execution arrangements shall be made by HoldCo in compliance with relevant laws and regulations and subject to the approval of relevant competent authorities.

12.4	ASE shall cause HoldCo to warrant, and warrants severally and jointly with HoldCo, to SPIL that, if any SPIL Foreign Convertible Bonds have not been redeemed or repurchased and cancelled or converted by the bond holders thereof by exercising their conversion rights as of the Share Exchange Record Date, HoldCo will pay the Cash Consideration (subject to adjustments in accordance with laws, regulations and/or applicable requirements under Article 4 hereof) to the bond holders thereof exercising their conversion rights after the Share Exchange Record Date. In addition, HoldCo and SPIL shall separately agree to execute a supplemental indenture with the trustee of SPIL Foreign Convertible Bonds whereby HoldCo and SPIL will become co-obligors in respect of the redemption of SPIL Foreign Convertible Bonds and HoldCo agrees to pay the Cash Consideration (subject to adjustment in accordance with laws, regulations and/or applicable requirements under Article 4 hereof) to the bond holders thereof exercising their conversion rights.

13.	APPRAISAL RIGHTS

13.1	If a shareholder of either Party exercises its appraisal rights in relation to the Share Exchange under laws, such Party shall repurchase the shares of such dissenting shareholder in accordance with the procedures under the laws or regulations. Shares repurchased pursuant to this Article shall be dealt with under relevant laws and regulations.

14.	EVENTS OF DEFAULT

14.1	If a Party fails to perform or breaches any of its obligations, undertakings or representations and warranties under this Agreement (a default by either HoldCo or ASE hereunder shall be deemed to be a joint default by HoldCo and ASE to which HoldCo and ASE shall be jointly and severally liable), and if such failure or breach is by its nature remediable, and the non-defaulting Party requests the defaulting Party in writing to remedy such failure or breach within 15 days, the failure to remedy in such period of time after receiving such notice shall constitute an event of default under this Agreement, provided, however, except as otherwise specifically provided in Article 14.3 hereof, any of the representations and warranties made by either Party prior to the Share Exchange Record Date, even though there was failure to perform or breach of any of those representations and warranties, shall be regarded as invalidated as of the Share Exchange Record Date.

14.2	If an event of default occurs and such event of default leads to the failure to consummate the Transaction on or before the Long Stop Date, the non-defaulting Party is entitled to terminate or cancel this Agreement and claim from the defaulting Party necessary expenses incurred in entering into this Agreement and the performance of the Transaction hereunder. The foregoing shall be in addition to, not in lieu of, the rights, remedies and damages available under laws; provided that if the non-defaulting Party’s contributory negligence has contributed to the occurrence of such event of default, relevant costs shall be adjusted based on the proportion of contributory negligence, which may be determined by an expert appraiser appointed by both Parties without arbitration; the foregoing is also applicable, mutatis mutandis, to the offset between losses and gains, if any, of non-defaulting Party from such event of default.

14.3	If a material event of default (“material event of default” refers to an event of breach under Article 8.1.1, Article 8.1.3, Article 8.1.5, Article 8.1.6, Article 8.2.2, Article 8.2.6, Article 8.3, Article 9, Article 10, Article 11, or the occurrence of a circumstance under Article 14.2) occurs, the non-defaulting Party shall not only be entitled to claim rights pursuant to the relevant provisions herein, but also entitled to claim liquidated damages of NT$8.5 billion from the defaulting Party. In case of a contributory negligence as set forth in the second sentence of Article 14.2, the liquidated damages shall be adjusted accordingly.

15.	TERMINATION OF THIS AGREEMENT

15.1	Prior to the Share Exchange Record Date, unless agreed by ASE and SPIL in writing, a Party can terminate this Agreement by written notice to the other Party in any of the following situations:

15.1.1	Laws, judgments or orders of courts or orders or administrative decisions are issued by relevant competent authorities restricting or prohibiting this Transaction, provided that such restriction or prohibition has been confirmed and cannot be remedied with the adjustment of the content of this Agreement, either Party may terminate this Agreement by a written notice to the other Party.

15.1.2	This Agreement and the Transaction are not approved by either Party’s shareholders at the applicable shareholder meeting convened for such purpose.

15.2	Prior to the Share Exchange Record Date, ASE or SPIL may terminate this Agreement as follows:

15.2.1	If SPIL fails to perform or breaches any of its obligations, undertakings or representations and warranties under this Agreement (1) which leads to the failure to satisfy the conditions set forth in Article 6.2, and (2) such breach is by its nature remediable and cannot be or is not remedied by SPIL within 30 business days after receiving from ASE a written notice on such breach or failure to perform, and (3) which is not waived in writing by ASE, ASE may terminate this Agreement in writing.

15.2.2	If ASE fails to perform or breaches any of its obligations, undertakings or representations and warranties under this Agreement (1) which leads to the failure to satisfy the conditions set forth in Article 6.3, and (2) such breach is by its nature remediable and cannot be or is not remedied by ASE within 30 business days after receiving from SPIL a written notice on such breach or failure to perform, and (3) which is not waived in writing by SPIL, SPIL may terminate this Agreement in writing.

15.3	If the Transaction is not consummated on or before the Long Stop Date, this Agreement shall be terminated automatically at 0:00am on the day immediately following the Long Stop Date.

15.4	After this Agreement is terminated or ceases to exist for any reason, except as otherwise provided by laws and regulations, either Party is entitled to request the other Party to return, within 7 business days after the termination of this Agreement, the documents, data, records, items, plans, trade secrets and any other tangible information that the other Party obtains pursuant to this Agreement. The Parties may retain the copies of such documents and information to the extent necessary to comply with relevant laws and regulations.

15.5	Unless terminated under Article 15.2.1, after this Agreement is terminated or ceases to exist for any reason, Article 8.1.1 and Article 8.2.5(3) hereof shall continue and remain the same effect within 6 months after the termination of this Agreement or its cessation to exist for any reason. ASE shall maintain its position as a financial investor without intervening SPIL’s independent operation within this six-month period. The Parties shall enter into future cooperation plans by good faith negotiations within this six-month period.

16.	TAXATION AND EXPENSES

16.1	Unless as otherwise agreed in this Agreement, any taxes and expenses incurred in relation to the negotiation, execution or performance of this Agreement (including, but not limited to, legal fees, accounting fees and other consultant fees and any taxes or other relevant fees that shall be paid by HoldCo, either Party or its shareholders in accordance with applicable law) shall be borne by HoldCo, ASE, SPIL and/or their shareholders, respectively.

17.	OTHER AGREEMENTS

17.1	After the Transaction has been approved by the boards of directors of ASE and SPIL, and relevant information has been made public, in case that ASE and SPIL agree to enter into statutory share exchange with a party other than the Parties, which will result in additional parties participating in the Transaction, the previously completed procedures or legal actions in connection with the Transaction shall be re-conducted by all then-participating parties.

17.2	The interpretations, effectiveness and performance of this Agreement shall be governed by ROC law. Any matter not covered herein shall be addressed in accordance with the relevant laws and regulations.

17.3	If any provision of this Agreement violates relevant laws and regulations and thereby becomes invalid, the part which is in violation of such laws and regulations shall be invalid while other provisions of this Agreement shall remain valid. If an amendment to any provision of this Agreement is required according to an approval of competent authorities, due to change of law or regulation or as required by a fact, such amendment shall be made jointly upon approval of competent authorities and resolutions of the boards of directors of HoldCo and/or both Parties, and consent of each Party’s general shareholders’ meeting shall not be required.

17.4	Disputes arising from this Agreement between ASE (and/or HoldCo) and SPIL shall be resolved by friendly negotiation as a first instance. In case that no agreement can be reached within 30 days after either Party requests in writing for negotiation, ASE (and/or HoldCo) and SPIL shall submit relevant disputes to the Chinese Arbitration Association in Taipei for arbitration in accordance with the Arbitration Law of the ROC. There shall be 3 arbitrators, one of whom shall be appointed by each of ASE (and/or HoldCo) and SPIL, and the presiding arbitrator shall be elected by the said 2 arbitrators. The arbitration shall be conducted in Chinese.

17.5	Except otherwise specifically agreed by both Parties in writing, ASE and SPIL agree that any oral or written discussions, agreements, contracts or undertakings entered into in relation to the Transaction (i.e. the Share Exchange) before this Agreement was executed shall be replaced by this Agreement and thereby be rendered invalid. In the event of any inconsistency in interpretation of meaning between the prior express agreement in writing and this Agreement, this Agreement shall prevail.

17.6	Amendments or alterations of this Agreement shall be made upon mutual written consent of both ASE (and HoldCo, if it has been established) and SPIL.

17.7	Either Party shall not transfer all or part of the rights under this Agreement to any third party or have any third party to assume all or part of the obligations under this Agreement without prior written consent of the other Party. As of the Execution Date, HoldCo has not yet been established; however, except to the extent applicable under law, as from the date that HoldCo’s promoters meeting passes a resolution approving this Agreement, this Agreement will become effective upon HoldCo pending future establishment. ASE and HoldCo shall be jointly and severally liable to SPIL for all of HoldCo’s obligations and duties to SPIL as agreed herein.

17.8	Before the Share Exchange Record Date, if either Party or HoldCo fails or delays its performance of the obligations under this Agreement due to a Force Majeure Event, it shall not be liable to the other Party. Upon occurrence of a Force Majeure Event, either Party shall notify the other Party within 5 days after it becomes aware of such events. Notwithstanding the foregoing, neither Party shall be exempted from continuing to perform its obligation under this Agreement as soon as possible when the Force Majeure Event shall have thereafter ceased.

17.9	Unless otherwise disclosed under relevant laws or regulations, this Agreement, orders or requirements of courts, competent authorities or stock exchanges or as necessary for the exercise, preservation or performance of the relevant rights and obligations by the Parties under this Agreement, the Parties and HoldCo agree to strictly keep the documents, data, records, items, plans, trade secrets, and other tangible and intangible information, which are of confidential nature and communicated or obtained from the other Party prior to the Share Exchange Record Date for the purposes of this Transaction, as confidential. The confidential obligations under this Article 17.9 shall survive the subsequent rescission, cancellation, termination or non-existence, for any reason, of this Agreement, except for any such information (1) which is generally known to the public due to reasons other than violation of this Agreement; (2) whose disclosure is required in order to avoid a violation of relevant laws and regulations; or (3) has been obtained by a Party from a third party who is legally entitled to obtain and disclose such information at the time when it obtains such document or information from the other Party.

17.10	Any notification in relation to this Agreement shall be delivered to the following address by registered letter or delivery in person. The notification shall become effective upon delivered to the following address. In case that the notification cannot be delivered, it shall be regarded as having been delivered when it is mailed at the first time.

Advanced Semiconductor Engineering, Inc.

Attention: Jason C.S. Chang, Chairman

Address: Room 1901, Floor 19, No. 333, Section 1, Keelung Road, Xinyi District, Taipei, Taiwan

Siliconware Precision Industries Co., Ltd.

Attention: Bough Lin, Chairman

Address: No. 123, Sec. 3, Da Fong Rd., Tantzu, Taichung, Taiwan

17.11	All of the appendices hereto constitute an integral part of this Agreement with the same effect.

17.12	This Agreement shall become effective after it is signed and delivered by both ASE and SPIL.

17.13	This Agreement is made in duplicate originals, one to be retained by each Party.

[Remainder of This Page Intentionally Left Blank, Signature Page Follows]

Parties

ADVANCED SEMICONDUCTOR ENGINEERING, INC.	SILICONWARE PRECISION INDUSTRIES CO., LTD.

/s/ Jason C.S. Chang	/s/ Bough Lin
REPRESENTATIVE: JASON C.S. CHANG	REPRESENTATIVE: BOUGH LIN

APPENDIX 1

ASE Industrial Holding Co., Ltd.

Articles of Incorporation

Chapter One: General Principals

Article 1.	The Company is called and is registered as a company limited by shares according to the ROC Company Act. The English name of the Company is ASE Industrial Holdings Co., Ltd.

Article 2.	The Company is engaged in the following businesses: H201010 General Investment Business

Article 3.	The investment made by the Company in other companies as a limited liability shareholder thereof is not subject to the limitation that such investment shall not exceed a certain percentage of the paid-in capital as set forth in the ROC Company Act.

Article 4.	The Company may provide external guaranty.

Article 5.	The Company’s headquarter is located in the Nantze Export Processing Zone, Kaohsiung, Taiwan, R.O.C. and may set up domestic or foreign branches, offices or business establishments as resolved by the Board of Directors, if necessary.

Chapter Two: Shares

Article 6.	The Company’s total capital is NT$50 billion divided into 5 billion shares with a par value of NT$10 per share. Stock options worth of NT$4 billion are set aside for employee subscription. The Board of Directors is authorized to issue the unissued shares in installments if deemed necessary for business purposes.

Article 7.	The share certificates shall be in registered form and have the signatures or seals of at least three directors of the Company and shall be legally authenticated before issuance. In accordance with the provisions set forth in Article 162-2 of the ROC Company Act, the Company may choose to not provide share certificates in print form.

Article 8.	No registration of share transfer shall be made within sixty days before each ordinary general shareholders’ meeting, or within thirty days before each extraordinary general shareholders’ meeting or five days before the record date for dividends, bonuses or other distributions as determined by the Company.

Article 9.	The rules governing stock affairs of the Company shall be made pursuant to the laws and the regulations of the relevant authorities.

Chapter Three: General Shareholders’ Meeting

Article 10.	General shareholders’ meetings include ordinary meetings and extraordinary meetings. Ordinary meetings shall be convened according to law by the Board of Directors once annually according to the law within 6 months after the end of each fiscal year. Extraordinary meetings will be held according to the law whenever necessary.

Article 11.	General shareholders’ meetings shall be convened by written notice stating the date, place and purpose dispatched to each shareholder at least 30 days, in the case of ordinary meetings, and 15 days, in the case of extraordinary meetings, prior to the date set for such meeting.

Article 12.	Unless otherwise required by the ROC Company Act, shareholders’ resolutions shall be adopted by at least half of the votes of the shareholders present at a general shareholders’ meeting who hold at least half of all issued and outstanding shares of the Company.

Article 13.	Each shareholder of the Company shall have one vote per share, unless otherwise provided by Article 179 of the ROC Company Act.

Article 14.	Any shareholder, who for any reason is unable to attend general shareholders’ meetings, may execute a proxy printed by the Company, in which the authorized matters shall be expressly stated, to authorize a proxy to attend the meeting for him/her. Such proxy shall be submitted to the Company at least 5 days prior to the general shareholders’ meeting.

Article 15.	The general shareholders’ meeting shall be convened by the Board of Directors unless otherwise stipulated in the ROC Company Act, and the person presiding over the meeting will be the Chairman of the Board of Directors (the “Chairman”). If the Chairman is on leave or for any reason cannot discharge his duty, Paragraph 3 of Article 208 of the ROC Company Act should apply. If the general shareholders’ meeting is convened by a person entitled to do so other than a member of the Board of Directors, that person shall act as the person presiding over the meeting . If two or more persons are entitled to call the general shareholders’ meeting, those persons shall elect one to act as the person presiding over the meeting.
Chapter Four: Director and Supervisor
Article 16.	The Company shall have nine to thirteen directors and also three supervisors to be elected by the general shareholders’ meeting from candidates with legal capacity. Each director or supervisor shall hold office for a term of three years, and may continue to serve in the office if re-elected.

The election of the directors and supervisors of the Company shall be conducted pursuant to Article 198 of the ROC Company Act and relevant regulations.

Article 16-1.	Since the second Board of Directors term, the Company shall have thirteen directors, of which there shall be three independent directors and ten non-independent directors, to be elected by the general shareholders’ meeting from candidates with legal capacity. Each director shall hold office for a term of three years, and may continue to serve in the office if re-elected.

The election of the directors and supervisors of the Company shall be conducted pursuant to Article 198 of the ROC Company Act and relevant regulations.

When handling the aforementioned election of directors, the election of independent directors and non-independent directors should be held together, provided, however, that the number of independent directors and non-independent directors elected shall be calculated separately; those that receive votes representing more voting rights will be elected as independent directors or non-independent directors.

Upon the expiry of the term of office of the first supervisors of the Company elected, the provisions regarding supervisors under these Articles of Incorporation of the Company shall cease to apply. The Company shall then establish an audit committee in lieu of supervisors in accordance with Article 14-4 of the ROC Securities and Exchange Act to exercise the powers and duties of supervisors stipulated in the ROC Company Act, the ROC Securities and Exchange Act, and other applicable laws and regulations. The audit committee shall comprise solely of the independent directors. The responsibilities, powers and other related matters of the audit committee shall be separately stipulated in rules adopted by the Board of Directors in accordance with applicable laws and regulations.

The election of the Company’s independent directors uses the candidate nomination system. Shareholders who hold 1% or more of the Company’s issued shares and the Board of Directors may nominate a list of candidates for independent directors. After the Board of Directors examines and confirms the qualifications of the candidate(s) for serving as an independent director, the name(s) is/are sent to the general shareholders’ meeting for election. If the general shareholders’ meeting is convened by a person entitled to do so other than a member of the Board of Directors, after such person examines and confirms the qualifications of the candidate(s) for serving as an independent director, the name(s) is/are sent to the general shareholders’ meeting for election. All matters regarding the acceptance method and announcement of the nomination of candidates for independent directors will be handled according to the ROC Company Act, the ROC Securities and Exchange Act, and other relevant laws and regulations.

Article 16-2.	The remuneration of the Company’s independent directors is set at NT$3 million per person annually. For those that do not serve a full year, the remuneration will be calculated in proportion to the number of days of the term that were actually served. The additional remuneration of the Company’s independent directors who are also the members of the Company’s Compensation Committee is set at NT$ 360,000 per person annually. For those that do not serve a full year, the additional remuneration will be calculated in proportion to the number of days of the term that were actually served.

Article 17.	The Board of Directors is constituted by directors. Their powers and duties are as follows:

	(1).	Preparing business plans;

	(2).	Preparing surplus distribution or loss make-up proposals;

	(3).	Preparing proposals to increase or decrease capital;

	(4).	Reviewing material internal rules and contracts;

	(5).	Hiring and discharging the general manager;

	(6).	Establishing and dissolving branch offices;

	(7).	Reviewing budgets and audited financial statements; and

	(8).	Other duties and powers granted by or in accordance with the ROC Company Act or shareholders’ resolutions.

Article 18.	The Board of Directors is constituted by directors, and the Chairman and Vice Chairman are elected by more than half of the directors at a board meeting at which two-thirds or more of the directors are present. If the Chairman is on leave or for any reason cannot discharge his duties, his/her acting proxy shall be elected in accordance with Article 208 of the ROC Company Act.

Article 19.	Board of Directors meetings shall be convened according to the law by the Chairman according to the law, unless otherwise stipulated by the ROC Company Act. Board of Directors meetings can be held at the place that the Company is headquartered, or at any place that is convenient for the directors to attend and appropriate for the meeting to be convened, or via video conference.

Article 19-1.	Directors and supervisors shall be notified of Board of Director meetings no later than seven days prior to the meetings. However, in case of any emergency, a Board of Directors meeting may be convened at any time. Notifications of Board of Directors meetings may be in writing or via email or fax.

Article 20.	A director may execute a proxy to appoint another director to attend the Board of Directors meeting and to exercise his/her voting right, but a director can accept only one proxy.
Chapter Five: Manager
Article 21.	This company has one general manager. The appointment, discharge and salary of the general manager shall be managed in accordance with Article 29 of ROC Company Act.
Chapter Six: Accounting
Article 22.	The fiscal year of the Company starts from January 1 and ends on December 31 every year. At the end of each fiscal year, the Board of Directors shall prepare financial and accounting books in accordance with the ROC Company Act and submit them according to law to the ordinary general shareholders’ meeting for approval.

Article 23.	If the Company is profitable, 0.1% (inclusive) to 1% (inclusive) of the profits shall be allocated as compensation to employees and 0.75% (inclusive) or less of the profits should be allocated as compensation to directors. While the Company has accumulated losses, the profit shall be set aside to compensate losses before distribution.

The compensation being distributed to employees in the form of stock or cash shall be approved by more than half of the directors at a board meeting at which two-thirds or more of the directors are present and report to the general shareholders’ meeting.

“Employees” referred to in paragraph 1 above includes employees of subsidiaries who meet certain qualifications. Such qualifications are to be determined by the Board of Directors.

Article 24.	The annual net income (“Income”) shall be distributed in the order of sequences below:

(1) Making up for losses, if any.

(2) 10% being set aside as legal reserve.

(3) Allocation or reversal of a special surplus reserve in accordance with laws or regulations set forth by the authorities concerned.

(4) Addition or deduction of the portion of retained earnings that are equity investment gains or losses that have been realized and measured at fair value through other overall gains or losses.

The remainder plus the undistributed earnings shall be distributed in accordance with the proposal submitted by the Board of Directors and adopted by the general shareholders’ meeting.

Article 25.	The Company is at the stage of stable growth. In order to accommodate the capital demand for the present and future business development and satisfy the shareholder’s demand for the cash inflow, the Residual Dividend Policy is adopted for the dividend distribution of the Company. The ratio for cash dividends shall be not less than 30% of the total dividends; and the residual dividends shall be distributed in form of stocks in accordance with the distribution plan proposed by the Board of Directors and resolved by the general shareholders’ meeting.
Chapter Seven: Appendix
Article 26.	The bylaws and rules of procedure of the Company shall be stipulated separately.

Article 27.	Any matter not covered by these Articles of Incorporation shall be subject to the ROC Company Act.

Article 28.	These Articles of Incorporation were made on [ ], 2016 as approved by all the promoters.

APPENDIX 2

1.	Proxy Statements. After the date for general shareholders’ meetings of both Parties has been jointly agreed upon by both Parties in good faith and goodwill in accordance with Article 5.1 of this Agreement, ASE and SPIL shall each prepare a proxy statement relating to their respective authorization and approval of this Agreement and the Transaction by their respective general shareholders’ meeting, including their respective notice convening an extraordinary shareholders’ meeting (each, the “ASE Proxy Statement” (in case of ASE) and the “SPIL Proxy Statement” (in case of SPIL), and collectively, the “Proxy Statements”).

2.	Registration Statement. ASE shall prepare the relevant documents, and file with SEC a registration statement on Form F-4 with respect to the HoldCo common shares (the “Registration Statement”) and shall use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act of 1933 as promptly as practicable after the Execution Date and to maintain the Registration Statement effective for so long as is necessary to consummate the Transaction.

3.	Schedule 13E-3. Concurrently with the preparation and filing of the Registration Statement and the preparation of the Proxy Statements, SPIL and ASE shall each prepare and file with SEC a Rule 13E-3 Transaction Statement under Section 13(e) of the Securities Exchange Act of 1934 (the “Exchange Act”) with respect to the Transaction. ASE and SPIL shall cooperate and communicate with each other in preparation of the their respective “Schedules 13E-3” filing (each a “Schedule 13E-3”, and collectively, the “Schedule 13E-3 Filings”), including, without limitation, furnishing to each other the information required by the Exchange Act to be set forth in a Schedule 13E-3 (the Schedules 13E-3 and the Registration Statement collectively, the “SEC Filings”).

4.	SEC Comments. ASE and SPIL shall respond as promptly as practicable and reasonable to any comments made by the SEC with respect to the SEC Filings and will provide each other with copies of all correspondence with respect to the SEC Filings as promptly as practicable and reasonable. Both SPIL and ASE agree to not to file or mail any SEC Filings, including any amendment or supplement thereto or any response to SEC’s comments, unless each Party has had a reasonable opportunity to review and comment on such SEC Filings and such comments have been reasonably incorporated into such SEC Filings. After the SEC confirms that it has no further comments to the SEC Filings, ASE and SPIL shall mail as promptly as practicable and reasonable the applicable SEC Filings and Proxy Statements, if necessary, to their respective ADR shareholders and thereafter promptly circulate amended, supplemental or supplemented proxy material.

5.	Information Supplied. SPIL and ASE shall each promptly furnish all information as may be reasonably requested in connection with the preparation, filing and mailing of SEC Filings or the Proxy Statements or any other documents filed or to be filed with SEC in connection with the Transaction.

6.	ASE’s and SPIL’s Extraordinary General Shareholders’ Meetings. From the working day immediately following the date on which SEC confirms that it has no further comments on the SEC Filings, (i) ASE shall (x) cause its board of directors pass a resolution to call an extraordinary general shareholders’ meeting (the “ASE Extraordinary Shareholders’ Meeting”) and set a record date and a date of meeting (the date of meeting must be in accordance with Article 5.1 thereof and within 70 calendar days after the next day after SEC confirms that it has no further comments on the SEC Filings) as promptly as practicable after the date on which the ASE Proxy Statement is mailed to the ASE shareholders for the purpose of obtaining shareholder approval of the Transaction, and circulate, in accordance with law, the notice and procedure manual of ASE Extraordinary Shareholders’ Meeting after ASE Proxy Statement is mailed to ASE’s shareholders and (y) mail or cause to be mailed notice of the ASE Extraordinary Shareholders’ Meeting and form of proxy accompanying the ASE Proxy Statement that will be provided to the ASE shareholders in connection with the solicitation of proxies for use at the ASE Extraordinary Shareholders’ Meeting and (ii) SPIL shall (x) cause its board of directors pass a resolution to call an extraordinary general shareholders’ meeting (the “SPIL Extraordinary Shareholders’ Meeting”) and set a record date and a date of meeting (the date of meeting must be in accordance with Article 5.1 thereof and within 70 calendar days after the next day when SEC confirms after it has no further comments on the SEC Filings) as promptly as practicable after the date on which the SPIL Proxy Statement is mailed to the SPIL’s shareholders for the purpose of obtaining shareholder approval of the Transaction, and circulate, in accordance with law, the notice and procedure manual of SPIL Extraordinary Shareholders’ Meeting after SPIL Proxy Statement is mailed to SPIL’s shareholders and (y) mail or cause to be mailed notice of the SPIL Extraordinary Shareholders’ Meeting and form of proxy accompanying the SPIL Proxy Statement that will be provided to the SPIL shareholders in connection with the solicitation of proxies for use at the SPIL Extraordinary Shareholders’ Meeting. ASE Extraordinary Shareholders’ Meeting and SPIL Extraordinary Shareholders’ Meeting shall be held on the same date to approve this Agreement and the Transaction in a share exchange resolution based on the terms of this Agreement in accordance with the Republic of China Enterprise Mergers and Acquisitions Act.

APPENDIX 3

SPIL DISCLOSURE LETTER

As of June 29, 2016, no events listed in Article 7.3 hereof causing any SPIL Material Adverse Effect Event which shall be disclosed occurred, provided that the Parties agree that SPIL may update this Appendix 3 to this Agreement (i.e. the SPIL Disclosure Letter), to disclose the necessary events that occur from the Execution Date until the Share Exchange Record Date.

APPENDIX 4

ASE INDUSTRIAL HOLDING CO., LTD.

ANNEX B: OPINION OF J.P. MORGAN AS THE BOARD’S FINANCIAL ADVISOR

June 30, 2016

The Board of Directors

Siliconware Precision Industries Co., Ltd.

No. 123, Sec. 3, Da Fong Rd.

Tantzu, Taichung

Taiwan, Republic of China

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common shares, par value NT$10 per share (the “Company Common Shares”), of Siliconware Precision Industries Co., Ltd. (the “Company”) of the consideration to be paid to such holders in the proposed share exchange (the “Transaction”) between the Company and a new holding company (“HoldCo”) to be established by Advanced Semiconductor Engineering, Inc. (“ASE”). Pursuant to the Joint Share Exchange Agreement, draft dated June 30, 2016 (the “Agreement”) between the Company and ASE, the Company will become a wholly-owned subsidiary of HoldCo and each outstanding Company Common Share, including the Company Common Shares represented by American Depositary Shares (“Company ADSs”) (each Company ADS representing five Company Common Shares) will be exchanged for the right to receive NT$51.20 per share in cash (the “Consideration”). Pursuant to the Agreement, ASE will also become a wholly-owned subsidiary of HoldCo and each outstanding common share, par value NT$10 per share, of ASE (the “ASE Common Shares”), including ASE Common Shares represented by American Depositary Shares, will be exchanged for the right to receive 0.5 common shares, par value NT$10 per share, of HoldCo.

In connection with preparing our opinion, we have (i) reviewed a draft dated June 30, 2016 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Shares and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by or at the direction of the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company under any applicable laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and ASE in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Shares, including the Company Common Shares represented by Company ADSs, in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Shares, including the Company Common Shares represented by Company ADSs, in the Transaction or with respect to the fairness of any such compensation and we express no opinion with respect to the value of the common shares of HoldCo when issued or the prices at which such common shares will trade at any time.

We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction.

We and our affiliate(s) have acted as financial advisors to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any material financial advisory or material commercial or investment banking relationship with ASE. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company, for which we and such affiliates have received customary compensation. Such services during such period have included acting as bookrunner for the Company’s convertible bond offering completed in October 2014 and acting as financial advisor for the Company in connection with ASE’s tender offer for the Company announced in August 2015. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or ASE for our and such affiliates’ own account or for the accounts of customers and, accordingly, we and such affiliates may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Shares, including the Company Common Shares represented by Company ADSs, in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities (Asia Pacific) Limited. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote or act with respect to the Transaction or any other matter. This opinion may not be quoted, provided, disclosed, referred to, or communicated (in whole or in part) in any manner to any third party or to any security holder of the Company in Taiwan for any purpose whatsoever, or translated and provided to any person in any language other than English for any purpose or otherwise disclosed publicly in any manner except with our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES (ASIA PACIFIC) LIMITED

J.P. Morgan Securities (Asia Pacific) Limited

GID: U145938

ANNEX C-1: OPINION ISSUED BY MR. KUN-KUANG HSU AS THE SPECIAL COMMITTEE’S INDEPENDENT EXPERT, DATED MAY 25, 2016 (ENGLISH TRANSLATION)

IP International CPAs Firm

Address: No. 158, Sec. 1, Jiafeng 2nd St., Zhubei

City, Hsinchu County 302, Taiwan. R.O.C.

Tel: 03-6589990

Expert’s Opinion on the Fairness of the Share Price

To the audit committee of Siliconware Precision Industries Co., Ltd.

In accordance with Article 6 of the Business Mergers and Acquisitions Act, Siliconware Precision Industries Co., Ltd. (“SPIL”) engaged me to issue an opinion on the reasonableness of the consideration pursuant to an acquisition (“Acquisition”) of SPIL’s shares (the “Shares”) by Advanced Semiconductor Engineering Inc. (“ASE”).

I have completed the evaluation of the fair market price per Share as of May 25, 2016 (the “Valuation Base Date”). The evaluation process was conducted based on the Statements of Valuation Standards published by the Accounting Research and Development Foundation of the Republic of China.

SPIL engaged me to issue this opinion in respect of the fairness of the per Share consideration pursuant to the Acquisition. The fair price per Share and the content of this opinion will be significantly impacted by the purpose of the evaluation, the base and assumption of the evaluation and the date of the evaluation.

Based on the analysis, assumptions and limitations set forth in this opinion and by adopting the market-based approach (using the market price method, the price-earnings ratio (“P/E Ratio”) method and the price-book ratio (“P/B Ratio”) method with control premium adjustment, the reasonable price range per Share should be between NT$40.45 and NT$58.98.

Therefore, I am in an opinion that the consideration of NT$55 per Share pursuant to the Acquisition falls into the reasonable price range per Share and is fair and reasonable.

IP International CPAs Firm
Accountant: Kun-Kuang Hsu

/s/ Kun-Kuang Hsu (Seal)
May 25, 2016

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Statement of Independence

I hereby state: all the statements, opinions and conclusions in this opinion are accurate and based on my professional judgment. All analysis, opinions and statements relating to the conclusion of this opinion are based on my fair, objective and independent position and are subject to all the assumptions and limitations set forth in this opinion.

I do not share any interest with SPIL or ASE. I do not have any investment in SPIL and will not have any related investment in the future. In issuing this opinion, I upheld the principles of objectiveness, fairness and independence and I am willing to be liable for any false and misleading statement. The payment of fees for issuing this opinion has nothing to do with the conclusion of this opinion.

IP International CPAs Firm
Statement made by: Kun-Kuang Hsu

/s/ Kun-Kuang Hsu (Seal)
May 25, 2016

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I.	Purpose of the Engagement

A.	Purpose of the Valuation

I was engaged by SPIL to evaluate the fair market price per Share as of the Valuation Base Date.

B.	Premise of Value

The premise of value is an assumption made for the transaction situation that mostly likely to happen, such as an assumption of on-going operation or an assumption of liquidation. Such assumption is the premise of determining the value of the subject to be evaluated. The premise of value for the purpose of this opinion is the going concern value.

C.	Standard of value

The standard of value for the purpose of this opinion is the fair market value. According to Annex II of the Standards of Valuation Process (Statements of Valuation Standards No. 4 published by the Accounting Research and Development Foundation), “fair market value” means the price for asset exchange or debt liquidation in cash or cash equivalent agreed by non-specific market participants with the willingness and ability to complete the transaction, informed by the related facts and without being enforced, in an open and unrestricted market through transactions in ordinary course.

D.	Assumption and Limitation

The conclusion in respect to the fair value of SPIL’s shares is only effective as of the Evaluation Base Date and for the purpose stated in this opinion.

In the process of evaluation, all the financial statements and other information provided by SPIL or its representatives, unless otherwise explicitly stated, are deemed as sufficiently reflecting the operation condition and results of SPIL during the applicable periods after due verification.

E.	Major Sources of Information

1.	Market Observation Post System of the TWSE

2.	The TWSE

2.	The Taipei Exchange

II.	Introduction of the Target Company

SPIL was established on May 17, 1984. SPIL’s main business includes semiconductor assembly and test services, which range from bumping, wafer sorting, assembly and final testing to shipment. Its products include advanced leadframe and substrate based packages, which are widely used in, but not limited to, computers, tablets, cellular phones, set-top boxes, LCD monitors, wearable devices, smart appliances, digital cameras and video game consoles.

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III.	Financial Information of Comparable Companies

ASE (2311), Powertech Technology Inc. (“PTI”) (6239), ChipMOS Technologies Inc. (“CMOS”) (8150) and King Yuan Electronics Co. (“KYEC”) (2449), which are listed companies in the same or similar industry as SPIL, are selected for comparison. Their respective financial information is set forth in the following tables.

A.	Selected Summary of the Consolidated Balance Sheets.

(Unit: NTD thousand)

First Quarter of 2016	SPIL	ASE	PTI	CMOS	KYEC
Total Assets	122,855,285	356,490,231	70,446,410	32,404,046	41,845,447
Total Liabilities	50,446,781	187,752,829	27,389,980	13,385,676,	18,953,750
Total Equity	72,408,504	168,737,402	43,056,430	19,018,370	22,891,697
Capital Stock	31,163,611	79,279,129	7,791,466	8,957,836	11,622,944
Net Value (NTD Per Share)	23.23	20.67	44.48	21.58	19.69

Information Source: Market Observation Post System of the TWSE.

B.	Selected Summary of the Consolidated Income Statements.

(Unit: NTD thousand)

First Quarter of 2016	SPIL	ASE	PTI	CMOS	KYEC
Net Revenue	19,299,310	62,371,082	10,618,124	4,724,139	4,358,356
Cost of Revenue	15,329,416	50,921,801	8,558,664	3,823,759	3,171,070
Gross Profit	3,969,894	11,449,281	2,059,460	90,3800	1,187,286
Operating Income	1,888,209	5,206,029	1,458,498	519,410	652,302
Net Income	1,604,028	4,337,596	1,217,246	348,423	603,073
EPS (NTD)	0.51	0.54	1.21	0.40	0.52

Information Source: Market Observation Post System of the TWSE.

IV.	Evaluation Methods

According to the Standards of Valuation Process (Statements of Valuation Standards No. 4), the following three methods are normally used for companies and equity interests valuation.

A. Market-Based Approach. Market-based approach uses the transaction value of comparable companies as the base, taking into account the difference between the target company and the comparable companies and determine the valuation by applying an appropriate multiplier. Commonly used valuation methods adopting a market-based approach include:

1.	Comparable listed companies analysis, which compares the market price per share of the companies with the same or similar business operations to determine the valuation multiplier. Such analysis is commonly used for company or equity interest valuation.

2.	Comparable transactions analysis, which compares transaction values of similar transactions or the past transactions of the target company to determine the valuation multiplier. This analysis is commonly used for company, equity interest or individual asset or liability valuation.

Price to sales (P/S) ratio is commonly used to evaluate companies with a negative net asset value or a negative income or brand value. Because SPIL does not belong to the above category, the P/E Ratio and P/B Ratio through comparable listed companies analysis are used as the valuation multiplier. In addition, because SPIL is a publicly-listed company and its trading price on the stock market is available, I also used the market price method (by comparing the past trading price of the Shares) to evaluate the fair market value per Share.

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B. Income-Based Approach. Income-based approach uses the estimates of the future cash flow and discounts such estimates to their present value by discounted cash flow or capitalization analysis. Due to the multiple assumptions involved in the income-based approach and the high uncertainty of the estimates of the future cash flow, the income-based approach is not used for the purpose of this opinion.

C. Asset-Based Approach. This approach evaluates the total value of the individual assets and liabilities covered by the target company to reflect the total value of the target company and the equity interest. This approach estimates the consideration for reorganizing or acquiring the evaluation target based on the premise of on-going operation. Only if the evaluation is not using on-going operation as the premise, the liquidation value of the target company or the equity interest should be evaluated.

Asset-based approach should be based on the balance sheet of the target company and takes into consideration the assets and liabilities outside the balance sheet to evaluate the total value of the target company or equity interest.

Asset-based approach is commonly used to evaluate companies with large amount of assets and high fluctuation of revenues or holding companies. Because SPIL does not belong to the above category, asset-based approach is not used for the purpose of this opinion.

V.	Value Calculation

A.	Market Price Method

As SPIL is a publicly-listed company and its trading price on the stock market is available, the market price method is used to evaluate the fair market price per Share. The average market closing prices for 30, 60 and 90 business days up to, and including, May 25, 2016, is set forth in the following table.

Unit : NT$
Item	Average Market Closing Price
30-Day Average Closing Price	47.93
60-Day Average Closing Price	49.18
90-Day Average Closing Price	50.04

Information Source: Average market closing price obtained from the TWSE.

B.	Comparable Companies Analysis

This opinion uses the P/E Ratio method and P/B Ratio method to estimate the fair market value per Share. The average P/E Ratios and P/B Ratios of the comparable companies are calculated based on the information obtained from the TWSE and the Taipei Exchange as of the Valuation Base Date.

Stock No.	Comparable Companies	P/E ratio	P/B ratio
2311	ASE	13.17	1.60
6239	PTI	12.53	1.51
8150	CMOS	15.33	1.51
2449	KYEC	14.31	1.43
Average ratio of comparable companies (A)		13.84	1.51
Earnings per Share/Net book value per Share (B)		2.48	23.23
Fair market value per share (C=A*B)		34.32	35.08

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Note 1: The source of information in the above table is TWSE and Taipei Exchange.

Note 2: Earnings per Share are calculated for the four quarters ended March 31, 2016; the net book value per Share is calculated as of March 31, 2016.

Based on the market price method, the P/E method and the P/B method as set forth above, the reasonable range of the fair market value per Share is set forth in the following table:

Valuation Method	FMV per Share	Range of FMV per Share prior to control premium adjustment
Market Value Method	47.93~50.04	34.32~50.04
P/E Ratio Method	34.32
P/B Ratio Method	35.08

VI.	Valuation Adjustment

In an open market, normally, the fair market value of the shares only reflects the value of the shares held by minority shareholders. If the investment is to obtain control of the target company, the control premium needs to be taken into account. According to statistics for listed companies being merged or acquired, the average overall control premium is at a rate of 17.87%. Therefore, for the purpose of this opinion, I used 17.87% as the control premium rate and the adjusted range of the fair market value per share is set forth in the following table:

Valuation Method	FMV per Share	Range of FMV per Share after control premium adjustment
Market Value Method	56.50~58.98	40.45~58.98
P/E Ratio Method	40.45
P/B Ratio Method	41.35

VII.	Conclusion

In view of the above, based on the market value method, price-book ratio method and price-earnings ratio method and taking into account of the control premium adjustment, I am in an opinion that if fair market value per Share as of the Valuation Base Date falls into the range of NT$40.45 to NT$58.98 per Share, then such fair market value is reasonable and fair.

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APPENDIX: Qualification of the Independent Expert

Name	Kun-Kuang, Hsu

Degree	MS Accounting of University of Taxes Dallas, USA B.B.A. of National Taiwan University

Qualifications & Experiences

Certified Public Accountant, R.O.C.(CPA)

Certified Valuation Analyst, R.O.C. (CVA)

Certified Securities Investment Analyst, R.O.C. (CSIA)

National Association of Certified Valuators and Analysts (NACVA)

International Association of Consultants, Valuators and Analysts(IACVA)

Fellow Member of The Association of International Accountants (FAIA)

Registered Patent Attorney, R.O.C.

Arbitrator, CAA, R.O.C.

Founder of R.O.C Tax Agent Association

Founder of Chinese Association of Business and Intangible Assets Valuation

Member of Accounting &Auditing Committee, R.O.C. Institute of CPAs

Qualified Lecturer of Ministry of Education, R.O.C.

Current	Managing CPA of IP International CPAs Firm

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ANNEX C-2: OPINION ISSUED BY MR. KUN-KUANG HSU AS THE SPECIAL COMMITTEE’S INDEPENDENT EXPERT, DATED JUNE 29, 2016 (ENGLISH TRANSLATION)

IP International CPAs Firm

Address: No. 158, Sec. 1, Jiafeng 2nd St., Zhubei

City, Hsinchu County 302, Taiwan. R.O.C.

Tel: 03-6589990

Expert’s Opinion on the Fairness of the Share Price

To the audit committee of Siliconware Precision Industries Co., Ltd.

In accordance with Article 6 of the Business Mergers and Acquisitions Act, Siliconware Precision Industries Co., Ltd. (“SPIL”) engaged me to issue an opinion on the reasonableness of the consideration pursuant to an acquisition (“Acquisition”) of SPIL’s shares (the “Shares”) by Advanced Semiconductor Engineering Inc. (“ASE”).

I have completed the evaluation of the fair market price per Share as of June 29, 2016 (the “Valuation Base Date”). The evaluation process was conducted based on the Statements of Valuation Standards published by the Accounting Research and Development Foundation of the Republic of China.

SPIL engaged me to issue this opinion in respect of the fairness of the per Share consideration pursuant to the Acquisition. The fair price per Share and the content of this opinion will be significantly impacted by the purpose of the evaluation, the base and assumption of the evaluation and the date of the evaluation.

Based on the analysis, assumptions and limitations set forth in this opinion and by adopting the market-based approach (using the market price method, the price-earnings ratio (“P/E Ratio”) method and the price-book ratio (“P/B Ratio”) method with control premium adjustment, the reasonable price range per Share should be between NT$42.80 and NT$60.38.

Therefore, I am in an opinion that the consideration of NT$55 per Share (prior to the dividend adjustment) pursuant to the Acquisition falls into the reasonable price range per Share and is fair and reasonable.

IP International CPA Firm
Accountant: Kun-Kuang Hsu

/s/ Kun-Kuang Hsu (Seal)
June 29, 2016

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Statement of Independence

I hereby state: all the statements, opinions and conclusions in this opinion are accurate and based on my professional judgment. All analysis, opinions and statements relating to the conclusion of this opinion are based on my fair, objective and independent position and are subject to all the assumptions and limitations set forth in this opinion.

I do not share any interest with SPIL or ASE. I do not have any investment in SPIL and will not have any related investment in the future. In issuing this opinion, I upheld the principles of objectiveness, fairness and independence and I am willing to be liable for any false and misleading statement. The payment of fees for issuing this opinion has nothing to do with the conclusion of this opinion.

IP International CPA Firm
Statement made by: Kun-Kuang Hsu

/s/ Kun-Kuang Hsu (Seal)
June 29, 2016

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I.	Purpose of the Engagement

A.	Purpose of the Valuation

I was engaged by SPIL to evaluate the fair market price per Share as of the Valuation Base Date.

B.	Premise of Value

The premise of value is an assumption made for the transaction situation that mostly likely to happen, such as an assumption of on-going operation or an assumption of liquidation. Such assumption is the premise of determining the value of the subject to be evaluated. The premise of value for the purpose of this opinion is the going concern value.

C.	Standard of value

The standard of value for the purpose of this opinion is the fair market value. According to Annex II of the Standards of Valuation Process (Statements of Valuation Standards No. 4 published by the Accounting Research and Development Foundation), “fair market value” means the price for asset exchange or debt liquidation in cash or cash equivalent agreed by non-specific market participants with the willingness and ability to complete the transaction, informed by the related facts and without being enforced, in an open and unrestricted market through transactions in ordinary course.

D.	Assumption and Limitation

The conclusion in respect to the fair value of SPIL’s shares is only effective as of the Evaluation Base Date and for the purpose stated in this opinion.

In the process of evaluation, all the financial statements and other information provided by SPIL or its representatives, unless otherwise explicitly stated, are deemed as sufficiently reflecting the operation condition and results of SPIL during the applicable periods after due verification.

E.	Major Sources of Information

1.	Market Observation Post System of the TWSE

2.	The TWSE

2.	The Taipei Exchange

II.	Introduction of the Target Company

SPIL was established on May 17, 1984. SPIL’s main business includes semiconductor assembly and test services, which range from bumping, wafer sorting, assembly and final testing to shipment. Its products include advanced leadframe and substrate based packages, which are widely used in, but not limited to, computers, tablets, cellular phones, set-top boxes, LCD monitors, wearable devices, smart appliances, digital cameras and video game consoles.

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III.	Financial Information of Comparable Companies

ASE (2311), Powertech Technology Inc. (“PTI”) (6239), ChipMOS Technologies Inc. (“CMOS”) (8150) and King Yuan Electronics Co. (“KYEC”) (2449), which are listed companies in the same or similar industry as SPIL, are selected for comparison. Their respective financial information is set forth in the following tables.

A.	Selected Summary of the Consolidated Balance Sheets.

(Unit: NTD thousand)

First Quarter of 2016	SPIL	ASE	PTI	CMOS	KYEC
Total Assets	122,855,285	356,490,231	70,446,410	32,404,046	41,845,447
Total Liabilities	50,446,781	187,752,829	27,389,980	13,385,676,	18,953,750
Total Equity	72,408,504	168,737,402	43,056,430	19,018,370	22,891,697
Capital Stock	31,163,611	79,279,129	7,791,466	8,957,836	11,622,944
Net Value (NTD Per Share)	23.23	20.67	44.48	21.58	19.69

Information Source: Market Observation Post System of the TWSE.

B.	Selected Summary of the Consolidated Income Statements.

(Unit: NTD thousand)

First Quarter of 2016	SPIL	ASE	PTI	CMOS	KYEC
Net Revenue	19,299,310	62,371,082	10,618,124	4,724,139	4,358,356
Cost of Revenue	15,329,416	50,921,801	8,558,664	3,823,759	3,171,070
Gross Profit	3,969,894	11,449,281	2,059,460	90,3800	1,187,286
Operating Income	1,888,209	5,206,029	1,458,498	519,410	652,302
Net Income	1,604,028	4,337,596	1,217,246	348,423	603,073
EPS (NTD)	0.51	0.54	1.21	0.40	0.52

Information Source: Market Observation Post System of the TWSE.

IV.	Evaluation Methods

According to the Standards of Valuation Process (Statements of Valuation Standards No. 4), the following three methods are normally used for companies and equity interests valuation.

A. Market-Based Approach. Market-based approach uses the transaction value of comparable companies as the base, taking into account the difference between the target company and the comparable companies and determine the valuation by applying an appropriate multiplier. Commonly used valuation methods adopting a market-based approach include:

1.	Comparable listed companies analysis, which compares the market price per share of the companies with the same or similar business operations to determine the valuation multiplier. Such analysis is commonly used for company or equity interest valuation.

2.	Comparable transactions analysis, which compares transaction values of similar transactions or the past transactions of the target company to determine the valuation multiplier. This analysis is commonly used for company, equity interest or individual asset or liability valuation.

Price to sales (P/S) ratio is commonly used to evaluate companies with a negative net asset value or a negative income or brand value. Because SPIL does not belong to the above category, the P/E Ratio and P/B Ratio through comparable listed companies analysis are used as the valuation multiplier. In addition, because SPIL is a publicly-listed company and its trading price on the stock market is available, I also used the market price method (by comparing the past trading price of the Shares) to evaluate the fair market value per Share.

B. Income-Based Approach. Income-based approach uses the estimates of the future cash flow and discounts such estimates to their present value by discounted cash flow or capitalization analysis. Due to the multiple assumptions involved in the income-based approach and the high uncertainty of the estimates of the future cash flow, the income-based approach is not used for the purpose of this opinion.

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C. Asset-Based Approach. This approach evaluates the total value of the individual assets and liabilities covered by the target company to reflect the total value of the target company and the equity interest. This approach estimates the consideration for reorganizing or acquiring the evaluation target based on the premise of on-going operation. Only if the evaluation is not using on-going operation as the premise, the liquidation value of the target company or the equity interest should be evaluated.

Asset-based approach should be based on the balance sheet of the target company and takes into consideration the assets and liabilities outside the balance sheet to evaluate the total value of the target company or equity interest.

Asset-based approach is commonly used to evaluate companies with large amount of assets and high fluctuation of revenues or holding companies. Because SPIL does not belong to the above category, asset-based approach is not used for the purpose of this opinion.

V.	Value Calculation

A.	Market Price Method

As SPIL is a publicly-listed company and its trading price on the stock market is available, the market price method is used to evaluate the fair market price per Share. The average market closing prices for 30, 60 and 90 business days up to, and including, June 29, 2016, is set forth in the following table.

Unit : NT$
Item	Average Market Closing Price
30-Day Average Closing Price	51.23
60-Day Average Closing Price	49.94
90-Day Average Closing Price	50.14

Information Source: Average market closing price obtained from the TWSE.

B.	Comparable Companies Analysis

This opinion uses the P/E Ratio method and P/B Ratio method to estimate the fair market value per Share. The average P/E Ratios and P/B Ratios of the comparable companies are calculated based on the information obtained from the TWSE and the Taipei Exchange as of the Valuation Base Date.

Stock No.	Comparable Companies	P/E ratio	P/B ratio
2311	ASE	14.28	1.72
6239	PTI	13.75	1.67
8150	CMOS	16.06	1.58
2449	KYEC	14.48	1.46
Average ratio of comparable companies (A)		14.64	1.61
Earnings per Share/Net book value per Share (B)		2.48	23.23
Fair market value per share (C=A*B)		36.31	37.40

Note 1: The source of information in the above table is TWSE and Taipei Exchange.

Note 2: Earnings per Share are calculated for the four quarters ended March 31, 2016; the net book value per Share is calculated as of March 31, 2016.

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Based on the market price method, the P/E method and the P/B method as set forth above, the reasonable range of the fair market value per Share is set forth in the following table:

Valuation Method	FMV per Share	Range of FMV per Share prior to control premium adjustment
Market Value Method	49.94~51.23	36.31~51.23
P/E Ratio Method	36.31
P/B Ratio Method	37.40

VI.	Valuation Adjustment

In an open market, normally, the fair market value of the shares only reflects the value of the shares held by minority shareholders. If the investment is to obtain control of the target company, the control premium needs to be taken into account. According to statistics for listed companies being merged or acquired, the average overall control premium is at a rate of 17.87%. Therefore, for the purpose of this opinion, I used 17.87% as the control premium rate and the adjusted range of the fair market value per share is set forth in the following table:

Valuation Method	FMV per Share	Range of FMV per Share after control premium adjustment
Market Value Method	58.86~60.38	42.80~60.38
P/E Ratio Method	42.80
P/B Ratio Method	44.08

VII.	Conclusion

In view of the above, based on the market value method, price-book ratio method and price-earnings ratio method and taking into account of the control premium adjustment, I am in an opinion that if fair market value per Share as of the Valuation Base Date falls into the range of NT$42.80 to NT$60.38 per Share, then such fair market value is reasonable and fair.

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APPENDIX: Qualification of the Independent Expert

Name	Kun-Kuang, Hsu

Degree	MS Accounting of University of Taxes Dallas, USA B.B.A. of National Taiwan University

Qualifications & Experiences

Certified Public Accountant, R.O.C.(CPA)

Certified Valuation Analyst, R.O.C. (CVA)

Certified Securities Investment Analyst, R.O.C. (CSIA)

National Association of Certified Valuators and Analysts (NACVA)

International Association of Consultants, Valuators and Analysts(IACVA)

Fellow Member of The Association of International Accountants (FAIA)

Registered Patent Attorney, R.O.C.

Arbitrator, CAA, R.O.C.

Founder of R.O.C Tax Agent Association

Founder of Chinese Association of Business and Intangible Assets Valuation

Member of Accounting &Auditing Committee, R.O.C. Institute of CPAs

Qualified Lecturer of Ministry of Education, R.O.C.

Current	Managing CPA of IP International CPAs Firm

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ANNEX D-1: OPINION ISSUED BY MR. JI-SHENG CHIU AS ASE’S INDEPENDENT EXPERT,

DATED MAY 25, 2016 (ENGLISH TRANSLATION)

Independent Expert Opinion

on the Fairness of the Consideration for Joint Share Exchange in the Joint Share Exchange

Memorandum of Understanding between Advanced Semiconductor Engineering, Inc. and

Siliconware Precision Industries Co., Ltd.

I.	Introduction

Both Advanced Semiconductor Engineering Inc. (“ASE”) and Siliconware Precision Industries Co., Ltd. (“SPIL”) are the world’s leading companies in semiconductor packaging and testing sector. ASE and SPIL intend to enter into the Joint Share Exchange Memorandum of Understanding (“MOU”) to newly establish an investment holding company (“HoldCo”) by joint share exchange whereby both ASE and SPIL will become wholly-owned subsidiaries of HoldCo, in order to pursue their operating scale and improve their overall operating performance while taking into account of the flexibility and efficiency of their individual independent operations (“Share Exchange”). The Share Exchange will result in the exchange of all of ASE common shares in consideration for newly issued common shares of HoldCo, at an exchange ratio of each ASE common share for 0.5 HoldCo common share. Furthermore, the Share Exchange will result in the exchange of each of SPIL’s issued and outstanding shares for NT$55 in cash payable by HoldCo. The fairness of the consideration for Share Exchange under MOU is described and evaluated as below.

II.	Financial Position

Financial position of ASE and SPIL for the last two years and the first quarter of 2016 are summarized as below:

(1)	ASE

	Year
Item	2014	2015	First quarter of 2016
	NT$(in thousands)
Total assets	333,984,767	365,287,557	356,490,231
Total liabilities	175,546,763	196,867,675	187,752,829
Total equity attributable to owners of parent	150,218,907	156,916,004	158,016,614
Share capital	78,715,179	79,185,660	79,279,129
Operating income	256,591,447	283,302,536	62,371,082
Net profit - attributable to owners	23,636,522	19,478,873	4,163,477

Sources:	Audited financial statements of ASE for the years of 2014 and 2015 and reviewed financial statements for the first quarter of 2016.

(2)	SPIL

	Year
Item	2014	2015	First quarter of 2016
	NT$(in thousands)
Total assets	129,756,075	123,245,230	122,855,285
Total liabilities	57,649,456	52,644,588	50,446,781
Total equity attributable to owners of parent	72,106,619	70,600,642	72,408,504
Share capital	31,163,611	31,163,611	31,163,611
Operating income	83,071,441	82,839,922	19,299,310
Net profit - attributable to owners of parent	11,744,414	8,762,257	1,604,028

Sources:	Audited financial statements of SPIL for the years of 2014 and 2015 and reviewed financial statements for the first quarter of 2016.

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III.	Sources of Information

(1)	Audited financial statements of ASE and SPIL for the years of 2014 and 2015 and reviewed financial statements for the first quarter of 2016.

(2)	Business overviews, financial statements and other important information for evaluation purposes regarding ASE, SPIL and their peers obtained from Market Observation Post System.

(3)	Information from website of the Taiwan Stock Exchange, website of the Taipei Exchange (GreTai Securities Market), Taiwan Economic Journal (TEJ) Database and Bloomberg’s complied comparison, analysis and historical stock price data of ASE, SPIL and their peers.

(4)	Information on the industry and peers of ASE and SPIL.

IV.	Consideration for Share Exchange and Fairness thereof

The consideration for Share Exchange will be at an exchange ratio of each ASE common share for 0.5 HoldCo common share and each of SPIL’s issued and outstanding shares for NT$55 in cash payable by HoldCo. After the completion of the Share Exchange, both ASE and SPIL will become wholly-owned subsidiaries of HoldCo. The fairness of consideration for Share Exchange in respect of each of ASE and SPIL is described and evaluated as below:

(A)	ASE

1.	ASE shareholders will contribute all the common shares held by them in ASE as of the share exchange record date in consideration of issue of their subscribed common shares required for the establishment of HoldCo. Following consummation of the Share Exchange, ASE will become a wholly-owned subsidiary of HoldCo, and previous ASE shareholders will become HoldCo shareholders. As such, similar to SPIL’s cash consideration of NT$55, ASE will become a wholly-owned subsidiary of HoldCo by exchange of the shares of one single company; theoretically, the rights of previous ASE shareholders will not be affected by the exact Share Exchange ratio.

2.	According to ASE’s reviewed consolidated financial statements as of March 31, 2016, its equity attributable to owners of parent amounted to NT$158,016,614,000; based on the latest update from the Commerce and Industry Registration Enquiry System of Department of Commerce, Ministry of Economic Affairs, ASE had a total of 7,918,272,896 issued and outstanding common shares as of April 26, 2016. Therefore, its net book value per common share was NT$19.956. Each ASE common share will be exchanged for 0.5 HoldCo common share resulting in 3,959,136,448 HoldCo common shares as of the share exchange record date. In addition, the net book value per common share as calculated based on ASE’s equity attributable to owners of parent to be assumed by HoldCo will be increased in the ratio of 1:0.5. Based on ASE’s equity attributable to owners of parent as of March 31, 2016, HoldCo’s net book value per common share would be NT$39.912 per share. For HoldCo common shareholders after the Share Exchange, the shareholders’ equity will not be impaired in any way by the Share Exchange ratio.

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3.	Net value of ASE’s equity attributable to owners of parent as of the share exchange record date may vary from that as of March 31, 2016. However, ASE shareholders will contribute all the common shares held by them in ASE as of the share exchange record date in consideration of and exchange for the common shares required for the establishment of HoldCo. As such, for HoldCo common shareholders after the Share Exchange, the shareholders’ equity will not be affected as a result of the Share Exchange.

In summary, it shall be fair and reasonable for all of ASE’s issued and outstanding shares to be exchanged for and in consideration of newly issued common shares of HoldCo at an exchange ratio of each ASE common share for 0.5 HoldCo common share resulting in ASE to become a wholly-owned subsidiary of HoldCo.

(B)	SPIL

1. Methodologies Used

There are many methods for evaluating stock value. In practice, common methods include: market approach, such as market price approach (focusing on listed target companies; the fair value can be estimated by market price on the stock exchange) and market comparison approach (based on financial information of target companies and their peers in the market, using market multiplier such as price-earnings ratio, price-book ratio for analysis and evaluation); income approach; and cost approach.

Among these methods, income approach requires the Company’s estimates of future cash flow, involving multiple assumptions and having a higher uncertainty. Given its less objective nature compared to other methods, this method is not used. Cost approach examines and weighs SPIL’s business model and capital structure. Therefore, it is not appropriate for valuation and also not used. As such, we intend to use the market approach as primary evaluation method while taking into account of other non-quantitative factors, to evaluate the reasonable consideration of the Share Exchange for SPIL.

2. Selection of Peers

Based on customer attributes, business activities and business model, ChipMOS Technologies (Bermuda) Ltd. (“ChipMOS”), Chipbond Technology Corporation (“Chipbond”) and Powertech Technology Inc. (“Powertech”) are selected as peers. The following table lists the financial conditions of these 3 peers for the first quarter of 2016:

	Peers
Items	ChipMOS (8150)	Chipbond (6147)	Powertech (6239)
	NT$(in thousands)
Total assets	32,404,046	36,230,116	70,446,410
Total liabilities	13,385,676	11,852,343	27,389,980
Total equity attributable to owners of parent	19,018,370	23,575,971	34,653,945
Share capital	8,957,836	6,492,620	7,791,466
Net value per share- attributable to owners of parent (NT$) (Note 1)	21.20	36.31	44.48
Operating income	4,724,139	3,733,921	10,618,124
Net profit - attributable to owners of parent	348,423	201,453	940,031
Earnings per share - attributable to owners of parent (NT$) (Note 2)	2.09	2.64	5.37

Source:	Audited or reviewed consolidated financial statements of three peers for the first quarter of 2016

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Note 1:	Net value per share is calculated based on the number of common shares of the respective peer obtained from the Commerce and Industry Registration Enquiry System of Department of Commerce, Ministry of Economic Affairs.
Note 2:	Earnings per share are estimated for the four quarters ended the first quarter of 2016 based on the net profit attributable to owners of parent in the respective peer’s consolidated financial statements for the year 2015 and the first quarter of 2016, number of common shares obtained from the Commerce and Industry Registration Enquiry System of Department of Commerce, Ministry of Economic Affairs and other financial data.

3. Valuation

(1)	Market Price Approach

As SPIL is a listed company with its open market trading prices available for objective reference, this opinion sampled its recent publicly traded prices to evaluate the average closing prices for 60, 90 and 180 business days up to and including the valuation date of May 25, 2016 as follows:

Item	Average closing price	Theoretical price range
	NT$
Latest 60 business days	49.18	47.13 ~ 50.04
Latest 90 business days	50.04
Latest 180 business days	47.13

Note:	Sources of ex-rights/ex-dividend adjusted closing prices are from compilations of Taiwan Economic Journal (8/28/2015~5/25/2016); all average prices are calculated by simple arithmetic averaging of ex-rights/ex-dividend adjusted closing prices.

(2)	Price-book Ratio Approach

The reasonable value per share of SPIL is estimated by calculating the net book value per share based on the financial information of SPIL and sampling the average price-book ratios of publicly traded peers - ChipMOS, Chipbond and Powertech for comparison purposes. The price-book ratios of publicly traded peers are calculated using their closing prices for 180 business days up to and including the valuation date of May 25, 2016 for sampling purposes and based on the total equity attributable to owners of parent in the respective peer’s consolidated financial statements for the first quarter of 2016, the number of common shares for respective peer obtained from the Commerce and Industry Registration Enquiry System of Department of Commerce, Ministry of Economic Affairs and other financial data. The reasonable reference price of SPIL is imputed as follows:

Comparable peers	Average closing price for latest 180 business days	Net value per share for the first quarter of 2016	Price-book ratio
	NT$
ChipMOS	32.53	21.20	1.53
Chipbond	47.86	36.31	1.32
Powertech	66.98	44.48	1.51

Note:	Sources of ex-rights/ex-dividend adjusted closing prices are from compilations of Taiwan Economic Journal (8/28/2015~5/25/2016); all average prices are calculated by simple arithmetic averaging of ex-rights/ex-dividend adjusted closing prices.

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Item	Description
NT$
Range of multipliers	1.32 ~ 1.53
Net value per share of SPIL for the first quarter of 2016	23.23
Theoretical price range	30.66 ~ 35.54

(3)	Price-earnings Ratio Approach

The reasonable value per share of SPIL is estimated by calculating the earnings per share based on the financial information of SPIL and sampling the average price-book ratios of publicly traded peers - ChipMOS, Chipbond and Powertech for comparison purposes. Earnings per share for the four quarters ended the first quarter of 2016 are estimated, and thereby the average price-earnings ratios of publicly traded peers are calculated, using their closing prices for 180 business days up to and including the valuation date of May 25, 2016 for sampling purposes and based on the net profits attributable to owners of parent in the respective peer’s consolidated financial statements for 2015 and the first quarter of 2016, the number of common shares for respective peer obtained from the Commerce and Industry Registration Enquiry System of Department of Commerce, Ministry of Economic Affairs and other financial data. The reasonable reference price of SPIL is imputed as follows:

Comparable peers	Average closing price for latest 180 business days	Earnings per share in last four quarters	Price-earnings ratio
	NT$
ChipMOS	32.53	2.09	15.56
Chipbond	47.86	2.64	18.13
Powertech	66.98	5.37	12.47

Note:	Sources of ex-rights/ex-dividend adjusted closing prices are from compilations of Taiwan Economic Journal (8/28/2015~5/25/2016); all average prices are calculated by simple arithmetic averaging of ex-rights/ex-dividend adjusted closing prices.

Item	Description
NT$
Range of multipliers	12.47 ~ 18.13
Consolidated earnings per share of SPIL	2.49
Theoretical price range	31.05 ~ 45.14

(4)	Conclusion

Calculation results of value of common shares under the foregoing evaluation methods are summarized as below. The above three methods have their theoretical and practical basis. Therefore, for avoidance of biases in the evaluation process, the imputation used 33.3% for purposes of weighted averaging by taking into account of other non-quantitative key factors with reference to the statistics of Bloomberg and the average premium rate of 33.24% of the global merger and acquisition cases in semiconductor industry since the third quarter of 2015. On these basis, the reasonable price range per share of SPIL shall be from NT$48.34 to NT$58.05. As such, we are of opinion that it shall be fair and reasonable for each SPIL common share in exchange of NT$55 in cash.

Evaluation method	Reference price range per share	Weight	Theoretical price range per share	Reference price range after adjustment
	NT$
Market Price Approach	47.13~50.04	33.3%	36.28~43.57	48.34~58.05
Price-book Ratio Approach	30.66~35.54	33.3%
Price-earnings Ratio Approach	31.05~45.14	33.3%

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V.	Conclusion

In summary, ASE and SPIL are proposed to become wholly-owned subsidiaries of HoldCo by the joint share exchange. In relation to the Share Exchange, I, as the accountant, am of the opinion that it shall be fair and reasonable for each ASE common share in exchange for 0.5 HoldCo common share and each SPIL common share in exchange of NT$55 in cash.

By:	/s/ Ji-Sheng Chiu
	Name:	Ji-Sheng Chiu
	Title:	Certified Public Account

May 25, 2016

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Statement of Independence

I am engaged to provide opinion of evaluation on the fairness of the joint share exchange, through which ASE and SPIL are proposed to become wholly-owned subsidiaries of HoldCo.

In order to perform the above task, I hereby state that:

1.	Neither I nor my spouse is currently employed by ASE, SPIL or the underwriter to undertake any work on regular basis and be compensated at a fixed amount;

2.	Neither I nor my spouse has ever served at ASE, SPIL or the underwriter in preceding two years;

3.	Neither I nor my spouse serve at an affiliate of ASE, SPIL or the underwriter;

4.	I am not the spouse or two or less-degree relative of any responsible officer or manager of ASE, SPIL or the underwriter;

5.	Neither I nor my spouse have any investment in or share any interest with ASE, SPIL or the underwriter;

6.	I am not an accountant of ASE, SPIL or the underwriter.

7.	I am not the current director, supervisor or their spouse or two or less-degree relatives of Taiwan Stock Exchange Corporation; and

8.	Neither I nor my spouse serve at a company that conducts business with ASE or SPIL.

I have been upholding the principles of impartiality, objectiveness and independence in issuing the expert evaluation opinion on the fairness of the joint share exchange through which ASE and SPIL are proposed to become wholly-owned subsidiaries of HoldCo.

By:	/s/ Ji-Sheng Chiu
	Name:	Ji-Sheng Chiu
	Title:	Account

(Seal)

May 25, 2016

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Resume of Independent Expert

Name: Ji-Sheng Chiu

Qualification:

Certified Public Accountant, Republic of China (Taiwan)

Education:

Statistics Department, National Cheng Kung University

Accounting School, Soochow University

Credit course, Law Institute, National Taipei University

Work Experience:

Crowe Horwath (TW) CPAs Manager/Assistant Manager

(previously known as First United CPA Office)

Diwan & Company	Senior Manager

Crowe Horwath (TW) CPAs	Accountant

Current Offices:

Crowe Horwath (TW) CPAs	Partner

Taipei Accountants’ Association	Director, Regular Lecturer

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ANNEX D-2: OPINION ISSUED BY MR. JI-SHENG CHIU AS ASE’S INDEPENDENT EXPERT,

DATED JUNE 29, 2016 (ENGLISH TRANSLATION)

Independent Expert Opinion

on the Fairness of the Consideration for Joint Share Exchange in the Joint Share Exchange

Agreement between Advanced Semiconductor Engineering, Inc. and Siliconware Precision

Industries Co., Ltd.

I.	Introduction

Both Advanced Semiconductor Engineering Inc. (“ASE”) and Siliconware Precision Industries Co., Ltd. (“SPIL”) are the world’s leading companies in semiconductor packaging and testing sector. ASE and SPIL intend to enter into the Joint Share Exchange Agreement to newly establish ASE Industrial Holding Co., Ltd. (“HoldCo”) by joint share exchange whereby both ASE and SPIL will become wholly-owned subsidiaries of HoldCo, in order to pursue their operating scale and improve their overall operating performance while taking into account of the flexibility and efficiency of their individual independent operations (“Share Exchange”). The Share Exchange will result in the exchange of all of ASE common shares in consideration for newly issued common shares of HoldCo, at an exchange ratio of each ASE common share for 0.5 HoldCo common share. Furthermore, the Share Exchange will result in the exchange of each of SPIL’s issued and outstanding shares for NT$55 in cash payable by HoldCo (“Cash Consideration”). The Cash Consideration is adjusted to NT$51.2 after deduction of cash dividends distribution of NT$2.8 per share and capital reserve cash distribution of NT$1 per share as resolved at SPIL’s annual general shareholder’s meeting for 2016. The fairness of the consideration for the Share Exchange under the Share Exchange Agreement is described and evaluated as below.

II.	Financial Position

Financial position of ASE and SPIL for the last two years and the first quarter of 2016 are summarized as below:

(1) ASE

	Year
Item	2014	2015	First quarter of 2016
	NT$(in thousands)
Total assets	333,984,767	365,287,557	356,490,231
Total liabilities	175,546,763	196,867,675	187,752,829
Total equity attributable to owners of parent	150,218,907	156,916,004	158,016,614
Share capital	78,715,179	79,185,660	79,279,129
Operating income	256,591,447	283,302,536	62,371,082
Net profit - attributable to owners	23,636,522	19,478,873	4,163,477

Sources:	Audited financial statements of ASE for the years of 2014 and 2015 and reviewed financial statements for the first quarter of 2016.

(2) SPIL

	Year
Item	2014	2015	First quarter of 2016
	NT$(in thousands)
Total assets	129,756,075	123,245,230	122,855,285
Total liabilities	57,649,456	52,644,588	50,446,781
Total equity attributable to owners of parent	72,106,619	70,600,642	72,408,504
Share capital	31,163,611	31,163,611	31,163,611
Operating income	83,071,441	82,839,922	19,299,310
Net profit - attributable to owners of parent	11,744,414	8,762,257	1,604,028

Sources:	Audited financial statements of SPIL for the years of 2014 and 2015 and reviewed financial statements for the first quarter of 2016.

D2-1

III.	Sources of Information

(1)	Audited financial statements of ASE and SPIL for the years of 2014 and 2015 and reviewed financial statements for the first quarter of 2016.

(2)	Business overviews, financial statements and other important information for evaluation purposes regarding ASE, SPIL and their peers obtained from Market Observation Post System.

(3)	Information from website of the Taiwan Stock Exchange, website of the Taipei Exchange (GreTai Securities Market), Commerce and Industry Registration Enquiry System of Department of Commerce, Ministry of Economic Affairs, Taiwan Economic Journal (TEJ) Database and Bloomberg’s complied comparison, analysis and historical stock price data of ASE, SPIL and their peers.

(4)	Information on the industry and peers of ASE and SPIL.

IV.	Consideration for Share Exchange and Fairness thereof

The consideration for Share Exchange will be at an exchange ratio of each ASE common share for 0.5 HoldCo common share and each of SPIL’s issued and outstanding shares for Cash Consideration of NT$55 payable by HoldCo. The Cash Consideration is adjusted to NT$51.2 after deduction of cash dividends distribution of NT$2.8 per share and capital reserve cash distribution of NT$1 per share as resolved at SPIL’s annual general shareholder’s meeting for 2016. After the completion of the Share Exchange, both ASE and SPIL will become wholly-owned subsidiaries of HoldCo. The fairness of consideration for Share Exchange in respect of each of ASE and SPIL is described and evaluated as below:

(A)	ASE

1.	ASE shareholders will contribute all the common shares held by them in ASE as of the share exchange record date in consideration of issue of their subscribed common shares required for the establishment of HoldCo. Following consummation of the Share Exchange, ASE will become a wholly-owned subsidiary of HoldCo, and previous ASE shareholders will become HoldCo shareholders. As such, similar to SPIL’s Cash Consideration, ASE will become a wholly-owned subsidiary of HoldCo by exchange of the shares of one single company; theoretically, the rights of previous ASE shareholders will not be affected by the exact Share Exchange ratio.

2.	According to ASE’s reviewed consolidated financial statements as of March 31, 2016, its equity attributable to owners of parent amounted to NT$158,016,614,000; based on the latest update from the Commerce and Industry Registration Enquiry System of Department of Commerce, Ministry of Economic Affairs, ASE had a total of 7,918,272,896 issued and outstanding common shares as of April 26, 2016. Therefore, its net book value per common share was NT$19.956. Each ASE common share will be exchanged for 0.5 HoldCo common share resulting in 3,959,136,448 HoldCo common shares as of the share exchange record date. In addition, the net book value per common share as calculated based on ASE’s equity attributable to owners of parent to be assumed by HoldCo will be increased in the ratio of 1:0.5. Based on ASE’s equity attributable to owners of parent as of March 31, 2016, HoldCo’s net book value per common share would be NT$39.912 per share. For HoldCo common shareholders after the Share Exchange, the shareholders’ equity will not be impaired in any way by the Share Exchange ratio.

D2-2

3.	Net value of ASE’s equity attributable to owners of parent as of the share exchange record date may vary from that as of March 31, 2016. However, ASE shareholders will contribute all the common shares held by them in ASE as of the share exchange record date in consideration of and exchange for the common shares required for the establishment of HoldCo. As such, for HoldCo common shareholders after the Share Exchange, the shareholders’ equity will not be affected as a result of the Share Exchange.

In summary, it shall be fair and reasonable for all of ASE’s issued and outstanding shares to be exchanged for and in consideration of newly issued common shares of HoldCo at an exchange ratio of each ASE common share for 0.5 HoldCo common share resulting in ASE to become a wholly-owned subsidiary of HoldCo.

(B)	SPIL

1.	Methodologies Used

There are many methods for evaluating stock value. In practice, common methods include: market approach, such as market price approach (focusing on listed target companies; the fair value can be estimated by market price on the stock exchange) and market comparison approach (based on financial information of target companies and their peers in the market, using market multiplier such as price-earnings ratio, price-book ratio for analysis and evaluation); income approach; and cost approach.

Among these methods, income approach requires the Company’s estimates of future cash flow, involving multiple assumptions and having a higher uncertainty. Given its less objective nature compared to other methods, this method is not used. Cost approach examines and weighs SPIL’s business model and capital structure. Therefore, it is not appropriate for valuation and also not used. As such, we intend to use the market approach as primary evaluation method while taking into account of other non-quantitative factors, to evaluate the reasonable consideration of the Share Exchange for SPIL.

2.	Selection of Peers

Based on customer attributes, business activities and business model, ChipMOS Technologies (Bermuda) Ltd. (“ChipMOS”), Chipbond Technology Corporation (“Chipbond”) and Powertech Technology Inc. (“Powertech”) are selected as peers. The following table lists the financial conditions of these 3 peers for the first quarter of 2016:

			Unit:
	Peers
Items	ChipMOS (8150)	Chipbond (6147)	Powertech (6239)
	NT$(in thousands)
Total assets	32,404,046	36,230,116	70,446,410
Total liabilities	13,385,676	11,852,343	27,389,980
Total equity attributable to owners of parent	19,018,370	23,575,971	34,653,945
Share capital	8,957,836	6,492,620	7,791,466
Net value per share- attributable to owners of parent (NT$) (Note 1)	21.20	36.31	44.48
Operating income	4,724,139	3,733,921	10,618,124
Net profit - attributable to owners of parent	348,423	201,453	940,031
Earnings per share - attributable to owners of parent (NT$) (Note 2)	2.09	2.64	5.37

Source:	Audited or reviewed consolidated financial statements of three peers for the first quarter of 2016

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Note 1:	Net value per share is calculated based on the number of common shares of the respective peer obtained from the Commerce and Industry Registration Enquiry System of Department of Commerce, Ministry of Economic Affairs.
Note 2:	Earnings per share are estimated for the four quarters ended the first quarter of 2016 based on the net profit attributable to owners of parent in the respective peer’s consolidated financial statements for the year 2015 and the first quarter of 2016, number of common shares obtained from the Commerce and Industry Registration Enquiry System of Department of Commerce, Ministry of Economic Affairs and other financial data.

3.	Valuation

(1) Market Price Approach

As SPIL is a listed company with its open market trading prices available for objective reference, this opinion sampled its recent publicly traded prices to evaluate the average closing prices for 60, 90 and 180 business days up to and including the valuation date of June 29, 2016 as follows:

Item	Average closing price	Theoretical price range
	NT$
Latest 60 business days	46.25	45.05 ~ 46.45
Latest 90 business days	46.45
Latest 180 business days	45.05

Note:	Sources of ex-rights/ex-dividend adjusted closing prices are from compilations of Taiwan Economic Journal (10/5/2015~6/29/2016); all average prices are calculated by simple arithmetic averaging of ex-rights/ex-dividend adjusted closing prices.

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(2) Price-book Ratio Approach

The reasonable value per share of SPIL is estimated by calculating the net book value per share based on the financial information of SPIL and sampling the average price-book ratios of publicly traded peers - ChipMOS, Chipbond and Powertech for comparison purposes. The price-book ratios of publicly traded peers are calculated using their closing prices for 180 business days up to and including the valuation date of June 29, 2016 for sampling purposes and based on the total equity attributable to owners of parent in the respective peer’s consolidated financial statements for the first quarter of 2016, the number of common shares for respective peer obtained from the Commerce and Industry Registration Enquiry System of Department of Commerce, Ministry of Economic Affairs and other financial data. The reasonable reference price of SPIL is imputed as follows:

Comparable peers	Average closing price for latest 180 business days	Net value per share for the first quarter of 2016	Price- book ratio
	NT$
ChipMOS	32.53	21.20	1.53
Chipbond	46.86	36.31	1.29
Powertech	65.31	44.48	1.47

Note:	Sources of ex-rights/ex-dividend adjusted closing prices are from compilations of Taiwan Economic Journal (10/5/2015~6/29/2016); all average prices are calculated by simple arithmetic averaging of ex-rights/ex-dividend adjusted closing prices.

Item	Description
NT$
Range of multipliers	1.29 ~ 1.53
Net value per share of SPIL for the first quarter of 2016	23.23
Theoretical price range	29.97 ~ 35.54

(3) Price-earnings Ratio Approach

The reasonable value per share of SPIL is estimated by calculating the earnings per share based on the financial information of SPIL and sampling the average price-book ratios of publicly traded peers - ChipMOS, Chipbond and Powertech for comparison purposes. Earnings per share for the four quarters ended the first quarter of 2016 are estimated, and thereby the average price-earnings ratios of publicly traded peers are calculated, using their closing prices for 180 business days up to and including the valuation date of June 29, 2016 for sampling purposes and based on the net profits attributable to owners of parent in the respective peer’s consolidated financial statements for 2015 and the first quarter of 2016, the number of common shares for respective peer obtained from the Commerce and Industry Registration Enquiry System of Department of Commerce, Ministry of Economic Affairs and other financial data. The reasonable reference price of SPIL is imputed as follows:

Comparable peers	Average closing price for latest 180 business days	Earnings per share in last four quarters	Price- earnings ratio
	NT$
ChipMOS	32.53	2.09	15.56
Chipbond	46.86	2.64	17.75
Powertech	65.31	5.37	12.16

Note:	Sources of ex-rights/ex-dividend adjusted closing prices are from compilations of Taiwan Economic Journal (10/5/2015~6/29/2016); all average prices are calculated by simple arithmetic averaging of ex-rights/ex-dividend adjusted closing prices.

Item	Description
NT$
Range of multipliers	12.16 ~ 17.75
Consolidated earnings per share of SPIL	2.49
Theoretical price range	30.28 ~ 44.20

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(4) Summary

Calculation results of value of common shares under the foregoing evaluation methods are summarized as below. The above three methods have their theoretical and practical basis. Therefore, for avoidance of biases in the evaluation process, the imputation used 33.3% for purposes of weighted averaging by taking into account of other non-quantitative key factors with reference to the statistics of Bloomberg and the average premium rate of 33.86% of the global merger and acquisition cases in semiconductor industry since the third quarter of 2015. On these basis, the reasonable price range per share of SPIL shall be from NT$46.98 to NT$56.30. As such, we are of opinion that it shall be fair and reasonable for each SPIL common share in exchange of Cash Consideration of NT$55 (the Cash Consideration is adjusted to NT$51.2 after deduction of cash dividends distribution of NT$2.8 per share and capital reserve cash distribution of NT$1 per share as resolved at SPIL’s annual general shareholder’s meeting for 2016).

Evaluation method	Reference price range per share	Weight	Theoretical price range per share	Reference price range after adjustment
	NT$
Market Price Approach	45.05~ 46.45	33.3%	35.10~ 42.06	46.98~ 56.30
Price-book Ratio Approach	29.97~35.54	33.3%
Price-earnings Ratio Approach	30.28~ 44.20	33.3%

V.	Conclusion

In summary, ASE and SPIL are proposed to become wholly-owned subsidiaries of HoldCo by the joint share exchange. In relation to the Share Exchange, I, as the accountant, am of the opinion that it shall be fair and reasonable for each ASE common share in exchange for 0.5 HoldCo common share and each SPIL common share in exchange of Cash Consideration of NT$55 (the Cash Consideration is adjusted to NT$51.2 after deduction of cash dividends distribution of NT$2.8 per share and capital reserve cash distribution of NT$1 per share as resolved at SPIL’s annual general shareholder’s meeting for 2016).

By:	/s/ Ji-Sheng Chiu
	Name:	Ji-Sheng Chiu
	Title:	Certified Public Account

June 29, 2016

D2-6

Statement of Independence

I am engaged to provide opinion of evaluation on the fairness of the joint share exchange, through which ASE and SPIL are proposed to become wholly-owned subsidiaries of HoldCo.

In order to perform the above task, I hereby state that:

1.	Neither I nor my spouse is currently employed by ASE, SPIL or the underwriter to undertake any work on regular basis and be compensated at a fixed amount;

2.	Neither I nor my spouse has ever served at ASE, SPIL or the underwriter in preceding two years;

3.	Neither I nor my spouse serve at an affiliate of ASE, SPIL or the underwriter;

4.	I am not the spouse or two or less-degree relative of any responsible officer or manager of ASE, SPIL or the underwriter;

5.	Neither I nor my spouse have any investment in or share any interest with ASE, SPIL or the underwriter;

6.	I am not an accountant of ASE, SPIL or the underwriter.

7.	I am not the current director, supervisor or their spouse or two or less-degree relatives of Taiwan Stock Exchange Corporation; and

8.	Neither I nor my spouse serve at a company that conducts business with ASE or SPIL.

I have been upholding the principles of impartiality, objectiveness and independence in issuing the expert evaluation opinion on the fairness of the joint share exchange through which ASE and SPIL are proposed to become wholly-owned subsidiaries of HoldCo.

By:	/s/ Ji-Sheng Chiu
	Name:	Ji-Sheng Chiu
	Title:	Account

(Seal)

June 29, 2016

D2-7

Resume of Independent Expert

Name: Ji-Sheng Chiu

Qualification:

Certified Public Accountant, Republic of China (Taiwan)

Education:

Statistics Department, National Cheng Kung University

Accounting School, Soochow University

Credit course, Law Institute, National Taipei University

Work Experience:

Crowe Horwath (TW) CPAs Manager/Assistant Manager
(previously known as First United CPA Office)

Diwan & Company	Senior Manager

Crowe Horwath (TW) CPAs	Accountant

Current Offices:

Crowe Horwath (TW) CPAs	Partner

Taipei Accountants’ Association	Director, Regular Lecturer

D2-8

ANNEX E: ROC BUSINESS MERGERS AND ACQUISITIONS ACT – ARTICLE 12

If the following event occurs when a company is undergoing a merger, consolidation, acquisition or division, a shareholder may request the company to repurchase her shares at the then fair price of such shares:

1.	In the event that the company is undergoing an acquisition as described in Article 27 of this Act, the shareholder delivers a written objection or an oral objection that has been put into record and waives her voting rights before or during the shareholders’ meeting;

Any shareholder who has made the request as provided in the preceding paragraph shall submit a written request that specifies the requested repurchase price and deposit the certificates of her shares within 20 days immediately following the date at which the shareholder resolutions are passed.

The company shall appoint an institution that is permitted by law to provide corporate action services to handle the shares deposited by the dissenting shareholder. The shareholder shall deposit her shares to such institution and the institution shall issue a certificate that specifies the type and amount of deposited shares to the shareholder; any deposit by book-entry transfer shall be governed by the procedures set forth in the rules and regulations in relation to the centralized securities depositary enterprises.

The request of a shareholder as provided in Paragraph 1 shall lose its effect when the company abandons its corporate action as provided in the same paragraph.

If the company and the shareholder reach an agreement with respect to the repurchase price, the company shall pay such repurchase price to the shareholder within 90 days immediately following date at which the shareholders resolutions are passed. If no agreement is reached, within 90 days immediately after the date at which the shareholders resolutions are passed, the company shall pay for the shareholder’s shares at a price determined by the company as the fair price for such shares; if the company fails to make such payment, the company shall be deemed as having agreed to the repurchase price requested by the shareholder pursuant to Paragraph 2.

If the company fails to reach an agreement with any shareholder with respect to the repurchase price within 60 days immediately following the date at which the shareholders’ resolutions are passed, the company shall, within 30 days after the expiry of the 60-day period, file a petition with a court for a ruling to determine the fair price of the shares against all the dissenting shareholders as the opposing parties. If the company fails to list any shareholder whom it has not reached an agreement with as an opposing party, or the petition is withdrawn by the company or dismissed by the court, the company shall be deemed as having agreed to the repurchase price requested by the shareholder pursuant to Paragraph 2. However, if the opposing party has already presented her position in the court or the court’s ruling has already been delivered to the opposing party, the company shall not withdraw the petition unless agreed by the opposing party.

When the company files a petition with the court for a ruling to determine the repurchase price, the company shall attach to the petition the audited and attested financial statements of the company and the fair price assessment report by the certified public accountants, and written copies and photocopies thereof according to the number of opposing parties for the court to distribute to each opposing party.

Before making a ruling with respect to the repurchase price, the court shall allow the company and the opposing parties to have the chance to present their positions. If there are two or more opposing parties, the provisions set out in Articles 41 to 44, as well as Paragraph 2 of Article 401 of ROC Civil Procedure Code shall apply mutatis mutandis.

E-1

If any party appeals against the ruling made pursuant to the preceding paragraph, the court shall allow the parties at dispute to have the chance to present their positions before making a decision on the appeal.

When the ruling with respect to the repurchase price becomes final and binding, the company shall, within 30 days immediately after the ruling becoming final and binding, pay such final repurchase price to the dissenting shareholders, deducting any previous payment and interest accrued since the expiry of the 90-day period immediately following the date at which shareholders resolutions are passed.

The provisions set forth in article 171 and paragraphs 1, 2 and 4 of article 182 of the ROC Non-Contentious Matters Act shall apply mutatis mutandis.

The company shall bear the expenses of the petition and the appraiser’s compensation.

E-2

ANNEX F: DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY AND ASE

1.	Directors and Executive Officers of the Company

The Company is incorporated under the ROC Company Act as a company limited by shares with its principal business address at No. 123, Sec. 3, Da Fong Road, Tantzu, Taichung, Taiwan, Republic of China. The telephone number of the Company’s principal executive office is 886-4-2534-1525. The name, present principal employment and citizenship of each director and executive officer of the Company are set forth below.

Name	Present Principal Employment	Five-Year Employment History	Citizenship
Bough Lin	Chairman; Executive Vice President	Bough Lin is our chairman and executive vice president. He has been our director since August 1984. Mr. Lin is also currently a director of our subsidiaries, SPIL (B.V.I.) Holding Ltd. and Siliconware U.S.A., Inc., as our representative. He graduated from National Chiao Tung University in Taiwan in 1973 with a Bachelor’s degree in electronic physics and was also awarded an honorary Ph.D. from National Chiao Tung University in 2014.	Taiwan
Chi-Wen Tsai	Vice Chairman; President	Chi-Wen Tsai is our vice chairman and president. He has been our director since August 1984. Mr. Tsai is also a director of our subsidiaries, SPIL (Cayman) Holding Ltd., Siliconware Technology (Suzhou) Ltd. and Siliconware U.S.A., Inc., as our representative. He graduated from the National Taipei Institute of Technology in Taiwan in 1969 with a Bachelor’s degree in electrical engineering.	Taiwan
Wen-Lung Lin	Director	Wen-Lung Lin has been our director since June 2005. He graduated from Taichung Commercial College in Taiwan with a Bachelor’s degree. Mr. Lin is currently the chairman of Ku-Ming Investment Co.	Taiwan

Yen-Chun Chang	Director; Senior Vice President; Chief Operating Officer	Yen-Chun Chang is our senior vice president and chief operating officer. He has been our director since August 1984. He is also currently a director of our subsidiary, Siliconware Technology (Suzhou) Ltd. as our representative. Mr. Chang graduated from Nan Tai College in Taiwan in 1976 with a Bachelor’s degree in electronic engineering.	Taiwan
Randy Hsiao-Yu Lo	Director	Randy Hsiao-Yu Lo has been our director since June 2011. He received a Ph.D. in chemical engineering from Purdue University in the United States. He previously served as the vice president of our Advanced Package R&D division. Mr. Lo is also currently the President and CEO of our subsidiary, Siliconware U.S.A., Inc.	United States
Teresa Wang(1)	Director	Teresa Wang has been our director since June 2014. Ms. Wang is a director of Unimicron Technology Corporation. She received a Bachelor’s degree in accounting and statistics from Ming Chuang College in 1978.	Taiwan
John Hsuan	Independent Director(2)	John Hsuan has been our independent director and the chairperson of our Audit Committee and Compensation Committee since June 2014. Mr. Hsuan, who was formerly the president and chief executive officer of United Microelectronics Corporation, has a career spanning over 30 years in the semiconductor industry. He received a Bachelor’s degree in electronics engineering and an Honorary Ph.D. from National Chiao Tung University in Taiwan.	Taiwan

Tsai-Ding Lin	Independent Director(2)	Tsai-Ding Lin has been our independent director since June 2014. He received a Ph.D in psychology from the University of Texas at Arlington in the United States. He is a professor in the department of international business in Tunghai University in Taiwan.	Taiwan
William W. Sheng	Independent Director(2)	William W. Sheng has been our independent director since June 2014. Mr. Sheng is an independent director of Epistar Corp., Advanced Lithium Electrochemistry (Cayman) Co., Ltd., and Episil-Precision Inc.. He is also a supervisor of Elite Semiconductor Memory Technology Inc. Mr. Sheng was an independent director of Feature Integration Technology Inc. from 2013 to 2016, Huga Optotech Inc. from 2010 to 2012, and Skymedi Corp. from 2012 to 2016. He received a Ph.D in accounting from Purdue University in the United States. He is a professor in the department of public finance and taxation in National Taichung University of Science and Technology in Taiwan.	Taiwan
Kun-Yi Chien	Senior Vice President	Kun-Yi Chien is our senior vice president of Administration Management Center. He graduated from Tunghai University in Taiwan in 2009 with an EMBA.	Taiwan
Mike Ma	Vice President	Mike Ma is our vice president of President Secretariat Office. Before joining us, Mr. Ma was the director in charge of the corporate research and development division of United Microelectronics Corporation. He graduated from North Carolina State University in the U.S.A. in 1992 with a PhD in materials engineering.	Taiwan

Chien-Hua Chen	Vice President	Chien-Hua Chen is our vice president of Europe Sales/North America Customer Service. Before joining us, Mr. Chen was the general manager of Ling Sheng Co. He graduated from Arizona State University in the U.S.A. in 1984 with a Master’s degree in electrical engineering.	Taiwan
Eric Wu	Vice President	Eric Wu is our vice president of President Secretariat Office. Before joining us, Mr. Wu was the director in charge of test development division of Caesar Tech. Inc. He graduated from Chung Yuan Christian University in Taiwan in 1989 with a Bachelor’s degree in electronic engineering.	Taiwan
C.S Hsiao	Vice President	C.S Hsiao is our vice president of Central Engineering. He graduated from Feng Chia University in Taiwan in 1982 with a Bachelor’s degree in chemical engineering.	Taiwan
John Yu	Vice President	John Yu is our vice president of Asia District Sales. He graduated from National Taiwan University of Science and Technology in Taiwan in 1992 with a Bachelor’s degree in industrial engineering and management.	Taiwan
Patrick Lin	Vice President	Patrick Lin is our vice president of Operation Supporting Division. Before joining us, Mr. Lin was the director in charge of operation support of Orient Semiconductor Electronics. He graduated from Tamkang University in Taiwan in 1981 with a Bachelor’s degree in international trade.	Taiwan

Eva Chen	Vice President; Chief Financial Officer	Eva Chen has been our chief financial officer since 2005. She graduated from National Chung Cheng University in Taiwan in 2007 with a Master’s degree in accounting and information technology.	Taiwan
Ching-Yu Hsu	Vice President	Ching-Yu Hsu is our vice president of Operation Business Unit 2. He graduated from Chin-Yi College of Technology in Taiwan in 1983 with a Bachelor’s degree in electronic engineering.	Taiwan
River Gu	Vice President	River Gu is our vice president of Operation Business Unit 1. He graduated from Feng Chia University in Taiwan in 1985 with a Bachelor’s degree in electronic engineering.	Taiwan
David Tseng	Vice President	David Tseng is our vice president of Operation Business Unit 5. He graduated from Oriental Institute of Technology in Taiwan in 1983 with a Bachelor’s degree in electrical engineering.	Taiwan
Rick Lee	Vice President	Rick Lee is our vice president of Operation Business Unit 3. He graduated from Tunghai University in Taiwan in 1989 with a Bachelor’s degree in industrial engineering.	Taiwan
Michael Chang	Vice President	Michael Chang is our vice president of Operation Business Unit 6. He graduated from Chung Yuan Christian University in Taiwan in 1984 with a Bachelor’s degree in industrial engineering.	Taiwan

(1)	Representing Yang Fong Investment Co., Ltd.
(2)	Our independent directors’ independency complies with SEC’s and NASDAQ’s independency requirements.

During the last five (5) years, none of the Company or any of its directors and executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

2.	Directors and Executive Officers of ASE

ASE is a company limited by shares incorporated under the laws of the ROC. ASE’s principal executive offices are located at 26 Chin Third Road, Nantze Export Processing Zone, Nantze, Kaohsiung, Taiwan, Republic of China and our telephone number at the above address is +886-7-361-7131.

The name, citizenship, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of ASE are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with ASE. The business address of each director and officer is 26 Chin Third Road, Nantze Export Processing Zone, Nantze, Kaohsiung, Taiwan, Republic of China. Directors are identified by an asterisk.

Name	Current Principal Occupation or Employment and Five-Year Employment History	Country of Citizenship

Jason C.S. Chang*	Jason C.S. Chang has served as Chairman of ASE since its founding in March 1984 and as its Chief Executive Officer since May 2003. Mr. Chang holds a bachelor’s degree in electrical engineering from National Taiwan University and a master’s degree from the Illinois Institute of Technology. He is the brother of Richard H.P. Chang, ASE’s Vice Chairman and President.	Singapore

Richard H.P. Chang*	Richard H.P. Chang has served as Vice Chairman of ASE since November 1999 after having served as President of ASE since its founding in March 1984, and served as Chief Executive Officer of ASE from July 2000 to April 2003. In February 2003, he was again appointed President of ASE upon the retirement of Mr. Leonard Y. Liu. Mr. Chang has also served as the Chairman of Universal Scientific Industrial (Shanghai) Co., Ltd. since June 2008. Mr. Chang holds a bachelor’s degree in industrial engineering from Chung Yuan Christian University in Taiwan. He is the brother of Jason C.S. Chang, ASE’s Chairman and Chief Executive Officer.	Hong Kong

Rutherford Chang*	Rutherford Chang has served as a director of ASE since June 2009 and General Manager of China Region of ASE since June 2010. He joined ASE in March 2005. Mr. Chang holds a bachelor’s degree in psychology from Wesleyan University in Connecticut. He is the son of Jason C.S. Chang, ASE’s Chairman and Chief Executive Officer.	United States

Tien Wu*	Tien Wu has served as a director of ASE since June 2003 and Chief Operating Officer since April 2006, prior to which he served as the President of Worldwide Marketing and Strategy of the ASE. Prior to joining ASE in March 2000, Mr. Wu held various managerial positions with IBM. Mr. Wu holds a bachelor’s degree in civil engineering from National Taiwan University, a master’s degree and a doctorate degree in mechanical engineering and applied mechanics from the University of Pennsylvania.	Taiwan

Name	Current Principal Occupation or Employment and Five-Year Employment History	Country of Citizenship

Joseph Tung*	Joseph Tung has served as a director of ASE since April 1997 and Chief Financial Officer since December 1994. He is also an independent director of Ta Chong Bank Ltd. since October 2007. Before joining ASE, Mr. Tung was a Vice President at Citibank, N.A. Mr. Tung holds a bachelor’s degree in economics from the National Cheng Chi University in Taiwan and a master’s degree in business administration from the University of Southern California.	Taiwan

Raymond Lo*	Raymond Lo has served as a director of ASE since May 2006 and General Manager of the packaging facility in Kaohsiung, Taiwan since April 2006. Mr. Lo also served as a supervisor of ASE between July 2000 and May 2006. Before joining ASE, Mr. Lo was the Director of Quality Assurance at Zeny Electronics Co. Mr. Lo holds a bachelor’s degree in electronic physics from the National Chiao-Tung University in Taiwan.	Taiwan

Tien-Szu Chen*	Tien-Szu Chen has served as a director of ASE since June 2015 and General Manager of ASE Chung-Li branch since August 2015. Prior to his current position, Mr. Chen served as the supervisor from June 2006 to June 2015 and as a President of Power ASE Technology Inc. from June 2006 to May 2012. He also held several key management positions within the ASE from June 1988 to June 2006, including President of ASE Chung-Li branch and Senior Vice President of ASE. Prior to joining ASE in June 1988, Mr. Chen worked at TSMC and Philips Semiconductor Kaohsiung. Mr. Chen received his bachelor’s degree in industrial engineering from Chung Yuan Christian University in Taiwan.	Taiwan

Jeffrey Chen*	Jeffrey Chen has served as a director of ASE since June 2003 and General Manager of Corporate Affairs and Strategy of China Region. Prior to joining ASE, he worked in the corporate banking department of Citibank, N.A. in Taipei and as a Vice President of corporate finance at Bankers Trust in Taipei. Mr. Chen holds a bachelor’s degree in finance and economics from Simon Fraser University in Canada and a master’s degree in business administration from the University of British Columbia in Canada.	Taiwan

Shen-Fu Yu*	Shen-Fu Yu has served as an independent director of ASE since June 2009. He is also a director of Arima Lasers Corporation and a supervisor of Dynapack International Technology Corporation, San Fu Chemical Co., Ltd., and Arima Communications. Mr. Yu is also a member of the audit committee and compensation committee of ASE. Mr. Yu also serves on the compensation committee of Taiwan Acceptance Corporation and Elite Material Co., Ltd. He worked at Deloitte & Touche Accounting Firm as a consultant from June 2003 to November 2006. Mr. Yu holds a bachelor’s degree in accounting from National Taiwan University in Taiwan and a master’s degree in accounting from National Chengchi University in Taiwan.	Taiwan

Name	Current Principal Occupation or Employment and Five-Year Employment History	Country of Citizenship

Ta-Lin Hsu*	Ta-Lin Hsu has served as an independent director of ASE since June 2009. He is also a member of the audit committee and compensation committee of ASE. He is currently the chairman and founder of H&Q Asia Pacific and chairman of H&Q Taiwan Co. Ltd. Mr. Hsu holds a bachelor’s degree in physics from National Taiwan University, a master’s degree in electrophysics from the Polytechnic Institute of Brooklyn and a doctorate degree in electrical engineering from the University of California, Berkeley.	United States

Mei-Yueh Ho*	Mei-Yueh Ho has served as an independent director and a member of the audit committee of ASE since June 2015. Ms. Ho is also an independent director of the Bank of Kaohsiung, Ltd., KINPO Electronics Inc., AU Optronics Corp. and Ausnutria Diary Corporation Ltd. She is also a member of the audit committee of the Bank of Kaohsiung, Ltd. and AU Optronics Corp., and a member of the compensation committee of the Bank of Kaohsiung, Ltd., KINPO Electronics Inc. and AU Optronics Corp. Ms. Ho served as Minister of Ministry of Economic Affairs, ROC from May 2004 to January 2006. She was also Chairperson of the Council for Economic Planning and Development, ROC from May 2007 to May 2008. Ms. Ho holds a bachelor’s degree in agricultural chemistry from National Taiwan University in Taiwan.	Taiwan

Chun-Che Lee	Chun-Che Lee has served as a General Manager of ASE Electronics Inc. since August 2011, prior to which he was a vice-president, director and manager of research and development at ASE since 1984. Mr. Lee holds a bachelor’s degree in aeronautics from Tamkung University in Taiwan.	Taiwan

Ung Bae	Ung Bae has served as General Manager of ASE (Korea) Inc. since July 2008, after serving as Senior Vice President of ASE (Korea) Inc. since July 1999. Mr. Bae was Vice President of Motorola Korea, Limited before joining ASE (Korea) Inc. when we acquired Motorola Korea, Limited. He holds a degree in electronic engineering from the In-Ha University in Korea.	Korea

Name	Current Principal Occupation or Employment and Five-Year Employment History	Country of Citizenship

Chih-Hsiao Chung	Chih-Hsiao Chung has served as General Manager of ASE Japan Co. Ltd. since March 2011 and General Manager of Wuxi Tongzhi Microelectronics Co., Ltd. since June 2013, and Chairman and CEO of ASE Embedded Electronics Inc., since September 2015. Mr. Chung has also managed the sales and marketing of ASE Japan Co. Ltd. region since April 2007. Before joining ASE, Mr. Chung was the Senior Manager of Sale and Marketing at Kimberly Clark Co., Taiwan. He holds a master’s degree in business administration from the University of Wisconsin-Madison.	Taiwan

Chiu-Ming Cheng	Chiu-Ming Cheng has served as General Manager of ASE Assembly & Test (Shanghai) Limited since September 2012, after serving as Vice President of ASE’s Kaohsiung packaging facility since October 2004. He joined ASE in April, 1990. Mr. Cheng holds a master’s degree in public policy from National Sun Yat-Sen University in Taiwan.	Taiwan

Chih-An Hsu	Chih-An Hsu has served as General Manager of ASE (KunShan) Inc. since July 2012, after serving as Vice President of ASE’s Chung-Li since July 2006. He joined ASE in February 1997. Mr. Hsu holds a bachelor’s degree in industrial engineering from National Tsing Hua University in Taiwan.	Taiwan

Yen-Chieh Tsao	Yen-Chieh Tsao has served as General Manager of ASE (Weihai), Inc. since October 2013 after serving as Vice President of ASE’s Chung-Li since October 2011. Mr. Tsao was the Vice President of Motorola Electronics Taiwan Ltd. prior to joining ASE. He holds a bachelor’s degree in physics from the Chinese Culture University in Taiwan.	Taiwan

Shih-Kang Hsu	Shih-Kang Hsu has served as Chief Executive Officer of Suzhou ASEN Semiconductors Co., Ltd. since August 2010, after serving as Senior Vice President of ASE (U.S.) Inc. since June 2006. He joined ASE in June 2000. Mr. Hsu holds a master’s degree in mechanical engineering from Case Western Reserve University.	Taiwan

Meng-Hui Lin	Meng-Hui Lin has served as General Manager of ASE (Shanghai) Inc. since Oct 2014. He joined ASE in 1994, and has worked in various fields with ASE, e.g. IE, quality engineering, process engineering, research & development and manufacturing management. He holds a master’s degree in industrial engineering from Texas A&M University.	Taiwan

Name	Current Principal Occupation or Employment and Five-Year Employment History	Country of Citizenship

Kwai Mun Lee	Kwai Mun Lee has served as President of the Southeast Asia operations for ASE, with responsibility for the operations of the Penang, Malaysia and Singapore manufacturing facilities, since March 2006. Before joining the ASE, Mr. Lee held senior management positions at Chartered Semiconductor and STATS ChipPAC. He started his career as an engineer at Intel. He holds a degree in engineering from the Swinburne Institute of Technology in Australia.	Singapore

Heng Ee Ooi	Heng Ee Ooi has served as General Manager of ASE Malaysia since July 2016 after serving as Vice President of operations since July 2015. He joined ASE in July 1994. Before joining ASE, he worked as a process engineer at AMD, Penang. Mr. Ooi holds a bachelor’s degree in chemical engineering from Universiti Teknologi Malaysia.	Malaysia

Lid Jian Chiou	Lid Jian Chiou has served as General Manager of ASE Singapore Pte. Ltd. since September 2010 after serving as Senior Director of Operations since November 2003. Prior to that, he worked several years with Texas Instruments and Chartered Semiconductor. Mr. Chiou holds a master’s degree in business administration from State University of New York and a bachelor’s degree in engineering from University of Strathclyde (UK).	Singapore

Kenneth Hsiang	Kenneth Hsiang has served as General Manager of ISE Labs, Inc. since June 2004. Prior to joining ASE in November 1999, Mr. Hsiang worked in management positions within finance and strategic analysis in the healthcare and biotech industries in the San Francisco Bay area in California. He also worked for Price Waterhouse LLP as a Certified Public Accountant. Mr. Hsiang received a bachelor’s degree in economics & rhetoric from the University of California, Berkeley.	United States

Chen-Yen Wei	Chen-Yen Wei has served as Chairman of Universal Scientific Industrial Co., Ltd. since July 2014, Chairman of USI Inc. since April 2015, and President of Universal Scientific Industrial (Shanghai) Co., Ltd. since April 2008. He joined Universal Scientific Industrial Co., Ltd. as an engineer in August 1979. He holds a bachelor’s degree in communication engineering from National Chiao Tung University in Taiwan.	Taiwan

Feng-Ta Chen	Feng-Ta Chen has served as General Manager of Universal Global Technology (Shanghai) Co., Ltd. since September 2013. He joined Universal Scientific Industrial Co., Ltd. as a Wireless Product PLM Department head in July 1997. He holds a bachelor’s degree in literature from Chinese Culture University in Taiwan.	Taiwan

Name	Current Principal Occupation or Employment and Five-Year Employment History	Country of Citizenship

Jack Hou	Jack Hou has served as General Manager of Universal Global Scientific Industrial Co. Ltd. since January 2010 and Vice President of Automotive & Visual Product Devices and Module Turnkey Management Business Unit of Universal Scientific Industrial Co., Ltd. since April 2012. He joined Universal Scientific Industrial Co., Ltd. as a section manager in February 1994. He holds a master’s degree in biomedical engineering from Ohio State University and a master’s degree in computer science from the University of Dayton in Ohio.	Taiwan

Ta-I Lin	Ta-I Lin has served as General Manager of Universal Global Technology (Kunshan) Co. Ltd. since August 2011. He joined Universal Scientific Industrial Co., Ltd. as an engineer in August 1987. He holds a bachelor’s degree in electrical engineering from National Cheng Kung University in Taiwan and an executive master of business administration from Peking University in China.	Taiwan

Yueh-Ming Lin	Yueh-Ming Lin has served as General Manager of Universal Electronics (Shenzhen) Co. Ltd. since January 2015 and Senior Director of Global Operation Management (Shenzhen) Division of USI Electronics (Shenzhen) Co. Ltd. since March 2014. He joined Universal Scientific Industrial Co., Ltd. as a section manager in October 1995. He holds a bachelor’s degree in electrical engineering from Feng Chia University in Taiwan.	Taiwan

Omar Anaya Galván	Omar Anaya Galván has served as General Manager of Universal Scientific Industrial De Mexico S.A. DE C. V. since March 2015. He has worked in the electronics industry for over 24 years and has experience in various technical, quality and manufacturing management roles. He has been working at Universal Scientific Industrial (Shanghai) Co., Ltd. and its directly and indirectly held subsidiaries since March 2003. He holds a bachelor’s degree in electronic systems engineering from Monterrey Institute of Technology and Higher Education in Mexico.	Mexico

During the last five (5) years, none of ASE or any of its directors and executive officers has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

F-11